As filed with the Securities and Exchange Commission on June 25 , 2010
Registration No. 333- 166578

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

PRE-EFFECTIVE AMENDMENT NO. 1
to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CAPITOL FEDERAL FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	6035	27-2631712
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

700 S. Kansas Avenue, Topeka, Kansas 66603
(785) 235-1341
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
John B. Dicus, President and Chief Executive Officer
700 S. Kansas Avenue, Topeka, Kansas 66603
(785) 235-1341
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James S. Fleischer, P.C.
Martin L. Meyrowitz, P.C.
SILVER, FREEDMAN & TAFF, L.L.P.
(a limited liability partnership including professional corporations)
3299 K Street, NW, Suite 100
Washington, DC 20007
(202) 295-4500

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer [X]                                                 Accelerated filer [  ]                                                   Non-accelerated filer [  ]                                                  Smaller reporting company  [  ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.01 per share	301,737,230	$10.00	$3,017,372,300 (1)	$215,138 (2)

(1)  Estimated solely for the purpose of calculating the registration fee.
(2)  Previously paid.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBSCRIPTION AND COMMUNITY
OFFERING PROSPECTUS

Capitol Federal Financial, Inc.
(Proposed New Holding Company for Capitol Federal Savings Bank)

Up to 195,500 ,000 Shares of Common Stock
$10.00 per Share

Capitol Federal Financial, Inc., a newly formed Maryland corporation , is offering up to 195,500 ,000 shares of common stock for sale at $10.00 per share in connection with the conversion of Capitol Federal Savings Bank MHC from the mutual holding company to the stock holding company form of organization.  The shares being offered represent the 71 % ownership interest in Capitol Federal Financial currently owned by Capitol Federal Savings Bank MHC.  Capitol Federal Financial’s common stock is currently traded on the Nasdaq Global Select Market under the trading symbol CFFN.  We expect that Capitol Federal Financial, Inc.’s shares of common stock will trade on the Nasdaq Global Select Market under the trading symbol CFFND for a period of 20 trading days following the completion of this stock offering.  Thereafter the trading symbol will revert to CFFN.  To avoid confusion, we will refer to Capitol Federal Financial in this document as CFF and Capitol Federal Financial, Inc. as Capitol Federal Financial, Inc.

We are offering the common stock for sale on a best efforts basis.  The shares are first being offered in a subscription offering to eligible depositors and tax-qualified employee benefit plans of Capitol Federal Savings Bank as described in this prospectus, who have priority rights to buy all of the shares offered.  Shares not purchased in the subscription offering will simultaneously be offered to the general public in a community offering, with a preference given to residents of the communities served by Capitol Federal Savings Bank and existing stockholders of CFF.   Shares of common stock not subscribed for in the subscription and community offerings will be offered to the general public in a syndicated offering through a syndicate of selected dealers.

We must sell a minimum of 144,500 ,000 shares in order to complete the offering.  Sandler O’Neill & Partners, L.P. will assist us in selling the shares on a best efforts basis in the subscription and community offerings and will serve as sole book-running manager for the syndicated offering.  Neither Sandler O’Neill & Partners, L.P. nor any member of the syndicate group is required to purchase any shares of common stock in the offering.

In addition to the shares we are selling in the offering, the remaining 29 % interest in CFF common stock currently held by stockholders other than Capitol Federal Savings Bank MHC will be exchanged for shares of common stock of Capitol Federal Financial, Inc. using an exchange ratio that will result in the existing public stockholders owning approximately the same percentage of Capitol Federal Financial, Inc. common stock as they owned of CFF common stock immediately prior to the completion of the conversion.  We will issue up to 81,620,351 shares of common stock in the exchange.  Capitol Federal Financial, Inc. also intends to make a $40.0 million cash contribution to the Capitol Federal Foundation in connection with the conversion .

The minimum order is 25 shares.  The subscription offering will expire at 4:00 p.m., Central Time, on [      ], 2010.  We expect that the community offering will terminate at the same time, although it may be extended without notice to you until [      ], 2010, unless the Office of Thrift Supervision approves a later date.  No single extension may exceed 90 days and the offering must be completed by [      ], 2012.  Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [      ], 2010, or the number of shares of common stock to be sold is increased to more than 195,500 ,000 shares or decreased to less than 144,500 ,000 shares.  Funds received prior to the completion of the offering will be held in a segregated account at Capitol Federal Savings Bank and will earn interest at Capitol Federal Savings Bank’s statement savings rate, which is currently 0.25 % but is subject to change at any time .  If the subscription and community offerings are terminated, purchasers will have their funds returned promptly, with interest.  If the offering is extended beyond [      ], 2010, we will resolicit purchasers, and you will have the opportunity to maintain, change or cancel your order.  If you do not provide us with a timely written indication of your intent, your order will be canceled and your funds will be returned to you, with interest.  If there is a change in the offering range, we will promptly return all funds with interest, and all subscribers will be provided with updated information and given the opportunity to place a new order.

OFFERING SUMMARY
Price:  $10.00 per share

	Minimum	Midpoint	Maximum

Number of shares	144,500 ,000	170 ,000,000	195,500 ,000
Gross offering proceeds	$1 ,445,000, 000	$1 ,700, 000,000	$1,955,000,000
Estimated offering expenses excluding selling agent commission and expenses	$5 ,980, 000	$5 ,980, 000	$5 ,980, 000
Estimated selling agent commissions and expenses(1) (2)	$48,319,875	$56,849,625	$65,379,375
Net proceeds	$1,390,700,125	$1,637,170,375	$1,883,640,625
Net proceeds per share	$9 .62	$9 .63	$9 .63

(1)      Includes: (i) fees payable by us to Sandler O’Neill & Partners, L.P. in connection with the subscription and community offerings equal to 0.75% of the aggregate amount of common stock sold in the subscription and community offerings (net of insider purchases and shares purchased by our employee stock ownership plan ) or approximately $3,793,500 at the maximum of the offering range, assuming that 30% of the offering is sold in the subscription and community offerings , and (ii) a management fee payable by us of 1.00% of the aggregate dollar amount of the common stock sold in the syndicated offering, 75% of which will be paid to Sandler O’Neill & Partners, L.P. and 25% of which will be paid to Keefe, Bruyette & Woods, Inc., and a selling concession payable by us of 3.50% of the actual purchase price of each share of common stock sold in the syndicated offering, which will be allocated to dealers (including Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc.) in accordance with the actual number of shares of common stock sold by such dealers, or approximately $61,582,500 at the maximum of the offering range, assuming that 70% of the offering will be sold in the syndicated offering.  See “Pro Forma Data” on page [      ] and “The Conversion and Offering – Marketing Arrangements” on page [      ].
(2)        If all shares of common stock are sold in the syndicated offering, the maximum selling agent commissions and expenses would be $65,025,000 at the minimum, $76,500,000 at the midpoint, and $87,975,000 at the maximum of the offering range.

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page [      ].

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.  None of the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, or any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete.  Any representation to the contrary is a criminal offense.

SANDLER O’NEILL + PARTNERS, L.P.

For assistance, please contact the Stock Information Center at 1 (800) [      ] - [      ].

The date of this prospectus is [      ], 2010

Capitol Federal

Branch Locations by County

Sedgwick County 7 branches
Saline County 1 branch
Butler County 1 branch
Riley County 2 branches
Lyon County 1 branch
Shawnee County 7 branches
Douglas County 4 branches
Platte County 1 branch
Clay County 1 branch
Wyandotte County 1 branch
Johnson County 19 branches
KANSAS
MISSOURI

★ Home Office, Topeka, KS

MAY 2010

i

SUMMARY

The following summary explains the material aspects of the conversion, the offering and the exchange of existing shares of CFF common stock for shares of Capitol Federal Financial, Inc. common stock.  It may not contain all of the information that is important to you.  Before making an investment decision you should read the remainder of this prospectus carefully, including the consolidated financial statements, the notes to the consolidated financial statements and the section entitled “Risk Factors.”

The Companies

Capitol Federal Financial, Inc.

Capitol Federal Financial, Inc. is a newly formed Maryland corporation that was incorporated in April 2010 to be the successor corporation to CFF upon completion of the conversion.  Capitol Federal Financial, Inc. will own all of the outstanding shares of common stock of Capitol Federal Savings Bank upon completion of the conversion.  Capitol Federal Financial, Inc.’s executive offices are located at 700 South Kansas Avenue, Topeka, Kansas 66603.  Our telephone number at this address is (785) 235-1341.

Capitol Federal Savings Bank MHC

Capitol Federal Savings Bank MHC is the federally chartered mutual holding company of CFF.  Capitol Federal Savings Bank MHC’s principal business activity is the ownership of 52,192,817 shares of common stock of CFF, or 71 % of the issued and outstanding shares as of May 28, 2010 .  After the completion of the conversion, Capitol Federal Savings Bank MHC will cease to exist.

CFF

CFF is a federally chartered stock holding company that owns all of the outstanding common stock of Capitol Federal Savings Bank.  At March 31, 2010 , CFF had consolidated assets of $8. 49 billion, deposits of $4. 32 billion and stockholders’ equity of $ 946.1 million.  After the completion of the conversion, CFF will cease to exist, and will be succeeded by Capitol Federal Financial, Inc.  As of May 28, 2010 , CFF had 73, 990,478 shares of common stock issued and outstanding, of which 52,192,817 shares were owned by Capitol Federal Savings Bank MHC.  The remaining 21, 797,661 shares of CFF common stock outstanding as of that date were held by the public.

Capitol Federal Savings Bank

Capitol Federal Savings Bank is a federally chartered stock savings bank headquartered in Topeka, Kansas.  Capitol Federal Savings Bank was founded in 1893 as a mutual savings institution.  In 1999, Capitol Federal Savings Bank converted to stock form and became the wholly owned subsidiary of CFF as part of a mutual holding company reorganization and stock issuance. Capitol Federal Savings Bank provides a full range of retail banking services through its 35 traditional and 10 in-store banking offices serving primarily the metropolitan areas of Topeka, Wichita, Lawrence, Manhattan, Emporia and Salina, Kansas and a portion of the greater Kansas City metropolitan area .

Our Business Strategy

We are a retail-oriented financial institution dedicated to serving the needs of customers in our market areas. Our commitment is to provide qualified borrowers the broadest possible access to home ownership through our mortgage lending programs and to offer a complete set of personal banking products and services to our customers .  We strive to enhance stockholder value while maintaining a strong capital position.  To meet these goals , we focus on the following strategies :

Portfolio Lending.  We are one of the largest originators of one- to four-family loans in the state of Kansas.  We have primarily originated these loans for our own portfolio, rather than for sale, and generally we service the loans we originate.  We provide retail customers with alternatives for their borrowing needs by offering both fixed- and adjustable-rate products with various terms to maturity and pricing alternatives.  We offer special programs to individuals who may be first time home buyers, have low or moderate incomes or may have certain credit risk concerns in order to maximize our ability to deliver home ownership opportunities.  Through our marketing efforts , our reputation , pricing and strong relationships with real estate agents, we attract mortgage loan business from walk-in customers, customers that apply online and existing customers.  We also purchase from correspondent lenders secured by property primarily located within our market areas and select market areas in Missouri as well as one- to four-family loans from nationwide lenders. Following completion of this offering, we intend to increase our emphasis on purchased one- to four-family loans that meet our underwriting standards.

Retail Financial Services.  We offer a wide array of deposit products and retail services for our customers.  These products include checking, savings, money market, certificates of deposit and retirement accounts.  These products and services are provided through a branch network of 45 locations , which include traditional branch and retail store locations, our call center which operates on extended hours, telephone bill payment services and Internet-based transaction services.

Cost Control.  We are very effective at controlling our costs of operations.   Through our technology platform , we are able to centralize our lending and deposit support functions for efficient processing.  We have located our branches to serve a broad range of customers through relatively few branch locations.  Our average deposit base per traditional branch was $ 114.8 million at March 31, 2010 .  This large average deposit base helps to control costs.  Our one- to four-family lending strategy and our effective management of credit risk allows us to service a large portfolio of loans at efficient levels because it costs less to service a portfolio of performing loans.   For the six months ended March 31, 2010 , our efficiency ratio was 42.77%.

Asset Quality.  We utilize underwriting standards for our lending products that are designed to limit our exposure to credit risk, and we have a portfolio of predominately one- to four-family loans.  At March 31, 2010 , our ratio of non-performing assets to total assets was 0. 48%.

Capital Position.  Our policy has always been to protect the safety and soundness of Capitol Federal Savings Bank through conservative credit and operational risk management, balance sheet strength and sound operations.  The end result of these activities is a capital ratio in excess of the well-capitalized standards set by the Office of Thrift Supervision.  We believe that maintaining a strong capital position safeguards the long-term interests of Capitol Federal Savings Bank, CFF and our stockholders.

Stockholder Value.  We strive to enhance stockholder value while maintaining a strong capital position.  One way that we continue to provide returns to stockholders is through our dividend payments.  Total dividends declared and paid during fiscal year 2009 were $2.11 per public share.  Our cash dividend payout policy is reviewed quarterly by management and the Board of Directors , and the ability to pay dividends under the policy depends upon a number of factors, including CFF’s financial condition and results of operations, Capitol Federal Savings Bank’s regulatory capital requirements, regulatory limitations on Capitol Federal Savings Bank’s ability to make capital distributions to CFF and the amount of cash at CFF.  It is management’s and the Board of Directors’ intention to continue to pay regular quarterly dividends upon completion of the conversion, to the extent justified by earnings and the capital needs of Capitol Federal Financial, Inc.  See “Our Policy Regarding Dividends.”

Interest Rate Risk Management.  Changes in interest rates are our primary market risk as our balance sheet is comprised of generally long-term interest-earning assets and generally short-term interest-bearing liabilities.  As such, fluctuations in interest rates have a significant impact not only upon our net income but also upon the cash flows related to those assets and liabilities and the market value of our assets and liabilities.  In order to maintain acceptable levels of net interest income in varying interest rate environments, we take on a moderate amount of interest rate risk consistent with board policies.

Our Current Organizational Structure

In 1999, CFF became the mid-tier stock holding company of Capitol Federal Savings Bank, owning 100% of Capitol Federal Savings Bank’s stock, and conducted an initial public offering by selling a minority of CFF’s common stock to the public.  The majority of the outstanding shares of common stock of CFF are owned by Capitol Federal Savings Bank MHC, which is a federally chartered mutual holding company with no stockholders.

Pursuant to the terms of the Plan of Conversion and Reorganization of Capitol Federal Savings Bank MHC, which is referred to throughout this prospectus as the plan of conversion and reorganization, Capitol Federal Savings Bank will convert from the mutual holding company to the stock holding company corporate structure.  As part of the conversion, we are offering for sale in a subscription offering, a community offering and possibly a syndicated offering, the majority ownership interest of CFF that is currently owned by Capitol Federal Savings Bank MHC.  In addition, we intend to make a cash contribution to our existing charitable foundation.  Upon completion of the conversion, Capitol Federal Savings Bank MHC will cease to exist, and we will complete the transition from partial to full public stock ownership.  In addition, as part of the conversion, existing public stockholders of CFF will receive shares of common stock of Capitol Federal Financial, Inc. in exchange for their shares of CFF common stock pursuant to an exchange ratio that maintains their same percentage ownership in Capitol Federal Financial, Inc. (excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares) they had in CFF immediately prior to the completion of the conversion and offering.

The following diagram shows our current organizational structure:

Our Organizational Structure Following the Conversion

After the conversion and offering are completed, we will be organized as a fully public stock holding company, as follows:

Reasons for the Conversion and the Offering

Our primary reasons for converting and raising additional capital through the offering are:

●
to eliminate some of the uncertainties associated with proposed financial regulatory reforms which are expected to result in changes to our primary bank regulator and holding company regulator as well as changes in regulations applicable to us, including, but not limited to, capital requirements, payment of dividends and conversion to full stock form;

●
the stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional securities offerings;

●	to improve the liquidity of our shares of common stock and provide more flexible capital management strategies; and

●
to finance, where opportunities are presented, the acquisition of financial institutions or their branches or other financial service companies primarily in, or adjacent to, our market areas, although we do not currently have any understandings or agreements regarding any specific acquisition transaction.

Terms of the Offering

We are offering between 144,500 ,000 and 195,500 ,000 shares of common stock to eligible depositors and borrowers of Capitol Federal Savings Bank, to our employee stock ownership plan, and, to the extent shares remain available, to natural persons residing in the counties and metropolitan statistical areas in which we have offices, to our existing public stockholders and to the general public.  Unless the number of shares of common stock to be offered is increased to more than 195,500 ,000 shares or decreased to fewer than 144,500 ,000 shares, or the offering is extended beyond [      ], 2010, purchasers will not have the opportunity to modify or cancel their stock orders once submitted.  If the offering is extended beyond [      ], 2010, we will resolicit purchasers , and you will have the opportunity to maintain, change or cancel your order .  If you do not provide us with a written indication of your intent, your order will be canceled and your funds will be returned to you , with interest and any deposit account withdrawal authorizations will be canceled.   If there is a change in the offering range, we will promptly return all funds with interest, and all subscribers will be provided with updated information and given the opportunity to place a new order.

The purchase price of each share of common stock to be offered for sale in the offering is $10.00.  All investors will pay the same purchase price per share.  Investors will not be charged a commission to purchase shares of common stock in the offering.  Sandler O’Neill & Partners, L.P., our marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock , but is not obligated to purchase any shares of common stock in the offering.

Shares of our common stock not purchased in the subscription offering or the community offering will be offered for sale to the general public in a syndicated offering through a syndicate of selected dealers .  We may begin the syndicated offering at any time following the commencement of the subscription offering.  Sandler O’Neill & Partners, L.P. is acting as sole book-running manager and Keefe, Bruyette & Woods, Inc. is acting as co-manager for the syndicated offering, which is also being conducted on a best efforts basis.  Neither Sandler O’Neill & Partners, L.P., Keefe, Bruyette & Woods, Inc. nor any other member of the syndicate is required to purchase any shares in the syndicated offering.

How We Determined the Offering Range, the Exchange Ratio and the $10.00 Per Share Stock Price

The offering range and exchange ratio are based on an independent appraisal of the estimated market value of Capitol Federal Financial, Inc., assuming the conversion, the exchange and the offering are completed and the charitable foundation is funded with a cash contribution.  RP Financial, LC . is an appraisal firm experienced in appraisals of financial institutions .  RP Financial, LC. has estimated that, as of May 28 , 2010, this estimated pro forma market value was $2. 41 billion.  Based on regulation, the market value is the midpoint of a range with a minimum of $2. 05 billion and a maximum of $ 2.77 billion.  Based on this valuation, the regulatory established range, the 71 % ownership interest of Capitol Federal Savings Bank MHC being sold in the offering and the $10.00 per share price, the number of shares of common stock being offered for sale by Capitol Federal Financial, Inc. will range from 144,500 ,000 shares to 195,500 ,000 shares.  The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.  The exchange ratio will range from 2.7686 shares at the minimum of the offering range to 3.7457  shares at the maximum of the offering range in order to preserve the existing percentage ownership of public stockholders of CFF in Capitol Federal Financial, Inc. (excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares).

The independent appraisal is based primarily on CFF’s financial condition and results of operations, the pro forma impact of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly traded savings bank and thrift holding companies that RP Financial, LC. considered comparable to Capitol Federal Financial, Inc.   The appraised value is not the same as the current book value or the current fair value of CFF.  See “The Conversion and Offering—Stock Pricing and Number of Shares to be Issued” for a complete discussion of the valuation methodology used by RP Financial, LC. in determining the pro forma market value of Capitol Federal Financial, Inc.

The appraisal peer group consists of the following companies.  Total assets are as of March 31, 2010 .

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets (in millions)
Washington Federal, Inc. (WFSL)	NASDAQ	Seattle, WA	$13,803
NewAlliance Bancshares (NAL)	NYSE	New Haven, CT	$8, 501
Flushing Financial Corp. (FFIC)	NASDAQ	Lake Success, NY	$4, 183
Dime Community Bancshares (DCOM)	NASDAQ	Brooklyn, NY	$4,114
TrustCo Bank Corp NY (TRST)	NASDAQ	Glenville, NY	$3, 719
Bank Mutual Corp. (BKMU)	NASDAQ	Milwaukee, WI	$3, 445
First Financial Holding Inc. (FFCH)	NASDAQ	Charleston, SC	$3, 381
Provident NY Bancorp, Inc. (PBNY)	NASDAQ	Montebello, NY	$2, 936
Brookline Bancorp, Inc. (BRKL)	NASDAQ	Brookline, MA	$2, 639
Danvers Bancorp, Inc. (DNBK)	NASDAQ	Danvers, MA	$2, 455

The independent appraisal does not indicate actual market value.  Do not assume or expect that the estimated pro forma market value as indicated above means that, after the offering, the shares of our common stock will trade at or above the $10.00 purchase price.

The following table presents a summary of selected pricing ratios for the peer group companies and Capitol Federal Financial, Inc. (on a pro forma basis).  The pricing ratios are based on earnings and other information as of and for the twelve months ended March 31, 2010 , stock price information as of May 28 , 2010, as reflected in RP Financial, LC.’s appraisal report, dated May 28 , 2010, and the number of shares outstanding as described in “Pro Forma Data.”  Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a premium of 83.6 % on a price-to-core earnings basis and a discount of 23.0% on a price-to-tangible book value basis .

	Price-to-core- earnings multiple(1)		Price-to-tangible book value ratio

Capitol Federal Financial, Inc. (on a pro forma basis, assuming completion of the conversion)
Minimum	27.38	x	92.00%
Midpoint	31.27	x	98.04%
Maximum	34.95	x	103.09%

Valuation of peer group companies, as of May 28 , 2010
Average	19.04	x	133.93%
Median	16.84	x	133.17%

(1)
Information is derived from the RP Financial, LC. appraisal report and is based upon estimated core earnings for the twelve months ended March 31, 2010 .  These ratios are different from the ratios in “Pro Forma Data.”

Our Board of Directors, in reviewing and approving the independent appraisal, considered the range of price-to-core earnings multiples and the range of price-to-tangible book value ratios at the different ranges of shares of common stock to be sold in the offering, and did not consider one valuation approach to be more important than the other.  Instead, in approving the independent appraisal, the Board of Directors concluded that these ranges represented the appropriate balance of these approaches to establishing our estimated valuation range, and the number of shares of common stock to be sold, in comparison to the peer group institutions.  The estimated appraised value and the resulting discounts and premiums took into consideration the potential financial impact of the offering, the contribution to the charitable foundation and the repayment of junior subordinated debentures (debentures) .

The independent appraisal also reflects the cash contribution to the Capitol Federal Foundation.  The cash contribution to the charitable foundation will reduce our estimated pro forma market value.  See “Comparison of Valuation and Pro Forma Data With and Without the Contribution to the Charitable Foundation.”

RP Financial, LC. will update the independent appraisal prior to the completion of the conversion.  If the estimated appraised value changes to either below $2. 05  billion or above $ 2.77  billion, then, after consulting with the Office of Thrift Supervision, we may: terminate the offering and promptly return all funds; set a new offering range, promptly return all funds and give all subscribers updated information and the opportunity to place a new order; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.  See “The Conversion and Offering - Stock Pricing and Number of Shares to be Issued.”

The Exchange of Existing Shares of CFF Common Stock

At the conclusion of the conversion, shares held by existing stockholders of CFF will be canceled and exchanged for shares of common stock of Capitol Federal Financial, Inc.  The number of shares of common stock received will be based on an exchange ratio determined as of the conclusion of the conversion, which will depend upon the number of shares sold in the offering and the percentage of CFF common stock then held by the public .  The number of shares received will not be based on the market price of our currently outstanding shares.  Instead, the exchange ratio will ensure that existing public stockholders of CFF will retain the same percentage ownership of our organization after the offering, exclusive of their purchase of any additional shares of common stock in the offering and their receipt of cash in lieu of fractional exchange shares.  In addition, if options to purchase shares of CFF common stock are exercised before consummation of the conversion, there will be an increase in the percentage of shares of CFF held by public stockholders, an increase in the number of shares of common stock issued to public stockholders in the share exchange and a decrease in the exchange ratio.

The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in the offering and the shares of CFF common stock issued and outstanding as of March 31, 2010 .  The table also shows the number of whole shares of Capitol Federal Financial, Inc. common stock a hypothetical owner of CFF common stock would receive in exchange for 100 shares of CFF common stock owned at the completion of the conversion, depending on the number of shares of common stock sold in the offering.

	New Shares to be Sold in This Offering		New Shares to be Exchanged for Existing Shares of CFF		Total Shares of Common Stock to be Outstanding After the Offering	Exchange Ratio	New Shares That Would be Received for 100 Existing Shares
	Amount	Percent	Amount	Percent
Minimum	144,500 ,000	70. 6%	60,328,085	29. 4%	204,828,085	2.7686	276
Midpoint	170 ,000,000	70. 6%	70,974,218	29. 4%	240,974,218	3. 2572	325
Maximum	195,500 ,000	70. 6%	81,620,351	29. 4%	277,120,351	3.7457	374

No fractional shares of Capitol Federal Financial, Inc. common stock will be issued to any public stockholder of CFF.  For each fractional share that would otherwise be issued to a stockholder who holds a stock certificate , Capitol Federal Financial, Inc. will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share purchase price of the common stock in the offering.

Outstanding options to purchase shares of CFF common stock will convert into and become options to purchase shares of Capitol Federal Financial, Inc. common stock.  The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio.  The aggregate exercise price, duration and vesting schedule of these options will not be affected by the conversion.  At March 31, 2010 , there were 412,931 outstanding options to purchase shares of CFF common stock, 309,731 of which have vested.  Such options will be converted into options to purchase 1, 143,240 shares of common stock at the minimum of the offering range and 1, 546,715 shares of common stock at the maximum of the offering range.  Because Office of Thrift Supervision regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist, we may use authorized but unissued shares to fund option exercises that occur during the first year following the conversion.  If all existing options were exercised for authorized but unissued shares of common stock following the conversion, stockholders would experience dilution of approximately 0.51% at the minimum and maximum of the offering range.

How We Intend to Use the Proceeds From the Offering

Assuming we sell 195,500 ,000 shares of common stock in the stock offering, equal to the maximum of the offering range, and we have net proceeds of $ 1.88  billion, we intend to distribute the net proceeds as follows:

●	$ 941.8 million ( 50.0% of the net proceeds) will be invested in Capitol Federal Savings Bank;

●	$ 78.2 million (4. 2 % of the net proceeds) will be loaned by Capitol Federal Financial, Inc. to the employee stock ownership plan to fund its purchase of our shares of common stock;

●	$40.0 million (2. 1 % of the net proceeds) will be contributed by Capitol Federal Financial, Inc. to the Capitol Federal Foundation;

●	$53.6 million (2. 8 % of the net proceeds) will be used by Capitol Federal Financial, Inc. to repay outstanding debentures ; and

●	$ 770.0 million ( 40.9 % of the net proceeds) will be retained by Capitol Federal Financial, Inc.

We may use the funds that we retain for investments, to pay cash dividends, to repurchase shares of common stock and for other general corporate purposes.  Capitol Federal Savings Bank may use the proceeds it receives to support increased lending , including one- to four-family loan purchases, and other products and services.  The net proceeds retained also may be used for future business expansion through acquisitions of banks, thrifts and other financial services companies, and opening or acquiring branch offices.  We have no current arrangements or agreements with respect to any such acquisitions.  Initially, a substantial portion of the net proceeds will be invested in short-term investments and mortgage-backed securities consistent with our investment policy.

Please see “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the proceeds from the offering.

Our Dividend Policy

During the three months ended March 31, 2010 , CFF paid a quarterly cash dividend of $ 0 .50 per share, which equals $2.00 per share on an annualized basis.  In addition, we generally declare and pay a year - end cash dividend if we have sufficient earnings as determined by our Board of Directors .  After the conversion, we intend to continue to pay cash dividends on a quarterly basis, although at a reduced level per share. It is currently anticipated that the dividend yield will be 3.0%, based on the $10.00 per share offering price.  We intend to continue our prior practice of paying a special year-end dividend when earnings are sufficient to support the special dividend payment.  We expect that the timing of quarterly and special dividend payments will be consistent with our current practice. The dividend rate and the continued payment of dividends also will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions.  No assurance can be given that we will continue to pay dividends or that they will not be reduced or eliminated in the future.

See “Selected Consolidated Financial and Other Data of CFF and Subsidiary” and “Market for the Common Stock” for information regarding our historical dividend payments.

Purchases and Ownership by our Executive Officers and Directors

We expect our directors, executive officers and their associates to purchase approximately 205,000 shares of common stock in the offering.  The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering.  After the conversion, as a result of purchases in the offering and the shares they will receive in exchange for shares of CFF common stock that they currently own, our directors and executive officers, together with their associates, are expected to beneficially own approximately 5, 460,090 and 7, 314,728 shares of common stock, or 2. 67 % and 2. 64 % of our total outstanding shares of common stock, at the minimum and the maximum of the offering range, respectively.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion

Employee Stock Ownership Plan.  Our tax-qualified employee stock ownership plan expects to purchase up to 4.0% of the shares of common stock we sell in the offering, or 7,820 ,000 shares of common stock assuming we sell the maximum number of shares proposed to be sold.  When these shares are combined with the existing shares owned by the employee stock ownership plan, the plan will own approximately 6.2% of the shares outstanding following the conversion.  We reserve the right to purchase shares of common stock in the open market following the offering in order to fund all or a portion of the employee stock ownership plan.  Assuming the employee stock ownership plan purchases 7,820 ,000 shares in the offering, 4.0% of the maximum of the offering range, we will recognize additional compensation expense, after tax, of approximately $1. 6 million annually over a 30-year period, assuming the loan to the employee stock ownership plan has a 30-year term and an interest rate equal to the prime rate as published in The Wall Street Journal, and the shares of common stock have a fair market value of $10.00 per share for the full 30-year period.  If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly.  We also reserve the right to have the employee stock ownership plan purchase more than 4.0% of the shares of common stock sold in the offering if necessary to complete the offering at the minimum of the offering range.

Stock-Based Incentive Plan.  We also intend to implement a new stock-based incentive plan no earlier than six months after completion of the conversion.  Stockholder approval of this plan will be required.  The stock-based incentive plan may reserve a number of shares up to 2.0% of the shares of common stock sold in the offering, or up to 3,910 ,000 shares of common stock at the maximum of the offering range , for awards of restricted stock to key employees and directors, at no cost to the recipients, subject to adjustment as may be required by Office of Thrift Supervision regulations or policy to reflect restricted stock awards previously made by CFF.  If the shares of common stock awarded under the stock-based incentive plan come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 1.39% in their ownership interest in Capitol Federal Financial, Inc.  The stock-based incentive plan may also reserve a number of shares equal to up to 5.0% of the shares of common stock sold in the offering, or up to 9,775,000  shares of common stock at the maximum of the offering range, for issuance pursuant to grants of stock options to key employees and directors, subject to adjustment as may be required by Office of Thrift Supervision regulations or policy to reflect stock options previously granted by CFF.  If the shares of common stock issued upon the exercise of options come from authorized but unissued shares of common stock, stockholders would experience dilution of up to 3.41% in their ownership interest in Capitol Federal Financial, Inc.  Restricted stock awards and stock option grants made pursuant to a plan implemented within twelve months following the completion of the conversion and the offering would be subject to Office of Thrift Supervision regulations, including a requirement that stock awards and stock options vest over a period of not less than five years.  If the stock-based incentive plan is adopted more than one year after the completion of the conversion, awards of restricted stock or grants of stock options under the plan would not be subject to regulatory vesting requirements.   We intend to fund the stock-based incentive plan through open market purchases rather than through the issuance of authorized but unissued shares of common stock, subject to future market conditions and regulatory limitations described below.   For a description of our current stock-based incentive plans, see “Management - Compensation Discussion and Analysis” and “Note 10 of the Notes to Consolidated Financial Statements.”

The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that are expected under the new stock-based incentive plan as a result of the conversion.  The table also shows the dilution to stockholders if all such shares are issued from authorized but unissued shares, instead of shares purchased in the open market.  A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased(1)				Value of Grants(2)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Sold in the Offering	Dilution Resulting From Issuance of Shares for Stock-Based Incentive Plans(3)	At Minimum of Offering Range	At Maximum of Offering Range
	(Dollars in thousands)
Employee stock ownership plan	5,780 ,000	7,820 ,000	4.00%	NA %	$57,800	$78,200
Restricted stock awards	2,890 ,000	3,910 ,000	2.00	1.39%	28,900	39,100
Stock options	7, 225,000	9,775,000	5.00	3.41%	17,557	23,753
Total	15,895,000	21,505,000	11.00%	4.80%	$104,257	$141,053

(1)	The table assumes that the stock-based incentive plan awards a number of options and restricted stock equal to 5.0% and 2.0% of the shares of common stock sold in the offering, respectively.
(2)
The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made.  For purposes of this table, fair value for stock awards is assumed to be the same as the offering price of $10.00 per share.  The fair value of stock options has been estimated at $ 2 .43 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; an expected option life of 10 years; a dividend yield of 3.0%; an interest rate of 3. 84%; and a volatility rate of 23.90%.  The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

(3)	Represents the dilution of stock ownership interest. No dilution is reflected for the employee stock ownership plan because these shares are assumed to be purchased in the offering.

We may fund our plans through open market purchases, as opposed to new issuances of common stock; however, if any options previously granted under our existing equity incentive plan are exercised during the first year following completion of the offering, they will be funded with newly issued shares since Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the grants of restricted stock under the stock-based incentive plan or, with prior regulatory approval, under extraordinary circumstances.  The Office of Thrift Supervision has previously advised that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance or a compelling business purpose for satisfying this test.

The following table presents information as of March 31, 2010 regarding our existing employee stock ownership plan, our existing equity incentive plan, our proposed employee stock ownership plan purchases and our proposed stock-based incentive plan.  The table below assumes that 277,120,351 shares are outstanding after the offering, which includes the sale of 195,500 ,000 shares in the offering at the maximum of the offering range, and the issuance of shares in exchange for shares of CFF common stock using an exchange ratio of 3.7457 .  It also assumes that the value of the stock is $10.00 per share.

						Percentage of
						Shares
						Outstanding
Existing and New Stock-Based				Estimated Value of		After the
Incentive Plans	Participants	Shares		Shares		Conversion

Existing employee stock ownership plan	Employees	9,317,425	(1)	$93,174,250		3.36%
New employee stock ownership plan	Employees	7,820,000		78,200,000		2.82
Total employee stock ownership plan	Employees	17,137,425		171,374,250		6.18

Existing shares of restricted stock	Directors, Officers and Employees	593,645	(2)	5,936,448		0. 21
New shares of restricted stock	Directors, Officers and Employees	3,910 ,000		39,100 ,000	(3)	1.41
Total shares of restricted stock	Directors, Officers and Employees	4,503,645		45,036,448		1. 62

Existing stock options	Directors, Officers and Employees	4,706,082	(4)	11,435,780		1. 70
New stock options	Directors, Officers and Employees	9,775,000		23,753,250	(5)	3.53
Total stock options	Directors, Officers and Employees	14,481,082		35,189,030		5. 23

Total of stock-based incentive plans		36,122,152		$251,599,728		13 .03%

(1)	As of March 31, 2010 , CFF’s existing employee stock ownership plan held 2, 487,499 shares, of which 1,680,943 shares have been allocated.
(2)	Represents shares of restricted stock authorized for grant under our existing equity incentive plan.
(3)
The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.

(4)	Represents shares underlying options authorized for grant under our existing equity incentive plan.
(5)
The fair value of stock options to be granted under the new stock-based incentive plan has been estimated based on an index of publicly traded thrift institutions at $ 2 .43 per option using the Black-Scholes option pricing model with the following assumptions; exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 3.0%; expected life, 10 years; expected volatility, 23.90%; and interest rate, 3. 84%.

The value of the restricted shares awarded under the stock-based incentive plan will be based on the market value of our common stock at the time the shares are awarded.  The stock-based incentive plan is subject to stockholder approval, and cannot be implemented until at least six months after completion of the offering.  The following table presents the total value of all restricted stock that would be available for award and issuance under the new stock-based incentive plan, assuming the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Value of Grants
	2,890 ,000 Shares Awarded at Minimum of	3, 400 ,000 Shares Awarded at Midpoint of	3,910 ,000 Shares Awarded at Maximum of
Share Price	Range	Range	Range
$ 8.00	$23,120 ,000	$27,200 ,000	$31,280 ,000
10.00	28,900 ,000	34 ,000,000	39,100 ,000
12.00	34,680 ,000	40,800 ,000	46,920 ,000
14.00	40,460 ,000	47,600 ,000	54,740 ,000

The grant-date fair value of the options granted under the new stock-based incentive plan will be based in part on the price of shares of common stock of Capitol Federal Financial, Inc. at the time the options are granted.  The value will also depend on the various assumptions used in the option pricing model ultimately adopted.  The following table presents the total estimated value of the options to be available for grant under the stock-based incentive plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share.

		Value of Grants
Exercise Price	Option Value	7, 225,000 Options at Minimum of Range	8,500 ,000 Options at Midpoint of Range	9,775,000 Options at Maximum of Range

$ 8.00	$1.94	$14,016,500	$16,490 ,000	$18,963,500
10.00	2 .43	17,556,750	20,655,000	23,753,250
12.00	2.92	21,097,000	24,820 ,000	28,543,000
14.00	3.40	24,565 ,000	28,900 ,000	33,235 ,000

The tables presented above are provided for informational purposes only.  Our shares of common stock may trade below $10.00 per share.  Before you make an investment decision, we urge you to read this entire prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page [      ].

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased in the offering is 25.

The maximum number of shares of common stock that may be purchased by a person or persons exercising subscription rights through a single qualifying deposit account held jointly is 7, 000 ,000 shares.  If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering combined, when aggregated with your purchases, cannot exceed 7, 000 ,000 shares ($ 70 .0 million) of common stock:

●	your spouse or relatives of you or your spouse living in your house;

●	companies, trusts or other entities in which you are a trustee, have a controlling beneficial interest or hold a senior position; or

●	other persons who may be your associates or persons acting in concert with you.

In addition to the above purchase limitations, there is an ownership limitation for stockholders other than our employee stock ownership plan.  Shares of common stock that you purchase in the offering individually and together with persons described above, plus any shares you and they receive in exchange for existing shares of CFF common stock, may not exceed 5% of the total shares of common stock to be issued and outstanding after the completion of the conversion and offering.

Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase and ownership limitations at any time.  In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, this limitation may be further increased to 9.99%, provided that orders for Capitol Federal Financial, Inc. common stock exceeding 5% of the shares sold in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.

See the detailed description of purchase limitations and definitions of acting in concert and associate in “The Conversion and Offering — Additional Limitations on Common Stock Purchases.”

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 144,500 ,000 shares of common stock in the subscription, community and/or syndicated offering, we may take the following steps in order to issue the minimum number of shares of common stock in the offering range:

●	increase the purchase and ownership limitations; and/or

●	seek regulatory approval to extend the offering beyond [ ], 2010, provided that any such extension will require us to resolicit subscriptions received in the subscription and community offerings.

Alternatively, we may terminate the offering, return funds with interest and cancel deposit account withdrawal authorizations.

Conditions to Completion of the Conversion

The Office of Thrift Supervision has conditionally approved the plan of conversion and reorganization; however, this approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

We cannot complete the conversion unless:

●
The plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of Capitol Federal Savings Bank MHC (depositors of Capitol Federal Savings Bank as of [      ], 2010 and borrowers of Capitol Federal Savings Bank as of January 6, 1993 whose loan remains outstanding on the voting record date);

●
The plan of conversion and reorganization is approved by a vote of at least two-thirds of the outstanding shares of common stock of CFF as of [      ], 2010, including shares held by Capitol Federal Savings Bank MHC.  (Because Capitol Federal Savings Bank MHC owns 71 % of the outstanding shares of CFF common stock, we expect that Capitol Federal Savings Bank MHC and our directors and executive officers effectively will control the outcome of this vote);

●
The plan of conversion and reorganization is approved by a vote of at least a majority of the outstanding shares of common stock of CFF as of [      ], 2010, excluding those shares held by Capitol Federal Savings Bank MHC;

●	We sell at least the minimum number of shares of common stock offered; and

●
We receive the final approval of the Office of Thrift Supervision to complete the conversion; however, this approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

Subject to member, stockholder and regulatory approvals, we also intend to contribute cash to our existing charitable foundation, the Capitol Federal Foundation, in connection with the conversion.  However, member and stockholder approval of the funding of the charitable foundation is not a condition to the completion of the conversion and offering.

Capitol Federal Savings Bank MHC intends to vote its ownership interest in favor of the plan of conversion and reorganization and of funding the charitable foundation.  At May 28, 2010 , Capitol Federal Savings Bank MHC owned 71 % of the outstanding shares of common stock of CFF.  The directors , chairman emeritus and executive officers of CFF and their affiliates owned 2,073,629 shares of CFF, or 2. 8 % of the outstanding shares of common stock as of May 28, 2010 .  They have indicated their intention to vote those shares in favor of the plan of conversion and reorganization and the funding of the charitable foundation.

Market for the Common Stock

Shares of CFF common stock currently trade on the Nasdaq Global Select Market under the symbol CFFN.  Upon completion of the conversion, the shares of common stock of Capitol Federal Financial, Inc. will replace CFF’s existing shares.  We expect that Capitol Federal Financial, Inc.’s shares of common stock will trade on the Nasdaq Global Select Market under the trading symbol CFFND for a period of 20 trading days following the completion of the offering.  Thereafter, the trading symbol will revert to CFFN.  In order to list our common stock on the Nasdaq Global Select Market, we are required to have at least three broker-dealers who will make a market in our common stock.  CFF currently has 21 registered market makers.  Persons purchasing shares of common stock in the offering may not be able to sell their shares at or above the $10.00 price per share.

Our Contribution of Cash to the Capitol Federal Foundation

To further our commitment to the communities we serve and may serve in the future, subject to our members’ and stockholders’ approval, we intend to contribute $40.0   million in cash to the charitable foundation.  As a result of the cash contribution, we expect to record an after-tax expense of approximately $24.7 million during the quarter in which the conversion is completed. The Capitol Federal Foundation currently owns 1,462,287   shares of CFF common stock.  Following completion of the offering and assuming closing at the midpoint of the valuation range, the foundation will own 4,762,961 shares, or 2.0% of the outstanding shares of Capitol Federal Financial, Inc.  Pursuant to Office of Thrift Supervision regulations, all shares of CFF and Capitol Federal Financial Inc. common stock owned by the foundation must be voted in the same ratio as all other shares of CFF or Capitol Federal Financial, Inc. are voted.

Under the Internal Revenue Code, a corporate entity is generally permitted to deduct up to 10% of its taxable income (taxable income before the charitable contributions deduction) in any one year for charitable contributions.  Any contribution in excess of the 10% limit may generally be deducted for federal income tax purposes over the five years following the year in which the charitable contribution was made.  Accordingly, a charitable contribution by a corporate entity to a charitable foundation could, if necessary, be deducted for federal income tax purposes over a six-year period.  Our overall charitable contribution deduction could be limited if our future taxable income is insufficient to allow for the full deduction within the 10% of taxable income limitation, which would result in an increase to income tax expense.

The Capitol Federal Foundation is governed by a board of trustees, which currently consists of John C. Dicus, the former Chairman of the Board of Capitol Federal Savings Bank and CFF, John B. Dicus, the Chairman, President and Chief Executive Officer of Capitol Federal Savings Bank and CFF, Rick C. Jackson, Executive Vice President and Chief Lending Officer of Capitol Federal Savings Bank and two individuals who are not affiliated with us.  None of these individuals receive compensation for their service as a trustee of the charitable foundation.  In addition, some of our employees serve as executive officers of the charitable foundation.  None of these individuals receive compensation for their service as an executive officer of the charitable foundation.

The Capitol Federal Foundation will continue to support charitable causes and community development activities in the communities in which we operate or may operate.  During the six months ended March 31, 2010 and the years ended September 30, 2009 and 2008, the Capitol Federal Foundation made charitable contributions of $ 2.0 million, $3.8 million and $3.7 million, respectively.  The charitable foundation emphasizes grants and donations to four areas of focus: housing initiatives; education; United Way; and traditional community projects.

The contribution of cash to the charitable foundation has been approved by the Board of Directors of Capitol Federal Savings Bank MHC, and must be approved by the members of Capitol Federal Savings Bank MHC and the stockholders of CFF at their special meetings being held to consider and vote upon the plan of conversion and reorganization.  If members or stockholders do not approve the contribution to the charitable foundation, we will proceed with the conversion without contributing to the foundation and subscribers for common stock will not be resolicited (unless required by the Office of Thrift Supervision).  Without the contribution to the charitable foundation, RP Financial, LC. estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock could be issued in the offering.

RP Financial, LC. will update its appraisal of our estimated pro forma market value at the conclusion of the offering.  The pro forma market value reflected in that updated appraisal will be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions, as well as whether we make the proposed contribution to the charitable foundation.

See “Risk Factors — The contribution to the charitable foundation will adversely affect net income,” “Risk Factors — Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits,” “Comparison of Valuation and Pro Forma Data With and Without the Charitable Foundation” and “Capitol Federal Foundation.”

Tax Consequences

As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to Capitol Federal Savings Bank MHC, CFF, Capitol Federal Savings Bank, Capitol Federal Financial, Inc., persons eligible to subscribe in the subscription offering or existing stockholders of CFF.  The position stated above with respect to no tax consequences arising from the issuance or receipt of subscription rights is based upon a reasoned opinion by counsel that subscription rights do not have any ascertainable value at the time of receipt and is supported by the opinion of RP Financial LC. to the effect that the subscription rights have no value at the time of receipt or exercise. See “The Conversion and Offering – Material Income Tax Consequences.”  Existing stockholders of CFF who receive cash in lieu of fractional share interests in shares of Capitol Federal Financial, Inc. common stock will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

Persons Who May Order Shares of Common Stock in the Offering

Subscription rights to purchase shares of common stock in the subscription offering have been granted in the following descending order of priority:

(i)	First, to depositors with accounts at Capitol Federal Savings Bank with aggregate balances of at least $50.00 at the close of business on March 31, 2009.

(ii)
Second, to our tax-qualified employee benefit plans, including our employee stock ownership plan, which will receive nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.  We expect our employee stock ownership plan to purchase up to 4.0% of the shares of common stock sold in the offering.

(iii)	Third, to depositors with accounts at Capitol Federal Savings Bank with aggregate balances of at least $50.00 at the close of business on [ ], 2010.

(iv)
Fourth, to depositors of Capitol Federal Savings Bank at the close of business on [      ], 2010 and borrowers of Capitol Federal Savings Bank as of January 6, 1993 whose loan remains outstanding on [       ], 2010.

Shares of common stock not purchased in the subscription offering will be offered for sale to the general public in a community offering, with a preference given first to natural persons residing in the counties and metropolitan statistical areas in which we have offices , and then to CFF public stockholders as of [      ], 2010.  The community offering will begin concurrently with the subscription offering.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order.  Shares will be allocated first to categories in the subscription offering in accordance with the plan of conversion and reorganization.  A detailed description of share allocation procedures can be found in the section of this prospectus entitled “The Conversion and Offering.”

In addition, any shares of our common stock not purchased in the subscription offering or community offering are expected to be offered for sale to the general public in a syndicated offering through a syndicate of selected dealers.  We may begin the syndicated offering at any time following the commencement of the subscription offering.  Sandler O’Neill & Partners, L.P. will act as sole book-running manager and Keefe, Bruyette & Woods, Inc. will act as co-manager for the syndicated offering, which is also being conducted on a best efforts basis.  The syndicated offering will terminate no later than 45 days after the expiration of the subscription offering, unless extended by us with approval of the Office of Thrift Supervision.  Neither Sandler O’Neill & Partners, L.P., Keefe, Bruyette & Woods, Inc.  nor any other member of the syndicate is required to purchase any shares in the syndicated offering.  See “The Conversion and Offering — Syndicated Offering.”

How You May Purchase Shares of Common Stock

In the subscription and community offerings, you may pay for your shares only by:

(i)	personal check, bank check or money order made payable directly to Capitol Federal Financial, Inc.; or

(ii)	authorizing us to withdraw funds from the Capitol Federal Savings Bank deposit accounts designated on the stock order form.

Capitol Federal Savings Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering.  Additionally, you may not use a Capitol Federal Savings Bank line of credit check or any type of third party check or wire transfer to pay for shares of common stock.  Please do not submit cash.

You may purchase shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment payable to Capitol Federal Financial, Inc. or authorization to withdraw funds from one or more of your Capitol Federal Savings Bank deposit accounts, provided that we receive the stock order form before 4:00 p.m., Central Time, on [      ], 2010, which is the end of the subscription and community offering period.  Checks and money orders will be immediately deposited in a segregated account with Capitol Federal Savings Bank upon receipt.  We will pay interest calculated at Capitol Federal Savings Bank’s statement savings rate from the date funds are processed until completion of the conversion, at which time a subscriber will be issued a check for interest earned.  On your stock order form, you may not authorize direct withdrawal from a Capitol Federal Savings Bank retirement account.  If you wish to use funds in an individual or other retirement account to purchase shares of our common stock, please see “— Using Retirement Account Funds to Purchase Shares” below.  You also may not designate on your stock order form a withdrawal from Capitol Federal Savings Bank accounts with check-writing privileges.  Please provide a check instead.

Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty.  If a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current statement savings rate subsequent to the withdrawal.  All funds authorized for withdrawal from deposit accounts at Capitol Federal Savings Bank must be available in the accounts at the time the stock order is received.  A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you during the offering period.  Funds will not be withdrawn from an account until the completion of the conversion and offering and will earn interest within the account at the applicable deposit account rate until that time.

We are not required to accept copies or facsimiles of stock order forms.  By signing the stock order form, you are acknowledging both the receipt of this prospectus and that the shares of common stock are not federally insured deposits or savings accounts or otherwise guaranteed by Capitol Federal Savings Bank, Capitol Federal Financial, Inc. or the federal or any state governments.

Submitting Your Order in the Subscription and Community Offerings

You may submit your stock order form by mail using the stock order reply envelope provided, by overnight courier to the indicated address on the stock order form, or by hand delivery to our Stock Information Center, which is located at [      ], Topeka, Kansas [      ].  Stock order forms may not be delivered to Capitol Federal Savings Bank offices.  Once submitted, your order is irrevocable unless the offering is terminated or extended beyond [      ], 2010, or the number of shares of common stock to be sold is increased to more than 195,500 ,000 shares or decreased to fewer than 144,500 ,000 shares.

Deadline for Orders of Common Stock in the Subscription or Community Offerings

If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received (not postmarked) by the Stock Information Center no later than 4:00 p.m., Central Time, on [      ], 2010.

Once submitted, your order is irrevocable unless the offering is terminated or extended or the number of shares to be issued increases to more than 195,500 ,000 or decreases to less than 144,500 ,000.  We may extend the [      ], 2010 expiration date, without notice to you, until [      ], 2010.  If the offering is extended beyond [      ], 2010, we will be required to resolicit purchasers before proceeding with the offering.  In this case , purchasers will have the right to maintain, change or cancel their orders.  If, in the event of resolicitation, we do not receive a written response from a purchaser regarding any resolicitation, the purchaser’s order will be canceled and all funds received will be returned promptly with interest, and deposit account withdrawal authorizations will be canceled.  No extension may last longer than 90 days.  All extensions, in the aggregate, may not last beyond [      ], 2012.

If there is a change in the offering range, we will promptly return all funds with interest and all subscribers will be provided with updated information and given the opportunity to place a new order.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 4:00 p.m., Central Time, on [      ], 2010, whether or not we have been able to locate each person entitled to subscription rights.

Using Retirement Account Funds to Purchase Shares

Persons interested in purchasing common stock using funds currently in an individual retirement account (IRA) or any other retirement account, whether held through Capitol Federal Savings Bank or elsewhere, should contact our Stock Information Center for guidance.  Please contact the Stock Information Center as soon as possible, preferably at least two weeks prior to the [      ], 2010 offering deadline, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institution where the funds are currently held. If you wish to use some or all of your funds that are currently held in a Capitol Federal Savings Bank IRA or other retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account(s) for the purchase of common stock.  Before you place your stock order, the funds you wish to use must be transferred from those accounts to a self-directed retirement account at an independent trustee or custodian, as described above.   See “The Conversion and Offering – Using Retirement Account Funds to Purchase Shares.”

Delivery of Stock Certificates

All shares of Capitol Federal Financial, Inc. common stock being sold will be in book entry form and paper stock certificates will not be issued.   Information regarding shares of common stock sold in the subscription and community offerings will be mailed by regular mail to the persons entitled thereto at the certificate registration address noted on the stock order form, within five business days following completion of the conversion and offering.

You May Not Sell or Transfer Your Subscription Rights

Office of Thrift Supervision regulations prohibit you from transferring your subscription rights.  If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights.  We intend to take legal action, including reporting persons to federal agencies, against anyone who we believe has sold or transferred his or her subscription rights.  We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights.  When registering your stock purchase on the stock order form, you must register the stock in the same name as appearing on the account.  You should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower purchase priority than you do.  Doing so may jeopardize your subscription rights.  In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date.  Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, in the event of an oversubscription.

How You Can Obtain Additional Information — Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering.  If you have any questions regarding the conversion or offering, please call or visit our Stock Information Center, located at [      ], Topeka, Kansas [      ].  The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Central Time.  The Stock Information Center will be closed weekends and bank holidays.  The Stock Information Center’s toll-free telephone number is 1-800-[      ] -[      ].

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.  An investment in our common stock is subject to risks inherent in our business.  Before making an investment decision, you should carefully consider the risks and uncertainties described below together with all of the other information included in this prospectus.  The value or market price of our common stock could decline due to any of these identified or other risks, and you could lose all or part of your investment.

Risks Related to Our Business

The United States economy remains weak and unemployment levels are high.  A prolonged economic downturn, especially one affecting our geographic market area, will adversely affect our business and financial results.

We are particularly exposed to downturns in the U.S. housing market. Dramatic declines in the housing market over the past two years, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities, major commercial and investment banks and regional financial institutions such as Capitol Federal Savings Bank.

Capitol Federal Savings Bank’s net loan charge-offs during the fiscal years 2007, 2008 and 2009, and the six months ended March 31, 2010 were $27 thousand, $441 thousand, $2.0 million and $1.6 million, respectively.  Historically, Capitol Federal Savings Bank’s net loan charge-offs have been low due to the low level of non-performing loans and the amount of equity in the properties collateralizing the related loans.   During fiscal year 2009 and the six months ended March 31, 2010, Capitol Federal Savings Bank recorded a provision for loan losses of $6.4 million and $6.3 million, respectively, compared to $2.1 million in fiscal year 2008 and a recovery of $225 thousand in fiscal year 2007.  The increases in the provision for loan losses and net loan charge-offs were directly related to the increases in delinquent loans, non-performing loans, and losses on foreclosed property transactions; which were primarily a result of the decline in home prices, the economic recession and lingering negative economic conditions.  The overall amount of the provision for loan losses and net loan charge-offs has not been significant to date because of Capitol Federal Savings Bank’s traditional underwriting standards and the relative economic stability of the geographic areas in our primary lending areas.

Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally.  A worsening of these conditions , especially in our geographic market area, would likely exacerbate the adverse effects of these difficult market conditions on us and could result in a material decrease in our interest income and/or a material increase in our loan losses.

The geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in the local economy.

We are currently one of the largest mortgage loan originators in the state of Kansas.   Approximately 70 % of our loan portfolio is comprised of loans secured by property located in Kansas, and approximately 15 % is comprised of loans secured by property located in Missouri.  This makes us vulnerable to a downturn in the local economy and real estate markets.  Adverse conditions in the local economy such as inflation, unemployment, recession or other factors beyond our control could impact the ability of our borrowers to repay their loans, which could impact our net interest income.  Decreases in local real estate values could adversely affect the value of the property used as collateral for our loans, which could cause us to realize a loss in the event of a foreclosure.  Currently there is not a single employer or industry in the area on which a significant number of our customers are dependent.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

Our borrowers may not repay their loans according to the terms of the loans, and , as a result of the declines in home prices, the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. We may experience significant loan losses, which could have a material adverse effect on our operating results. When determining the amount of the allowance for loan losses, we make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we rely on our loan quality reviews, our experience and our evaluation of economic conditions, among other factors. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance which is maintained through provisions for loan losses . Material additions to our allowance would materially decrease our net income.

In order to utilize a portion of the proceeds raised in the conversion, Capitol Federal Savings Bank intends to increase the amount of one- to four-family loans purchased compared to its historical levels. Our policies currently require that we maintain a higher allowance for loan losses on loans we purchase as compared to the allowance maintained on those we originate.   This is expected to result in an increase in the allowance for loan losses, through a provision for loan losses, which will have an adverse effect on net income.

Our allowance for loan losses at September 30, 2007, 2008, 2009 and March 31, 2010 was $4.2 million, $5.8 million, $10.2 million and $14.7 million, respectively.  The increase in our allowance for loan losses has primarily been a result of a decline in the performance of some of our mortgage loans due to the economic recession, lingering negative economic conditions and the related collateral values not being sufficient to pay the outstanding loan balance due to the decline in home prices.  However, the overall credit quality of Capitol Federal Savings Bank’s loan portfolio continues to compare favorably to the industry and peers as a result of our traditional underwriting standards.  Capitol Federal Savings Bank’s non-performing loans at September 30, 2007, 2008 and 2009 and March 31, 2010 were $7.4 million, $13.7 million, $30.9 million and $34.0 million, respectively.  Non-performing loans as a percentage of total loans at September 30, 2007, 2008 and 2009 and March 31, 2010 was 0.14%, 0.26%, 0.55% and 0.63%, respectively.

Changes in interest rates could have an adverse impact on our results of operations and financial condition.

Our results of operations are primarily dependent on net interest income, which is the difference between the interest earned on loans, mortgage - backed securities and investment securities, and the interest paid on deposits and borrowings.  Changes in interest rates could have an adverse impact on our results of operations and financial condition because the majority of our interest-earning assets are long-term, fixed-rate loans, while the majority of our interest-bearing liabilities are shorter term, and therefore subject to a greater degree of interest rate fluctuation.  This type of risk is known as interest rate risk, and is affected by prevailing economic and competitive conditions.

The impact of changes in interest rates on assets is generally observed on the balance sheet and income statement in later periods than the impact of changes on liabilities due to the duration of assets versus liabilities, and also to the time lag between our commitment to originate or purchase a loan and the time we fund the loan, during which time interest rates may change.  Interest-bearing liabilities tend to reflect changes in interest rates closer to the time of market rate changes, so the difference in timing may have an adverse effect on our net interest income.

Changes in interest rates can also have an adverse effect on our financial condition, as our available for sale securities are reported at their estimated fair value, and therefore are impacted by fluctuations in interest rates.  We increase or decrease our stockholders’ equity , specifically accumulated other comprehensive income (loss), by the amount of change in the estimated fair value of the available for sale securities, net of deferred taxes.   Decreases in the fair value of available for sale securities would, therefore, adversely impact our stockholders’ equity. The balance of accumulated other comprehensive income (loss) at September 30, 2007, 2008, 2009 and March 31, 2010 was $1.3 million, $(6.0) million, $33.9 million and $30.8 million, respectively.

Changes in interest rates, as they relate to customers, can also have an adverse impact on our financial condition and results of operations.  In times of rising interest rates, default risk may increase among customers with adjustable rate loans as the rates on their loans adjust upward and their payments increase.   Rising interest rate environments also entice customers with adjustable rate loans to refinance into fixed-rate loans, exposing Capitol Federal Savings Bank to additional interest rate risk.  If the loan is refinanced externally, we could be unable to reinvest cash received from the resulting prepayments at rates comparable to existing loans, which subjects us to reinvestment risk.  In decreasing interest rate environments, payments received will likely be invested at the prevailing (decreased) market rate. An influx of prepayments can result in an excess of liquidity, which could impact our net interest income if profitable reinvestment opportunities are not immediately available.  Prepayment rates are based on demographics, local economic factors and seasonality, with the main factors affecting prepayment rates being prevailing interest rates and competition.   Fluctuations in interest rates also affect customer demand for deposit products.  Local competition for deposit dollars could affect our ability to attract deposits, or could result in us paying more for deposits.

Capitol Federal Savings Bank’s one-year cumulative excess of interest-earning assets over interest-bearing liabilities as a percentage of asset at March 31, 2010 was 3.46% which signifies a positive gap position, meaning we have more interest-earning assets expected to reprice over the next 12 months than interest-bearing liabilities.  In a rising rate environment, a positive gap position would tend to result in an increase in our net interest income.  In a decreasing rate environment, a positive gap position would tend to result in a decrease in our net interest income. For additional information about interest rate risk, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures About Market Risk.”

Our strategies to modify our interest rate risk profile may be difficult to implement.

Our asset management strategies are designed to decrease our interest rate risk sensitivity.  One such strategy is increasing the amount of adjustable-rate and/or short-term assets.  We offer adjustable rate loan products and work with correspondent lenders to purchase adjustable rate loans as a means to achieve this strategy.  However, lower interest rates would generally create a decrease in borrower demand for adjustable-rate assets, and adjustable-rate assets tend to refinance into fixed-rate loans when rates are low .  Conventional mortgage loans may be sold on a bulk basis for portfolio restructuring or on a flow basis as loans are originated, which also subjects us to pricing risk in the secondary market.  Additionally, we attempt to invest in shorter-term assets in the investment portfolio as a way to reduce our interest rate sensitivity.

We are also managing our liabilities to moderate our interest rate risk sensitivity.  Customer demand has recently been primarily for short-term maturity certificates of deposit.  Using short-term liabilities to fund long-term fixed-rate assets will generally increase the interest rate sensitivity of any financial institution.  We are using our maturing Federal Home Loan Bank ( FHLB ) advances and repurchase agreements to mitigate the impact of the customer demand for long-term fixed-rate mortgages in our local markets by lengthening the maturities of these advances and repurchase agreements, depending on the liquidity or investment opportunities at the time we undertake additional FHLB advances or repurchase agreements.  In fiscal year 2009, we prepaid $875.0 million of FHLB advances to decrease the interest rate and extend the maturities of the advances.  FHLB advances and repurchase agreements will be entered into as liquidity is needed or to fund the purchase of assets that provide for spreads at levels acceptable to management.

If we are unable to originate or purchase adjustable-rate assets at favorable rates or fund loan originations or securities purchases with long-term funding, we may have difficulty executing this asset management strategy and/or it may result in a reduction in profitability.

We may have unanticipated credit risk in our investment and mortgage-backed securities portfolio.

At March 31, 2010 , $2. 73 billion, or 32.1 % of our assets, consisted of investment and mortgage-backed securities, most of which were issued by, or have principal and interest payments guaranteed by the Federal National Mortgage Association ( FNMA ) or the Federal Home Loan Mortgage Corporation ( FHLMC ) .

On September 7, 2008, the Federal Housing Finance Agency placed FNMA and FHLMC into federal conservatorship.  Although the federal government has committed substantial capital to FNMA and FHLMC, if the financial support is inadequate, or if additional support is not provided when needed, these companies could continue to suffer losses and could fail to honor their guarantees and other obligations.  The U.S. Treasury Secretary has suggested that the guarantee payment structure of FNMA and FHLMC should be re-examined.  The future roles of FNMA and FHLMC could be significantly reduced and the nature of their guarantees could be eliminated or considerably limited relative to historical measurements.  Any changes to the nature of the guarantees provided by FNMA and FHLMC could have a significant adverse affect on the market value and cash flows of the investment and mortgage-backed securities we hold, resulting in substantial losses.

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and our income.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.  These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the ability to impose restrictions on a bank’s operations, reclassify assets, determine the adequacy of a bank’s allowance for loan losses and determine the level of deposit insurance premiums assessed.  Because our business is highly regulated, the laws and applicable regulations are subject to frequent change.  Any change in these regulations and oversight, whether in the form of regulatory policy, new regulations or legislation or additional deposit insurance premiums could have a material impact on our operations.

In response to the financial crisis of 2008 and early 2009, Congress has taken actions that are intended to strengthen confidence and encourage liquidity in financial institutions, and the Federal Deposit Insurance Corporation has taken actions to increase insurance coverage on deposit accounts.  In addition, there have been proposals made by members of Congress and others that would reduce the amount delinquent borrowers are otherwise contractually obligated to pay under their mortgage loans and limit an institution’s ability to foreclose on mortgage collateral.

The potential exists for additional federal or state laws and regulations, or changes in policy, affecting lending and funding practices and liquidity standards.  Moreover, bank regulatory agencies have been active in responding to concerns and trends identified in examinations, and have issued many formal enforcement orders requiring capital ratios in excess of regulatory requirements.  Bank regulatory agencies, such as the Office of Thrift Supervision and the Federal Deposit Insurance Corporation, govern the activities in which we may engage, primarily for the protection of depositors, and not for the protection or benefit of potential investors.  In addition, new laws and regulations may increase our costs of regulatory compliance and of doing business, and otherwise affect our operations.  New laws and regulations may significantly affect the markets in which we do business, the markets for and value of our loans and investments, the fees we can charge and our ongoing operations, costs and profitability.

Higher Federal Deposit Insurance Corporation insurance premiums and special assessments will adversely affect our earnings.

In 2009, the Federal Deposit Insurance Corporation levied a five basis point special assessment on each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009.  We recorded an expense of $3.8 million during the quarter ended June 30, 2009, to reflect the special assessment.  In addition, the Federal Deposit Insurance Corporation increased the base assessment rate by 7 basis points effective January 1, 2009, and effective April 1, 2009 , included additional factors to be used in calculating a financial institution’s total assessment rate.  This has resulted in our annual assessment rate increasing from 5 basis points prior to January 1, 2009 to a current rate of approximately 16 basis points and, therefore, our Federal Deposit Insurance Corporation insurance premium expense increasing compared to prior periods.

The Federal Deposit Insurance Corporation also required all insured institutions to prepay their estimated assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012.  This pre-payment was due on December 30, 2009.  The assessment rate for the fourth quarter of 2009 and for 2010 was based on each institution’s total base assessment rate for the third quarter of 2009, modified to assume that the assessment rate in effect on September 30, 2009 had been in effect for the entire third quarter, and the assessment rate for 2011 and 2012 was calculated as the modified third quarter assessment rate plus an additional three basis points.  In addition, every institution’s base assessment rate for each period was calculated using its third quarter assessment base, adjusted quarterly for an estimated 5% annual growth rate in the assessment base through the end of 2012.  We recorded the pre-payment as a prepaid expense, which will be amortized to expense over three years based upon actual balances insured.  Our prepayment amount for calendar years 2010, 2011 and 2012 was $25.7 million.  Future increases in our assessment rate or special assessments would decrease our earnings.

Strong competition may limit growth and profitability.

While we are one of the largest mortgage loan originators in the state of Kansas, we compete in the same market areas as local, regional, and national banks, credit unions, mortgage brokerage firms, investment banking firms, investment brokerage firms and savings institutions.  We must also compete with online investment and mortgage brokerages and online banks that are not confined to any specific market area.  Many of these competitors operate on a national or regional level, are a conglomerate of various financial services housed under one corporation, or otherwise have substantially greater financial or technological resources than Capitol Federal Savings Bank.  We compete primarily on the basis of the interest rates offered to depositors and the terms of loans offered to borrowers.  Should we face competitive pressure to increase deposit rates or decrease loan rates, our net interest income could be adversely affected.  Additionally, our competitors may offer products and services that we do not or cannot provide, as certain deposit and loan products fall outside of our accepted level of risk.  Our profitability depends upon our ability to compete in our local market areas.

Risks Related to the Offering

We have broad discretion to deploy our net proceeds and our failure to effectively deploy the net proceeds may have an adverse impact on our financial performance and the value of our common stock.

Capitol Federal Financial, Inc. intends to contribute between $ 695.4 million and $ 941.8 million of the net proceeds of the offering to Capitol Federal Savings Bank.  Capitol Federal Financial, Inc. may use the remaining net proceeds to purchase investment securities, repurchase shares of common stock, pay dividends or for other general corporate purposes.  Capitol Federal Financial, Inc. also expects to use a portion of the net proceeds it retains to fund a loan for the purchase of shares of common stock in the offering by the employee stock ownership plan, to fund the cash contribution to the charitable foundation and to repay outstanding debentures .  Capitol Federal Savings Bank may use the net proceeds it receives to fund new loans, purchase investment securities, increase the volume of purchased loans,  acquire financial institutions or financial services companies, build new branches or acquire branches, repay debt or for other general corporate purposes.   Capitol Federal Savings Bank intends to increase the amount of one- to four-family loans purchased compared to its historical levels.  If additional volumes of one- to four-family loans meeting our underwriting criteria are not available for purchase at acceptable prices, these funds will be used to purchase mortgage backed securities (MBS) and other investment securities, which may generate a lower yield.

With the exception of the loan to the employee stock ownership plan, the cash contribution to the charitable foundation and the repayment of outstanding debentures, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications.  We have not established a timetable for reinvesting the net proceeds, and we cannot predict how long reinvesting the net proceeds will require.

The future price of the shares of common stock may be less than the $10.00 purchase price per share in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price in the offering.  In several cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price.  The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal.  The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock.  The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time.  After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of Capitol Federal Financial, Inc. and the outlook for the financial services industry in general.  Price fluctuations may be unrelated to the operating performance of particular companies.

You may not revoke your decision to purchase Capitol Federal Financial, Inc. common stock in the subscription or community offering after you send us your subscription.

Funds submitted or automatic withdrawals authorized in the connection with a purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the conversion and offering, including any extension of the expiration date.  Because completion of the conversion and offering will be subject to regulatory approvals and an update of the independent appraisal prepared by RP Financial, LC., among other factors, there may be one or more delays in the completion of the conversion and offering.  Orders submitted in the subscription and community offerings are irrevocable, and subscribers will have no access to subscription funds unless the offering is terminated, or extended beyond [      ], 2010, or the number of shares to be sold in the offering is increased to more than 195,500 ,000 shares or decreased to less than 144,500 ,000 shares.

Our return on equity initially will be low compared to our historical performance.  A lower return on equity may negatively impact the trading price of our common stock.

Net income divided by average stockholders’ equity, known as return on average equity , is a ratio many investors use to compare the performance of a financial institution to its peers.  Our return on average equity ratio, annualized, for the six months ended March 31, 2010 was 7.49 % compared to an average return on equity of (0.42)% based on trailing twelve-month earnings for all publicly traded fully converted savings institutions as of March 31, 2010 .  Although we expect that our net income will increase following the offering, our return on average equity may decrease as a result of the additional capital that we will raise in the offering.  For example, our pro forma return on equity for the six months ended March 31, 2010 was 3. 26% assuming the sale of shares at the maximum of the offering range.  Over time, we intend to use the net proceeds from the offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is comparable to our historical performance.  This goal may take a number of years to achieve, and we may never achieve it.  Consequently, you should not expect a return on equity similar to our current return on equity in the near future.  Failure to achieve a competitive return on equity may make an investment in our common stock unattractive to some investors and may cause our common stock to trade at lower prices than comparable companies with higher returns on equity.  See “Pro Forma Data” for an illustration of the financial impact of the offering.

The ownership interest of management and employees could enable insiders to make more difficult a merger that may provide stockholders a premium for their shares.

The shares of common stock that our directors and officers intend to purchase in the offering, when combined with the shares that they will receive in exchange for their existing shares of CFF common stock, are expected to result in management and the board controlling approximately 2. 64 % of our outstanding shares of common stock at the midpoint of the offering range.  In addition, our employee stock ownership plan is expected to own 6.2 % of the shares of common stock outstanding upon completion of the conversion and offering.  Additional stock options and shares of common stock also would be granted to our directors and employees if a stock-based incentive plan is adopted in the future.  This would result in management and employees controlling a significant percentage of our shares of common stock.  If these individuals were to act together, they could have influence over the outcome of any stockholder vote.  This voting power may discourage a potential sale of Capitol Federal Financial, Inc. that our stockholders may desire.

The implementation of the stock-based incentive plan may dilute your ownership interest.

We intend to adopt a new stock-based incentive plan following the offering, subject to receipt of stockholder approval.  This stock-based incentive plan may be funded either through open market purchases or from the issuance of authorized but unissued shares of common stock of Capitol Federal Financial, Inc.  While our intention is to fund this plan through open market purchases, stockholders would experience a 4.80% reduction in ownership interest at the maximum of the offering range in the event newly issued shares of our common stock are used to fund stock options and shares of restricted common stock under the plan in an amount equal to 5.0% and 2.0%, respectively, of the shares sold in the offering.

The implementation of the stock-based benefit plan will be subject to stockholder approval .  Historically , the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

Additional expenses following the conversion from the compensation and benefit expenses associated with the implementation of the new stock-based incentive benefit plan will adversely affect our profitability.

We intend to adopt a new stock-based incentive plan after the offering, subject to stockholder approval, pursuant to which plan participants would be awarded restricted shares of our common stock (at no cost to them) and options to purchase shares of our common stock.

Following the offering, our non-interest expenses are likely to increase as we will recognize additional annual employee compensation and benefit expenses related to the shares granted to employees and executives under our stock-based incentive plan.   The actual amount of these new stock-related compensation and benefit expenses is subject to applicable accounting practices which require that expenses be based on the fair market value of the shares of common stock at specific points in the future; however, we expect them to be material.  In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts (i.e., as the loan used to acquire these shares is repaid), and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients.  The expense in the first year following the offering has been estimated to be approximately $ 12.6 million ($ 9.1 million after tax), assuming all restricted shares are awarded and all options are granted under the plan, at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value.  Actual expenses, however, may be higher or lower, depending on the price of our common stock and the actual number of restricted shares awarded or options granted .  For further discussion of our proposed stock-based plans, see “Management — Compensation Discussion and Analysis” and “Note 10 of the Notes to Consolidated Financial Statements.”

The contribution to the charitable foundation will adversely affect net income.

Subject to member and stockholder approval, we intend to contribute $40 million in cash to the Capitol Federal Foundation in connection with the conversion.  The contribution will have an adverse effect on our net income for the quarter and year in which we make the contribution to the charitable foundation.  The after-tax expense of the contribution will reduce net income by approximately $24.7 million.  We had net income of $ 35.6  million for the six  months ended March 31, 2010 and $66.3 million for the year ended September 30, 2009, respectively.

Various factors may make takeover attempts more difficult to achieve.

Our Board of Directors has no current intention to sell control of Capitol Federal Financial, Inc.  Provisions of our articles of incorporation and bylaws, federal regulations, Maryland law and various other factors may make it more difficult for companies or persons to acquire control of Capitol Federal Financial, Inc. without the consent of our Board of Directors.  You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock.  The factors that may discourage takeover attempts or make them more difficult include:

●
Office of Thrift Supervision Regulations.  Office of Thrift Supervision regulations prohibit, for three years following the completion of a conversion, the direct or indirect acquisition of more than 10% of any class of equity security of a savings institution or holding company regulated by the Office of Thrift Supervision without the prior approval of the Office of Thrift Supervision.

●
Articles of incorporation and statutory provisions.  Provisions of the articles of incorporation and bylaws of Capitol Federal Financial, Inc. and Maryland law may make it more difficult and expensive to pursue a takeover attempt that management opposes, even if the takeover is favored by a majority of our stockholders.  These provisions also would make it more difficult to remove our current Board of Directors or management, or to elect new directors.  Specifically, under our articles of incorporation, any person who acquires more than 10% of the common stock of Capitol Federal Financial, Inc. without the prior approval of its Board of Directors would be prohibited from engaging in any type of business combination with Capitol Federal Financial, Inc. unless such business combination was approved by a super-majority stockholder vote or met minimum price requirements.  Additional provisions include limitations on voting rights of beneficial owners of more than 10% of our common stock, the election of directors to staggered terms of three years and not permitting cumulative voting in the election of directors.  Our bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations and qualification for service on the Board of Directors .

●
Charter of Capitol Federal Savings Bank.  The charter of Capitol Federal Savings Bank provide that for a period of five years from the closing of the conversion and offering, no person other than Capitol Federal Financial, Inc. may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Capitol Federal Savings Bank.  This provision does not apply to any tax-qualified employee benefit plan of Capitol Federal Savings Bank or Capitol Federal Financial, Inc. or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Capitol Federal Financial, Inc. or any of its subsidiaries, so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner, directly or indirectly, of more than 10% of any class of equity securities of Capitol Federal Savings Bank.  In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

●
Issuance of stock options and restricted stock.  We also intend to issue stock options and shares of restricted stock to key employees and directors that will require payments to these persons in the event of a change in control of Capitol Federal Financial, Inc.  These payments may have the effect of increasing the costs of acquiring Capitol Federal Financial, Inc., thereby discouraging future takeover attempts.

●
Change of control severance agreements.  Capitol Federal Financial, Inc. has change of control severance agreements with executive officers which will remain in effect following the stock offering.  These agreements may have the effect of increasing the costs of acquiring Capitol Federal Financial, Inc., thereby discouraging future takeover attempts.

There will be a decrease in stockholders’ rights for existing stockholders of CFF.

As a result of the conversion, existing stockholders of CFF will become stockholders of Capitol Federal Financial, Inc.  Some rights of stockholders of Capitol Federal Financial, Inc. will be reduced compared to the rights stockholders currently have in CFF.  The reduction in stockholder rights results from differences between the federal and Maryland charters and bylaws, and from distinctions between federal and Maryland law.  Many of the differences in stockholder rights under the articles of incorporation and bylaws of Capitol Federal Financial, Inc. are not mandated by Maryland law but have been chosen by management as being in the best interests of Capitol Federal Financial, Inc. and its stockholders.  The articles of incorporation and bylaws of Capitol Federal Financial, Inc. include the following provisions: (i) approval by at least a majority of outstanding shares required to remove a director for cause; (ii) greater lead time required for stockholders to submit proposals for new business or to nominate directors; and (iii) approval by at least 80% of outstanding shares of capital stock entitled to vote generally is required to amend the bylaws and certain provisions of the articles of incorporation.  See “Comparison of Stockholders’ Rights For Existing Stockholders of CFF” for a discussion of these differences.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
OF
CFF AND SUBSIDIARY

The summary financial information presented below is derived in part from the consolidated financial statements of CFF and its subsidiary.  The information at March 31, 2010 and 2009 and for the years ended September 30, 2009, 2008 and 2007 is derived in part from the audited consolidated financial statements of CFF that appear in this prospectus.  The information at September 30, 2007, 2006 and 2005, and for the years ended September 30, 2006 and 2005, is derived in part from audited consolidated financial statements that do not appear in this prospectus.  The operations data for the six months ended March 31, 2010 and 2009 and the balance sheet data at March 31, 2010 were not audited.  However, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made.  The results of operations for the six months ended March 31, 2010 are not necessarily indicative of the results of operations that may be expected for the entire fiscal year.  The following information is only a summary and you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and notes thereto contained elsewhere in this prospectus.

	At
	March 31,	At Year Ended September 30,
	2010	2009	2008	2007	2006	2005
	(Dollars and share counts in thousands, except per share amounts)
Selected Balance Sheet Data:
Total assets	$8,485,465	$8,403,680	$8,055,249	$7,675,886	$8,199,073	$8,409,687
Loans receivable, net	5,380,852	5,603,965	5,320,780	5,290,071	5,221,117	5,464,130
Investment securities:
Available-for-sale (AFS)	141,893	234,784	49,586	102,424	189,480	--
Held-to-maturity (HTM)	828,538	245,920	92,773	421,744	240,000	430,499
Mortgage-backed securities (MBS):
Trading	--	--	--	--	396,904	--
AFS	1,212,991	1,389,211	1,484,055	402,686	556,248	737,638
HTM	544,319	603,256	750,284	1,011,585	1,131,634	1,407,616
Capital stock of Federal Home Loan Bank (FHLB)	135,050	133,064	124,406	139,661	165,130	182,259
Deposits	4,319,066	4,228,609	3,923,883	3,922,782	3,900,431	3,960,297
Advances from FHLB	2,395,842	2,392,570	2,447,129	2,732,183	3,268,705	3,426,465
Other borrowings	713,609	713,609	713,581	53,524	53,467	53,410
Stockholders’ equity	946,073	941,298	871,216	867,631	863,219	865,063
Book value per share	12. 91	12.85	11.93	11.88	11.89	11.91

	Six Months Ended March 31,		Year Ended September 30,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars and share counts in thousands, except per share amounts)
Selected Operations Data:
Total interest and dividend income	$192,594	$209,608	$412,786	$410,806	$411,550	$410,928	$400,107
Total interest expense	105,057	122,528	236,144	276,638	305,110	283,905	244,201
Net interest and dividend income	87,537	87,080	176,642	134,168	106,440	127,023	155,906
Provision (recovery) for loan losses	6,315	2,656	6,391	2,051	(225)	247	215
Net interest and dividend income after provision (recovery) for loan losses	81,222	84,424	170,251	132,117	106,665	126,776	155,691
Retail fees and charges	8,936	8,561	18,023	17,805	16,120	17,007	16,029
Other income	10,731	5,017	10,571	12,222	7,846	7,788	7,286
Total other income	19,667	13,578	28,594	30,027	23,966	24,795	23,315
Total other expenses	45,849	44,182	93,621	81,989	77,725	72,868	73,631
Income before income tax expense	55,040	53,820	105,224	80,155	52,906	78,703	105,375
Income tax expense	19,405	19,836	38,926	29,201	20,610	30,586	40,316
Net income	$35,635	$33,984	$66,298	$50,954	$32,296	$48,117	$65,059

Basic earnings per share	$0. 49	$0. 46	$0.91	$0.70	$0.44	$0.66	$0.90
Average shares outstanding	73, 241	73, 088	73,144	72,939	72,849	72,595	72,506
Diluted earnings per share	$0. 49	$0. 46	$0.91	$0.70	$0.44	$0.66	$0.89
Average diluted shares outstanding	73, 264	73, 168	73,208	73,013	72,970	72,854	73,082
Dividends paid per public share (1)	$1.29	$1.11	$2.11	$2.00	$2.09	$2.30	$2.00

(footnotes begin on next page)

	At or For the Six Months
	Ended
	March 31,		At and for Year Ended September 30,
	2010		2009		2008		2007		2006		2005
Selected Performance and Financial Ratios and Other Data:

Performance Ratios:
Return on average assets	0.85%		0.81%		0.65%		0.41%		0.58%		0.77%
Return on average equity	7.49		7.27		5.86		3.72		5.58		7.62
Dividend payout ratio	76.91		66.47		81.30		133.14		97.41		62.59
Ratio of operating expense to average total assets	1. 09		1.14		1.04		0.98		0.88		0.87
Efficiency ratio(2)	42.77		45.62		49.93		59.60		48.03		41.19

Ratio of average interest-earning assets to average interest-bearing liabilities	1. 11	x	1.12	x	1.12	x	1.12	x	1.11	x	1.10	x
Interest rate spread information:
Average during period	1. 84%		1.86%		1.35%		0.93%		1.19%		1.59%
End of period	1. 83		1.89		1.70		0.89		1.07		1.46
Net interest margin	2. 14		2.20		1.75		1.36		1.57		1.87
Asset Quality Ratios:
Non-performing assets to total assets	0. 48		0.46		0.23		0.12		0.10		0.08
Non-performing loans to total loans	0. 63		0.55		0.26		0.14		0.11		0.09

Allowance for loan losses to non-performing loans	43.30		32.83		42.37		56.87		79.03		89.14
Allowance for loan losses to loans receivable, net	0. 27		0.18		0.11		0.08		0.08		0.08
Net charge-offs during the period to average loans outstanding	0. 03		0.04		*		*		*		*
Capital Ratios:
Equity to total assets at end of period (3)	11. 15		11.20		10.82		11.30		10.53		10.29
Average equity to average assets	11.33		11.08		11.05		10.91		10.47		10.05

Regulatory Capital Ratios of Bank:
Tangible equity	10. 0		10.0		10.0		10.3		9.5		9.1
Tier 1 (core) capital	10. 0		10.0		10.0		10.3		9.5		9.1
Tier 1 (core) risk-based capital	23. 6		23.2		23.1		22.9		22.6		21.3
Total risk-based capital	23.9		23.3		23.0		22.8		22.5		21.3

Other Data:
Number of traditional offices	35		33		30		29		29		29
Number of in-store offices	10		9		9		9		9		8

(1)
For all periods shown, Capitol Federal Savings Bank MHC, which owns a majority of the outstanding shares of CFF common stock, waived its right to receive dividends paid on CFF common stock with the exception of the $0.50 per share dividend paid on 500,000 shares in February 2010 and 2005.  Public shares exclude shares held by Capitol Federal Savings Bank MHC, as well as unallocated shares held in the employee stock ownership plan.

(2)	Non-interest expense divided by net interest and dividend income plus non-interest income.
(3)	CFF has no intangible assets.

*	Less than 0.01%

FORWARD-LOOKING STATEMENTS

This prospectus contains forward looking statements which are made in good faith by us These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond our control.  The words may, could, should, would, believe, anticipate, estimate, expect, intend, plan and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause our future results to differ materially from the plans, objectives, goals, expectations, anticipations, estimates and intentions expressed in the forward-looking statements:

●	our ability to continue to maintain overhead costs at reasonable levels;

●	our ability to continue to originate a significant volume of one- to four-family mortgage loans in our market area;

●	our ability to acquire funds from or invest funds in wholesale or secondary markets;

●	the future earnings and capital levels of Capitol Federal Savings Bank, which could affect the ability of Capitol Federal Financial, Inc. to pay dividends in accordance with its dividend policies;

●	fluctuations in deposit flows, loan demand, and/or real estate values, which may adversely affect our business;

●
the credit risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

●
results of examinations of Capitol Federal Savings Bank by its primary regulator, the Office of Thrift Supervision, including the possibility that the Office of Thrift Supervision may, among other things, require Capitol Federal Savings Bank to increase its allowance for loan losses;

●	the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations;

●	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

●	the effects of, and changes in, foreign and military policies of the United States government;

●	inflation, interest rate, market and monetary fluctuations;

●	our ability to access cost-effective funding;

●
the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

●	the willingness of users to substitute competitors’ products and services for our products and services;

●	our success in gaining regulatory approval of our products and services and branching locations, when required;

●
the impact of changes in financial services laws and regulations, including laws concerning taxes, banking securities and insurance and the impact of other governmental initiatives affecting the financial services industry;

●	implementing business initiatives may be more difficult or expensive than anticipated;

●	technological changes;

●	acquisitions and dispositions;

●	changes in consumer spending and saving habits; and

●	our success at managing the risks involved in our business.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.  Please see “Risk Factors” beginning on page [      ].

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the aggregate net proceeds will be between $1. 39 billion and $ 1.88 billion.

We intend to distribute the net proceeds from the stock offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	144,500 ,000 Shares		170 ,000,000 Shares		195,500 ,000 Shares
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$1,445,000		$1, 700 ,000		$1,955,000
Less offering expenses	54,300		62,830		71,359
Net offering proceeds	$1,390,700	100.0%	$1,637,170	100.0%	$1,883,641	100.0%

Distribution of net proceeds:
To Capitol Federal Savings Bank	$695,350	50.0%	$818,585	50.0%	$941,820	50.0%
To fund the loan to employee stock ownership plan	57,800	4.2	68 ,000	4.2	78,200	4. 2
To repay outstanding debentures	53,609	3. 9	53,609	3. 3	53,609	2. 8
Cash contributed to foundation	40,000	2. 9	40,000	2. 4	40,000	2. 1
Retained by Capitol Federal Financial, Inc.	$543,941	39. 0%	$656,976	40. 1%	$770,011	40.9%

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Capitol Federal Savings Bank’s deposits.  The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates.  For example, our expenses would increase if a larger percentage of shares than we have assumed are sold in the syndicated offering rather than in the subscription and community offerings.

Capitol Federal Financial, Inc.  Intends to Use the Proceeds it Retains From the Offering:

●	to pay cash dividends to stockholders;

●	to repurchase shares of our common stock for, among other things, the funding of our stock-based incentive plan;

●	to invest in securities;

●
to finance, where opportunities are presented, the acquisition of financial institutions or other financial service companies primarily in, or adjacent to, our market areas, although we do not currently have any understandings or agreements regarding any specific acquisition transaction; and

●	for other general corporate purposes.

As reflected in the table above, Capitol Federal Financial, Inc. also intends to fund a loan to the employee stock ownership plan to purchase shares of common stock in the offering, make a $40.0 million cash contribution to the Capitol Federal Foundation and repay outstanding debentures totaling $53.6 million.  Initially, a substantial portion of the net proceeds will be invested in short-term investments and government agency backed mortgage-backed securities, as well as investment-grade debt obligations.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except to fund certain stock-based plans or, with prior regulatory approval, when extraordinary circumstances exist.

Capitol Federal Savings Bank Intends to Use the Net Proceeds it Receives From the Offering:

●	to increase our emphasis on loan purchases, subject to underwriting standards and availability;

●	to support internal growth through lending in the communities we serve;

●	to enhance existing products and services and support the development of new products and services by investing, for example, in technology to support growth and enhanced customer service;

●	to invest in securities;

●
to finance the acquisition of branches from other financial institutions or build or lease new branch facilities primarily in, or adjacent to, the State of Kansas although we do not currently have any agreements or understandings regarding any specific acquisition transaction; and

●	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments and government agency backed mortgage-backed securities, as well as investment-grade debt obligations.   We also intend to purchase loans in the future that meet our underwriting standards.  These standards include the full documentation of loans, combined loan to value ratios less than 80% and credit scores above 700.  We will avoid market areas that have traditionally underperformed and will look to those areas where there have been low incidents of non-performing loans.  Purchased loans will be required to be current for the last twelve months.  We will purchase new adjustable rate loans and adjustable rate loans that have been amortizing for more than twelve months, fifteen year loans and will consider the purchase of thirty-year fixed rate loans to the extent we remain in compliance with board established interest rate risk limits.  We will buy loans originated in or prior to 2004 or after June 2008.  The maximum individual loan amount we will purchase is $1.0 million.

The use of proceeds may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions and overall market conditions.  Our business strategy for the deployment of the net proceeds raised in the offering is discussed in more detail in “Summary — Reasons for the Conversion and the Offering.”

Our return on equity may be relatively low unless and until we are able to effectively reinvest the additional capital raised in the offering, which may negatively affect the value of our common stock.  See “Risk Factors — Our return on equity will initially be low compared to our historical performance.  A lower return on equity may negatively impact the trading price of our common stock.”

OUR POLICY REGARDING DIVIDENDS

During the six months ended March 31, 2010 , CFF paid two quarterly cash dividends of $0.50 per share each , which equals $2.00 per share on an annualized basis.  In addition, we paid a year end cash dividend of $0.29 per share. After the conversion, we intend to continue to pay cash dividends on a quarterly basis, although at a reduced level per share.  It is currently anticipated that the dividend yield will be 3.0%, based on the $10.00 per share offering price.  We intend to continue our prior practice of paying a special year-end dividend when earnings are sufficient to support the special dividend payment.  We expect that the timing of quarterly and special dividend payments will be consistent with our current practice .  The dividend rate and the continued payment of dividends also will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions.  No assurance can be given that we will continue to pay dividends or that they will not be reduced or eliminated in the future.

Under the rules of the Office of Thrift Supervision, Capitol Federal Savings Bank will not be permitted to pay dividends on its capital stock to Capitol Federal Financial, Inc., its sole stockholder, if Capitol Federal Savings Bank’s stockholder’s equity would be reduced below the amount of the liquidation account established in connection with the conversion.  In addition, Capitol Federal Savings Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized.  See “The Conversion and Offering — Liquidation Rights.”

Capitol Federal Financial, Inc.’s ability to pay dividends will depend on net proceeds of the offering retained by us and earnings thereon, as well as dividends from Capitol Federal Savings Bank.  Our payment of dividends will also be subject to state law limitations and the liquidation account established in connection with the conversion.  Maryland law generally limits dividends to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent.

Finally, pursuant to Office of Thrift Supervision regulations, during the three-year period following the conversion, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

See “Selected Consolidated Financial and Other Data of CFF and Subsidiary” and “Market for the Common Stock” for information regarding our historical dividend payments.

MARKET FOR THE COMMON STOCK

CFF’s common stock currently trades on the Nasdaq Global Select Market under the symbol CFFN.  Upon completion of the offering, the shares of common stock of Capitol Federal Financial, Inc. will replace CFF’s shares of common stock.  We expect that Capitol Federal Financial, Inc.’s shares of common stock will trade on the Nasdaq Global Select Market under the trading symbol CFFND for a period of 20 trading days following the completion of the offering.  Thereafter, the trading symbol will revert to CFFN.  In order to list our common stock on the Nasdaq Global Select Market, we are required to have at least three broker-dealers who will make a market in our common stock.  CFF currently has 21 registered market makers.

The following table sets forth the high and low trading prices for shares of CFF common stock and cash dividends paid per share for the periods indicated.  As of March 31, 2010 , there were 20,983,705 shares of CFF common stock issued and outstanding (excluding shares held by Capitol Federal Savings Bank MHC).

Year Ending September 30, 2010	High	Low	Dividend Paid Per Share
Third quarter (through _____, 2010)	$ [ ]	$ [ ]	$0.50
Second quarter	38.20	30.76	0 .50
First quarter	33.36	28.19	0 .79

Year Ending September 30, 2009	High	Low	Dividend Paid Per Share
Fourth quarter	$39.29	$30.24	$0 .50
Third quarter	44.93	34.91	0 .50
Second quarter	45.77	33.02	0 .50
First quarter	47.64	33.06	0 .61

Year Ending September 30, 2008	High	Low	Dividend Paid Per Share
Fourth quarter	$51.56	$36.06	$0 .50
Third quarter	41.45	36.82	0 .50
Second quarter	38.60	27.63	0 .50
First quarter	36.09	30.47	0 .50

On May 5, 2010, the business day immediately preceding the public announcement of the conversion, the closing price of CFF common stock as reported on the Nasdaq Global Select Market was $ 37.08 per share.  At [     ]  2010, the closing price of CFF’s common stock was $[      ], and there were approximately 9,395 stockholders of record.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At March 31, 2010 , Capitol Federal Savings Bank exceeded all of the applicable regulatory capital requirements.  The table below sets forth the historical equity capital and regulatory capital of Capitol Federal Savings Bank at March 31, 2010 , and the pro forma regulatory capital of Capitol Federal Savings Bank, after giving effect to the sale of Capitol Federal Financial, Inc.’s shares of common stock at a $10.00 per share purchase price.  Accordingly, the table assumes the receipt by Capitol Federal Savings Bank of 50% of the net proceeds.  See “How We Intend to Use the Proceeds from the Offering.”

	Capitol Federal Savings Bank
	Historical at		Pro Forma at March 31, 2010 Based Upon the Sale at $10.00 Per Share
	March 31, 2010		144,500 ,000 Shares		170 ,000,000 Shares		195,500 ,000 Shares
		Percent		Percent		Percent		Percent
		of		of		of		of
	Amount	Assets(1)	Amount	Assets(1)	Amount	Assets(1)	Amount	Assets(1)
	(Dollars in thousands)
Equity capital	$873,053	10. 27%	$1,481,703	16.11%	$1,589,638	17. 05%	$1,697,573	17.97%

Core (leverage) capital(2)	$841,861	9.96%	$1,450,511	15.85%	$1,558,446	16.81%	$1,666,381	17.74%
Core (leverage) requirement	422,694	5.00	457,462	5.00	463,624	5.00	469,785	5.00
Excess	$419,167	4.96%	$993,049	10.85%	$1,094,822	11.81%	$1,196,596	12.74%

Tier I risk-based capital(2)(3)	$841,861	23.62%	$1,450,511	39.16%	$1,558,446	41.80%	$1,666,381	44.40%
Tier I requirement	213, 896	6.00	222, 240	6.00	223, 719	6.00	225, 198	6.00
Excess	$627,965	17.62%	$1,228,271	33.16%	$1,334,727	35.80%	$1,441,183	38. 40%

Total risk-based capital(2)(3)	$852,065	23.90%	$1,460,715	39.44%	$1,568,650	42.07%	$1,676,585	44.67%
Risk-based requirement	356,494	10.00	370, 401	10.00	372,865	10.00	375, 330	10.00
Excess	$495,571	13.90%	$1,090,314	29.44%	$1,195,785	32.07%	$1,301,255	34.67%

Reconciliation of capital infused into Capitol Federal Savings Bank:
Net proceeds			$695,350		$818,585		$941,820
Less:
Common stock acquired by employee stock ownership plan			(57,800)		(68,000)		(78,200)
Common stock acquired by stock-based incentive plan			(28,900)		(34,000)		(39,100)
Pro forma increase in GAAP and regulatory capital(3)			$608,650		$716,585		$824,520

(1)
Core capital levels are shown as a percentage of total adjusted assets.  Risk-based capital levels are shown as a percentage of risk-weighted assets.  Capital requirements of 4.0%, 5.0% and 10% for core (leverage), Tier I risk-based and Total risk-based capital reflect “well capitalized” status under prompt corrective action provisions.

(2)
Pro forma capital levels assume that we fund the stock-based incentive plans with purchases in the open market equal to 2.0% of the shares of common stock sold in the stock offering at a price equal to the price for which the shares of common stock are sold in the stock offering, and that the employee stock ownership plan purchases 4.0% of the shares of common stock sold in the stock offering with funds we lend.  Pro forma GAAP and regulatory capital have been reduced by the amount required to fund both of these plans.  See “Management” for a discussion of the stock-based benefit plan and employee stock ownership plan.

(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of CFF at March 31, 2010 and the pro forma consolidated capitalization of Capitol Federal Financial, Inc. after giving effect to the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	CFF	Capitol Federal Financial, Inc. $10.00 Per Share Pro Forma Based on the Sale of
	Historical at March 31, 2010	144,500,000 Shares	170,000,000 Shares	195,500,000 Shares
	(Dollars in thousands)
Deposits(1)	$4,319,066	$4,318,806	$4,318,806	$4,318,806
Borrowed funds	3,055,842	3,055,842	3,055,842	3,055,842
Debentures	53,609	--	--	--
Total deposits and borrowed funds	$7,428,517	$7,374,648	$7,374,648	$7,374,648
Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized (post-conversion)(2)	$--	$--	$--	$--
Common stock $0.01 par value, 1,400,000,000 shares authorized (post-conversion); shares to be issued as reflected(2)(3)	915	2,048	2,410	2,771
Paid-in capital(2)	455,413	1,844,980	2,091,088	2,337,198
Retained earnings(4)	789,831	789,831	789,831	789,831
Accumulated other comprehensive income	30,765	30,765	30,765	30,765
Plus:
Capitol Federal Savings Bank MHC capital contribution	--	466	466	466
Less:
Treasury stock, at cost	(323,453)	(323,453)	(323,453)	(323,453)
After-tax expense of contribution to charitable foundation(5)	--	(24,672)	(24,672)	(24,672)
Common stock acquired by employee stock ownership plan (6)	(7,057)	(64,857)	(75,057)	(85,257)
Common stock acquired by the stock-based incentive plan(7)	(341)	(29,241)	(34,341)	(39,441)
Total stockholders’ equity	$946,073	$2,225,867	$2,457,037	$2,688,208

Shares outstanding:
Total shares outstanding	73,983,078	204,828,085	240,974,218	277,120,351
Exchange shares issued	--	60,328,085	70,974,218	81,620,351
Shares offered for sale	--	144,500,000	170,000,000	195,500,000

Total stockholders’ equity as a percentage of total assets	11.15%	22.92%	24.71%	26.42%

(1)
Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering.  These withdrawals would reduce pro forma deposits by the amount of the withdrawals.  On a pro forma basis, it also reflects a transfer to equity of $ 260 thousand from Capitol Federal Savings Bank MHC consisting of deposits held at Capitol Federal Savings Bank and tax benefits held by Capitol Federal Savings Bank MHC.

(2)
CFF currently has 50,000,000 authorized shares of preferred stock and 450,000,000 authorized shares of common stock, par value $0.01 per share.  On a pro forma basis, Capitol Federal Financial, Inc. common stock and additional paid-in capital have been revised to reflect the number of shares of Capitol Federal Financial, Inc. common stock to be outstanding, which is 204,828,085 shares, 240,974,218 shares and 277,120,351 shares at the minimum, midpoint and maximum of the offering range, respectively.

(3)
No effect has been given to the issuance of additional shares of Capitol Federal Financial, Inc. common stock pursuant to stock options to be granted under a stock-based incentive plan.  An amount up to 5.0% of the shares of Capitol Federal Financial, Inc. common stock sold in the offering may be reserved for issuance upon the exercise of options.  No effect has been given to the exercise of options currently outstanding.  See “Management - Benefits to be Considered Following Completion of the Conversion.”

(4) (5)
The retained earnings of Capitol Federal Savings Bank will be substantially restricted after the conversion.  See “The Conversion and Offering - Liquidation Rights” and “Supervision and Regulation.”
Represents the expense of the contribution to the charitable foundation based on a 38.32% tax rate. The realization of the deferred tax benefit is limited annually to a maximum deduction for charitable contributions equal to 10% of our annual taxable income, subject to our ability to carry forward for federal or state purposes any unused portion of the deduction for the five years following the year in which the contribution is made.

(6)
Assumes that 4.0% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Capitol Federal Financial, Inc.  The loan will have a term of 30 years and an interest rate equal to the prime rate as published in The Wall Street Journal, and be repaid principally from Capitol Federal Savings Bank’s contributions to the employee stock ownership plan.  Since Capitol Federal Financial, Inc. will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Capitol Federal Financial, Inc.’s consolidated financial statements.  Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(7)
Assumes at the minimum, midpoint and maximum of the offering range that a number of shares of common stock equal to 2.0% of the shares of common stock to be sold in the offering will be purchased by the stock-based incentive plan in open market purchases.  The stock-based incentive plan will be submitted to a vote of stockholders following the completion of the offering.  The funds to be used by the stock-based incentive plan to purchase the shares will be provided by Capitol Federal Financial, Inc.  The dollar amount of common stock to be purchased is based on the $10.00 per share offering price and represents unearned compensation.  This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering.  As Capitol Federal Financial, Inc. accrues compensation expense to reflect the vesting of shares pursuant to the stock-based incentive plan, the credit to capital will be offset by a charge to operations.  If the shares to fund the plan (restricted stock awards and stock options) are assumed to come from authorized but unissued shares of Capitol Federal Financial, Inc., the number of outstanding shares at the minimum, midpoint and maximum of the offering range would be 214,943,085, 252,874,218 and 290,805,351 respectively, total stockholders’ equity would be $2. 26 billion, $2. 49 billion and $2. 73 billion, respectively, and total stockholders’ ownership in Capitol Federal Financial, Inc. would be diluted by approximately 4. 71 % at the maximum of the offering range.

PRO FORMA DATA

The following tables summarize historical data of CFF and pro forma data at and for the six months ended March 31, 2010 and the year ended September 30, 2009.  This information is based on assumptions set forth below and in the tables, and should not be used as a basis for projections of market value of the shares of common stock following the offering.  Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation account to be established in the conversion or, in the unlikely event of a liquidation of Capitol Federal Savings Bank or the tax effect of the recapture of the bad debt reserve.  See “The Conversion and Reorganization — Liquidation Rights.”

The net proceeds in the tables are based upon the following assumptions:

(i)
30% of all shares of common stock will be sold in the subscription and community offerings, including shares purchased by insiders and the employee stock ownership plan, with the remaining shares to be sold in the syndicated offering;

(ii)	205 ,000 shares of common stock will be purchased by our executive officers and directors and their associates;

(iii)
our employee stock ownership plan will purchase 4.0% of the shares of common stock sold in the offering, which will be funded with a loan from Capitol Federal Financial, Inc.  The loan will be repaid in substantially equal payments of principal and interest over a period of 30 years;

(iv)
Sandler O’Neill & Partners, L.P. will receive a fee equal to 0.75% of the aggregate gross proceeds received on all shares of common stock sold in the subscription and community offerings and we will pay (a) a management fee of 1.00% of the aggregate dollar amount of the common stock sold in the syndicated offering, 75% of which will be paid to Sandler O’Neill & Partners, L.P. and 25% of which will be paid to Keefe, Bruyette & Woods, Inc., and (b) a selling concession of 3.50% of the actual purchase price of each share of common stock sold in the syndicated offering, which will be allocated to dealers (including Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc.) in accordance with the actual number of shares of common stock sold by such dealers. No fee will be paid with respect to shares of common stock purchased by our qualified and non-qualified employee stock benefit plans, or stock purchased by our officers, directors and employees and their immediate families; and

(v)	total expenses of the offering, excluding the marketing fees to be paid to Sandler O’Neill & Partners, L.P. and other broker-dealers, are estimated to be $6.0 million.

We calculated pro forma consolidated net income for the six months ended March 31, 2010 and for the year ended September 30, 2009 as if the estimated net proceeds we received had been invested at the beginning of the period at an assumed interest rate of 2. 55% (1. 57 % on an after-tax basis).  This interest rate was calculated assuming that net proceeds are placed into a mix of assets yielding the 5 - year Treasury yield prevailing as of March 31, 2010 .  We consider the resulting rate to reflect more accurately the pro forma reinvestment rate than an arithmetic average method in light of current market interest rates.

The pro forma tables give effect to the implementation of a new stock-based incentive plan.  Subject to the receipt of stockholder approval, we have assumed that the stock-based incentive plan will acquire for restricted stock awards a number of shares of common stock equal to 2.0% of the shares of common stock sold in the stock offering at the same price for which they were sold in the stock offering.  We assumed that all of the shares of common stock are granted under the plan in awards that vest over a five-year period.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute 50% of the net proceeds from the stock offering to Capitol Federal Savings Bank, and we will retain the remainder of the net proceeds from the stock offering.  We will use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan, to make the contribution to the charitable foundation and to repay outstanding debentures , and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

●	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering;

●	our results of operations after the stock offering; or

●	changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations.  Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with accounting principles generally accepted in the United States of America ( GAAP ) .  We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value.  Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated.  Per share figures have been calculated based on shares of CFF common stock issued and outstanding.

At or for the Six Months Ended March 31, 2010 Based Upon the Sale at $10.00 Per Share of
144,500 ,000 Shares	170 ,000,000 Shares	195,500 ,000 Shares
(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$1,445,000	$1,700,000	$1,955,000
Market value of shares issued in the exchange	603,281	709,742	816,204
Pro forma market capitalization	$2,048,281	$2,409,742	$2,771,204

Gross proceeds of offering	$1,445,000	$1,700,000	$1,955,000
Less: Expenses	54,300	62,830	71,359
Estimated net proceeds	1,390,700	1,637,170	1,883,641
Less: Common stock purchased by employee stock ownership plan	(57,800)	(68,000)	(78,200)
Less: Cash contribution to charitable foundation	(40,000)	(40,000)	(40,000)
Less: Common stock purchased by the stock-based incentive plan	(28,900)	(34,000)	(39,100)
Estimated net proceeds, as adjusted	$1,264,000	$1,495,170	$1,726,341

For the Six Months Ended March 31, 2010
Consolidated net income:
Historical	$35,635	$35,635	$35,635
Pro forma adjustments:
Income on adjusted net proceeds	9,940	11,758	13,576
Employee stock ownership plan(1)	(594)	(699)	(804)
Shares granted under the stock based incentive plan(2)	(1,783)	(2,097)	(2,412)
Options granted under the stock-based incentive plan(3)	(1,588)	(1,868)	(2,148)
Pro forma net income	$41,611	$42,729	$43,847

Net income per share(4):
Historical	$0.18	$0.15	$0.13
Pro forma adjustments:
Income on adjusted net proceeds	0.05	0.05	0.05
Employee stock ownership plan(1)	--	--	--
Shares granted under the stock-based incentive plan(2)	(0.01)	(0.01)	(0.01)
Options granted under the stock-based incentive plan(3)	(0.01)	(0.01)	(0.01)
Pro forma net income per share(4)(5)	$0.21	$0.18	$0.16

Offering price to pro forma net income per share (annualized)	23.81	x	27.78	x	31.25	x
Number of shares used in net income per share calculations(4)	197,089,916	231,870,490	266,651,063

At March 31, 2010
Stockholders’ equity:
Historical	$946,073	$946,073	$946,073
Estimated net proceeds	1,390,700	1,637,170	1,883,641
Capitol Federal Savings Bank MHC capital contribution	466	466	466
Tax benefit of contribution to charitable foundation	15,328	15,328	15,328
Less: Common stock acquired by employee stock ownership plan(1)	(57,800)	(68,000)	(78,200)
Less: Common stock acquired by the stock-based incentive plan(2)	(28,900)	(34,000)	(39,100)
Less: Expense of contribution to charitable foundation	(40,000)	(40,000)	(40,000)
Pro forma stockholders’ equity	$2,225,867	$2,457,037	$2,688,208

Stockholders’ equity per share(6):
Historical	$4.63	$3.94	$3.40
Estimated net proceeds	6.79	6.79	6.80
Capitol Federal Savings Bank MHC capital contribution	--	--	--
Tax benefit of contribution to charitable foundation	0.07	0.06	0.06
Less: Common stock acquired by employee stock ownership plan(1)	(0.28)	(0.28)	(0.28)
Less: Common stock acquired by the stock-based incentive plan(2)	(0.14)	(0.14)	(0.14)
Less: Expense of contribution to charitable foundation	(0.20)	(0.17)	(0.14)
Pro forma stockholders’ equity per share(6)	$10.87	$10.20	$9.70

Offering price as percentage of pro forma stockholders’ equity per share	92.00%	98.04%	103.09%
Number of shares outstanding for pro forma book value per share calculations(7)	204,828,085	240,974,218	277,120,351

(1)
Assumes that 4.0% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan.  For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Capitol Federal Financial, Inc.  The loan will have a term of 30 years and an interest rate equal to the prime rate as published in The Wall Street Journal.  Capitol Federal Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt.  Capitol Federal Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 30 equal annual installments of principal and interest.  Current accounting guidance requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees.  The pro forma adjustments assume that: (i) the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Capitol Federal Savings Bank; (ii) the fair value of the common stock remains equal to the $10.00 subscription price; and (iii) the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 38.32%.  The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity.  No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan.  The pro forma net income further assumes that 96,333, 113,333 and 130,333 shares were committed to be released during the period at the minimum, midpoint and maximum of the offering range, respectively, and that, in accordance with Accounting Standards Codification ( ASC ) 718, Compensation – Stock Compensation , only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(2)
Gives effect to the grant of stock awards pursuant to the stock-based incentive plan expected to be adopted by Capitol Federal Financial, Inc. following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering.  We have assumed that at the minimum, midpoint and maximum of the offering range this plan acquires a number of shares of restricted common stock equal to 2.0% of the shares sold in the offering, either through open market purchases, from authorized but unissued shares of common stock or treasury stock of Capitol Federal Financial, Inc.  Funds used by the stock-based incentive plan to purchase the shares of common stock will be contributed by Capitol Federal Financial, Inc.  In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the shares of common stock were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the offering, and that 10 % of the amount contributed was an amortized expense (based upon a five-year vesting period) during the six months ended March 31, 2010 .  There can be no assurance that the actual purchase price of the shares of common stock granted under the stock-based incentive plan will be equal to the $10.00 subscription price.  If shares are acquired from authorized but unissued shares of common stock or from treasury shares of Capitol Federal Financial, Inc., our net income per share and stockholders’ equity per share may change.  This will also have a dilutive effect of approximately 1.39%  on the ownership interest of stockholders.  The following table shows pro forma net income per share for the six months ended March 31, 2010 and pro forma stockholders’ equity per share at March 31, 2010 , based on the sale of the number of shares indicated, assuming all the shares of common stock to fund the stock awards are obtained from authorized but unissued shares.

At or for the Six Months Ended March 31, 2010	144,500 ,000	170 ,000,000	195,500 ,000
Pro forma net income per share	$0. 21	$0. 18	$0. 16
Pro forma stockholders’ equity per share	$10. 86	$10.20	$9. 75

(3)
Gives effect to the granting of options pursuant to the stock-based incentive plan, which is expected to be adopted by Capitol Federal Financial, Inc. following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering.  We have assumed that options will be granted to acquire shares of common stock equal to 5.0% of the shares sold in the offering.  In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, and the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $ 2 .43 for each option, which was determined using the Black-Scholes option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 3.0%; (iv) expected life of 10 years; (v) expected volatility of 23.90%; and (vi) risk-free interest rate of 3. 84%.  If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of options and the related expense recognized will be different.  The aggregate grant date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options.  There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share.  If a portion of the shares to satisfy the exercise of options under the stock-based incentive plan is obtained from the issuance of authorized but unissued shares of common stock, our net income and stockholders’ equity per share will decrease.  This also will have a dilutive effect of up to 3.41% on the ownership interest of persons who purchase shares of common stock in the offering.

(4)
The number of shares used to calculate pro forma net income per share is equal to the estimated weighted average shares outstanding as of March 31, 2010 , multiplied by the exchange ratio at the minimum, midpoint and maximum, and subtracting the employee stock ownership plan shares which have not been committed for release during the respective periods in accordance with current accounting guidance.  See footnote 1, above.

(5)
The retained earnings of Capitol Federal Savings Bank will be substantially restricted after the conversion.  See “Our Policy Regarding Dividends,” “The Conversion and Offering - Liquidation Rights” and “Supervision and Regulation.”

(6)
Per share figures include publicly held shares of CFF common stock that will be exchanged for shares of Capitol Federal Financial, Inc. common stock in the conversion.  Stockholders’ equity per share calculations are based upon the sum of the (i) number of shares assumed to be sold in the offering; and (ii) shares to be issued in exchange for publicly held shares of CFF common stock .

(7)	The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

At or for the Year Ended September 30, 2009 Based Upon the Sale at $10.00 Per Share of
144,500 ,000 Shares	170 ,000,000 Shares	195,500 ,000 Shares
(Dollars in thousands, except per share amounts)

Gross proceeds of offering	$1,445,000	$1, 700 ,000	$1,955,000
Market value of shares issued in the exchange	603,281	709,742	816,204
Pro forma market capitalization	$2,048,281	$2,409,742	$2,771,204

Gross proceeds of offering	$1,445,000	$1, 700 ,000	$1,955,000
Less: Expenses	54,300	62,830	71,359
Estimated net proceeds	1,390,700	1,637,170	1,883,641
Less: Common stock purchased by employee stock ownership plan	(57,800)	( 68 ,000)	(78,200)
Less: Cash contribution to the charitable foundation	(40,000)	(40,000)	(40,000)
Less: Common stock purchased by the stock-based incentive plan	(28,900)	( 34 ,000)	(39,100)
Estimated net proceeds, as adjusted	$1,264,000	$1,495,170	$1,726,341

For the Year Ended September 30, 2009
Consolidated net income:
Historical	$66,298	$66,298	$66,298
Pro forma adjustments:
Income on adjusted net proceeds	19,881	23,517	27,153
Employee stock ownership plan(1)	(1, 188)	(1, 398)	(1, 608)
Shares granted under the stock based incentive plan(2)	(3, 565)	(4, 194)	(4,823)
Options granted under the stock-based incentive plan(3)	(3,175)	(3,735)	(4,296)
Pro forma net income	$78,251	$80,488	$82,724

Net income per share(4):
Historical	$0. 35	$0. 30	$0. 26
Pro forma adjustments:
Income on adjusted net proceeds	0. 10	0. 10	0. 10
Employee stock ownership plan(1)	(0.01)	(0.01)	(0.01)
Shares granted under the stock-based incentive plan(2)	(0.02)	(0.02)	(0.02)
Options granted under the stock-based incentive plan(3)	(0.02)	(0.02)	(0.02)
Pro forma net income per share(4)(5)	$0. 40	$0. 35	$0. 31

Offering price to pro forma net income per share	25.00	x	28.57	x	32.26	x
Number of shares used in net income per share calculations(4)	196,965,862	231,724,544	266,483,225

At September 30, 2009
Stockholders’ equity:
Historical	$941,298	$941,298	$941,298
Estimated net proceeds	1,390,700	1,637,170	1,883,641
Capitol Federal Savings Bank MHC capital contribution	466	466	466
Tax benefit of contribution to charitable foundation	15,328	15,328	15,328
Less: Common stock acquired by employee stock ownership plan(1)	(57,800)	( 68 ,000)	(78,200)
Less: Common stock acquired by the stock-based incentive plan(2)	(28,900)	( 34 ,000)	(39,100)
Less: Expense of contribution to charitable foundation	(40,000)	(40,000)	(40,000)
Pro forma stockholders’ equity	$2,221,092	$2,452,262	$2,683,433

Stockholders’ equity per share(6):
Historical	$4. 60	$3. 92	$3. 38
Estimated net proceeds	6.79	6.79	6.80
Capitol Federal Savings Bank MHC capital contribution	--	--	--
Tax benefit of contribution to charitable foundation	0.07	0.06	0. 06
Less: Common stock acquired by employee stock ownership plan(1)	(0.28)	(0.28)	(0.28)
Less: Common stock acquired by the stock-based incentive plan(2)	(0.14)	(0.14)	(0.14)
Less: Expense of contribution to charitable foundation	(0. 20)	(0. 17)	(0. 14)
Pro forma stockholders’ equity per share(6)	$10. 84	$10.18	$9. 68

Offering price as percentage of pro forma stockholders’ equity per share	92.25%	98.23%	103.31%
Number of shares outstanding for pro forma book value per share calculations(7)	204,828,085	240,974,218	277,120,351

(1)
Assumes that 4.0% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan.  For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Capitol Federal Financial, Inc.  The loan will have a term of 30 years and an interest rate equal to the prime rate as published in The Wall Street Journal.  Capitol Federal Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt.  Capitol Federal Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 30 equal annual installments of principal and interest.  Current accounting guidance requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees.  The pro forma adjustments assume that: (i) the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Capitol Federal Savings Bank; (ii) the fair value of the common stock remains equal to the $10.00 subscription price; and (iii) the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 38.32%.  The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity.  No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan.  The pro forma net income further assumes that 192 ,667, 226 ,667 and 260 ,667 shares were committed to be released during the period at the minimum, midpoint and maximum of the offering range, respectively, and that, in accordance with ASC 718, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(2)
Gives effect to the grant of stock awards pursuant to the stock-based incentive plan expected to be adopted by Capitol Federal Financial, Inc. following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering.  We have assumed that at the minimum, midpoint and maximum of the offering range this plan acquires a number of shares of restricted common stock equal to 2.0% of the shares sold in the offering, either through open market purchases, from authorized but unissued shares of common stock or treasury stock of Capitol Federal Financial, Inc.  Funds used by the stock-based incentive plan to purchase the shares of common stock will be contributed by Capitol Federal Financial, Inc.  In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the shares of common stock were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the year ended September 30, 2009.  There can be no assurance that the actual purchase price of the shares of common stock granted under the stock-based incentive plan will be equal to the $10.00 subscription price.  If shares are acquired from authorized but unissued shares of common stock or from treasury shares of Capitol Federal Financial, Inc., our net income per share and stockholders’ equity per share may change.  This will also have a dilutive effect of approximately 1.39% (at the maximum of the offering range) on the ownership interest of stockholders.  The following table shows pro forma net income per share for the year ended September 30, 2009 and pro forma stockholders’ equity per share at September 30, 2009, based on the sale of the number of shares indicated, assuming all the shares of common stock to fund the stock awards are obtained from authorized but unissued shares.

At or for the Year Ended September 30, 2009	144,500 ,000	170 ,000,000	195,500 ,000
Pro forma net income per share	$0. 39	$0. 35	$0. 31
Pro forma stockholders’ equity per share	$10. 84	$10.18	$9. 69

(3)
Gives effect to the granting of options pursuant to the stock-based incentive plan, which is expected to be adopted by Capitol Federal Financial, Inc. following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering.  We have assumed that options will be granted to acquire shares of common stock equal to 5.0% of the shares sold in the offering.  In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, and the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $ 2 .43 for each option, which was determined using the Black-Scholes option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 3.0%; (iv) expected life of 10 years; (v) expected volatility of 23.90%; and (vi) risk-free interest rate of 3. 84%.  If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of options and the related expense recognized will be different.  The aggregate grant date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options.  There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share.  If a portion of the shares to satisfy the exercise of options under the stock-based incentive plan is obtained from the issuance of authorized but unissued shares of common stock, our net income and stockholders’ equity per share will decrease.  This also will have a dilutive effect of up to 3.41% on the ownership interest of persons who purchase shares of common stock in the offering.

(4)
The number of shares used to calculate pro forma net income per share is equal to the estimated weighted average shares outstanding for the year ended September 30, 2009, multiplied by the exchange ratio at the minimum, midpoint and maximum and subtracting the employee stock ownership plan shares which have not been committed for release during the respective periods in accordance with current accounting guidance.  See footnote 1, above.

(5)
The retained earnings of Capitol Federal Savings Bank will be substantially restricted after the conversion.  See “Our Policy Regarding Dividends,” “The Conversion and Offering - Liquidation Rights” and “Supervision and Regulation.”

(6)
Per share figures include publicly held shares of CFF common stock that will be exchanged for shares of Capitol Federal Financial, Inc. common stock in the conversion.  Stockholders’ equity per share calculations are based upon the sum of the (i) number of shares assumed to be sold in the offering; (ii) shares to be issued in exchange for publicly held shares of CFF common stock .

(7)	The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

COMPARISON OF VALUATION AND PRO FORMA DATA WITH
AND WITHOUT THE CONTRIBUTION TO THE CHARITABLE FOUNDATION

As reflected in the table below, if the charitable foundation is not funded as part of the stock offering, RP Financial, LC. estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be issued in the stock offering.  At the minimum, midpoint and maximum of the valuation range, our pro forma valuation is $ 2.05 billion, $ 2.41 billion and $2. 77  billion with the charitable foundation, as compared to $ 2.10  billion, $ 2.47  billion and $2. 84  billion, respectively, without the charitable foundation.  There is no assurance that in the event the charitable foundation were not funded, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below.  Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions. If there is a change in the offering range, we will promptly return all funds with interest, and all subscribers will be provided with updated information and given the opportunity to place a new order.

For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the six months ended March 31, 2010 at the minimum, midpoint and maximum of the offering range, assuming the stock offering was completed at the beginning of the six -month period, with and without the charitable foundation.

	Minimum of Offering Range				Midpoint of Offering Range				Maximum of Offering Range
	With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation
	(Dollars in thousands, except per share amounts)
Estimated stock offering amount	$1,445,000		$1,483,250		$1, 700 ,000		$1, 745 ,000		$1,955,000		$2,006,750
Estimated full value	2,048,281		2,102,500		2,409,742		2,473,529		2,771,204		2,844,559
Total assets	9,711,184		9,770,532		9,942,354		10,007,821		10,173,525		10,245,111
Total liabilities	7,485,783		7,485,783		7,485,783		7,485,783		7,485,783		7,485,783
Pro forma stockholders’ equity	2,225,867		2,285,215		2,457,037		2,522,504		2,688,208		2,759,794
Pro forma net income	41,611		42,094		42,730		43,242		43,848		44,390
Pro forma stockholders’ equity per share	10. 87		10. 87		10.20		10.20		9. 70		9. 70
Pro forma net income per share	0. 21		0. 21		0. 18		0. 18		0. 16		0. 16
Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders’ equity per share	92.00%		92.00%		98.04%		98.04%		103.09%		103.09%
Offering price to pro forma net income per share	23.81	x	23.81	x	27.78	x	27.78	x	31.25	x	31.25	x
Pro forma financial ratios:
Return on assets (annualized)	0.86%		0.86%		0. 86%		0.86%		0. 86%		0.87%
Return on equity (annualized)	3.74		3.68		3. 48		3. 43		3. 26		3. 22
Equity to assets	22.92		23.39		24.71		25.21		26.42		26.94

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Executive Summary

The following summary should be read in conjunction with our Management’s Discussion and Analysis of Financial Condition and Results of Operations in its entirety.

Our principal business consists of attracting deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences.  To a much lesser extent, we also originate home equity and other consumer loans, loans secured by first mortgages on non-owner-occupied one- to four-family residences and commercial properties, construction loans secured by one- to four-family residences, commercial real estate loans, and multi-family real estate loans.  While our primary business is the origination of one- to four-family loans funded through retail deposits, we also purchase whole loans and invest in certain investment securities and mortgage backed securities (which we call MBS), and use Federal Home Loan Bank (FHLB) advances, repurchase agreements and other borrowings as additional funding sources.

CFF is significantly affected by prevailing economic conditions , including federal monetary and fiscal policies and federal regulation of financial institutions.  Deposit balances are influenced by a number of factors, including interest rates paid on competing personal investment products, the level of personal income, and the personal rate of savings within our market areas.  Lending activities are influenced by the demand for housing and other loans, changing loan underwriting guidelines, as well as interest rate pricing competition from other lending institutions.  The primary sources of funds for lending activities include deposits, loan repayments, investment income, borrowings, and funds provided from operations.

CFF’s results of operations are primarily dependent on net interest income, which is the difference between the interest earned on loans, MBS, investment securities and cash, and the interest paid on deposits and borrowings.  On a weekly basis, management reviews deposit flows, loan demand, cash levels, and changes in several market rates to assess all pricing strategies.  We generally price our loan and deposit products based upon an analysis of our competition and changes in market rates.  Capitol Federal Savings Bank generally prices its first mortgage loan products based on secondary market and competitor pricing.  Generally, deposit pricing is based upon a survey of competitors in Capitol Federal Savings Bank’s market areas, and the need to attract funding and retain maturing deposits.  The majority of our loans are fixed-rate products with maturities up to 30 years, while the majority of our deposits have maturity or repricing dates of less than two years.

During the first half of fiscal year 2010, the economy began to show signs of recovery, as evidenced by an increase in consumer spending and stabilization of the labor market, the housing sector, and financial markets.  However, unemployment levels remained elevated, housing prices remained depressed and demand for housing was weak, due to distressed sales and tightened lending standards.  In an effort to support mortgage lending and housing market recovery, and to help improve credit conditions overall, the Federal Open Market Committee of the Federal Reserve has maintained the overnight lending rate between zero and 25 basis points since December 2008.

Non -performing loans increased $3.1 million from $30.9 million at September 30, 2009 to $34 .0 million at March 31, 2010.  The balance of non-performing loans continues to remain at historically high levels due to the continued elevated level of unemployment coupled with the decline in real estate values, particularly in some of the states in which we have purchased loans .  Despite the current economic operating environment and some deterioration in our purchased loan portfolio, the overall credit quality of our loan portfolio continues to compare favorably to the industry and our peers.  Capitol Federal Savings Bank recorded a provision for loan losses of $6.3 million in the six months ended March 31, 2010, due to increases in certain factors in our general valuation allowance model and specific valuation allowances (SVAs), both primarily related to purchased loans .

Net income for the six months ended March 31, 2010 was $35.6 million compared to $34.0 million for the same period in the prior fiscal year.  The $1.6 million increase in net income between periods was primarily a result of an increase in other income of $6.1 million, partially offset by an increase in the provision for loan losses of $3.7 million and an increase in other expenses of $1.7 million. The $6.1 million increase in other income was due primarily to the gain on the sale of trading MBS in conjunction with a loan swap transaction during the six months ended March 31, 2010. The $1.7 million increase in other expenses was due primarily to an increase in federal deposit insurance premiums of $3.3 million as a result of an increase in the rate on deposit insurance premiums, partially offset by $1.1 million of impairments and valuation allowances related to our mortgage-servicing right assets during the prior year six month period with no similar expense during the current six month period.

CFF recognized net income of $66.3 million for the fiscal year ended September 30, 2009, compared to net income of $51.0 million for the fiscal year ended September 30, 2008.  The increase in net income between the periods was primarily due to a decrease of $40.5 million in interest expense , partially offset by a $9.7 million increase in income tax expense due to higher pre-tax income, an increase of $6.8 million in Federal Deposit Insurance Corporation (FDIC) insurance premium expense and an increase of $4.3 million in the provision for loan losses.  Capitol Federal Savings Bank’s overall cost of funds decreased during fiscal year 2009 due primarily to a reduction in the rate of our certificate of deposit and money market portfolios as a result of lower short-term market rates and our FHLB advances due to the refinancing of $875.0 million of advances .  The increase in FDIC premium expense was a result of an increase in deposit insurance premiums and a special assessment at June 30, 2009.  The $4.3 million increase in the provision for loan losses reflected an increase in specific valuation allowances on purchased loans, an increase in the balance of non-performing purchased loans, an increase in general valuation allowances primarily related to purchased loans 30 to 89 days delinquent, and an increase in charge-offs, also primarily related to purchased loans.  See “- Critical Accounting Policies – Allowance for Loan Losses” and “Business of CFF - Asset Quality.”

During the six months ended March 31, 2010, Capitol Federal Savings Bank swapped $194.8 million of originated fixed-rate mortgage loans with FHLMC for trading MBS.  The trading MBS were sold at a gain of $6.5 million and the proceeds were reinvested into assets with an average life shorter than that of Capitol Federal Savings Bank’s remaining assets in an effort to reduce future interest rate risk sensitivity that could occur as a result of the high volume of refinances and modifications and likely increases in interest rates.

Total assets increased $81.8 million from $8.40 billion at September 30, 2009 to $8. 49 billion at March 31, 2010, due primarily to growth in the deposit portfolio, which was used to fund investment security purchases.  Additionally, the proceeds from the sale of the trading MBS in conjunction with the loan swap transaction were primarily reinvested into investment securities. The weighted average life (WAL) of the investment securities purchased during fiscal year 2010 was approximately one year at the time of purchase.  If market rates were to rise, the short-term nature of these securities may allow management the opportunity to reinvest the maturing funds at a higher rate.

Total assets increased $348.4 million from $8.06 billion at September 30, 2008 to $8.40 billion at September 30, 2009.  The increase in assets was primarily attributable to a $283.2 million increase in loans receivable, substantially due to loan purchases, which was primarily funded by deposit growth.  Deposits increased from $3.92 billion at September 30, 2008 to $4.23 billion at September 30, 2009.  The $304.7 million increase was primarily in the certificate of deposit and money market portfolios.  We believe the turmoil in the credit and equity markets has made deposit products in well-capitalized financial institutions, like Capitol Federal Savings Bank, desirable for many customers.  Households have increased their personal savings rate which we believe has also contributed to our growth in deposits.

Capitol Federal Savings Bank has opened two new branches in our Kansas City , Missouri market area and a new branch in the Wichita market area since the beginning of fiscal year 2010 .   Capitol Federal Savings Bank continues to consider expansion opportunities in all of its market areas.

Critical Accounting Policies

Our most critical accounting policies are the methodologies used to determine the allowance for loan losses (ALLL), other-than-temporary declines in the value of securities and fair value measurements.  These policies are important to the presentation of our financial condition and results of operations, involve a high degree of complexity, and require management to make difficult and subjective judgments that may require assumptions or estimates about highly uncertain matters.  The use of different judgments, assumptions, and estimates could cause reported results to differ materially.  These critical accounting policies and their application are reviewed at least annually by our audit committee.  The following is a description of our critical accounting policies and an explanation of the methods and assumptions underlying their application.

Allowance for Loan Losses.  Management maintains an ALLL to absorb known and inherent losses in the loan portfolio based upon ongoing quarterly assessments of the loan portfolio.  Our methodology for assessing the appropriateness of the ALLL consists of a formula analysis for general valuation allowances and specific valuation allowances for identified problem loans and impaired loans.  The ALLL is maintained through provisions for loan losses which are charged to income.  The methodology for determining the ALLL is considered a critical accounting policy by management because of the high degree of judgment involved, the subjectivity of the assumptions used, and the potential for changes in the economic environment that could result in changes to the amount of the recorded ALLL.

Our primary lending emphasis is the origination and purchase of one- to four-family mortgage loans on residential properties and, to a lesser extent, home equity and second mortgages on one- to four-family residential properties , resulting in a loan concentration in residential first mortgage loans.  As a result of our lending practices, we also have a concentration of loans secured by real property located primarily in Kansas and Missouri.  At March 31, 2010 , approximately 70% and 15% of Capitol Federal Savings Bank’s loans were secured by real property located in Kansas and Missouri, respectively.  Based on the composition of our loan portfolio, we believe the primary risks inherent in our portfolio are the continued weakened economic conditions due to the recent U.S. recession, continued high levels of unemployment or underemployment, the potential for rising mortgage interest rates in the markets we lend in and a continuing decline in real estate values.  Any one or a combination of these events may adversely affect borrowers’ ability to repay their loans, resulting in increased delinquencies, non-performing assets, loan losses and future levels of loan loss provisions.  Although management believes that Capitol Federal Savings Bank has established and maintained the ALLL at appropriate levels, additions may be necessary if future economic and other conditions differ substantially from the current operating environment.

Management considers quantitative and qualitative factors when determining the appropriateness of the ALLL.  Such factors include changes in underwriting standards, the trend and composition of delinquent and non-performing loans, results of foreclosed property and short sale transactions, historical charge-offs, the current status and trends of local and national economies, specifically levels of unemployment, changes in mortgage interest rates and loan portfolio growth and concentrations. Since our loan portfolio is primarily concentrated in one- to four-family real estate, we monitor one- to four-family real estate market value trends in our local market areas and geographic sections of the U.S. by reference to various industry and market reports, economic releases and surveys, and our general and specific knowledge of the real estate markets in which we lend, in order to determine what impact, if any, such trends may have on the level of our ALLL.  We also use ratio analyses as a supplemental tool for evaluating the overall reasonableness of the ALLL.  We consider the observed trends in the ratios, taking into consideration the composition of our loan portfolio compared to our peers, in combination with our historical loss experience.  We also review the actual performance and charge-off history of our portfolio and compare that to our previously determined allowance coverage percentages and specific valuation allowances.  In addition, the Office of Thrift Supervision reviews the adequacy of CFF’s ALLL during its examination process.  We consider any comments from the Office of Thrift Supervision when assessing the appropriateness of our ALLL.  Reviewing these quantitative and qualitative factors assists management in evaluating the overall reasonableness of the ALLL and whether changes need to be made to our assumptions.  Our ALLL methodology is applied in a consistent manner; however, the methodology can be modified in response to changing conditions.

Each quarter, the loan portfolio is segregated into categories in the formula analysis based on certain risk characteristics such as loan type (one- to four-family, multi-family, etc.), interest payments (fixed-rate, adjustable-rate), loan source (originated or purchased), loan-to-value ratios, borrower’s credit score and payment status (i.e. current or number of days delinquent).  Consumer loans, such as second mortgages and home equity lines of credit, with the same underlying collateral as a one- to four-family loan are combined with the one- to four-family loan in the formula analysis to calculate a combined loan-to-value ratio.  Loss factors are assigned to each category in the formula analysis based on management’s assessment of the potential risk inherent in each category.  The greater the risks associated with a particular category, the higher the loss factor.  Loss factors increase as individual loans become classified or delinquent, the foreclosure process begins or as economic and market conditions and trends warrant.  All loans that are not impaired are included in a formula analysis.  Impaired loans are defined as non-accrual loans and troubled debt restructurings (TDRs) that have not been performing under the restructured terms for 12 consecutive months.

The loss factors applied in the formula analysis are reviewed quarterly by management to assess whether the factors adequately cover probable and estimable losses inherent in the loan portfolio.  The review considers such qualitative and quantitative factors as the trends and composition of delinquent and non-performing loans, the results of foreclosed property and short sale transactions, and the status and trends of the local and national economies and housing markets.  Our ALLL methodology permits modifications to any loss factor used in the computation of the formula analysis in the event that, in management’s judgment, significant factors which affect the collectability of the portfolio or any category of the loan portfolio, as of the evaluation date, are not reflected in the current loss factors.  Management’s evaluation of the qualitative factors with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with a specific problem loan or portfolio segments.  During the quarter ended December 31, 2009 , management increased the level of certain qualitative factors in our formula analysis to account for continued negative economic conditions.   During the quarter ended March 31, 2010, management adjusted certain factors in the formula analysis to account for lingering negative economic conditions and the relatively recent loss experience on our purchased loan portfolio.

Specific valuation allowances are established in connection with individual loan reviews of specifically identified problem and impaired loans.  Since the majority of our loan portfolio is composed of one- to four-family real estate, determining the estimated fair value of the underlying collateral is critical in evaluating the amount of specific valuations required for problem and impaired loans.  Estimated fair value of the underlying collateral is based on current appraisals, real estate broker values or listing prices.  It can take several months for a loan to work through the foreclosure process.  For purchased loans, the estimated fair values received from servicers when a loan becomes 90 days delinquent is not always an accurate representation of the fair value once the collateral has been sold, due to the continued decline in real estate values between the two points in time.  To account for the declines in fair value on purchased loans, management applies a market value adjustment to non-performing purchased loans to more accurately estimate the fair values of the underlying collateral.  The adjustments are determined based on the geographic location of the underlying collateral, recent losses recognized on foreclosed property and short sale transactions and trends of non-performing purchased loans entering foreclosure in the various geographic areas.   Commencing with the quarter ended March 31, 2010, management replaced the market value adjustments generally applied to purchased loans greater than 90 days delinquent with property-specific adjustments obtained from either automated valuation models or broker price opinions.  Due to the relatively stable home values in Kansas and Missouri, we do not obtain new collateral values on originated loans until they enter foreclosure.   Specific valuation allowances are established if the adjusted estimated fair value, less estimated selling costs, is less than the current loan balance.

Loans with an outstanding balance of $1.5 million or more are individually reviewed annually if secured by property in one of the following categories:  multi-family (five or more units) property, unimproved land, other improved commercial property, acquisition and development of land projects, developed building lots, office building, single-use building, or retail building.  Specific valuation allowances are established if the individual loan review determines a quantifiable impairment.

Assessing the adequacy of the allowance for loan losses is inherently subjective.  Actual results could differ from our estimates as a result of changes in economic or market conditions.  Changes in estimates could result in a material change in the allowance for loan losses.  In the opinion of management, the allowance for loan losses, when taken as a whole, is adequate to absorb reasonable estimated losses inherent in our loan portfolio.  However, future adjustments may be necessary if portfolio performance or economic or market conditions differ substantially from the conditions that existed at the time of the initial determinations.

Securities Impairment.  Management monitors the securities portfolio for other-than-temporary impairments (OTTI) on an ongoing basis and performs a formal review quarterly.  The process involves monitoring market events and other items that could impact issuers’ ability to perform.  The evaluation includes, but is not limited to such factors as:  the nature of the investment, the length of time the security has had a fair value less than the amortized cost basis, the cause(s) and severity of the loss, expectation of an anticipated recovery period, recent events specific to the issuer or industry , including the issuer’s financial condition and the current ability to make future payments in a timely manner, external credit ratings and recent downgrades in such ratings, CFF’s intent to sell and whether it is more likely than not CFF would be required to sell prior to recovery for debt securities.

Management determines whether OTTI losses should be recognized for impaired securities by assessing all known facts and circumstances surrounding the securities.  If CFF intends to sell an impaired security or if it is more likely than not that CFF will be required to sell an impaired security before recovery of its amortized cost basis, an OTTI will be recognized and the difference between amortized cost and fair value will be recognized as a loss in earnings.  At March 31, 2010 , no securities had been identified as other-than-temporarily impaired.

Fair Value Measurements.  CFF uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures, per the provisions of ASC 820, Fair Value Measurements and Disclosures .  In accordance with ASC 820, CFF groups its assets at fair value in three levels, based on the markets in which the assets are traded and the reliability of the underlying assumptions used to determine fair value, with Level 1 (quoted prices for identical assets in an active market) being considered the most reliable, and Level 3 having the most unobservable inputs and therefore being considered the least reliable .  CFF bases its fair values on the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date .  As required by ASC 820, CFF maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. CFF did not have any liabilities that were measured at fair value at March 31, 2010.

CFF’s AFS securities are our most significant assets measured at fair value on a recurring basis.  Changes in the fair value of AFS securities are recorded, net of tax, in accumulated other comprehensive income, which is a component of stockholders’ equity.  The fair values for all AFS securities are obtained from independent nationally recognized pricing services. Various modeling techniques are used to determine pricing for CFF’s securities, including option pricing and discounted cash flow models. The inputs to these models may include benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers and reference data.  There are some AFS securities in the AFS portfolio that have significant unobservable inputs requiring the independent pricing services to use some judgment in pricing the related securities.  These AFS securities are classified as Level 3.  All other AFS securities are classified as Level 2.

Loans receivable and real estate owned (REO) are CFF’s significant assets measured at fair value on a non-recurring basis. These non-recurring fair value adjustments involve the application of lower-of-cost-or-fair value accounting or write-downs of individual assets.  Fair value for these assets is estimated using current appraisals, automated valuation models, broker price opinions, or listing prices.  Fair values may be adjusted by management to reflect current economic and market conditions and, as such, are classified as Level 3.

Recent Accounting Pronouncements.  For a discussion of Recent Accounting Pronouncements, see “Notes to Consolidated Financial Statements - Note 1- Summary of Significant Accounting Policies.”

 Management Strategy

We are a retail-oriented financial institution dedicated to serving the needs of customers in our market areas. Our commitment is to provide qualified borrowers the broadest possible access to home ownership through our mortgage lending programs and to offer a complete set of personal banking products and services to our customers .  We strive to enhance stockholder value while maintaining a strong capital position.  To achieve these goals , we focus on the following strategies :

Portfolio Lending.  We are one of the largest originators of one- to four-family loans in the state of Kansas.  We have primarily originated these loans for our own portfolio, rather than for sale, and generally we service the loans we originate.  We provide retail customers with alternatives for their borrowing needs by offering both fixed- and adjustable-rate products with various terms to maturity and pricing alternatives.  We offer special programs to individuals who may be first time home buyers, have low or moderate incomes or may have certain credit risk concerns in order to maximize our ability to deliver home ownership opportunities.  Through our marketing efforts that reflect our reputation and pricing, and strong relationships with real estate agents, we attract mortgage loan business from walk-in customers, customers that apply online, and existing customers.   We also purchase from correspondent lenders secured by property primarily located within our market areas and select market areas in Missouri as well as one- to four-family loans from nationwide lenders. Following completion of this offering, we intend to increase our emphasis on purchased one- to four-family loans that meet our underwriting standards.

Retail Financial Services.  We offer a wide array of deposit products and retail services for our customers.  These products include checking, savings, money market, certificates of deposit and retirement accounts.  These products and services are provided through a branch network of 45 locations , which include traditional branch and retail store locations, our call center which operates on extended hours, telephone bill payment services and Internet-based transaction services.

Cost Control.  We generally are very effective at controlling our costs of operations.  By using technology, we are able to centralize our lending and deposit support functions for efficient processing.  We have located our branches to serve a broad range of customers through relatively few branch locations.  Our average deposit base per traditional branch at March 31, 2010 , September 30, 2009 and 2008 was approximately $ 114.8 million, $117.5 million and $119.5 million, respectively.  This large average deposit base per branch helps to control costs.  Our one- to four-family lending strategy and our effective management of credit risk allows us to service a large portfolio of loans at efficient levels because it costs less to service a portfolio of performing loans.   For the six months ended March 31, 2010 , our efficiency ratio was 42.77%.

Asset Quality.  We utilize underwriting standards for our lending products that are designed to limit our exposure to credit risk, and we have a portfolio of predominately one- to four-family loans.  At March 31, 2010 , our ratio of non-performing assets to total assets was 0. 48%. See “Business of CFF — Asset Quality.”

Capital Position.  Our policy has always been to protect the safety and soundness of Capitol Federal Savings Bank through conservative credit and operational risk management, balance sheet strength, and sound operations.  The end result of these activities is a capital ratio in excess of the well-capitalized standards set by the Office of Thrift Supervision.  We believe that maintaining a strong capital position safeguards the long-term interests of Capitol Federal Savings Bank, CFF and our stockholders.

Stockholder Value.  We strive to enhance stockholder value while maintaining a strong capital position.  One way that we continue to provide returns to stockholders is through our dividend payments.  Total dividends declared and paid during the six months ended March 31, 2010 were $ 1.29 per public share, which consisted of the regular quarterly dividends of $0.50 per public share and a special year - end dividend of $0.29 per public share.  Total dividends declared and paid during fiscal year 2009 were $2.11 per public share.  CFF’s cash dividend payout policy is reviewed quarterly by management and the Board of Directors , and the ability to pay dividends under the policy depends upon a number of factors, including CFF’s financial condition and results of operations, Capitol Federal Savings Bank’s regulatory capital requirements, regulatory limitations on Capitol Federal Savings Bank’s ability to make capital distributions to CFF and the amount of cash at the holding company.  It is the Board of Directors’ intention to continue to pay regular quarterly cash dividends after completion of the offering, but at a reduced rate per share.  We also intend to continue our practice of paying a special year-end dividend when earnings are sufficient to support the special dividend payment .  See “ Our Policy Regarding Dividends .”

Interest Rate Risk Management.  Changes in interest rates are our primary market risk as our balance sheet is almost entirely comprised of interest-earning assets and interest-bearing liabilities.  As such, fluctuations in interest rates have a significant impact not only upon our net income but also upon the cash flows related to those assets and liabilities and the market value of our assets and liabilities.  In order to maintain acceptable levels of net interest income in varying interest rate environments, we take on a moderate amount of interest rate risk consistent with board policies.

Quantitative and Qualitative Disclosure about Market Risk

Asset and Liability Management and Market Risk.  The rates of interest Capitol Federal Savings Bank earns on assets and pays on liabilities generally are established contractually for a period of time.  Fluctuations in interest rates have a significant impact not only upon our net income, but also upon the cash flows of those assets and liabilities and the market value of our assets and liabilities.  Our results of operations, like those of other financial institutions, are impacted by these changes in interest rates and the interest rate sensitivity of our interest-earning assets and interest-bearing liabilities.  The risk associated with changes in interest rates on the earnings of Capitol Federal Savings Bank and the market value of its financial assets and liabilities is known as interest rate risk.  Interest rate risk is our most significant market risk and our ability to adapt to these changes is known as interest rate risk management.

The general objective of our interest rate risk management is to determine and manage an appropriate level of interest rate risk while maximizing net interest income, in a manner consistent with our policy to reduce, to the extent possible, the exposure of our net interest income to changes in market interest rates.   The Asset and Liability Committee (ALCO) regularly reviews the interest rate risk exposure of Capitol Federal Savings Bank by forecasting the impact of hypothetical, alternative interest rate environments on net interest income and market value of portfolio equity (MVPE) at various dates .   The MVPE is defined as the net of the present value of the cash flows of an institution’s existing assets, liabilities and off-balance sheet instruments .   The present values are determined in alternative interest rate environments providing potential changes in net interest income and MVPE under those alternative interest rate environments.   Capitol Federal Savings Bank’s analysis of its MVPE at March 31, 2010 indicates a general increase in its risk exposure compared to September 30, 2009 primarily due to higher interest rates at March 31, 2010.   Capitol Federal Savings Bank’s analysis of the sensitivity of its net interest income to parallel changes in interest rates at March 31, 2010 indicates an increase in sensitivity since September 30, 2009.

Based upon management’s recommendations, the Board of Directors sets the asset and liability management policies of Capitol Federal Savings Bank.  These policies are implemented by ALCO.  The purpose of ALCO is to communicate, coordinate and control asset and liability management consistent with the business plan and board-approved policies.  ALCO sets goals for and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs.  The objectives are to manage assets and funding sources to produce the highest profitability balanced against liquidity, capital adequacy and risk management objectives.  At each monthly meeting, ALCO recommends appropriate strategy changes.  The Chief Financial Officer, or his designee, is responsible for executing, reviewing and reporting on the results of the policy recommendations and strategies to the Board of Directors , generally on a monthly basis.

The ability to maximize net interest income is dependent largely upon the achievement of a positive interest rate spread that can be sustained despite fluctuations in prevailing interest rates.  The asset and liability repricing gap is a measure of the difference between the amount of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time.  The difference provides an indication of the extent to which an institution’s interest rate spread will be affected by changes in interest rates.  A gap is considered positive when the amount of interest-earning assets exceeds the amount of interest-bearing liabilities maturing or repricing during the same period. A gap is considered negative when the amount of interest-bearing liabilities exceeds the amount of interest-earning assets maturing or repricing during the same period.  Generally, during a period of rising interest rates, a negative gap within shorter repricing periods adversely affects net interest income, while a positive gap within shorter repricing periods results in an increase in net interest income.  During a period of falling interest rates, the opposite would generally be true.  As of March 31, 2010 , the ratio of our one-year gap to total assets was a positive 3.46%.

Management recognizes that dramatic changes in interest rates within a short period of time can cause an increase in our interest rate risk relative to the balance sheet.  At times, ALCO may recommend increasing our interest rate risk position in an effort to increase our net interest margin, while maintaining compliance with established board limits for interest rate risk sensitivity.  Management believes that maintaining and improving earnings is the best way to preserve a strong capital position.  Management recognizes the need, in certain interest rate environments, to limit Capitol Federal Savings Bank’s exposure to changing interest rates and may implement strategies to reduce our interest rate risk which could, as a result, reduce earnings in the short-term.  To minimize the potential for adverse effects of material and prolonged changes in interest rates on our results of operations, we have adopted asset and liability management policies to better balance the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities based on existing local and national interest rates.

During periods of economic uncertainty, rising interest rates or extreme competition for loans, Capitol Federal Savings Bank’s ability to originate or purchase loans may be adversely affected.  In such situations, Capitol Federal Savings Bank alternatively may invest its funds into investments or MBS.  These alternate investments may have rates of interest lower than rates we could receive on loans, if we were able to originate or purchase them, potentially reducing Capitol Federal Savings Bank’s interest income.

For each period end presented in the following table, the estimated percentage change in Capitol Federal Savings Bank’s net interest income based on the indicated instantaneous, parallel and permanent change in interest rates is presented .   The percentage change in each interest rate environment represents the difference between estimated net interest income in the 0 basis point interest rate environment ( “ base case ” , assumes the forward market and product interest rates implied by the yield curve are realized) and estimated net interest income in each alternative interest rate environment (assumes market and product interest rates have a parallel shift in rates across all maturities by the indicated change in rates ).   Estimations of net interest income used in preparing the table below are based upon the assumptions that the total composition of interest-earning assets and interest-bearing liabilities does not change materially and that any repricing of assets or liabilities occurs at anticipated product and market rates for the alternative rate environments as of the dates presented .   The estimation of net interest income does not include any projected gain or loss related to the sale of loans or securities, or income derived from non-interest income sources, but does include the use of different prepayment assumptions in the alternative interest rate environments .   It is important to consider that the estimated changes in net interest income are for a cumulative four-quarter period .   These changes do not reflect the earnings expectations of management.

Change
(in Basis Points)	Percentage Change in Net Interest Income
in Interest Rates (1)	At March 31, 2010	At September 30, 2009
-200 bp	N/A	N/A
-100 bp	N/A	N/A
000 bp	--	--
+100 bp	-0.78%	0.84%
+200 bp	-4.24%	-0.54%
+300 bp	-8.43%	-2.41%
_______________________
(1)	Assumes an instantaneous, permanent and parallel change in interest rates at all maturities.

At March 31, 2010 estimated net interest income was more adversely impacted by rising rates than at September 30, 2009.  This was primarily caused by a decrease in the amount of cash flows between the two periods due to a decrease in mortgage-related assets that are expected to reprice in the upcoming year.  The decrease in mortgage-related asset cash flows was due to an increase in interest rates from September 30, 2009 to March 31, 2010 and Capitol Federal Savings Bank significantly reduced the amount of MBS purchased during this period.  The increase in interest rates between the two periods resulted in a decrease in the prepayment expectation for all mortgage-related assets as borrowers have a reduced financial incentive to refinance their mortgage.  Cash flows during this time period were primarily invested in callable agency debentures, rather than MBS, to assist in reducing the level of interest rate risk.  Unlike MBS, callable agency debentures do not provide principal payments until they are called or mature, thereby reducing Capitol Federal Savings Bank’s  cash flows available to be reinvested throughout the year, particularly in a rising interest rate scenario.

The following table sets forth the estimated percentage change in MVPE at each period end presented based on the indicated instantaneous, parallel and permanent change in interest rates.  The MVPE is defined as the net of the present value of the cash flows of an institution’s existing assets, liabilities and off-balance sheet instruments.  The percentage change in each interest rate environment represents the difference between MVPE in the base case and MVPE in each alternative interest rate environment.  The estimations of MVPE used in preparing the table below are based upon the assumptions that the total composition of interest-earning assets and interest-bearing liabilities does not change, that any repricing of assets or liabilities occurs at current product or market rates for the alternative rate environments as of the dates presented, and that different prepayment rates are used in each alternative interest rate environment.  The estimated MVPE results from the valuation of cash flows from financial assets and liabilities over the anticipated lives of each for each interest rate environment.  The table presents the effects of the change in interest rates on our assets and liabilities as they mature, repay or reprice, as shown by the change in the MVPE in changing interest rate environments.

Change
(in Basis Points)	Percentage Change in MVPE
in Interest Rates (1)	At March 31, 2010	At September 30, 2009
-200 bp	N/A	N/A
-100 bp	N/A	N/A
000 bp	--	--
+100 bp	-7.78%	-4.92%
+200 bp	-20.92%	-18.11%
+300 bp	-36.31%	-34.32%
_______________________
(1)	Assumes an instantaneous, permanent and parallel change in interest rates at all maturities.

Changes in the estimated market values of our financial assets and liabilities drive changes in estimates of MVPE .   The market value of shorter term-to-maturity financial instruments are less sensitive to changes in interest rates than the market value of longer term-to-maturity financial instruments .   Because of this, our certificates of deposit (which have relatively short average lives) tend to display less sensitivity to changes in interest rates than do our mortgage-related assets (which have relatively long average lives ).   However, the average life expected on our mortgage-related assets varies under different interest rate environments because borrowers have the ability to prepay their mortgage loans, as discussed above .

The MVPE sensitivity increased in all interest rate scenarios presented at March 31, 2010 compared to September  30, 2009 .   The changes from September 30, 2009 were primarily due to an increase in interest rates from September 30, 2009 to March 31, 2010.   This resulted in an increase in the WAL of all mortgage-related assets as borrowers have less economic incentive to refinance their mortgage, which increased the price sensitivity of all mortgage-related assets and, as a result, assets as a whole .  The increase in MVPE sensitivity was also a result of the inclusion of off-balance sheet mortgage commitments in the valuation of the MVPE, which was not included at September 30, 2009.  The market value of the off-balance sheet mortgage commitments behave similarly to that of related underlying loans .

General assumptions used by management to evaluate the sensitivity of our financial performance to changes in interest rates presented in the tables above are utilized in, and set forth under, the gap table and related notes below.  Although management finds these assumptions reasonable given the constraints described above, the interest rate sensitivity of our assets and liabilities and the estimated effects of changes in interest rates on our net interest income and MVPE indicated in the above tables could vary substantially if different assumptions were used or actual experience differs from these assumptions.

CFF is required under GAAP to disclose the fair value of all of its financial assets and liabilities on a quarterly basis.  These values are derived from market based assumptions and disclosed in various footnotes to the financial statements.  These values are largely dependent on changes in the individual portfolios of assets and liabilities and the market assumptions against which the values are derived.  Management does not focus on these changes in managing its overall liquidity and interest rate sensitivity due to the nature of these fair value disclosures and the accompanying fluctuations.  Management instead focuses on the market value of portfolio equity and the related interest rate risk sensitivity in managing its business.

Gap Table :   The following gap table summarizes the anticipated maturities or repricing of our interest-earning assets and interest-bearing liabilities as of March 31, 2010 , based on the information and assumptions set forth in the notes below.   Cash flow projections for mortgage loans and MBS are calculated based on current interest rates .   Prepayment projections are subjective in nature, involve uncertainties and assumptions and, therefore, cannot be determined with a high degree of accuracy. Although certain assets and liabilities may have similar maturities or periods to repricing, they may react differently to changes in market interest rates .   Assumptions may not reflect how actual yields and costs respond to market changes. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates .   Certain assets, such as adjustable-rate mortgage ( ARM ) loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset .   In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the gap table .   For additional information regarding the impact of changes in interest rates, see the Percentage Change in Net Interest Income and Percentage Change in MVPE tables above.

	Within	Three to	More Than	More Than
	Three	Twelve	One Year to	Three Years	Over
	Months	Months	Three Years	to Five Years	Five Years	Total
Interest-earning assets:	(Dollars in thousands)
Loans receivable (1) :
Mortgage loans:
Fixed	$219,701	$500,274	$870,963	$596,422	$1,990,234	$4,177,594
Adjustable	106,457	548,618	262,394	71,427	16,310	1,005,206
Other loans	135,353	15,572	21,378	14,273	11,173	197,749
Investment securities (2)	140,354	377,243	117,123	309,457	26,363	970,540
MBS (3)	311,507	510,090	389,196	205,735	291,211	1,707,739
Other interest-earning assets	40,444	--	--	--	--	40,444
Total interest-earning assets	953,816	1,951,797	1,661,054	1,197,314	2,335,291	8,099,272

Interest-bearing liabilities:
Deposits:
Checking (4)	11,504	41,694	118,721	66,121	255,889	493,929
Savings (4)	96,317	9,552	22,024	17,082	94,676	239,651
Money market (4)	41,293	113,834	261,894	144,122	372,928	934,071
Certificates	488,878	1,035,519	944,186	181,721	1,111	2,651,415
Borrowings (5)	153,610	620,000	801,000	1,170,000	395,000	3,139,610
Total interest-bearing liabilities	791,602	1,820,599	2,147,825	1,579,046	1,119,604	7,458,676

Excess (deficiency) of interest-earning assets over interest-bearing liabilities	$162,214	$131,198	$(486,771)	$(381,732)	$1,215,687	$640,596

Cumulative excess (deficiency) of interest-earning assets over interest-bearing liabilities	$162,214	$293,412	$(193,359)	$(575,091)	$640,596

Cumulative excess (deficiency) of interest-earning assets over interest-bearing liabilities as a percent of total assets at
March 31, 2010	1.91%	3.46%	(2.28)%	(6.78)%	7.55%
September 30, 2009	0.81	6.78	4.60	(2.48)	8.11

(1)    Adjustable-rate loans are included in the period in which the rate is next scheduled to adjust or in the period in which repayments are expected to occur prior to their next rate adjustment, rather than in the period in which the loans are due .   Fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization and prepayment assumptions .   Balances have been reduced for non-performing loans, which totaled $ 34.0 million at March 31, 2010 .
(2)   Based on contractual maturities, or terms to call date or pre-refunding dates as of March 31, 2010 , and excludes the unrealized loss adjustment of $ 109 thousand on AFS investment securities.
(3)   Reflects estimated prepayments of MBS in our portfolio, and excludes the unrealized gain adjustment of $ 49.6 million on AFS MBS.
(4)   Although our checking, savings and money market accounts are subject to immediate withdrawal, management considers a substantial amount of such accounts to be core deposits having significantly longer effective maturities .   The decay rates (the assumed rate at which the balance of existing accounts would decline) used on these accounts are based on assumptions developed based upon our actual experience with these accounts .   If all of our checking, savings and money market accounts had been assumed to be subject to repricing within one year, interest-bearing liabilities which were estimated to mature or reprice within one year would have exceeded interest-earning assets with comparable characteristics by $1. 06 billion, for a cumulative one-year gap of (12.5)% of total assets.
(5)   Borrowings exclude $ 30.9 million of deferred prepayment penalty costs and $ 715 thousand of deferred gain on the terminated interest rate swaps.

The decrease in the one-year gap to 3.46 % at March 31, 2010 from 6.78% at September 30, 2009 was a result of a decrease in projected cash flows from mortgage -related assets.  The decrease in mortgage-related asset cash flows between periods was due to an increase in interest rates from September 30, 2009 to March 31, 2010 and the reduction in MBS purchases during the period, as discussed above.

Financial Condition

Total assets increased $81.8 million from $8.40 billion at September 30, 2009 to $8. 49 billion at March 31, 2010, due primarily to growth in the deposit portfolio which was used to fund investment security purchases.

Total assets increased $348.4 million from $8.06 billion at September 30, 2008 to $8.40 billion at September 30, 2009.  The increase in assets was primarily attributed to an increase in investment securities of $338.3 million and an increase in loans receivable of $283.2 million, partially offset by a decrease in MBS of $241.9 million. The increase in the investment securities portfolio was a result of cash flows from the MBS portfolio being used to purchase investment securities.  The increase in loans receivable was due substantially to purchases.

Total liabilities increased $278.3 million from $7.18 billion at September 30, 2008 to $7.46 billion at September 30, 2009.  The increase in liabilities was a result of an increase of $304.7 million in deposits, primarily in the certificate of deposit portfolio.  We believe the turmoil in the credit and equity markets has made deposit products in well-capitalized financial institutions, like Capitol Federal Savings Bank, desirable for many customers.  In response to the economic recession, households increased their personal savings rate which we believe also contributed to our growth in deposits during this period.

Loans Receivable.  The loans receivable portfolio decreased $ 223.1 million from $5.60 billion at September 30, 2009 to $5. 38 billion at March 31, 2010 .  The decrease in the portfolio was largely a result of the loan swap transaction that took place during the first six months of fiscal year 2010 , where $194.8 million of originated fixed-rate mortgage loans were swapped for MBS as a means of reducing future interest rate risk sensitivity. Capitol Federal Savings Bank will continue to service these loans. The MBS were classified as trading securities and sold during the December quarter for a gain.  The proceeds from the sale were primarily reinvested into investment securities with terms shorter than that of the loans swapped.

Capitol Federal Savings Bank purchased $ 44.1 million of loans from nationwide lenders during the six months ended March 31, 2010 , the majority of which were adjustable-rate.  These loans had an average credit score of 760 at origination and a weighted average loan to value ratio of 46%, based upon the loan balance at the time of purchase and the lower of the purchase price or appraisal at origination.  At March 31, 2010 , loans purchased from nationwide lenders represented 12 % of our loan portfolio and were secured by properties located in 47 of the continental United States and Washington, D.C.  As of March 31, 2010 , the average balance of a purchased nationwide mortgage loan was $354 thousand, the average balance of a purchased correspondent loan was $271 thousand, and the average balance of an originated mortgage loan was $125 thousand. By purchasing loans from nationwide lenders, Capitol Federal Savings Bank is able to attain some geographic diversification in its loan portfolio and help mitigate Capitol Federal Savings Bank’s interest rate risk exposure as the purchased loans are predominately adjustable-rate or 15-year fixed-rate loans. We have experienced loss rates on loans purchased from nationwide lenders prior to fiscal year 2008 that are higher than on other loans we originated or purchased. Although at the time these loans were purchased they met our underwriting standards, as a result of the continued elevated levels of unemployment and the declines in real estate values in some of the states where we have purchased loans, we have experienced an increase in non-performing purchased loans.  See the additional discussion regarding non-performing purchased loans in “Asset Quality – Loans and REO.”

The loan portfolio increased $283.2 million from $5.32 billion at September 30, 2008 to $5.60 billion at September 30, 2009.  The increase in loans receivable was due to originations and purchases of $1.45 billion, partially offset by principal repayments of $1.08 billion.   Loan purchases from nationwide lenders during the period totaled $191.8 million .  The loans purchased from nationwide lenders during fiscal year 2009 had an average credit score of 745 at the time of origination and a weighted average loan to value ratio of 50%, based upon the outstanding loan balance at the time of purchase and the lower of the purchase price or appraisal at origination .  The majority of the loans were originated in years outside of the years with peak real estate values and non-traditional underwriting standards. Approximately 80% were originated in 2004 or earlier and approximately 20% were originated in 2008.  Additionally, states that experienced historically high foreclosure rates were avoided.

Included in the loan portfolio at March 31, 2010 were $ 230.0 million of interest-only ARM loans, the majority of which were purchased from nationwide lenders during fiscal year 2005.  These loans do not typically require principal payments during their initial term, and have initial interest-only terms of either five or ten years.  The interest-only loans purchased had an average credit score of 737 and an average loan to value ratio of 80% or less , based upon the outstanding loan balance at the time of purchase and the lower of the purchase price or appraisal at origination .  Capitol Federal Savings Bank has not purchased any interest-only ARM loans since 2006 and discontinued offering the product in its local markets during 2008 to reduce future credit risk.  At March 31, 2010, $199 .3 million, or 87 % of interest-only loans were still in their interest-only payment term.  As of March 31, 2010, $87.9 million will begin to amortize principal within two years, $ 24.7 million will begin to amortize principal within two-to-five years, $ 75.5 million will begin to amortize principal within five-to-seven years and the remaining $ 11.2 million will begin amortizing in seven-to-ten years.  At March 31, 2010, $17.8 million or 52 % of non-performing loans were interest-only and $ 3.6 million was reserved in the ALLL for these loans.   Approximately 85% of the $17.8 million non-performing interest-only loans were non-amortizing.   Non-performing interest-only loans represented approximately 8 % of the total interest-only portfolio at March 31, 2010 .  See the additional discussion regarding non-performing loans in “Asset Quality – Loans and REO .”

Historically, Capitol Federal Savings Bank’s underwriting guidelines have provided Capitol Federal Savings Bank with loans of high quality and low delinquencies, and low levels of non-performing assets compared to national levels.  Of particular importance is the complete documentation required for each loan Capitol Federal Savings Bank originates and purchases.  This allows Capitol Federal Savings Bank to make an informed credit decision based upon a thorough assessment of the borrower’s ability to repay the loan, compared to underwriting methodologies that do not require full documentation . Non-performing loans increased $3.1 million from $30.9 million at September 30, 2009 to $34.0 million at March 31, 2010 . Non-performing loans increased $17.2 million from $13.7 million at September 30, 2008 to $30.9 million at September 30, 2009.  Non-performing loans are at historically high levels due to the continued elevated level of unemployment coupled with the decline in real estate values, particularly in some of the states in which we have purchased loans.  Our ratio of non-performing loans to total loans increased from 0.26% at September 30, 2008 to 0.55% at September 30, 2009 and to 0. 63 % at March 31, 2010 .  At March 31, 2010 , our allowance for loan losses was $ 14.7 million or 0. 27 % of the total loan portfolio and 43 % of total non-performing loans.  This compares with an allowance for loan losses of $10.2 million or 0.18% of the total loan portfolio and 33% of total non-performing loans as of September 30, 2009 and $5.8 million or 0.11% of the total loan portfolio and 42% of total non-performing loans as of September 30, 2008.  See “Asset Quality – Loans and REO .”

Capitol Federal Savings Bank generally prices its one- to four-family loan products based upon prices available in the secondary market.  During the six months ended March 31, 2010 , the average rate offered on Capitol Federal Savings Bank’s 30-year fixed-rate one- to four-family loans, with no points paid by the borrower, was approximately 150 basis points above the average 10-year Treasury rate, while the average rate offered on Capitol Federal Savings Bank’s 15-year fixed-rate one- to four-family loans was approximately 90 basis points above the average 10-year Treasury rate.

Conventional one- to four-family loans may be sold on a bulk basis for portfolio restructuring or on a flow basis as loans are originated to reduce interest rate risk and/or maintain a certain liquidity position.  Capitol Federal Savings Bank generally retains the servicing on these sold loans.  ALCO determines which conventional one- to four-family loans are to be originated as held for sale or held for investment.  Conventional loans originated as held for sale are to be sold in accordance with policies set forth by ALCO.  Conventional loans originated as held for investment are generally not eligible for sale unless a specific segment of the portfolio qualifies for asset restructuring purposes.

The following table summarizes the activity in the loan portfolio for the periods indicated, excluding changes in loans in process, deferred fees and ALLL.   Loans that were paid-off as a result of refinances are included in “ repayments .”  Purchased loans include purchases from correspondent and nationwide lenders.   Loan modification activity is not included in the activity in the following table because a new loan is not generated at the time of modification .   During the six months ended March 31, 2010 , Capitol Federal Savings Bank modified $ 209.3 million loans , with a weighted average rate decrease of 86 basis points. The modified balance and rate are included in the ending loan portfolio balance and rate .   The weighted average contractual life (WAL) of our real estate loan portfolio was 23 years at March 31, 2010, September 30, 2009 and 2008.

	For the Three Months Ended
	March 31, 2010		December 31, 2009		September 30, 2009		June 30 , 2009
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$5,463,744	5. 23%	$5,646,950	5. 29%	$5,587,130	5. 36%	$5,422,798	5. 50%
Originations and refinances:
Fixed	107,694	4. 93	156,507	4.95	255,441	5.07	325,640	4.96
Adjustable	38,779	4. 44	37, 885	4. 57	37,948	4. 75	32,652	4. 78
Purchases:
Fixed	12,417	5. 03	20,149	5. 09	24,670	5. 08	37,912	5. 11
Adjustable	14,011	4.03	44,930	3.69	11,662	4.82	9,544	5.04
Repayments	(208,015)		(243,087)		(262,408)		(322,104)
Transfer of modified loans to LHFS (1)	--		(194,759)		--		81,190
Other (2)	(3,172)		(4,831)		(7,493)		(502)
Ending balance	$5,425,458	5. 19%	$5,463,744	5. 23%	$5,646,950	5. 29%	$5,587,130	5. 36%

	For the Year Ended September 30,
	2009		2008
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$5,379,845	5.66%	$5,346,626	5.68%
Originations and refinances :
Fixed	988,375	5.12	652,011	5.87
Adjustable	131,306	4.91	168,824	6.16
Purchases:
Fixed	109,813	5.21	47,795	5.82
Adjustable	223,619	5.01	71,836	5.67
Repayments	(1,079,777)		(899,178)
Transfer of modified loans to LHFS	(94,672)		--
Other (2)	(11,559)		(8,069)
Ending balance	$5,646,950	5.29%	$5,379,845	5.66%

(1)	Transfer of modified loans to loans receivable held-for-sale ( LHFS ) in the December 31, 2009 quarter includes loans with a principal balance of $194.8 million related to the loan swap transaction.
(2)	Other consists of transfers to REO , modification fees advanced and reductions in commitments .

Mortgage-Backed Securities.  The balance of MBS, which primarily consists of securities of U.S. government-sponsored enterprises, decreased $241.9 million from $2.23 billion at September 30, 2008 to $1.99 billion at September 30, 2009 .  The MBS portfolio balance decreased $235.2 million from $1. 99 billion at September 30, 2009 to $1.76 billion at March 31, 2010 .  The decreases were a result of some cash flows from the MBS portfolio being reinvested into investment securities. At March 31, 2010, the MBS held within our portfolio were issued by FHLMC, FNMA and GNMA, with the exception of $3.9 million, which were issued by a private issuer.  Unlike MBS issued by government-sponsored enterprises, the principal and interest payments of privately issued MBS are not guaranteed, although we generally receive a higher interest rate as compensation for the relative increase in credit risk.  Should the underlying mortgages in a privately issued MBS security default on their mortgage payment above the level of credit enhancement, losses could be realized.

During the six months ended March 31, 2010 , MBS with a fair value of $192.7 million were received in conjunction with the loan swap transaction.  As previously discussed, the related MBS were sold for a $6.5 million gain.  The proceeds from the sale were primarily used to purchase investment securities with terms shorter than that of the mortgage loans that were swapped.  The loan swap transaction was primarily undertaken for interest rate risk management purposes.

The following tables provide a summary of the activity in our portfolio of MBS for the periods presented.  The yields and WAL for purchases are presented as recorded at the time of purchase.  The yields for the beginning and ending balances are as of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented.  The weighted average yield of the MBS portfolio decreased between March 31, 2010 and September 30, 2009 due primarily to the maturity and repayment of securities with higher yields than the overall portfolio and adjustable-rate MBS resetting to lower coupons due to a decline in related indices .     The beginning and ending WAL is the estimated remaining maturity after projected prepayment speeds have been applied.  The decrease in the WAL at March 31, 2010 compared to September 30, 2009 was due to principal repayments of securities with WALs greater than the remaining portfolio and the passing of time.      The weighted average yield of the MBS portfolio decreased between September 30, 2008 and September 30, 2009 due to the maturity and repayment of securities with higher yields, the purchase of MBS with yields lower than the existing portfolio and adjustable-rate MBS resetting to lower coupons due to a decline in related indices.  The beginning and ending WAL is the estimated remaining maturity after projected prepayment speeds have been applied.  The decrease in the WAL at September 30, 2009 compared to September 30, 2008 was due to principal repayments, the purchase of new MBS with a shorter WAL than the existing portfolio and an increase in the assumed prepayment speeds.

	For the Three Months Ended
	March 31, 2010			December 31 , 2009			September 30, 2009			June 30, 2009
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance	$1,877,969	4. 34%	5.09	$1,992,467	4. 42%	4. 67	$2,100,998	4. 59%	4 . 55	$2,204,369	4. 72%	5. 55
Maturities and repayments	(121,635)			(112,380)			(142,182)			(155,168)
Sale of securities, net of gains	--			(192,690)			--			--
Net amortization of premiums (discounts)	(499)			(392)			(366)			(189)
Purchases:
Fixed	2, 042	4. 18	7. 08	2,990	4.10	7.48	18,539	2.80	3.03	3,217	4.34	8.49
Adjustable	--	--	--	--	--	--	--	--	--	50,983	2. 83	3.58
Fair value of securities received in loan swap transaction	--			192,690			--			--
Change in valuation on AFS securities	(567)			(4,716)			15,478			(2,214)
Ending balance	$1,757,310	4. 21%	4.07	$1,877,969	4. 34%	5.09	$1,992,467	4. 42%	4. 67	$2,100,998	4. 59%	4 .55

	For the Year Ended September 30,
	2009			2008
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance	$2,234,339	4.82%	5.05	$1,414,271	4.46%	4.04
Maturities and repayments	(494,932)			(500,078)
Net amortization of premiums (discounts)	(482)			(747)
Purchases:
Fixed	21,756	3.03	3.84	785,181	4.94	4.62
Adjustable	169,452	2.72	2.41	545,174	4.81	4.91
Change in valuation on AFS securities	62,334			(9,462)
Ending balance	$1,992,467	4.42%	4.67	$2,234,339	4.82%	5.05

Investment Securities.  Investment securities, which consist primarily of debentures issued by U.S. government   sponsored enterprises (primarily issued by FNMA, FHLMC, or FHLB) and municipal investments, increased $ 489.7 million , from $480.7 million at September 30, 2009 to $ 970.4 million at March 31, 2010 .  The increase in the balance was a result of purchases of $ 611.7 million of investment securities with a WAL of 1.09 years at the time of purchase.  If market rates were to rise, the short-term nature of these securities may allow management the opportunity to reinvest the maturing funds at a higher rate.  Investment securities increased $338.3 million from $142.4 million at September 30, 2008 to $480.7 million at September 30, 2009.  The increase in the balance was primarily a result of purchases of $448.6 million in short-term securities, partially offset by maturities and calls of $109.8 million.

The following tables provide a summary of the activity of investment securities for the periods presented.  The yields for the beginning and ending balances are as of the first and last days of the periods presented.  The decrease in the yield at March 31, 2010 compared to September 30, 2009 was a result of purchases of securities with yields lower than the overall portfolio yield.  The decrease in the yield at September 30, 2009 compared to September 30, 2008 was a result of calls and/or maturities of securities with yields higher than the overall portfolio yield and to purchases of investment securities with yields lower than the existing portfolio.  The beginning and ending WAL represent the estimated remaining maturity of the securities after projected call dates have been considered, based upon market rates at each date presented.  The WAL at March 31, 2010 decreased from September 30, 2009 due to the purchase of securities with WALs shorter than the existing portfolio.

	For the Three Months Ended
	March 31, 2010			December 31 , 2009			September 30, 2009			June 30 , 2009

	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance	$651,943	2.05%	1. 65	$480,704	1. 93%	1.53	$322,166	1.84%	2. 02	$214,410	2.16%	2.32
Maturities and calls	(1 19,103)			(1,033)			(25, 128)			(25,036)
Net amortization of premiums(discounts)	(1, 053)			(1,061)			(901)			(685)
Purchases:
Fixed	438,254	1.36	1. 02	173,431	2.39	1.25	183,391	1. 95	2.17	133,047	1. 41	1. 10
Adjustable	--	--	--	--	--	--	--	--	--	--	--	--
Change in valuation on AFS securities	390			(98)			1,176			430
Ending balance	$970,431	1.76%	1. 29	$651,943	2.05%	1. 65	$480,704	1. 93%	1.53	$322,166	1.84%	2. 02

	For the Year Ended September 30,
	2009			2008
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance	$142,359	3.94%	6.06	$524,168	4.52%	1.66
Maturities and calls	(109,760)			(614,018)
Net amortization of premiums (discounts)	(2,162)			30
Purchases:
Fixed	448,553	1.70	1.53	230,512	3.96	1.07
Adjustable	--	--	--	3,874	6.58	28.98
Change in valuation on AFS securities	1,714			(2,207)
Ending balance	$480,704	1.93%	1.53	$142,359	3.94%	6.06

Liabilities.  Total liabilities increased $77.0 million from $7.46 billion at September 30, 2009 to $7. 54 billion at March 31, 2010, due primarily to an increase in deposits of $90.5 million .  Liabilities increased from $7.18 billion at September 30, 2008 to $7.46 billion at September 30, 2009.  The $278.3 million increase in liabilities was due primarily to an increase in deposits of $304.7 million.  We believe the turmoil in the credit and equity markets made deposit products in well-capitalized financial institutions, like Capitol Federal Savings Bank, desirable for many customers.  Households increased their personal savings rate, which we believe also contributed to our growth in deposits during this period.

During fiscal year 2009, Capitol Federal Savings Bank prepaid $875.0 million of fixed-rate FHLB advances with a weighted average contractual rate of 5.65%.  The prepaid FHLB advances were replaced with $875.0 million of fixed-rate FHLB advances with a weighted average contractual interest rate of 3.41%.  Capitol Federal Savings Bank paid a $38.4 million prepayment penalty to the FHLB.  The prepayment penalty is being deferred as an adjustment to the carrying value of the new advances and will be recognized as expense over the life of the new advances, which effectively increased the interest rate on the new advances 96 basis points. See “Notes to Consolidated Financial Statements - Note 7 - Borrowed Funds.”

The following table presents the amount, average rate and percentage of total deposits for checking, savings, money market and certificates at March 31, 2010 , September 30, 2009 and 2008.

	At			At			At
	March 31, 2010			September 30, 2009			September 30, 2008
		Average	% of		Average	% of		Average	% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Checking	$493,929	0.13%	11. 4%	$439,975	0.17%	10.4%	$400,461	0.21%	10.2%
Savings	239,651	0. 54	5. 6	226,396	0.66	5.4	232,103	1.51	5.9
Money market	934,071	0. 72	21. 6	848,157	0.82	20.1	772,323	1.48	19.7
Certificates	2,651,415	2. 66	61.4	2,714,081	3.09	64.1	2,518,996	3.91	64.2
Total deposits	$4,319,066	1. 83%	100.0%	$4,228,609	2.20%	100.0%	$3,923,883	2.91%	100.0%

The Board of Directors has authorized management to utilize brokered deposits and public unit deposits (deposits from governmental and other public entities) as sources of funds.  The rate paid on brokered deposits, plus fees, are generally equivalent to the rates offered by the FHLB on advances and comparable to some rates paid on retail deposits.  In order to qualify to obtain public unit deposits, Capitol Federal Savings Bank must have a branch in each county in which it collects public unit deposits, and by law, must pledge securities as collateral for all balances in excess of the FDIC insurance limits.  The rates paid on public unit deposits are based on bid rates versus the rate available to retail customers.  Depending on market conditions, management utilizes these two sources to fund asset growth.  Since the pricing of public unit funds are set by us and we can select posted broker rates for brokered deposits, they are useful funding tools.  Because Capitol Federal Savings Bank chooses to take longer term maturities for brokered deposits, these assist in managing our interest rate risk.  The primary risk of using these sources of funds is the volatility of retention at maturity, primarily due to competition in the market.  Due to this volatility, Capitol Federal Savings Bank’s policies limit the amount of brokered deposits to 10% of total deposits and public unit deposits to 5% of total deposits.

At March 31, 2010, there were no brokered deposits, as the remaining brokered deposits matured during the quarter ended December 31, 2009, compared to $71.5 million in brokered deposits at September 30, 2009 .  Subsequent to March 31, 2010, Capitol Federal Savings Bank has begun to accept brokered deposits with maturities ranging from 3 to 5 years .  As of March 31, 2010, $103.8 million in certificates were public unit deposits, compared to $91.5 million in public unit deposits at September 30, 2009.  There were no public unit deposits at September 30, 2008.  Management will continue to monitor the wholesale deposit market for attractive opportunities.

Stockholders’ Equity. Stockholders’ equity increased $4.8 million, from $941.3 million at September 30, 2009 to $ 946.1 million at March 31, 2010.  The increase was due to net income of $35.6 million during fiscal year 2010, partially offset by dividend payments of $27.4 million during the period and a decrease in accumulated other comprehensive income of $3.1 million. Stockholders’ equity increased $70.1 million from $871.2 million at September 30, 2008 to $941.3 million at September 30, 2009.  The increase was primarily a result of net income of $66.3 million and an increase in unrealized gains on AFS securities of $39.8 million, partially offset by dividends paid of $44.1 million.

Unrealized gains and losses on AFS securities result from changes in the fair value of the securities, due to fluctuations in market yields.  Fluctuations in market yields result in changes in stockholders’ equity though unrealized gains and losses on AFS securities, but they do not impact operations unless the securities are sold and proceeds are reinvested at market rates.   Management is no longer classifying purchased securities as AFS due to the potential fluctuations in stockholders’ equity caused by market yield changes.  Management will continue to monitor the size of the AFS securities portfolio and will begin classifying purchased securities as AFS when appropriate.  If future market yields were to remain at the same level as March 31, 2010, then the net unrealized gain in stockholders’ equity would decrease over time due to the decline in the AFS security portfolio balance as a result of repayments.

CFF repurchases stock from time to time in the open market as one of the capital management strategies available to enhance stockholder value.  The repurchase of stock has allowed CFF to effectively implement its dividend policy. CFF was an active buyer of stock when the stock traded on the open market below its original offering price and when CFF determined market conditions and timing was appropriate. CFF has completed eight stock repurchase programs.

The following table presents total dividends paid to public shareholders, total dividends waived by the MHC, total dividends that would have been paid if dividends had not been waived by the MHC, and dividends paid per share based upon the total number of shares of stock outstanding on the record dates during the periods presented below.

	Total Dividends Paid to Public Shareholders	Total Dividends Waived by the MHC	Total Dividends That Would Have Been Paid if Not Waived	Dividends Paid Per Share Based Upon Total Number of Shares of Stock Outstanding
	(Dollars in thousands, except per share amounts)
Six Months Ended March 31, 2010	$27,408	$67,079	$94,487	$0.37
Six Months Ended March 31, 2009	23,175	57,934	81,109	0.31
Fiscal Year Ended September 30, 2009	44,070	110,127	154,197	0.60
Fiscal Year Ended September 30, 2008	41,425	104,386	145,811	0.56
Fiscal Year Ended September 30, 2007	43,000	109,083	152,083	0.58

Weighted Average Yields and Rates:  The following table presents the weighted average yields earned on loans, securities and other interest-earning assets, the weighted average rates paid on deposits and borrowings and the resultant interest rate spreads at the dates indicated.  Yields on tax-exempt securities are not calculated on a tax-equivalent basis.

	At March 31,	At September 30,
	2010	2009	2008	2007
Weighted average yield on:
Loans receivable	5. 31%	5.38%	5.69%	5.73%
MBS	4. 21	4.42	4.82	4.46
Investment securities	1.76	1.93	3.94	4.52
Capital stock of FHLB	2.98	2.98	4.73	6.68
Cash and cash equivalents	0. 22	0.21	2.95	4.94
Combined weighted average yield on interest-earning assets	4. 60	4.89	5.37	5.41

Weighted average rate paid on:
Checking deposits	0.13	0.17	0.21	0.21
Savings deposits	0. 54	0. 66	1. 51	2.58
Money market deposits	0.72	0.82	1.48	3.18
Certificate of deposit	2.66	3.09	3.91	4.77
FHLB advances (1)	4.13	4.13	4.75	5.39
Other borrowings	3.90	3.91	4.09	8.12
Combined weighted average rate paid on interest-bearing liabilities	2. 77	3.00	3.67	4.52

Net interest rate spread	1. 83%	1.89%	1.70%	0.89%

(1)
The March 31, 2010 and September 30, 2009 rates include the net impact of the deferred prepayment penalties related to the prepayment of certain FHLB advances and deferred gain associated with the interest rate swap termination during fiscal year 2008.  The September 30, 2008 rates includes the impact of the deferred gain associated with the interest rate swap termination during fiscal year 2008.  The September 30, 2007 rates include the impact of the interest rate swap agreements.

Average Balance Sheets:  The following tables present certain information regarding our financial condition and net interest income for the six months ended March 31, 2010 and 2009 and fiscal years 2009, 2008 and 2007. Net interest income represents the difference between interest income earned on interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.  The tables present the average balances of our assets, liabilities and stockholders’ equity and the related annualized yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated. We derived the average yields and rates by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown. We derived average balances from daily balances over the periods indicated, except as noted.  The average yields and rates include amortization of fees, costs, premiums and discounts which are considered adjustments to yields/rates.  Yields on tax-exempt securities were not calculated on a tax-equivalent basis.

	Six Months Ended								Year Ended September 30,
	March 31, 2010				March 31, 2009				2009				2008				2007
	Average	Interest			Average	Interest			Average	Interest			Average	Interest			Average	Interest
	Outstanding	Earned/	Yield/		Outstanding	Earned/	Yield/		Outstanding	Earned/	Yield/		Outstanding	Earned/	Yield/		Outstanding	Earned/	Yield/
	Balance	Paid	Rate		Balance	Paid	Rate		Balance	Paid	Rate		Balance	Paid	Rate		Balance	Paid	Rate
	(Dollars in thousands)
Assets
Interest-earning assets:
Mortgage loans (1)	$5,277,206	$139,170	5. 27%		$5,240,144	$147,881	5.64%		$5,296,297	$293,685	5.55%		$5,099,147	$286,383	5.62%		$5,022,178	$276,317	5.50%
Other loans	202,269	5,671	5. 62		211,856	6,281	5.95		208,252	12,097	5.81		216,404	15,637	7.21		222,000	18,427	8.30
Total loans receivable	5,479,475	144,841	5. 29		5,452,000	154,162	5.66		5,504,549	305,782	5.56		5,315,551	302,020	5.68		5,244,178	294,744	5.62
MBS (2)	1,829,990	39,381	4. 30		2,161,451	51,490	4. 76		2,110,701	97,926	4.64		1,888,186	88,395	4.68		1,605,901	68,752	4.28
Investment securities (2)(3)	645,267	6,285	1.95		131,171	2,281	3. 48		229,766	5,533	2.41		242,426	9,917	4.09		656,857	30,849	4.70
Capital stock of FHLB	133, 570	1, 986	2.98		127,735	1,558	2. 45		129,716	3,344	2.58		129,216	6,921	5.36		153,478	10,017	6.53
Cash and cash equivalents	86,297	101	0.23		72,342	117	0. 32		72,184	201	0.28		112,522	3,553	3.11		138,756	7,188	5.11
Total interest-earning assets	8,174,599	192,594	4. 71		7,944,699	209,608	5. 28		8,046,916	412,786	5.13		7,687,901	410,806	5.34		7,799,170	411,550	5.28
Other noninterest-earning assets	230,111				176,721				181,829				186,312				153,949
Total assets	$8,404,710				$8,121,420				$8,228,745				$7,874,213				$7,953,119

Liabilities and stockholders’ equity Interest-bearing liabilities:
Checking	$457,439	319	0. 14%		$414,352	425	0.21%		$426,976	879	0. 21%		$398,430	819	0.20%		$396,454	850	0.21%
Savings	228,352	678	0. 60		228,497	1,032	0. 91		228,879	1,873	0. 82		230,818	4,105	1.77		195,660	4,952	2.53
Money market	886,205	3,336	0. 75		787,634	4,691	1. 19		814,898	8,512	1.04		804,612	16,771	2.08		807,459	26,566	3.29
Certificates	2,652,159	37,548	2. 84		2,501,123	45,348	3. 64		2,585,560	89,207	3.45		2,507,036	111,740	4.44		2,504,069	114,911	4.59
Total deposits	4,224,155	41,881	1.99		3,931,606	51,496	2. 63		4,056,313	100,471	2.48		3,940,896	133,435	3.37		3,903,642	147,279	3.77
FHLB advances (4)	2,393, 945	49,118	4.11		2,465,087	56,198	4. 56		2,437,978	106,551	4.36		2,552,883	125,748	4.89		3,009,538	153,363	5.03
Other borrowings	713,609	14,058	3.90		713, 593	14,834	4. 11		713,601	29,122	4.03		391,009	17,455	4.39		53,493	4,468	8.24
Total interest-bearing liabilities	7,331,709	105,057	2. 87		7,110,286	122,528	3. 45		7,207,892	236,144	3.27		6,884,788	276,638	3.99		6,966,673	305,110	4.35
Other noninterest-bearing liabilities	121,166				118,373				108,940				119,353				118,445
Stockholders’ equity	951, 835				892,761				911,913				870,072				868,001
Total liabilities and stockholders’ equity	$8,404,710				$8,121,420				$8,228,745				$7,874,213				$7,953,119

Net interest income		$87,537				$87,080				$176,642				$134,168				$106,440
Net interest rate spread			1. 84%				1. 83%				1.86%				1.35%				0.93%
Net interest-earning assets	$842,890				$834,413				$839,024				$803,113				$832,497
Net interest margin			2. 14%				2. 19%				2.20%				1.75%				1.36%
Ratio of interest-earning assets to interest-bearing liabilities			1. 11	x			1.12	x			1.12	x			1.12	x			1.12	x

(1)	Calculated net of deferred loan fees, loan discounts, and loans in process. Non-accrual loans are included in the loans receivable average balance with a yield of zero percent.
(2)	MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.
(3)
The average balance of investment securities includes an average balance of nontaxable securities of $71. 9 million and $ 58.2 million for the periods ended March 31, 2010 and 2009 and $61.0 million, $45.9 million, and $12.0 million for the years ended September 30, 2009, 2008 and 2007, respectively.

(4)	FHLB advances are stated net of deferred gains and deferred prepayment penalties.
(5)	The average balance for other non-interest-earning assets, other non-interest-bearing liabilities, and stockholders’ equity was calculated based upon month-end balances.

Rate/Volume Analysis:  The table below presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities, comparing the six months ended March 31, 2010 to the six months ended March 31, 2009 , fiscal years 2009 to 2008 and fiscal years 2008 to 2007.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume, which are changes in the average balance multiplied by the previous year’s average rate and (2) changes in rate, which are changes in the average rate multiplied by the average balance from the previous year.  The net changes attributable to the combined impact of both rate and volume have been allocated proportionately to the changes due to volume and the changes due to rate.

	Six Months Ended March 31,			Year Ended September 30,
	2010 vs. 2009			2009 vs. 2008			2008 vs. 2007
	Increase (Decrease) Due to			Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$757	$(10,078)	$(9,321)	$10,443	$(6,681)	$3,762	$3,873	$3,403	$7,276
MBS	(7,428)	(4,681)	(12,109)	10,295	(764)	9,531	12,824	6,819	19,643
Investment securities	5,404	(1,400)	4,004	(494)	(3,890)	(4,384)	(17,380)	(3,552)	(20,932)
Capital stock of FHLB	75	354	429	27	(3,604)	(3,577)	(1,451)	(1,645)	(3,096)
Cash equivalents	20	(37)	(1 7)	(947)	(2,405)	(3,352)	(1,182)	(2,453)	(3,635)
Total interest-earning assets	(1,172)	(15,842)	(17,014)	19,324	(17,344)	1,980	(3,316)	2,572	(744)

Interest-bearing liabilities:
Checking	42	(156)	(114)	60	42	102	4	(39)	(35)
Savings	(1)	(351)	(35 2)	(35)	(2,218)	(2,253)	802	(1,640)	(838)
Money market	535	(1, 887)	(1,352)	208	(8,589)	(8,381)	(90)	(9,387)	(9,477)
Certificates	2,632	(10,429)	(7,797)	3,351	(25,783)	(22,432)	141	(3,635)	(3,494)
FHLB advances	(831)	(6,249)	(7,080)	(4,606)	(14,591)	(19,197)	(23,533)	(4,082)	(27,615)
Other borrowings	--	(776)	(776)	12,920	(1,253)	11,667	13,820	(833)	12,987
Total interest-bearing liabilities	2,377	(19,848)	(17,471)	11,898	(52,392)	(40,494)	(8,856)	(19,616)	(28,472)
Net change in net interest and dividend income	$(3,549)	$4,006	$457	$7,426	$35,048	$42,474	$5,540	$22,188	$27,728

Operating Results for the Six Months Ended March 31, 2010 and  2009.

Net income for the six months ended March 31, 2010 was $ 35.6 million compared to $ 34.0 million for the same period in the prior fiscal year .   The $1 .6 million increase in net income between periods was a result of an increase in other income of $6. 1 million, an increase in net interest income of $ 457 thousand, and a decrease in income tax expense of $431 thousand, partially offset by an increase in the provision for loan losses of $ 3.7 million and an increase in other expenses of $ 1. 7 million.

Despite an increase in net interest income, the net interest margin decreased 5 basis points, from 2.19% for the six months ended March 31, 2009 to 2.14% for the six months ended March 31, 2010.  The decrease in the net interest margin was due to an increase in the average balance of interest-earning assets at lower yields compared to the six months ended March 31, 2009.

Interest and Dividend Income .   Total interest and dividend income for the six months ended March 31, 2010 was $192.6 million compared to $ 209.6 million for the six months ended March 31, 2009.  The $17.0 million decrease was primarily a result of decreases in interest income on MBS of $ 12.1 million and loans receivable of $ 9.3 million, partially offset by an increase in interest income on investment securities of $ 4.0 million.

Interest income on loans receivable for the current six month period was $ 144.8 million compared to $ 154.2 million for the prior year period.   The $ 9.3 million decrease in interest income was primarily a result of a decrease of 37 basis points in the weighted average yield to 5. 29 % for the period , partially offset by a $ 27.5 million increase in the average balance of the portfolio .   The decrease in the weighted average yield was due to a significant amount of loan modifications and refinances during the second and third quarters of fiscal year 2009 which did not impact the yield until the borrowers began paying the lower interest rate the month after the modification or refinance.   The decrease in the weighted average yield was also due to purchases and originations at market rates which were lower than the existing portfolio.

Interest income on MBS for the current six month period was $39.4 million compared to $51.5 million for the prior year period.  The $12.1 million decrease was a result of a $331.5 million decrease in the average balance of the portfolio and a decrease of 46 basis points in the weighted average yield to 4.30% for the current six months.   The decrease in the average balance of the portfolio was due to principal repayments which were not replaced in their entirety.   The weighted average yield decreased between the two periods due to an increase of prepayments on MBS with yields higher than the existing portfolio , adjustable-rate securities repricing to lower market rates, and, to a lesser extent, purchases of MBS at a lower average yield than the existing portfolio between the two periods .

Interest income on investment securities for the current six month period was $6 .3 million compared to $ 2 .3 million for the prior year period.   The $ 4.0 million increase was primarily a result of a $ 514.1 million increase in the average balance, partially offset by a decrease in the average yield of 153 basis points to 1.95% for the current six month period.   The average balance increased due to the purchase of $ 928 .1 million of investment securities between periods, partially offset by calls and maturities of $ 170.3 million .   The average yield decreased primarily due to purchases at yields lower than the overall portfolio yield.

Interest Expense .   Interest expense decreased $ 17.4 million to $105. 1 million for the current six month period from $ 122.5 million for the prior year period.   The decrease in interest expense was primarily due to a decrease in interest expense on deposits and FHLB advances.

Interest expense on FHLB advances for the current six month period was $ 49.1 million compared to $ 56.2 million for the prior year period.   The $7 .1 million decrease in interest expense on FHLB advances was a result of the refinance of $875.0 million of FHLB advances during the second and third quarters of fiscal year 2009 and, to a lesser extent, a decrease in the average balance of $ 57.2 million primarily due to maturing advances that were not renewed.

Interest expense on deposits for the current six month period was $ 41.9 million compared to $ 51.5 million for the prior year period.   The $ 9.6 million decrease in interest expense on deposits was due to a decrease in the rates on the entire deposit portfolio, primarily the certificate of deposit and money market portfolios, due to the portfolios repricing to lower market rates .   The average rate paid on the deposit portfolio decreased 64 basis points between the two periods, from 2. 63% for the six months ended March 31, 2009 to 1. 99% for the six months ended March 31, 2010 . The decrease in interest expense was partially offset by a $ 292.5 million increase in the average balance of the deposit portfolio, particularly the certificate of deposit and money market portfolios.

Provision for Loan Losses .   Capitol Federal Savings Bank recorded a provision for loan losses of $ 6. 3 million during the current six month period , compared to a provision of $ 2.7 million for the six months ended March 31, 2009.   The $ 6. 3 million provision for loan losses was composed of $4.7 million related to the increase in certain loss factors in our general valuation allowance model , primarily on purchased loans, and $1.6 million related to establishing SVAs, also primarily on purchased loans.  The increase in certain loss factors in our general valuation allowance model reflects the risks inherent in our loan portfolio due to decreases in real estate values in certain geographic regions where Capitol Federal Savings Bank has purchased loans, the continued elevated level of unemployment, the increase in non-performing loans and loan charge-offs, and SVAs, particularly related to our purchased loan portfolio.  These factors contributed to the increase in the provision for loan losses in fiscal year 2010 and resulted in an increase in our ALLL.  Despite the current economic operating environment and some deterioration in our purchased loan portfolio, the overall credit quality of our loan portfolio continued to compare favorably to the industry and our peers.  No assurance can be given that this trend will continue in future periods.  See additional discussion regarding the allowance for loan losses and provision for loan losses in the sections entitled “ Critical Accounting Policies – Allowance for Loan Losses” and “Asset Quality – Loans and REO.”

Other Income and Expense .   Total other income was $ 19.7 million for the current six month period compared to $ 13. 6 million for the prior year period.   The $6. 1 million increase was due primarily to the gain on the sale of trading MBS in conjunction with the loan swap transaction .

Total other expenses for the six months ended March 31, 2010 were $ 45.9 million, compared to $ 44 .2 million in the prior year six month period.  The $1.7 million increase was due primarily to an increase in federal insurance premium of $ 3.3 million, partially offset by a decrease in other expense s , net of $ 1.1 million related to an impairment and valuation allowance taken on the mortgage-servicing rights asset in the prior year period.   The increase in federal insurance premium was a result of an increase in the regular quarterly deposit insurance premiums .

Income Tax Expense .   Income tax expense for the current six month period was $ 19.4 million compared to $ 19.8 million for the prior year six month period.  The $431 thousand decrease was due to a decrease in the effective tax rate between periods.  The effective tax rate for the six months ended March 31, 2010 was 35.3%, compared to 36.9% for the prior year six month period .  The difference in the effective tax rate between periods was primarily a result of a decrease in nondeductible expenses associated with the employee stock ownership plan (ESOP) in the current fiscal year and a reduction of unrecognized tax benefits due to the lapse of the statute of limitations during the first quarter of fiscal year 2010 .

Comparison of Results of Operations for the Years Ended September 30, 2009 and 2008

For fiscal year 2009, CFF recognized net income of $66.3 million compared to net income of $51.0 million in fiscal year 2008.  The $15.3 million increase in net income was primarily a result of a $40.5 million decrease in interest expense, partially offset by an $11.6 million increase in other expenses, a $9.7 million increase in income tax expense, and a $4.3 million increase in provision for loan loss.  The net interest margin for fiscal year 2009 was 2.20% compared to 1.75% for fiscal year 2008.  The 45 basis point increase in the net interest margin was primarily a result of a decrease in the weighted average rate on interest-bearing liabilities.

Interest and Dividend Income.  Total interest and dividend income for fiscal year 2009 was $412.8 million compared to $410.8 million for fiscal year 2008.  The $2.0 million increase was a result of a $9.5 million increase in interest income on MBS and a $3.8 million increase in interest income on loans receivable, partially offset by a $4.4 million decrease in interest income on investment securities, a $3.6 million decrease in dividends on FHLB stock and a $3.4 million decrease in interest income on cash and cash equivalents.

Interest income on loans receivable in fiscal year 2009 was $305.8 million compared to $302.0 million in fiscal year 2008.  The $3.8 million increase in loan interest income was a result of a $189.0 million increase in the average balance of the loan portfolio between the two periods, partially offset by a decrease of 12 basis points in the weighted average yield of the portfolio to 5.56% for the current fiscal year.  The increase in the average balance was due to originations and loan purchases during fiscal year 2009. The decrease in the weighted average yield was due to purchases and originations at market rates which were lower than the existing portfolio, loan modifications and refinances during fiscal year 2009, and the home equity loan portfolio repricing to lower market interest rates, partially offset by an increase in deferred fee amortization as a result of prepayments, modifications and refinances.

Interest income on MBS in fiscal year 2009 was $97.9 million compared to $88.4 million in fiscal year 2008.  The $9.5 million increase in interest income was primarily due to an increase of $222.5 million in the average balance, slightly offset by a 4 basis point decrease in the weighted average portfolio yield to 4.64% for the current fiscal year.  The increase in the average portfolio balance was a result of purchases.  The funds for the purchases came from maturities and calls of investment securities and from new borrowings in fiscal year 2008.

Interest income on investment securities in fiscal year 2009 was $5.5 million compared to $9.9 million in fiscal year 2008. The $4.4 million decrease in interest income was a result of a 168 basis point decrease in the weighted average portfolio yield to 2.41% for fiscal year 2009 and, to a lesser extent, a decrease of $12.7 million in the average balance of the portfolio.  The decrease in the weighted average yield of the portfolio was attributed to maturities and calls of securities with weighted average yields greater than the remaining portfolio, and also due to reinvestments made at lower market yields than the overall portfolio yield.  The decrease in the average balance was a result of the timing of calls, maturities and security purchases during fiscal year 2009.

Dividends on FHLB stock in fiscal year 2009 were $3.3 million compared to $6.9 million in fiscal year 2008.  The $3.6 million decrease in dividend income was due primarily to a 278 basis point decrease in the average yield to 2.58% for fiscal year 2009.  The dividend rate on FHLB stock correlates to the federal funds rate, which decreased during fiscal year 2009.

Interest income on cash and cash equivalents in fiscal year 2009 was $201 thousand compared to $3.6 million in fiscal year 2008.  The $3.4 million decrease was due to a 283 basis point decrease in the weighted average yield due to a decrease in short-term interest rates between the two periods, and a decrease in the average balance of $40.3 million.  The decrease in the average balance was a result of cash being utilized to purchase MBS and investment securities.

Interest Expense.  Total interest expense for fiscal year 2009 was $236.1 million, compared to $276.6 million in fiscal year 2008.  The $40.5 million decrease in interest expense was due to a decrease in interest expense on deposits of $32.9 million and a decrease in interest expense on FHLB advances of $19.2 million, partially offset by an increase in interest expense on other borrowings of $11.6 million.

Interest expense on deposits in fiscal year 2009 was $100.5 million compared to $133.4 million in fiscal year 2008. The $32.9 million decrease in interest expense was primarily a result of a decrease in the average rate paid on the certificate of deposit, money market and savings portfolios due to the portfolios repricing to lower market rates.  The average rate paid on the deposit portfolio decreased 89 basis points to 2.48% for fiscal year 2009.

Interest expense on FHLB advances in fiscal year 2009 was $106.5 million compared to $125.7 million in fiscal year 2008.  The $19.2 million decrease in interest expense was a result of the termination and maturity of the interest rate swap agreements during fiscal year 2008, a decrease in the average balance of FHLB advances and a decrease in the interest rate due to the refinancing of $875.0 million of advances during the second and third quarters of fiscal year 2009.  The decrease in the average balance was a result of maturing advances that were replaced with repurchase agreements during fiscal year 2008.

Interest expense on other borrowings was $29.1 million in fiscal year 2009 compared to $17.5 million in fiscal year 2008.  The $11.6 million increase was due to an increase in the average balance as a result of Capitol Federal Savings Bank entering into $660.0 million of repurchase agreements during fiscal year 2008.  The proceeds from the repurchase agreements were used to purchase MBS and to repay maturing FHLB advances.

Provision for Loan Losses.  During fiscal year 2009, Capitol Federal Savings Bank experienced an increase in delinquencies, non-performing loans, net loan charge-offs, and losses on foreclosed property transactions, primarily on purchased loans, as a result of the decline in housing and real estate markets, as well as the ongoing economic recession.  As a result of these conditions, Capitol Federal Savings Bank recorded a provision for loan losses of $6.4 million in fiscal year 2009 compared to a provision of $2.1 million in fiscal year 2008.  The $4.3 million increase in the provision primarily reflects an increase in the specific valuation allowances on purchased loans, an increase in the balance of non-performing purchased loans, an increase in the general valuation allowances primarily related to purchased loans 30 to 89 days delinquent, and an increase in charge-offs, also primarily related to purchased loans.  See “– Critical Accounting Policies – Allowance for Loan Losses” and “Business – Asset Quality.”

Other Income and Expense.  Total other income for fiscal year 2009 was $28.6 million compared to $30.0 million in fiscal year 2008.  The $1.4 million decrease in other income was a result of a $2.0 million decrease in other income, net and a $1.2 million decrease in income from bank owned life insurance as a result of a decrease in the net crediting rate due to a decrease in market interest rates, partially offset by an increase in gains on sale of loans held for sale, net of $1.3 million.  The decrease in other income, net was due primarily to the redemption of shares received in the Visa, Inc. initial public offering of $992 thousand in fiscal year 2008 and interest received on a tax refund of $235 thousand also in fiscal year 2008, both with no corresponding item in fiscal year 2009.

Total other expenses for fiscal year 2009 were $93.6 million compared to $82.0 million for fiscal year 2008.  The $11.6 million increase was due to a $6.8 million increase in federal insurance premiums, a $2.0 million increase in advertising expense and a $2.0 million increase in mortgage servicing activity, net.  The increase in federal insurance premiums was a result of the FDIC special assessment and increases in the regular quarterly deposit insurance premiums.  The increase in advertising expense was due to expense associated with Capitol Federal Savings Bank’s new debit card rewards program and to advertising campaigns undertaken to inform customers of Capitol Federal Savings Bank’s safety and soundness in response to current economic conditions.  The increase in mortgage servicing activity, net was due to mortgage servicing asset impairments and valuation allowances due to an increase in prepayment speeds.

Income Tax Expense.  Income tax expense for fiscal year 2009 was $38.9 million compared to $29.2 million for fiscal year 2008.  The increase in income tax expense was primarily due to an increase in earnings compared to fiscal year 2008.  The effective tax rate was 37.0% for fiscal year 2009, compared to 36.4% for fiscal year 2008.  The difference in the effective tax rate between the two fiscal years was primarily a result of a decrease in nontaxable income from bank owned life insurance and an increase in pre-tax income which reduced the effective tax rate benefit of nontaxable income.

Comparison of Results of Operations for the Years Ended September 30, 2008 and 2007

For fiscal year 2008, CFF recognized net income of $51.0 million compared to net income of $32.3 million in fiscal year 2007.  The $18.7 million increase in net income was primarily a result of a $28.5 million decrease in interest expense and a $6.0 million increase in other income, partially offset by an $8.6 million increase in income tax expense, a $4.3 million increase in other expenses, and a $2.3 million increase in the provision for loan loss.

Total interest and dividend income in fiscal year 2008 was $410.8 million compared to $411.6 million in fiscal year 2007.  Total interest expense in fiscal year 2008 was $276.6 million compared to $305.1 million in fiscal year 2007.  Net interest margin, before provision for loan losses, was $134.2 million compared to $106.4 million in fiscal year 2007.  As a result of the flat or inverted yield curve during fiscal year 2007 and the relatively short term to repricing of our liabilities compared to our assets, Capitol Federal Savings Bank experienced net interest margin compression during fiscal year 2007.   The steeper, more normalized yield curve during fiscal year 2008 benefited the net interest margin, as short-term liabilities repriced to lower interest rates while cash flows from the mortgage loan and MBS portfolios were reinvested at rates comparable to that of the existing portfolio.

Interest and Dividend Income.  Interest income on loans receivable during fiscal year 2008 was $302.0 million compared to $294.7 million in fiscal year 2007.  The $7.3 million increase in loan interest income was a result of a $71.4 million increase in the average balance of the loan portfolio between the two periods and an increase of 6 basis points in the weighted average yield of the loan portfolio to 5.68% in fiscal year 2008.  The increase in the weighted average yield can be attributed primarily to loans originated throughout the year at rates higher than the overall portfolio rate.

Interest income on MBS in fiscal year 2008 was $88.4 million compared to $68.8 million in fiscal year 2007.  The $19.6 million increase in interest income was due to an increase of $282.3 million in the average balance of the portfolio and an increase of 40 basis points in the average yield to 4.68% in fiscal year 2008.  The increase in the average portfolio balance was due primarily to the utilization of cash available for investment and funds from borrowings to purchase MBS rather than other investment securities due to the more favorable yields available on MBS.  The weighted average yield of the MBS portfolio increased between the two periods due to the purchase of MBS with yields higher than the existing portfolio, the maturity and repayment of MBS with lower yields, and adjustable-rate MBS resetting to higher coupons.

Interest income on investment securities in fiscal year 2008 was $9.9 million compared to $30.8 million in fiscal year 2007. The $20.9 million decrease in interest income was primarily a result of a decrease of $414.4 million in the average balance of the portfolio and, to a lesser extent, a 61 basis point decrease in the weighted average portfolio yield to 4.09% in fiscal year 2008.  The decrease in the average balance was a result of maturities and calls which were not reinvested into investment securities and were used, in part, to fund maturing FHLB advances and purchase higher yielding MBS during fiscal year 2008. The decrease in the weighted average yield of the portfolio was attributed to purchases with lower yields than the existing portfolio and maturities and calls of securities with higher yields.

 Dividends on FHLB stock in fiscal year 2008 were $6.9 million compared to $10.0 million in fiscal year 2007.  The $3.1 million decrease in dividend income was due to a 117 basis point decrease in the average yield to 5.36% in fiscal year 2008 and a $24.3 million decrease in the average balance.  The dividend rate on FHLB stock correlates to the federal funds rate, which also decreased during fiscal year 2008.  The decrease in the average balance was due to the redemption of shares as the required number of shares held is based primarily upon the balance of outstanding FHLB advances, which decreased during fiscal year 2008.

Interest income on cash and cash equivalents in fiscal year 2008 was $3.6 million compared to $7.2 million in fiscal year 2007.  The $3.6 million decrease was a result of a 200 basis point decrease in the average yield to 3.11% in fiscal year 2008 due to a decrease in short-term market interest rates, and a decrease of $26.2 million in the average balance as cash was utilized to purchase MBS and fund maturing FHLB advances.

Interest Expense.  Interest expense on deposits in fiscal year 2008 was $133.4 million compared to $147.3 million in fiscal year 2007. The $13.9 million decrease in interest expense was primarily a result of a decrease in the rate on the money market, certificate and savings portfolios due to the portfolios repricing to lower market rates.  During fiscal year 2007, Capitol Federal Savings Bank increased the rates offered on its certificate of deposit portfolio, with an emphasis on the 19 month to 36 month maturity category, in order to remain competitive.  As certificate of deposits matured during fiscal year 2008, the amounts retained rolled into lower rate certificate products.

 Interest expense on FHLB advances in fiscal year 2008 was $125.7 million compared to $153.4 million in fiscal year 2007.  The $27.7 million decrease in interest expense was primarily a result of a decrease of $456.7 million in the average balance due to maturing advances which were not renewed in their entirety and, to a lesser extent, a decrease of 14 basis points in the average rate to 4.89% in fiscal year 2008 as a result of the termination of the interest rate swaps.  During the quarter ended December 31, 2007, interest rate swaps with a notional amount of $575.0 million were terminated.  The remaining interest rate swap matured in May 2008.  During fiscal year 2008, interest expense related to the interest rate swaps was $2.3 million, compared to $13.6 million in fiscal year 2007.

Interest expense on other borrowings was $17.5 million compared to $4.5 million in the same period in the prior year.  The $13.0 million increase was due to an increase in the average balance of other borrowings due to Capitol Federal Savings Bank entering into $660.0 million of repurchase agreements during fiscal year 2008.

Provision for Loan Losses.  During fiscal year 2008, Capitol Federal Savings Bank recorded a provision for loan losses of $2.1 million compared to a recovery for loan losses of $225 thousand in fiscal year 2007 .  The $2.1 million provision in fiscal year 2008 reflected a decline in home prices in some of the markets where we have purchased loans, an increase in specific valuation allowances on non-performing purchased loans, an increase in charge-offs during the year compared to fiscal year 2007, and an increase in the balance and trends of delinquent and non-performing loans compared to fiscal year 2007.  Due to the decline in home prices in some of the markets where we purchased loans, the estimated fair value of the underlying collateral, less estimated costs to sell, on certain non-performing purchased loans was less than the related outstanding loan balance.  As a result, management established $683 thousand of specific valuation allowances at September 30, 2008 related to those loans.  Charge-offs during fiscal year 2008 were $441 thousand, of which $321 thousand related to purchased loans, compared to total charge-offs of $27 thousand during fiscal year 2007.  The increase in the charge-offs in fiscal year 2008 was primarily due to the decline in home prices of the underlying collateral and also the number of loans entering foreclosure, both primarily related to our purchased loan portfolio.  The amount of loans delinquent 30-89 days increased $3.4 million from $17.7 million at September 30, 2007 to $21.1 million at September 30, 2008.  This increase was almost entirely in our purchased loan portfolio.  Non-performing loans increased $6.3 million from $7.4 million at September 30, 2007 to $13.7 million at September 30, 2008.  Of the $6.3 million increase in non-performing loans, $4.5 million related to our purchased loan portfolio.  The increase in delinquent and non-performing loans is believed to have been a result of the negative economic environment, specifically the increase in the level of unemployment during the year.

Other Income and Expense.  Total other income increased $6.0 million to $30.0 million during fiscal year 2008 compared to $24.0 million for the fiscal year 2007.  The increase in other income was due primarily to increases in bank owned life insurance income, retail fees and other income, net.  Bank owned life insurance income was $2.3 million in fiscal year 2008 compared to $27 thousand in fiscal year 2007 as Capitol Federal Savings Bank’s bank owned life insurance purchase was made during the fourth quarter of fiscal year 2007.  Retail fees increased $1.7 million due primarily to an increase in fees received on ATM and Visa check cards from increased volume and an increase in the interchange rate received on point-of-sale transactions.  Other income, net increased $1.3 million due primarily to the redemption of shares received in the Visa, Inc. initial public offering.  Total proceeds from the Visa redemption reported in other income, net were $992 thousand, offset by a liability accrual of $594 thousand, reported in other expense, net related to litigation involving Visa, Inc. for net proceeds of $398 thousand.

Total other expenses increased $4.3 million to $82.0 million during fiscal year 2008 compared to $77.7 million in fiscal year 2007.  The increase was due primarily to an increase in salaries and employee benefits of $2.2 million and an increase in other expense, net of $2.4 million.  The increase in salaries and employee benefits was due to an increase in costs associated with the short-term performance plan due to actual corporate performance exceeding targeted performance levels, salary increases, and the lack of capitalization of payroll expense in fiscal year 2008, as salary costs related to the core conversion were capitalized in fiscal year 2007.  The increase in other expense, net was due primarily to a liability accrual of $594 thousand related to litigation involving Visa, Inc., as mentioned above, $420 thousand related to real-estate owned write-downs and a decrease in fiscal year 2007 miscellaneous expenses of approximately $1.0 million.

Income Tax Expense.  Income tax expense in fiscal year 2008 was $29.2 million compared to $20.6 million for fiscal year 2007.  The increase in income tax expense was due to an increase in income, partially offset by a decrease in the effective tax rate for the fiscal year to 36.4%, compared to 39.0% for prior fiscal year 2007.  The decrease in the effective tax rate between periods was a result of an increase in nontaxable income from municipal securities and bank owned life insurance, along with an increase in pre-tax income.

Liquidity and Capital Resources

Liquidity refers to our ability to generate sufficient cash to fund ongoing operations, to pay maturing certificates of deposit and other deposit withdrawals, and to fund loan commitments.  Liquidity management is both a daily and long-term function of our business management.  Capitol Federal Savings Bank’s most available liquid assets are represented by cash and cash equivalents, AFS MBS and investment securities, and short-term investment securities.  Capitol Federal Savings Bank’s primary sources of funds are deposits, FHLB advances, other borrowings, repayments and maturities of outstanding loans and MBS, other short-term investments, and funds provided by operations.  Capitol Federal Savings Bank’s borrowings primarily have been used to invest in U.S. government sponsored enterprise securities in an effort to safely improve the earnings of Capitol Federal Savings Bank while maintaining capital ratios in excess of regulatory standards for well-capitalized financial institutions.  In addition, Capitol Federal Savings Bank’s focus on managing risk has provided additional liquidity capacity by remaining below FHLB borrowing limits and by increasing the balance of MBS and investment securities available as collateral for borrowings.

Capitol Federal Savings Bank generally intends to maintain cash reserves sufficient to meet short-term liquidity needs, which are routinely forecasted for 10, 30, and 365 days.   Additionally, on a monthly basis, Capitol Federal Saving Bank performs a liquidity stress test in accordance with the Interagency Policy Statement on Funding and Liquidity Risk Management.  The liquidity stress test incorporates both a short-term and long-term liquidity scenario in order to quantify liquidity risk. In the event short-term liquidity needs exceed available cash, Capitol Federal Savings Bank has access to lines of credit at the FHLB and the Federal Reserve Bank (FRB).  The FHLB line of credit, when combined with FHLB advances, may not exceed 40% of total assets.  Our excess capacity at the FHLB as of March 31, 2010 was $1.31 billion. The FRB line of credit is based upon the fair values of  the securities pledged as collateral and certain other characteristics of those securities, and is used only when other sources of short-term liquidity are unavailable.  At March 31, 2010, Capitol Federal Savings Bank had $1.32 billion of securities that were eligible but unused for collateral for borrowing or other liquidity needs.  Borrowings on the lines of credit are outstanding until replaced by cash flows from long-term sources of liquidity, generally no longer than 30 days.

If management observes a trend in the amount and frequency of lines of credit utilization, management will likely utilize long-term wholesale borrowing sources, such as FHLB advances and/or repurchase agreements, to provide permanent fixed rate funding.  The maturity of these borrowings is generally structured in such a way as to stagger maturities in order to reduce the risk of a highly negative cash flow position at maturity.  Additionally, management could utilize the repayment and maturity of outstanding loans, MBS and other investments for liquidity needs rather than reinvesting such funds into the related portfolios.

While scheduled payments from the amortization of loans and MBS and payments on short-term investments are relatively predictable sources of funds, deposit flows, prepayments on loans and MBS, and calls of investment securities are greatly influenced by general interest rates, economic conditions and competition, and are less predictable sources of funds.  To the extent possible, Capitol Federal Savings Bank manages the cash flows of its loan and deposit portfolios by the rates it offers customers.

At March 31, 2010 , cash and cash equivalents totaled $ 60.7 million, an increase of $ 19.6 million from September 30, 2009.  The increase was related to normal cash fluctuations .

At September 30, 2009, cash and cash equivalents totaled $41.2 million, a decrease of $46.0 million from September 30, 2008.  In fiscal year 2009, yields on cash were significantly lower than in fiscal year 2008 as a result of a decline in short-term market rates.  During fiscal year 2009, management used excess cash to purchase MBS and investment securities rather than maintaining a cash balance.

During the first half of fiscal year 2010, loan originations and purchases, net of principal repayments provided a cash inflow of $18. 3 million, as principal repayments exceeded loan originations and purchases, compared to a cash outflow of $240.9 million in the prior year period .  Loan originations and purchases were funded by cash flows from operations, as there were no additional borrowings during the period .

During fiscal year 2009, loan originations and purchases, net of principal repayments , was $396.9 million, compared to $40.8 million in the prior fiscal year.  The increase in loan originations and purchases, net of principal repayments, was funded by an increase of deposits.  The increase in deposits reflected the largest change in financing cash flows during fiscal year 2009, as there were no additional FHLB advances or borrowings in fiscal year 2009.  Capitol Federal Savings Bank paid competitive rates for its deposits while not paying-up in rates to grow its deposit base beyond Capitol Federal Savings Bank’s need for funding.  The increase in deposits is believed to have been a result of the economic environment.  Households increased their personal savings rate and chose to place those funds in deposit products in well-capitalized financial institutions like Capitol Federal Savings Bank.

During the first half of fiscal year 2010, Capitol Federal Savings Bank received principal payments on MBS of $ 234.0 million and proceeds from the sale of trading MBS received in the loan swap transaction of $199.1 million.  These cash inflows were largely reinvested in investment securities.  The investment securities purchased during fiscal year 2010 had a WAL of approximately one year at the time of purchase .  If market rates were to rise, the short-term nature of these securities may allow management the opportunity to reinvest the maturing funds at a yield higher than current yields.

During fiscal year 2009, Capitol Federal Savings Bank received principal payments on MBS of $495.0 million and $97.0 million of investment securities were called.  These cash inflows were largely reinvested in their respective portfolios, with the exception of the MBS principal repayments, some of which were reinvested in short-term and callable investment securities.  If market rates were to rise, the short-term nature of these securities may allow management the opportunity to reinvest the maturing funds at a yield higher than current yields.

  Capitol Federal Savings Bank utilizes FHLB advances to provide funds for lending and investment activities.  FHLB lending guidelines set borrowing limits as part of their underwriting standards.  At March 31, 2010 , Capitol Federal Savings Bank’s ratio of the face amount of advances to total assets, as reported to the Office of Thrift Supervision, was 29%.  Our advances are secured by a blanket pledge of our loan portfolio, as collateral, supported by quarterly reporting to the FHLB.  Advances in excess of 40% of total assets, but not exceeding 55% of total assets, may be approved by the president of the FHLB based upon a review of documentation supporting the use of the advances.  Currently, the blanket pledge is sufficient collateral for the FHLB advances.  It is possible that increases in our borrowings or decreases in our loan portfolio could require Capitol Federal Savings Bank to pledge securities as collateral on the FHLB advances.  Capitol Federal Savings Bank’s policy allows borrowing from the FHLB of up to 55% of total assets.  Capitol Federal Savings Bank relies on the FHLB advances as a primary source of borrowings.  There were no new FHLB advances during the quarter.  See “Notes to Consolidated Financial Statements - Note 7 – Borrowed Funds.”

Capitol Federal Savings Bank has access to and utilizes other sources for liquidity, such as secondary market repurchase agreements, brokered deposits, and public unit deposits .  As of March 31, 2010, Capitol Federal Savings Bank’s policy allows for repurchase agreements of up to 15% of total assets, brokered deposits up to 15% of total deposits, and public unit deposits up to 10% of total deposits .  Subsequent to March 31, 2010, the Board of Directors changed the policy limits on brokered deposits and public units as follows:  brokered deposits may comprise up to 10% of total deposits, and public units may comprise up to 5% of total deposits.  Other limits remain unchanged.

At March 31, 2010 , $1. 32 billion of securities were eligible but unused for collateral. At March 31, 2010 , Capitol Federal Savings Bank had repurchase agreements of $660.0 million, or approximately 8% of total assets, and public unit deposits of $ 103.8 million, or approximately 1% of total assets.  Capitol Federal Savings Bank also had pledged securities with an estimated fair value of $765. 2 million as collateral for repurchase agreements at that date. At the maturity date, the securities pledged for the repurchase agreements will be delivered back to Capitol Federal Savings Bank. There were no additional repurchase agreements during the first six months of fiscal year 2010.   Capitol Federal Savings Bank may enter into additional repurchase agreements as management deems appropriate.   The agreements are treated as secured borrowings and are reported as a liability of CFF on a consolidated basis.  See “Notes to Consolidated Financial Statements - Note 7 – Borrowed Funds.”

At March 31, 2010, $1.52 billion of Capitol Federal Savings Bank’s $2.65 billion in certificates of deposit were scheduled to mature within one year.  Included in the $1.52 billion were $103.8 million in public unit deposits, which had a weighted average maturity of less than 6 months.  At March 31, 2010, Capitol Federal Savings Bank had pledged securities with a fair value of $141.1 million as collateral for the public unit deposits.  The securities pledged as collateral for public unit deposits are held under joint custody receipt by the FHLB and generally will be released upon deposit maturity.  Based on our deposit retention experience and our pricing strategy, we anticipate the majority of the maturing retail certificates of deposit will renew, although no assurance can be given in this regard.  Management continuously monitors the wholesale deposit market for opportunities to obtain brokered and public unit deposits at attractive rates.

In 2004, CFF issued $53.6 million in debentures in connection with a trust preferred securities offering.  CFF received, net, $52.0 million from the issuance of the debentures and an investment of $1.6 million in Capitol Federal Financial Trust I.  CFF did not down-stream the proceeds to be used by Capitol Federal Savings Bank for Tier 1 capital because Capitol Federal Savings Bank already exceeded all regulatory requirements to be a well-capitalized institution.  Instead, CFF deposited the proceeds into certificate accounts at Capitol Federal Savings Bank to be used to further CFF’s general corporate and capital management strategies , which included the payment of dividends.

During the first half of fiscal year 2010, CFF paid cash dividends of $ 27.4 million, or $ 1.29 per share.  The $ 1.29 per share consists of two quarterly dividends of $0.50 per share and a $0.29 special dividend per share related to fiscal year 2009 earnings per CFF’s dividend policy.  During fiscal year 2009, CFF paid cash dividends of $44.1 million, or $2.11 per share.  The $2.11 per share consisted of four quarterly dividends of $0.50 per share and a $0.11 special dividend per share related to net income for fiscal year 2008.   Dividend payments depend upon a number of factors including CFF’s financial condition and results of operations, Capitol Federal Savings Bank’s regulatory capital requirements, regulatory limitations on Capitol Federal Savings Bank’s ability to make capital distributions to CFF and the amount of cash at the holding company.  See “ Our Policy Regarding Dividends ” and “Supervision and Regulation.”

Due to recent bank failures, in an effort to replenish the Deposit Insurance Fund, the FDIC required insured institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of calendar year 2009 and for all of calendar year 2010, 2011 and 2012 during the quarter ended December 31, 2009.  The cash requirement for the prepaid FDIC assessments was $27.5 million.

Off-Balance Sheet Arrangements, Commitments and Contractual Obligations

CFF, in the normal course of business, makes commitments to buy or sell assets or to incur or fund liabilities.  Commitments may include, but are not limited to:

●	the origination, purchase, or sale of loans;
●	the purchase or sale of investments and MBS;
●	extensions of credit on home equity loans and construction loans;
●	terms and conditions of operating leases; and
●	funding withdrawals of certificates of deposit at maturity.

In addition to its commitments of the types described above, at March 31, 2010 CFF’s off-balance sheet arrangements included its $1.6 million interest in the Capitol Federal Financial Trust I, which in 2004 issued $52.0 million of variable rate cumulative trust preferred securities.  In connection therewith, CFF issued $53.6 million of debentures to the trust.

The following table summarizes our contractual obligations and other material commitments as of March 31, 2010 (unaudited).  The debentures are callable at any time, in whole or in part.

	Maturity Range
		Less than	1 - 3	3 - 5	More than
	Total	1 year	years	years	5 years
	(Dollars in thousands)
Operating leases	$12, 501	$1, 128	$1, 788	$1, 504	$8, 081

Certificates of Deposit	$2,651,415	$1,519,213	$949,028	$181,914	$1, 350
Weighted average rate	2. 66%	2. 47%	2.91%	2.97%	3. 42%

FHLB Advances	$2,426,000	$550,000	$526,000	$975 ,000	$375 ,000
Weighted average rate	3.79%	4.57%	3.58%	3. 54%	3. 59%

Repurchase Agreements	$660,000	$170 ,000	$275 ,000	$195 ,000	$20,000
Weighted average rate	3.97%	3. 73%	3.99%	4.10%	4.45%

Debentures	$53,609	$--	$--	$--	$53,609
Weighted average rate	3. 00%	--%	--%	--%	3. 00%

Commitments to originate and
purchase first mortgage loans	$108,812	$108,812	$--	$--	$--
Weighted average rate	4. 94%	4. 94%	--%	--%	--%

Commitments to fund unused
home equity lines of credit	$272,454	$272,454	$--	$--	$--
Weighted average rate	4. 48%	4. 48%	--%	--%	--%

Unadvanced portion of
construction loans	$18,995	$18,995	$--	$--	$--
Weighted average rate	5. 11%	5. 11%	--%	--%	--%

Excluded from the table above are income tax liabilities of $ 105 thousand related to uncertain income tax positions.  The amounts are excluded as management is unable to estimate the period of cash settlement as it is contingent on the statute of limitations expiring without examination by the respective taxing authority.

A percentage of commitments to originate mortgage loans and to fund home equity lines of credit are expected to expire unfunded, so the amounts reflected in the table above are not necessarily indicative of future liquidity requirements.  Additionally, Capitol Federal Savings Bank is not obligated to honor commitments to fund unused home equity lines of credit if a customer is delinquent or otherwise in violation of the loan agreement.

We anticipate we will continue to have sufficient funds, through repayments and maturities of loans and securities, deposits and borrowings, to meet our current commitments.

Contingencies

In the normal course of business, CFF and its subsidiary are named defendants in various lawsuits and counter claims.  In the opinion of management, after consultation with legal counsel, none of the currently pending suits are expected to have a materially adverse effect on CFF’s consolidated financial statements for the six months ended March 31, 2010 or future periods.

Regulatory Capital

Consistent with management’s goals to operate a sound and profitable financial organization, we actively seek to maintain a well capitalized status in accordance with regulatory standards.   As of March 31, 2010 , Capitol Federal Savings Bank exceeded all capital requirements of the Office of Thrift Supervision.  The following table presents Capitol Federal Savings Bank’s regulatory capital ratios at March 31, 2010 based upon regulatory guidelines.

	Bank Ratios	Regulatory Requirement For Well- Capitalized Status
Tangible equity	10. 0%	N/A
Tier 1 (core) capital	10. 0%	5.0%
Tier 1 (core) risk-based capital	23. 6%	6.0%
Total risk-based capital	23.9%	10.0%

A reconciliation of Capitol Federal Savings Bank’s equity under GAAP to regulatory capital amounts as of March 31, 2010 is as follows (dollars in thousands):

Total equity as reported under GAAP	$873,053
Unrealized ( gains ) losses on AFS securities	(30, 765)
Other	(427)
Total tangible and core capital	841,861
ALLL (1)	10,204
Total risk based capital	$852,065

(1)
This amount represents the general valuation allowances calculated using the formula analysis.  Specific valuation allowances are netted against the related loan balance on the Thrift Financial Report and are therefore not included in this amount.  See “Critical Accounting Policies - Allowance for Loan Losses” for additional information.

BUSINESS OF CFF

CFF is the holding company for Capitol Federal Savings Bank, a federally-chartered and insured savings bank headquartered in Topeka, Kansas.  Capitol Federal Savings Bank is examined and regulated by the Office of Thrift Supervision and its deposits are insured up to applicable limits by the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation (FDIC).   Capitol Federal Savings Bank is the only operating subsidiary of CFF.   At March 31, 2010, CFF had total assets of $8. 49 billion, loans of $5. 38 billion, deposits of $4. 32 billion and total equity of $ 946.1 million.

We have been, and intend to continue to be, a community-oriented financial institution offering a variety of financial services to meet the needs of the communities we serve.  We attract retail deposits from the general public and invest those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences.  To a much lesser extent, we also originate home equity and other consumer loans, loans secured by first mortgages on non-owner-occupied one- to four-family residences, multi-family and commercial real estate loans and construction loans.  While our primary business is the origination of one- to four-family mortgage loans funded through retail deposits, we also purchase whole one- to four-family mortgage loans from correspondent lenders located within our market areas and select market areas in Missouri and from nationwide lenders, and invest in certain MBS and investment securities funded through retail deposits, advances from the FHLB and repurchase agreements.  We occasionally originate loans outside of our market area, and the majority of the whole loans we purchase from nationwide lenders are secured by properties located outside of our market areas.

Our revenues are derived principally from interest on loans, MBS and investment securities.  Our primary sources of funds are retail deposits, borrowings, repayments on and maturities of loans and MBS, calls and maturities of investment securities, and funds generated by operations.

We offer a variety of deposit accounts having a wide range of interest rates and terms, which generally include savings accounts, money market accounts, interest bearing and non-interest bearing checking accounts, and certificates of deposit with terms ranging from 91 days to 96 months.

Our executive offices are located at 700 South Kansas Avenue, Topeka, Kansas 66603, and our telephone number at that address is (785) 235-1341.  Our website address is www.capfed.com.  Information on our website should not be considered a part of this prospectus.

Market Area and Competition

  We currently have a network of 45 branches located in nine counties throughout the state of Kansas and two counties in Missouri.  We primarily serve the metropolitan areas of Topeka, Wichita, Lawrence, Manhattan, Emporia and Salina, Kansas and a portion of the greater Kansas City metropolitan area .  In addition to providing full service banking offices, we also provide our customers telephone and internet banking capabilities.

Capitol Federal Savings Bank ranked first in deposit market share in the state of Kansas as reported in the FDIC “Summary of Deposits - Market Share Report” dated June 30, 2009. Deposit market share is measured by total deposits, without consideration for type of deposit. We do not offer commercial deposit accounts, while many of our competitors have both commercial and retail deposits in their total deposit base.  Some of our competitors also offer products and services that we do not, such as trust services and private banking.  In recent years, Capitol Federal Savings Bank has experienced a slight decrease in market share due to the entrance of new competitors such as credit unions, newly chartered banks (de novo institutions), and increased banking locations by established financial institutions.   Additionally, consumers have the ability to utilize financial institutions without a brick-and-mortar presence in our market area by way of online products and services.  Management considers our strong retail banking network and our reputation for financial strength and customer service to be our major strengths in attracting and retaining customers in our market areas.

Capitol Federal Savings Bank is consistently one of the top one- to four-family lenders with regard to loan volume in the state of Kansas.  Through our strong relationships with real estate agents and marketing efforts which reflect our reputation and pricing, we attract mortgage loan business from walk-in customers, customers that apply online, and existing customers.   Competition in originating one- to four-family mortgage loans primarily comes from other savings institutions, commercial banks, credit unions, and mortgage bankers.  Other savings institutions, commercial banks, credit unions, and finance companies provide vigorous competition in consumer lending.

We purchase one- to four-family conventional mortgage loans from correspondent lenders located within our market areas and select market areas in Missouri, and from nationwide lenders.  At March 31, 2010,  loans purchased from nationwide lenders represented 12 % of our total loan portfolio and were secured by properties located in 47 of the continental United States and Washington, D.C.  At March 31, 2010, purchased loans secured by properties in the following states comprised 5% or more of all properties securing our nationwide purchased loans:  Illinois 11%; Texas 8%; New York 7%; Florida 7%; and Colorado 5%.

Capitol Federal Savings Bank has opened two new branches in our Kansas City , Missouri market area and a new branch in our Wichita market area since the beginning of fiscal year 2010.  Capitol Federal Savings Bank continues to consider expansion opportunities in all its market areas.

Lending Practices and Underwriting Standards

General.  Capitol Federal Savings Bank’s primary lending activity is the origination of loans and the purchase of loans from a select group of correspondent lenders.  These loans are generally secured by first mortgages on owner-occupied, one- to four-family residences in Capitol Federal Savings Bank’s primary market areas and select market areas in Missouri.  To a much lesser extent, Capitol Federal Savings Bank also makes home equity and other consumer loans, loans secured by first mortgages on non-owner occupied one-to four-family residences, construction loans secured by residential or commercial properties, and real estate loans secured by multi-family dwellings and commercial real estate.  Additional lending volume has been generated by purchasing whole one- to four-family conventional mortgage loans from nationwide lenders.  By purchasing loans from nationwide lenders, Capitol Federal Savings Bank is able to attain some geographic diversification in its loan portfolio, and help mitigate Capitol Federal Savings Bank’s interest rate risk exposure as the purchased loans are predominately adjustable-rate or 15-year fixed-rate loans.   We have experienced some losses on loans purchased from nationwide lenders prior to fiscal year 2008.   At the time these loans were purchased, they met our underwriting standards. However, as a result of the continued elevated levels of unemployment and the declines in real estate values in some of the states where we have purchased loans, we have experienced an increase in non-performing purchased loans.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies – Allowance for Loan Losses” and “– Asset Quality.”  The loans purchased during fiscal year 2009 had an average credit score of 745 at origination and a weighted average loan to value ratio of 50%, based upon the loan balance at the time of purchase and the lower of the purchase price or the appraisal at origination. Capitol Federal Savings Bank purchased $ 44.1 million of loans from nationwide lenders during the first half of fiscal year 2010, the majority of which were adjustable rate.  These loans had an average credit score of 760 at origination and a weighted average loan to value ratio of 46% based upon the loan balance at the time of purchase and the lower of the purchase price or the appraisal at origination.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Financial Condition – Loans Receivable.”

The ability of financial institutions, including us, to originate or purchase large dollar volumes of one- to four-family real estate loans may be substantially reduced or restricted under certain economic and regulatory conditions, with a resultant decrease in interest income from these assets.  At March 31, 2010 , our one- to four-family residential real estate loan portfolio totaled $5. 12 billion, which constituted 94.4% of our total loan portfolio and 60.4 % of our total assets.  For a discussion of our interest rate risk associated with loans , see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Quantitative and Qualitative Disclosure about Market Risk.”

Loans over $500 thousand must be underwritten by two of our highest class of underwriters.  Any loan greater than $750 thousand must be approved by the ALCO and loans over $1.5 million must be approved by the Board of Directors .  For loans requiring ALCO and/or Board of Directors’ approval, lending management is responsible for presenting to ALCO and/or the Board of Directors information about the creditworthiness of the borrower and the value of the subject property.  Information pertaining to the creditworthiness of the borrower generally consists of a summary of the borrower’s credit history, employment stability, sources of income, assets, net worth, and debt ratios.  The value of the property must be supported by an independent appraisal report prepared in accordance with our appraisal policy.  Loans over $500 thousand are priced above the standard mortgage rate.

Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, the maximum amount which we could have loaned to any one borrower and the borrower’s related entities at March 31, 2010 was $127. 8 million.  Our largest lending relationship to a single borrower or a group of related borrowers at March 31, 2010 consisted of 17 multi-family real estate projects located in Kansas and Iowa, one single-family home located in Colorado , and four commercial real estate projects located in Kansas, Colorado , and Texas.  Total commitments and loans outstanding to this group of related borrowers was $47. 0 million as of March 31, 2010 .  Most of the multi-family real estate loans qualify for the low income housing tax credit program.  We have over 30 years of experience with this group of borrowers, who usually build and manage their own properties.  Each of the loans to this group of borrowers was current and performing in accordance with its terms at March 31, 2010 .  See additional information under the heading “Multi-family and Commercial Real Estate Lending.”

The second largest lending relationship at March 31, 2010 , consisted of nine loans totaling $11. 5 million.  Five loans are secured by multi-family real estate units and four are secured by one- to four-family real estate.  We have over 30 years of experience with the borrowers.  All units were built and are presently being managed by the borrowers.  Each of the loans to this group of borrowers was current and performing in accordance with its terms at March 31, 2010 .

One- to Four-Family Residential Real Estate Lending.  Capitol Federal Savings Bank originates and services conventional mortgage loans, or loans not insured or guaranteed by a government agency.  Capitol Federal Savings Bank also originates Federal Housing Administration (FHA) insured loan products which are generally sold, along with the servicing of these loans.  New loans are originated through referrals from real estate brokers and builders, our marketing efforts, and our existing and walk-in customers.  While Capitol Federal Savings Bank originates both adjustable and fixed-rate loans, our ability to originate loans is dependent upon customer demand for loans in our market areas.  Demand is affected by the local housing market, competition and the interest rate environment.  During the first half of fiscal year 2010, Capitol Federal Savings Bank originated and refinanced $ 260.4 million of one- to four-family fixed-rate mortgage loans and $ 34.3 million of one- to four-family ARM loans.  During fiscal years 2009 and 2008, Capitol Federal Savings Bank originated and refinanced $961.5 million and $631.8 million of one- to four-family fixed-rate mortgage loans, and $35.9 million and $77.7 million of one- to four-family ARM loans, respectively.

Repayment.  Capitol Federal Savings Bank’s one- to four-family loans are primarily fully amortizing fixed or ARM loans with contractual maturities of up to 30 years, except for interest-only ARM loans, which require only the payment of interest during the interest-only period, all with payments due monthly.  Our one- to four-family loans are generally not assumable and do not contain prepayment penalties.  A due on sale clause, allowing Capitol Federal Savings Bank to declare the unpaid principal balance due and payable upon the sale of the secured property, is generally included in the security instrument.

Pricing.  Our pricing strategy for first mortgage loan products includes setting interest rates based on secondary market prices and competition within our local lending markets.  ARM loans are offered with either a three-year, five-year or seven-year term to the initial repricing date.  After the initial period, the interest rate for each ARM loan generally adjusts annually for the remainder of the term of the loan.  A number of different indices are used to reprice our ARM loans.

Adjustable rate loans.  Current adjustable-rate one- to four-family conventional mortgage loans originated by Capitol Federal Savings Bank generally provide for a specified rate limit or cap on the periodic adjustment to the interest rate, as well as a specified maximum lifetime cap and minimum rate, or floor.  As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as our cost of funds.  Negative amortization of principal is not allowed.  For three, five, or seven year ARM loans, borrowers are qualified based on the principal, interest, taxes and insurance payments at either the initial rate or the fully indexed accrual rate, whichever is greater.  After the initial three, five, or seven year period, the interest rate is repriced annually and the new principal and interest payment is based on the new interest rate, remaining unpaid principal balance and term of the ARM loan.  Our ARM loans are not automatically convertible into fixed-rate loans; however, we do allow borrowers to pay a modification fee to convert an ARM loan to a fixed-rate loan.  ARM loans can pose different credit risks than fixed-rate loans, primarily because as interest rates rise, the borrower’s payment also rises, increasing the potential for default.  This specific risk type is known as repricing risk.

Included in the loan portfolio at March 31, 2010 were $ 230.0 million of interest-only ARM loans, the majority of which were purchased from nationwide lenders during fiscal year 2005.  These loans do not typically require principal payments during their initial term, and have initial interest-only terms of either five or ten years.  The interest-only loans purchased had an average credit score of 737 at origination and a weighted average LTV ratio of 80% or less , based upon the loan balance at the time of purchase and the lower of purchase price or appraisal at origination .  Capitol Federal Savings Bank has not purchased any interest-only ARM loans since 2006 and discontinued offering the product in its local markets during 2008 to reduce future credit risk.  At March 31, 2010, $199 .3 million, or 87%, of interest-only loans were still in their interest-only payment term.  As of March 31, 2010, $87.9 million will begin to amortize principal within two years, $24 .7 million will begin to amortize principal within two-to-five years, $ 75.5 million will begin to amortize principal within five-to-seven years and the remaining $ 11.2 million will begin amortizing in seven-to-ten years.  At March 31, 2010, $17.8 million or 52 % of non-performing loans were interest-only and $ 3.6 million was reserved in the ALLL for these loans.   Approximately 85% of the $17.8 million non-performing interest-only loans were non-amortizing.   Non-performing interest-only loans represented approximately 8 % of the total interest-only portfolio at March 31, 2010 .  See “Asset Quality – Loans and REO.”

Underwriting.  One- to four-family loans are underwritten manually or by an automated underwriting system developed by a third party.  The system’s components closely resemble Capitol Federal Savings Bank’s manual underwriting standards which are generally in accordance with Freddie Mac (FHLMC) and Fannie Mae (FNMA) underwriting guidelines.  The automated underwriting system analyzes the applicant’s data, with emphasis on credit history, employment and income history, qualifying ratios reflecting the applicant’s ability to repay, asset reserves, and loan-to-value ratio.  Full documentation to support the applicant’s credit, income, and sufficient funds to cover all applicable fees and reserves at closing are required on all loans.  Loans that do not meet the automated underwriting standards are referred to a staff underwriter for manual underwriting.  Properties securing one- to four-family loans are appraised by either staff appraisers or fee appraisers, both of which are independent of the loan origination function and have been approved by the Board of Directors .

Mortgage Insurance.   For a conventional mortgage with a loan to value ratio in excess of 80%, private mortgage insurance (PMI) is required in order to reduce Capitol Federal Savings Bank’s loss exposure to less than 80% of either the appraised value or the purchase price of the property, whichever is less.  Capitol Federal Savings Bank will lend up to 97% of the lesser of the appraised value or purchase price for conventional one- to four-family loans, provided private mortgage insurance is obtained. Management continuously monitors the claims paying ability of our private mortgage insurance counterparties.  At this time, we believe that our private mortgage insurance counterparties have the ability to meet potential claim obligations we may file in the foreseeable future.

FHA loans have mortgage insurance provided by the federal government.  The loans are up to 97.5% of the lesser of the appraised value or purchase price and are originated and underwritten manually according to private investor and FHA guidelines.  Capitol Federal Savings Bank began offering FHA loans in late September 2009 to accommodate customers who may not qualify for a conventional mortgage loan.  FHA loans are originated by Capitol Federal Savings Bank with the intention of selling the loans on a flow basis to a private investor with servicing released.

Purchased loans.  Capitol Federal Savings Bank purchases approved conventional one- to four-family loans and the related servicing rights, on a loan-by-loan basis, from correspondent lenders.   During the first half of fiscal 2010, Capitol Federal Savings Bank purchased $ 47.4 million of one- to four-family loans from correspondent lenders.  During the 2009 and 2008 fiscal years, Capitol Federal Savings Bank purchased $141.6 million and $119.5 million, respectively, of one- to four-family loans from correspondent lenders.  These loans generally have an interest rate 0.125% higher than loans we originate; however, we pay a premium for these loans.

The underwriting of loans purchased through correspondent lenders is generally performed by our underwriters, using our underwriting standards.  The products offered by our correspondents are underwritten to standards that are at least as restrictive as Capitol Federal Savings Bank’s own internal products and underwriting standards.  No documentation or stated income, stated assets loans are not permitted under our underwriting standards. Lenders are required to fully document all data sources for each application.  Management believes these requirements reduce the credit risk associated with these loans.  Lenders are located within the metropolitan Kansas City market area and select market areas in Missouri.

Capitol Federal Savings Bank also purchases conventional one- to four-family loans from nationwide lenders.  The underwriting standards are generally similar to Capitol Federal Savings Bank’s internal underwriting standards.   No documentation or stated income, stated assets loans are not permitted under our underwriting standards.  Lenders are required to fully document all data sources for each application.  Management believes these requirements reduce the credit risk associated with these loans.  Before committing to purchase a pool of loans from a lender, Capitol Federal Savings Bank’s Chief Lending Officer or Secondary Marketing Manager reviews specific criteria such as loan amount, credit scores, loan to value ratios, geographic location, and debt ratios of each loan in the pool.  If the specific criteria do not meet Capitol Federal Savings Bank’s underwriting standards and compensating factors are not sufficient, then a loan will be removed from the pool.  Once the review of the specific criteria is complete and loans not meeting Capitol Federal Savings Bank’s standards are removed from the pool, changes are sent back to the lender for acceptance and pricing.  Before the pool is funded, an internal bank underwriter reviews at least 25% of the loan files to confirm loan terms, credit scores, debt service ratios, property appraisal and other underwriting related documentation.  Our standard contractual agreement with the lender includes recourse options for any breach of representation or warranty with respect to the loans purchased.  In general, loans are purchased with servicing retained by the seller.  The servicing of purchased loans is governed by a servicing agreement, which outlines collection policies and procedures, as well as oversight requirements, such as servicer certifications attesting to and providing proof of compliance with the servicer agreement.  During the first half of fiscal year 2010, Capitol Federal Savings Bank purchased $ 44.1 million of one- to four-family loans from nationwide lenders.  During fiscal years 2009 and 2008, Capitol Federal Savings Bank purchased $191.8 million and $155 thousand, respectively, of one- to four-family loans from nationwide lenders.

Loan modification program.  In an effort to offset the impact of repayments and to retain our customers, Capitol Federal Savings Bank offers existing loan customers whose loans have not been sold to third parties the opportunity to modify their original loan terms to new loan terms generally consistent with those currently being offered.  This is a convenient tool for customers who may have considered refinancing from an ARM loan to a fixed-rate loan, would like to reduce their term, or take advantage of lower rates associated with current market rates.  The program helps ensure Capitol Federal Savings Bank maintains the relationship with the customer and significantly reduces the amount of effort required for customers to obtain current market pricing and terms without having to refinance their loans.  Capitol Federal Savings Bank charges a fee for this service generally comparable to fees charged on new loans.  Capitol Federal Savings Bank does not solicit customers for this program, but considers it a valuable opportunity to retain customers who, due to our conservative initial underwriting, could likely obtain similar financing elsewhere.  During the first half of fiscal year 2010 we modified $ 209.3 million of our originated loans.  During fiscal years 2009 and 2008, we modified $1.14 billion and $200.4 million of our originated loans.

Loan sales.  Conventional one- to four-family loans may be sold on a bulk basis for portfolio restructuring or on a flow basis as loans are originated to reduce interest rate risk and/or maintain a certain liquidity position.  Capitol Federal Savings Bank generally retains the servicing on these loans.  ALCO determines which conventional one- to four-family loans are to be originated as held for sale or held for investment.  Conventional one- to four-family loans originated as held for sale are to be sold in accordance with policies set forth by ALCO.  Conventional one- to four-family loans originated as held for investment are generally not eligible for sale unless a specific segment of the portfolio is identified for asset restructuring purposes.  Generally, Capitol Federal Savings Bank will continue to service these loans.

Construction Lending.  Capitol Federal Savings Bank also originates construction-to-permanent loans primarily secured by one- to four-family residential real estate.  The majority of the one- to four-family construction loans are secured by property located within Capitol Federal Savings Bank’s Kansas City market areas.  Construction loans are obtained primarily by homeowners who will occupy the property when construction is complete.  Construction loans to builders for speculative purposes are not permitted.

The application process includes submission of complete plans, specifications, and costs of the project to be constructed.  These items are used as a basis to determine the appraised value of the subject property.  All construction loans are manually underwritten using Capitol Federal Savings Bank’s internal underwriting standards.  The construction and permanent loans are closed at the same time allowing the borrower to secure the interest rate at the beginning of the construction period and throughout the permanent loan.  Construction draw requests and the supporting documentation are reviewed and approved by management.  Capitol Federal Savings Bank also performs regular documented inspections of the construction project to ensure the funds are being used for the intended purpose and the project is being completed according to the plans and specifications provided.  At March 31, 2010 , we had $ 34.3 million in construction-to-permanent loans outstanding, including undisbursed loan funds, representing almost 1% of our total loan portfolio.

Consumer Lending.  Capitol Federal Savings Bank offers a variety of secured consumer loans, including home equity loans and lines of credit, home improvement loans, auto loans, and loans secured by savings deposits.   Capitol Federal Savings Bank also originates a very limited amount of unsecured loans.  Capitol Federal Savings Bank does not originate any consumer loans on an indirect basis, such as contracts purchased from retailers of goods or services which have extended credit to their customers.  All consumer loans are originated in Capitol Federal Savings Bank’s market areas.  At March 31, 2010 , our consumer loan portfolio totaled $ 198.5 million, or 3.7% of our total loan portfolio.

The majority of the consumer loan portfolio is comprised of home equity lines of credit, which have interest rates that can adjust monthly based upon changes in the Prime rate, to a maximum of 18%.  Home equity loans may be originated in amounts, together with the amount of the existing first mortgage, of up to 95% of the value of the property securing the loan.  In order to minimize risk of loss, home equity loans that are greater than 80% of the value of the property, when combined with the first mortgage, require private mortgage insurance.  The term-to-maturity of home equity and home improvement loans may be up to 20 years.  Other home equity lines of credit have no stated term-to-maturity and require a payment of 1.5% of the outstanding loan balance per month. Interest-only home equity lines of credit have a maximum term of 12 months, monthly payments of accrued interest, and a balloon payment at maturity.  Repaid principal may be re-advanced at any time, not to exceed the original credit limit of the loan.  Other consumer loan terms vary according to the type of collateral and the length of the contract.   Home equity loans, including lines of credit and home improvement loans, comprised 3.5% of our total loan portfolio, or $ 190 .0 million, at March 31, 2010 .  As of March 31, 2010 , 72. 7 % of the home equity portfolio was adjustable-rate.

The underwriting standards for consumer loans include a determination of the applicant’s payment history on other debts and an assessment of their ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the security in relation to the proposed loan amount.

Consumer loans generally have shorter terms to maturity or reprice more frequently, which reduces our exposure to changes in interest rates, and usually carry higher rates of interest than do one- to four-family loans.  However, consumer loans may entail greater risk than do one- to four-family loans, particularly in the case of consumer loans that are secured by rapidly depreciable assets, such as automobiles.  Management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

Multi-family and Commercial Real Estate Lending.  At March 31, 2010 , multi-family and commercial real estate loans totaled $ 70 .4 million, or 1.3% of our total loan portfolio.  Capitol Federal Savings Bank’s multi-family and commercial real estate loans are secured primarily by multi-family dwellings and small commercial buildings generally located in Capitol Federal Savings Bank’s market areas.  These loans are granted based on the income producing potential of the property and the financial strength of the borrower.  Loan to value ratios on multi-family and commercial real estate loans do not exceed 80% of the appraised value of the property securing the loans.  The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt at the time of origination.  Capitol Federal Savings Bank generally requires personal guarantees of the borrowers covering a portion of the debt in addition to the security property as collateral for these loans.  Appraisals on properties securing these loans are performed by independent state certified fee appraisers approved by the Board of Directors .  Our multi-family and commercial real estate loans are originated with either a fixed or adjustable interest rate.  The interest rate on ARM loans is based on a variety of indices, generally determined through negotiation with the borrower.  While maximum maturities may extend to 30 years, these loans frequently have shorter maturities and may not be fully amortizing, requiring balloon payments of unamortized principal at maturity.

We generally do not maintain a tax or insurance escrow account for multi-family or commercial real estate loans.  In order to monitor the adequacy of cash flows on income-producing properties with a principal balance of $1.5 million or more, the borrower is notified annually to provide financial information including rental rates and income, maintenance costs and an update of real estate property tax payments, as well as personal financial information.

Our multi-family and commercial real estate loans are generally large dollar loans and involve a greater degree of credit risk than one- to four-family loans.  Such loans typically involve large balances to single borrowers or groups of related borrowers.  Because payments on multi-family and commercial real estate loans are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy.  If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower’s ability to repay the loan may be impaired.  See “— Asset Quality – Non-performing Loans.”

Capitol Federal Savings Bank is a participant with four other banking institutions on a $42.5 million commercial construction loan secured by a retail shopping center in Kansas.  Capitol Federal Savings Bank’s original participant share was $15.0 million, which was to be disbursed as the improvements were completed.  The loan was converted from a construction loan to a permanent loan in April 2009, but still had funds to advance for tenant finish. Due to economic factors, the lead bank and the borrower requested to restructure the project and reduce the overall commitment to $31.0 million, which reduced Capitol Federal Savings Bank’s commitment to $10.9 million as of August 2009.  The overall commitment was reduced further to $23.1 million in December, 2009, which reduced Capitol Federal Savings Bank’s commitment to $8.2 million at December 31, 2009.   At March 31, 2010, the outstanding principal balance of the loan was $8.1 million.   The change in commitment involved completing the tenant finish for retail space that was already started, of which 83% was tenant leased as of March 31, 2010 , and postponing the development of additional retail space.  This loan is part of our largest lending relationship to a single borrower or a group of related borrowers at March 31, 2010 .  Although the loan has performed per the terms of the agreement, the change in the agreement has prompted management to classify the loan as Special Mention at March 31, 2010 .  See “— Classified Assets.”

Loan Portfolio.  The following table presents information concerning the composition of our loan portfolio in dollar amounts and in percentages (before deductions for undisbursed loan funds, unearned loan fees and deferred costs, and the allowance for loan losses) as of the dates indicated.

	March 31,		September 30,
	2010		2009		2008		2007		2006		2005
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real Estate Loans:
One- to four-family	$5,122,227	94.4%	$5,321,935	94.2%	$5,026,358	93.4%	$4,992,398	93.4%	$4,931,505	93.8%	$5,189,006	94.5%
Multi-family and commercial	70,447	1.3	80,493	1.4	56,081	1.0	60,625	1.1	56,774	1.1	49,563	0.9
Construction	34,297	0.6	39,535	0.7	85,178	1.6	74,521	1.4	45,452	0.8	45,312	0.8
Total real estate loans	5,226,971	96.3	5,441,963	96.3	5,167,617	96.0	5,127,544	95.9	5,033,731	95.7	5,283,881	96.2

Consumer Loans:
Home equity	189,959	3.5	195,557	3.5	202,956	3.8	208,642	3.9	212,938	4.1	198,135	3.6
Other	8,528	0.2	9,430	0.2	9,272	0.2	10,440	0.2	10,804	0.2	12,371	0.2
Total consumer loans	198,487	3.7	204,987	3.7	212,228	4.0	219,082	4.1	223,742	4.3	210,506	3.8
Total loans receivable	5,425,458	100.0%	5,646,950	100.0%	5,379,845	100.0%	5,346,626	100.0%	5,257,473	100.0%	5,494,387	100.0%

Less:
Undisbursed loan funds	18,995		20,649		43,186		42,481		22,605		14,803
Unearned loan fees and deferred costs	10, 872		12,186		10,088		9,893		9,318		10,856
Allowance for losses	14,739		10,150		5,791		4,181		4,433		4,598
Total loans receivable, net	$5,380,852		$5,603,965		$5,320,780		$5,290,071		$5,221,117		$5,464,130

The following table presents the contractual maturity of our loan portfolio at March 31, 2010 .  Loans which have adjustable interest rates are shown as maturing in the period during which the contract is due.  The table does not reflect the effects of possible prepayments or enforcement of due on sale clauses.

	Real Estate						Consumer
			Multi-family and
	One- to Four-Family		Commercial		Construction(2)		Home Equity (3)		Other		Total
		Weighted		Weighted		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Amounts due:
Within one year (1)	$1,884	6. 01%	$8,148	5.95%	$17, 867	5. 16%	$3,826	4. 06%	$1, 063	5. 22%	$32,788	5. 28%

After one year:
Over one to two	5, 100	5. 58	168	6.24	16,430	5. 05	1, 493	4. 79	989	8. 07	24,180	5. 28
Over two to three	13,612	5. 34	5,126	6.26	--	--	1,912	5. 15	1, 142	6. 49	21,792	5. 60
Over three to five	35,927	5. 32	182	6.03	--	--	3, 394	5. 34	4,981	5. 22	44,484	5. 31
Over five to ten	461,425	5. 17	25,108	6.16	--	--	33,522	5. 12	325	8. 73	520,380	5. 22
Over 10 to 15	878,508	4.95	20,732	6. 23	--	--	57,869	4.87	28	6.50	957,137	4.97
After 15 years	3,725,771	5. 21	10,983	6. 27	--	--	87,943	6. 38	--	--	3,824,697	5. 24
Total due after one year	5,120,343	5. 16	62,299	6. 21	16,430	5. 05	186,133	5.64	7, 465	5.95	5,392,670	5. 19

Total loans	$5,122,227	5. 16%	$70,447	6.18%	$34,297	5. 11%	$189,959	5. 61%	$8,528	5.86%	5,425,458	5. 19%

Less:
Undisbursed loan funds	18,995
Unearned loan fees and deferred costs	10, 872
Allowance for loan losses	14,739
Total loans receivable, net	$5,380,852

(1)	Includes demand loans, loans having no stated maturity, and overdraft loans.
(2)	Construction loans are presented based upon the term to complete construction.
(3)
For home equity loans, the maturity date calculated assumes the customer always makes the required minimum payment.  The majority of interest-only home equity lines of credit assume a balloon payment of unpaid principal at 120 months.  All other home equity lines of credit assume a term of 240 months.

The following table presents, as of March 31, 2010 , the amount of loans, net of undisbursed loan funds, due after March 31, 2011 , and whether these loans have fixed or adjustable interest rates.

	Fixed	Adjustable	Total
	(Dollars in thousands)
Real Estate Loans:
One- to four-family	$4,101,312	$1,019,031	$5,120,343
Multi-family and commercial	59,855	2, 444	62,299
Construction	15, 700	730	16,430
Consumer Loans:
Home equity	51,727	134,406	186,133
Other	3, 538	3, 927	7, 465
Total	$4,232,132	$1,160,538	$5,392,670

The following table shows our loan originations, loan purchases and participations, transfers, and repayment activity for the periods indicated.  Purchased loans include loans purchased from correspondent and nationwide lenders.  The table below does not include modified loans.

	Six Months Ended March 31,	Year Ended
		September 30,
	2010	2009	2008	2007
		(Dollars in thousands)
Originations by type:
Adjustable-rate:
Real estate - one- to four-family	$33,592	$33,601	$66,429	$93,350
- multi-family and commercial	--	--	1,800	--
- construction	730	2,261	11, 250	11,012
Home equity	40,533	91,053	87,614	87,022
Other consumer	1, 809	4,391	1,731	--
Total adjustable-rate loans originated	76,664	131,306	168,824	191,384
Fixed-rate:
Real estate - one- to four-family	246,172	937,430	586,982	543,497
- multi-family and commercial	--	14,891	975	4,873
- construction	14,276	24, 063	44,783	30,392
Home equity	2,948	10,069	14,475	25,285
Other consumer	805	1,922	4,796	8,019
Total fixed-rate loans originated	264,201	988,375	652,011	612,066
Total loans originated	340,865	1,119,681	820,835	803,450

Purchases and Participations:
Real estate - one- to four-family	90,507	332,932	116,141	125,579
- multi-family and commercial	--	--	--	--
- construction	1,000	500	3,490	18,756
Total loans purchased/participations	91,507	333,432	119,631	144,335

Transfer of modified loans to loans held for sale, net	(194,759)	(94,672)	--	--

Principal repayments	(451,102)	(1,079,777)	(899,178)	(855,980)

Decrease in other items, net	(8,003)	(11,559)	(8,069)	(2,652)

Net loan activity	$(221,492)	$267,105	$33,219	$89,153

Asset Quality – Loans and REO

Capitol Federal Savings Bank’s traditional underwriting guidelines have provided Capitol Federal Savings Bank generally low delinquencies and low levels of non-performing assets compared to national levels.  Of particular importance is the complete documentation required for each loan Capitol Federal Savings Bank originates and purchases.  This allows us to make an informed credit decision based upon a thorough assessment of the borrower’s ability to repay the loan compared to underwriting methodologies that do not require full documentation.

For one- to four-family loans and home equity loans, when a borrower fails to make a loan payment 15 days after the due date, a late charge is assessed and a notice is mailed.  All delinquent balances are reviewed by collection personnel once the loan is 16 or more days past due.  Attempts to contact the borrower occur by personal letter and, if no response is received, by telephone, with the purpose of establishing repayment arrangements for the borrower to bring the loan current.  Repayment arrangements may be approved by a designated bank officer.  Once a loan becomes 90 days delinquent, a demand letter is issued requiring the loan to be brought current or foreclosure procedures will be implemented.  Once a loan becomes 120 days delinquent, and an acceptable repayment plan has not been established, the loan is forwarded to legal counsel to initiate foreclosure.  We also monitor whether mortgagors who filed for bankruptcy are meeting their obligation to pay the mortgage debt in accordance with the terms of the bankruptcy petition.

We monitor delinquencies on our purchased loan portfolio with reports we receive from the servicers.  We monitor these servicer reports to ensure that the servicer is upholding the terms of the servicing agreement.  The reports generally provide total principal and interest due and length of delinquency, and are used to prepare monthly management reports and perform delinquent loan trend analysis.  Management also utilizes information from the servicers to monitor property valuations and identify the need to record specific valuation allowances.  The servicers handle collection efforts per the terms of the servicing agreement.  In the event of a foreclosure, the servicer obtains our approval prior to initiating foreclosure proceedings and handles all aspects of the repossession and disposition of the repossessed property, which is also governed by the terms of the servicing agreement.

The following matrix shows the balance of one- to four-family mortgage loans as of March 31, 2010 cross-referenced by LTV ratio and credit score .   The LTV ratios used in the matrix were based on the current loan balance and the most recent bank appraisal available, or the lesser of the purchase price or original appraisal .   In most cases, the most recent appraisal was obtained at the time of origination .   The LTV ratios based upon appraisals obtained at the time of origination may not necessarily indicate the extent to which we may incur a loss on any given loan that may go into foreclosure as the value of the underlying collateral may have declined since the time of origination .   Credit scores were most recently updated in March 2010.   Management will continue to update credit scores as deemed necessary based upon economic conditions .  Per the matrix, the greatest concentration of loans fall into the “751 and above” credit score category and have a LTV ratio of less than 70%.   The loans falling into the “less than 660” credit score category and having LTV ratios of more than 80% comprise the lowest concentration .   The average LTV ratio and credit score for our one-   to four-family purchased loans at March 31, 2010 was 58 % and 742 , respectively.  The average LTV ratio and credit score for our one- to four-family originated loans at March 31, 2010 was 67 % and 761 , respectively.

	Credit Score
	Less than 660		661 to 700		701 to 750		751 and above		Total
Loan to value ratio	Amount	% of total	Amount	% of total	Amount	% of total	Amount	% of total	Amount	% of total
	(Dollars in thousands)
Less than 70%	$133,630	2.6%	$136,135	2.7%	$403,122	7.9%	$1,955,340	38.2%	$2,628,227	51.4%
70% to 80%	117,013	2.3	130,160	2.5	337,747	6.6	1,158,967	22.6	1,743,887	34.0
More than 80%	71,560	1.4	72,568	1.4	195,104	3.8	410,881	8.0	750,113	14.6
	$322,203	6.3%	$338,863	6.6%	$935,973	18.3%	$3,525,188	68.8%	$5,122,227	100.0%

Delinquent Loans.  The following tables set forth our loans 30 - 89 days delinquent by type, number and amount as of the periods presented.  Purchased loans include loans purchased from nationwide lenders.

	Loans Delinquent for 30-89 Days at
	March 31,		September 30,
	2010		2009		2008		2007
	Number	Amount	Number	Amount	Number	Amount	Number	Amount
			(Dollars in thousands)
One- to four-family:
Originated	143	$14,574	159	$15,488	125	$13,244	149	$13,117
Purchased	39	9,846	41	10,556	37	7,083	26	3,854
Multi-family & commercial	--	--	--	--	--	--	--	--
Construction	--	--	--	--	--	--	--	--
Consumer Loans:
Home equity	35	670	40	708	33	664	28	589
Other	13	62	15	89	21	118	29	172
Total	230	$25,152	255	$26,841	216	$21,109	232	$17,732

Delinquent loans to total loans		0.47%		0.48%		0.40%		0.34%

Loans 30 to 89 days delinquent increased $5.7 million from $21.1 million at September 30, 2008 to $26.8 million at September 30, 2009.  Loans 30 to 89 days delinquent decreased $1.6 million from $26.8 million at September 30, 2009 to $ 25.2 million at March 31, 2010. We believe the increase in the 30 to 89 day delinquent balance from September 30, 2008 to September 30, 2009 was primarily due to the increase in unemployment.

The following table presents the average percentage of one- to four-family loans, by principal balance, that entered the 30-89 days delinquent category during the 12 months ended March 31, 2010 that paid off, returned to performing status, stayed 30-89 days delinquent, or progressed to the non-performing or REO categories. Purchased loans include loans purchased from nationwide lenders.

			30-89 Days	Non-
	Paid Off	Performing	Delinquent	Performing	REO	Total
Originated	5.0%	38.7%	36.1%	18.3%	1.9%	100.0%
Purchased	3.9%	21.9%	39.3%	33.3%	1.6%	100.0%

Total Portfolio Average	4.5%	31.5%	37.5%	24.8%	1.7%	100.0%

Non-performing Assets.  The table below sets forth the number, amount and categories of non-performing assets.  Non-performing assets consist of non-performing loans and real estate owned (REO).  Purchased loans include loans purchased from nationwide lenders.  Non-performing loans are non-accrual loans that are 90 or more days delinquent or are in the process of foreclosure.  At all dates presented, we had no loans past due 90 days or more that were still accruing interest.  The amount of interest income on non-performing loans included in interest income was $ 332 thousand for the six months ended March 31, 2010 and $ 539 thousand for the year ended September 30, 2009.  The amount of interest income that would have been recorded on non-performing loans if they were not on non-accruing status was $ 928 thousand for the six months ended March 31, 2010 and $ 1.2 million for the year ended September 30, 2009.  REO includes assets acquired in settlement of loans.

			September 30,
	March 31, 2010		2009		2008		2007		2006		2005
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Non-performing loans:
One- to four-family:
Originated	107	$9,892	99	$9,248	70	$6,488	68	$4,941	56	$3,534	74	$4,471
Purchased	76	23,407	70	21,259	25	6,708	9	2,163	13	1,857	5	563
Multi-family & commercial	--	--	--	--	--	--	--	--	--	--	--	--
Construction	--	--	--	--	--	--	--	--	--	--	--	--
Consumer loans:
Home equity	41	720	22	367	19	379	13	207	12	177	11	113
Other	6	18	8	45	11	91	7	41	3	41	4	11
	230	34,037	199	30,919	125	13,666	97	7,352	84	5,609	94	5,158

Real estate owned:
One- to four-family:
Originated (1)	59	5,450	51	5,702	36	2,228	30	2,036	34	2,401	30	1,368
Purchased	8	1, 411	8	1,702	12	2,918	1	61	--	--	1	245
Multi-family & commercial	--	--	--	--	--	--	--	--	--	--	--	--
Construction	--	--	--	--	--	--	--	--	--	--	--	--
Consumer loans:
Home equity	--	--	--	--	--	--	--	--	--	--	--	--
Other	--	--	--	--	--	--	--	--	1	8	1	40
	67	6, 861	59	7,404	48	5,146	31	2,097	35	2,409	32	1,653

Total non-performing assets	297	$40,898	258	$38,323	173	$18,812	128	$9,449	119	$8,018	126	$6,811

Non-performing loans as a percentage of total loans.		0.63%		0.55%		0.26%		0.14%		0.11%		0.09%
Non-performing assets as a percentage of total assets		0.48%		0.46%		0.23%		0.12%		0.10%		0.08%

(1) Real estate related consumer loans are included in the one- to four-family category as the underlying collateral is a one- to four-family property.

Non-performing loans increased $17.2 million from $13.7 million at September 30, 2008 to $30.9 million at September 30, 2009.  The increase in non-performing loans reflected the economic recession and the continued deterioration of the housing market, particularly in some of the states in which we have purchased loans. Non-performing loans increased $ 3. 1 million from $30.9 million at September 30, 2009 to $ 34.0 million at March 31, 2010.   The balance of non-performing loans continues to remain at historically high levels due to the continued elevated level of unemployment coupled with the decline in real estate values, particularly in some of the states in which we have purchased loans .

At March 31, 2010 , one-   to four-family non-performing loans totaled $33.3 million and 14% had LTV ratios greater than 80%.   At origination, these loans generally had LTV ratios less than 80%, but as a result of declines in real estate values as reflected in updated appraisals, the LTV ratios are now in excess of 80%.   Of these loans, 65% have PMI which reduces or eliminates Capitol Federal Savings Bank’s exposure to loss.  The balance of one- to four-family non-performing loans with LTV ratios greater than 80% with no PMI was $1.6 million at March 31, 2010.

The following table presents the year of origination for originated and purchased one- to four-family loans, and the origination year for non-performing originated and purchased one- to four-family loans at March 31, 2010.  Purchased loans include loans purchased from nationwide lenders.  The origination date for modified loans is based on when the loan was originated, not the modification date.

Origination				Originated	Purchased	Total
Calendar	Originated	Purchased		Non-Performing	Non-Performing	Non-Performing
Year	Loans	Loans	Total	Loans	Loans	Loans
	(Dollars in thousands)
2002 and prior	$710,517	$14,819	$725,336	$3,544	$529	$4,073
2003	395,457	32,969	428,426	661	657	1,318
2004	306,987	210,991	517,978	1,709	6,111	7,820
2005	397,060	203,949	601,009	694	15,449	16,143
2006	420,836	19,702	440,538	2,071	661	2,732
2007	545,004	173	545,177	1,213	-	1,213
2008	614,646	79,381	694,027	-	-	-
2009	942,614	83,721	1,026,335	-	-	-
2010	136,884	6,517	143,401	-	-	-
	$4,470,005	$652,222	$5,122,227	$9,892	$23,407	$33,299

The following table presents the geographic distribution of our one- to four-family mortgages, and the corresponding balance of 30-89 day delinquent loans, non-performing loans and the weighted average loan to value ratios for non-performing loans at March 31, 2010 .  The loan to value ratios were based on the current loan balance and the most recent appraisal available, or the lesser of the purchase price or original appraisal.

	One- to Four-Family		Loans 30 to 89 Days Delinquent		Non-Performing Loans
State	Balance	% of Total	Balance	% of Total	Balance	% of Total	Average LTV
	(Dollars in thousands)
Kansas	$3,721,177	72.7%	$11,703	47.8%	$8,636	25.9%	77%
Missouri (1)	770,429	15.0	3,700	15.2	1,278	3.8	113
Illinois	74,752	1.5	432	1.8	3,416	10.3	68
Texas	51,654	1.0	125	0.5	390	1.2	74
New York	48,179	0.9	1,677	6.9	720	2.2	80
Florida	46,541	0.9	612	2.5	3,648	11.0	71
Colorado	35,169	0.7	321	1.3	508	1.5	78
Arizona	31,629	0.6	1,271	5.2	3,120	9.4	74
Connecticut	29,866	0.6	--	--	150	0.4	67
Virginia	29,406	0.6	567	2.3	1,405	4.2	70
New Jersey	26,950	0.5	--	--	358	1.1	59
Minnesota	26,703	0.5	796	3.3	129	0.4	70
Other states	229,772	4.5	3,216	13.2	9,541	28.6	70
	$5,122,227	100.0%	$24,420	100.0%	$33,299	100.0%	74%

(1) We recently received an updated appraisal on a non-performing Missouri loan which resulted in a LTV ratio significantly in excess of 100% for this loan.   The related SVA is the current loan balance less the estimated fair value of the collateral and the estimated costs to sell.   If this loan is excluded, the weighted average LTV ratio for non-performing Missouri loans would be 99%.

Impaired Loans.  A loan is considered impaired when, based on current information and events, it is probable that Capitol Federal Savings Bank will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the loan agreement.  Impaired loans totaled $ 53.6 million, $41.4 million, $13.7 million, and $7.4 million at March 31, 2010 and September 30, 2009, 2008, and 2007, respectively.

A troubled debt restructuring ( TDR ) is the situation where, due to a borrower’s financial difficulties, Capitol Federal Savings Bank grants a concession to the borrower that Capitol Federal Savings Bank would not otherwise have considered.  The majority of Capitol Federal Savings Bank’s TDRs involve a restructuring of loan terms such as a temporary reduction in the payment amount to require only interest and escrow (if required) and extending the maturity date of the loan.   All TDRs that have not been performing under the modified loan terms for 12 consecutive months are considered to be impaired loans.   At March 31, 2010 and September 30, 2009, 2008, and 2007, Capitol Federal Savings Bank had TDRs of $ 20.5 million, $10.8 million, $918 thousand, and $230 thousand, respectively.  The increase in TDRs from September 30, 2008 to September 30, 2009 and September 30, 2009 to March 31, 2010 was primarily due to the increase in and continued elevated level of unemployment which has resulted in some borrowers experiencing financial difficulties.  We had no TDRs during the years ended September 30, 2006 and 2005.     The balance of TDRs included in the impaired loan balance at March 31, 2010 was $ 20.5 million, of which 88%, or $ 18.0 million, were originated loans.  Of the $ 20.5 million, $ 1.1 million was greater than 90 days delinquent and was included in the non-performing loan balance at March 31, 2010 .  The amount of interest recognized in interest income on total TDRs was $ 533 thousand for the six months ended March 31, 2010.

Classified Assets.  Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the Office of Thrift Supervision to be of lesser quality, as substandard, doubtful or loss.  In addition, the regulations also provide for a special mention category which are performing loans on which known information about the collateral pledged or the possible credit problems of the borrowers have caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such assets in the non-performing asset categories.  TDRs that were performing prior to restructuring are reported as special mention until they have been performing for 12 consecutive months under the new loan terms.  An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected.  TDRs that were more than 90 days delinquent at the time of restructuring are reported as substandard until they have been performing for 12 consecutive months under the new loan terms.  Assets classified as doubtful have all of the weaknesses inherent as those classified substandard, with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values highly questionable and improbable.  Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

When an insured institution reports problem assets as either special mention, substandard or doubtful, it may establish specific valuation allowances in an amount deemed prudent by management and approved by the board of directors.  General valuation allowances may be established to recognize the inherent risk associated with lending activities, but unlike specific valuation allowances, have not been allocated to specific problem assets within a portfolio of similar assets.  When an insured institution classifies problem assets as loss, it is required either to establish a specific valuation allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount.  An institution’s determination as to the classification of its assets and the amount of its allowance for loan losses is subject to review by the Office of Thrift Supervision and, in limited circumstances, the FDIC, which may order the establishment of additional loss allowances.

In connection with the filing of Capitol Federal Savings Bank’s periodic reports with the Office of Thrift Supervision and in accordance with our asset classification policy, we regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations.  The following table sets forth the balance of assets, less specific valuation allowances, classified as special mention or substandard at March 31, 2010 .  At that date, we had no assets, less specific valuation allowances, classified as doubtful or loss.  Purchased loans and purchased REO represent loans purchased from nationwide lenders.

	Special Mention		Substandard
	Number	Amount	Number	Amount
	(Dollars in thousands)
Real Estate Loans:
One- to four-family:
Originated	73	$12,225	142	$15, 300
Purchased	2	610	80	20,960
Multi-family and commercial	1	8, 131	--	--
Construction	--	--	--	--
Consumer loans:
Home equity	6	69	48	1,064
Other	--	--	8	53
Total loans	82	21,035	278	37,377

Real estate owned:
Originated	--	--	59	5,450
Purchased	--	--	8	1, 411
Total real estate owned	--	--	67	6, 861

Trust preferred securities	--	--	1	3,064

Total classified assets	82	$21,035	346	$47,302

Allowance for Loan Losses and Provision for Loan Losses. Management maintains an allowance for loan losses (ALLL) to absorb known and inherent losses in the loan portfolio based on ongoing quarterly assessments of the loan portfolio.  Our ALLL methodology considers a number of quantitative and qualitative factors, including the trend and composition of our delinquent and non-performing loans, results of foreclosed property transactions, and the status and trends of the local and national economies and housing markets.  The ALLL is maintained through provisions for loan losses which are charged to income.  The provision for loan losses is established after considering the results of management’s quarterly assessment of the allowance for loan losses.   See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies.” At March 31, 2010 , our ALLL was $ 14.7 million, or 0. 27 % of the total loan portfolio and 43 % of total non-performing loans.  This compares with an ALLL of $10.2 million, or 0.18% of the total loan portfolio and 33% of total non-performing loans as of September 30, 2009.

The following table presents CFF’s activity for the ALLL and related ratios at the dates and for the periods indicated.  Charge-offs represent losses on loans transferred to REO and losses on short sales.  Recoveries represent amounts recovered after a loan has been charged-off.  Once a loan enters REO, any future write downs or recoveries are reported in REO operations in other expenses on the consolidated statement of income; therefore, recoveries of charge-offs are rare.

	Six Months Ended March 31,	Year Ended September 30,
	2010	2009	2008	2007	2006	2005
		(Dollars in thousands)

Balance at beginning of period	$10,150	$5,791	$4,181	$4,433	$4,598	$4,495
Charge-offs:
One- to four-family loans-originated	181	226	86	8	95	91
One- to four-family loans-purchased	1,549	1,781	321	--	--	--
Multi-family & commercial	--	--	--	--	--	--
Construction	--	--	--	--	--	--
Home equity	23	1	2	3	--	--
Other consumer	10	24	32	16	37	56
Total charge-offs	1,763	2,032	441	27	132	147
Recoveries:
One- to four-family	172	--	--	--	1	35
Multi-family & commercial	--	--	--	--	--	--
Construction	--	--	--	--	--	--
Home equity	--	--	--	--	--	--
Other consumer	--	--	--	--	--	--
Total recoveries	172	--	--	--	1	35
Net charge-offs	1,591	2,032	441	27	131	112
Allowance on loans in the loan swap transaction	(135)	--	--	--	(281)	--
Provision (recovery)	6,315	6,391	2,051	(225)	247	215
Balance at end of period	$14,739	$10,150	$5,791	$4,181	$4,433	$4,598
Ratio of net charge-offs during the period to average loans outstanding(1)	0 .03%	0.04%	--%	--%	--%	--%
Ratio of net charge-offs during the period to average non-performing assets	4.02%	7.11%	3.12%	0.31%	1.77%	1.31%
ALLL as a percentage of non-performing loans	43.30%	32.83%	42.37%	56.87%	79.03%	89.14%
ALLL as a percentage of total loans (end of period)	0 .27%	0.18%	0.11%	0.08%	0.08%	0.08%

(1)	Ratios for the years ended September 30, 2008, 2007, 2006 and 2005 calculate to be less than 0.01%.

Provisions for loan losses are charged to income in order to maintain the ALLL at a level management considers adequate to absorb known and inherent losses in the loan portfolio.  Our ALLL methodology considers a number of quantitative and qualitative factors, including the trend and composition of our delinquent and non-performing loans, results of foreclosed property and short sale transactions and the status and trends of the local and national economies and housing markets.  The amount of the ALLL is based on estimates, and the ultimate losses may vary from such estimates as more information becomes available or conditions change.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies – Allowance for Loan Losses.”  The $ 6. 3 million provision for loan loss recorded in the current fiscal year primarily reflects increases in the level of certain factors in our general valuation allowance model to account for lingering negative economic conditions and the relatively recent loss experience on our purchased loan portfolio .  Despite the current economic operating environment and some deterioration in our portfolio, particularly the purchased loan portfolio, our credit quality continued to compare favorably to the industry and our peers.  Although management believes the ALLL is established and maintained at adequate levels, additions may be necessary if economic conditions fail to improve or if other conditions differ substantially from the current operating environment.

Historically, our charge-offs have been low due to our low level of non-performing loans and the amount of underlying equity in the properties collateralizing one- to four-family loans.  The increase in non-performing purchased loans and the decline in real estate and housing markets have begun to result in higher charge-offs, particularly with purchased loans.  However, the overall amount of charge-offs has not been significant because of our underwriting standards and the relative economic stability of the geographic areas in which Capitol Federal Savings Bank originates loans. A deterioration in economic conditions in these areas, or continued or increased deterioration in other areas where the property securing our purchased loans are located, could, however, lead to an increase in charge-offs.

The distribution of our allowance for loan losses at the dates indicated is summarized as follows:

	March 31,		September 30,
	2010		2009		2008		2007		2006		2005
	Amount of Loan Loss Allowance	Percent of Loans in Each Category to Total Loans	Amount of Loan Loss Allowance	Percent of Loans in Each Category to Total Loans	Amount of Loan Loss Allowance	Percent of Loans in Each Category to Total Loans	Amount of Loan Loss Allowance	Percent of Loans in Each Category to Total Loans	Amount of Loan Loss Allowance	Percent of Loans in Each Category to Total Loans	Amount of Loan Loss Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
One- to four-family
Originated	$4 ,061	82.4%	$3,604	81.9%	$3,075	80.7%	$2,962	77.0%	$2,819	72.9%	$2,811	77.7%
Purchased	10,105	12. 0	5,972	12.3	2,307	13.6	773	17.1	977	21.3	1,055	17.1
Multi-family and commercial	291	1.3	227	1.4	54	1.1	57	1.1	54	1.1	270	0.9
Construction	10	0.6	22	0.7	41	0.6	69	0.6	258	0.4	129	0.5
Home equity	207	3.5	268	3.5	229	3.8	227	4.0	249	4.1	250	3.6
Other consumer	65	0.2	57	0.2	85	0.2	93	0.2	76	0.2	83	0.2
Total	$14,739	100.0%	$10,150	100.0%	$5,791	100.0%	$4,181	100.0%	$4,433	100.0%	$4,598	100.0%

Investment Activities

Federally chartered savings institutions have the authority to invest in various types of liquid assets, including: U.S. Treasury obligations; securities of various federal agencies; government-sponsored enterprises, including callable agency securities and municipal bonds; certain certificates of deposit of insured banks and savings institutions; certain bankers’ acceptances; repurchase agreements; and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in investment grade commercial paper, corporate debt securities, and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly.  As a member of the FHLB, Capitol Federal Savings Bank is required to maintain a specified investment in the capital stock of the FHLB.  See “Regulation - Federal Home Loan Bank System,” “— Capitol Federal Savings Bank,” and “— Qualified Thrift Lender Test” for a discussion of additional restrictions on our investment activities.

The Chief Investment Officer has the primary responsibility for the management of Capitol Federal Savings Bank’s investment portfolio, subject to the direction and guidance of the ALCO.  The Chief Investment Officer considers various factors when making decisions, including the marketability, maturity, and tax consequences of the proposed investment.  The composition of the investment portfolio will be affected by various market conditions, including the slope of the yield curve, the level of interest rates, the impact on Capitol Federal Savings Bank’s interest rate risk, the trend of net deposit flows, the volume of loan sales, the anticipated demand for funds via withdrawals, repayments of borrowings, and loan originations and purchases.

The general objectives of our investment portfolio are to provide liquidity when loan demand is high, to assist in maintaining earnings when loan demand is low, and to maximize earnings while satisfactorily managing liquidity risk, interest rate risk, reinvestment risk, and credit risk.  Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans.  Cash flow projections are reviewed regularly and updated to assure that adequate liquidity is maintained.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Quantitative and Qualitative Disclosure about Market Risk.”

We classify securities as trading, available-for-sale (AFS) or held-to-maturity at the date of purchase.  Securities that are purchased and held principally for resale in the near future are classified as trading securities and are reported at fair value, with unrealized gains and losses reported in the consolidated statements of income.  AFS securities are reported at fair value, with unrealized gains and losses reported as a component of accumulated other comprehensive income (loss) within stockholders’ equity, net of deferred income taxes.  Held to maturity securities are reported at cost, adjusted for amortization of premium and accretion of discount.  We have both the ability and intent to hold the held - to - maturity securities to maturity.

Management monitors the securities portfolio for OTTI on an ongoing basis and performs a formal review quarterly.  The process involves monitoring market events and other items that could impact issuers.  Management assesses whether an OTTI is present when the fair value of a security is less than its amortized cost basis at the balance sheet date.  Management determines whether OTTI losses should be recognized for impaired securities by assessing all known facts and circumstances surrounding the securities.  If CFF intends to sell an impaired security or if it is more likely than not that CFF will be required to sell an impaired security before recovery of its amortized cost basis, OTTI has occurred and the difference between amortized cost and fair value will be recognized as a loss in earnings.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies.”  At March 31, 2010 , no securities had been identified as other-than-temporarily impaired.

Investment Securities.  Our investment securities portfolio consists of securities issued by government-sponsored enterprises (primarily issued by FNMA, FHLMC, and FHLB), taxable and non-taxable municipal bonds and trust preferred securities.  The portfolio consists of securities classified as either HTM or AFS.  During the six months ended March 31, 2010 , our investment securities portfolio increased $ 489.7 million from $480.7 million at September 30, 2009 to $ 970.4 million at March 31, 2010 .  The increase was a result of purchases of $ 611.7 million.  All of the purchases during the six months ended March 31, 2010 were fixed-rate and had a weighted average yield of 1.65 % and a weighted average life of 1. 09 years, due to the majority of the securities being callable.  If market rates were to rise, the short-term nature of these securities may allow management the opportunity to reinvest the maturing funds at a higher yield.  See “Notes to Consolidated Financial Statements – Note 3 - Securities” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Financial Condition – Investment Securities.”

Mortgage-Backed Securities.  Our MBS portfolio consists primarily of securities issued by government-sponsored enterprises (primarily issued by FNMA and FHLMC). The principal and interest payments of MBS issued by FNMA and FHLMC are collateralized by the underlying mortgage assets with principal and interest payments guaranteed by the agencies.  The underlying mortgage assets are conforming mortgages that comply with FNMA and FHLMC underwriting guidelines, as applicable, and are therefore not considered subprime.

Our MBS portfolio decreased $ 235.2 million from $1.99 billion at September 30, 2009 to $1. 76 billion at March 31, 2010 .  The decrease in the balance was a result of some cash flows from the MBS portfolio being reinvested into investment securities.

During the six months ended March 31, 2010 , MBS with a fair value of $192.7 million were received in conjunction with the loan swap transaction.  The related MBS were sold for a $6.5 million gain during this same period .  The proceeds from the sale were primarily used to purchase investment securities with terms shorter than that of the mortgage loans that were swapped.  The loan swap transaction was primarily undertaken for interest rate risk management purposes.  See “Notes to Consolidated Financial Statements – Note 3 - Securities” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Financial Condition – Mortgage-Backed Securities.”

A small portion of the MBS portfolio consists of non-agency collateralized mortgage obligations (CMOs).  CMOs are special types of pass-through debt securities in which the stream of principal and interest payments on the underlying mortgages or MBS are used to create investment classes with different maturities and, in some cases, different amortization schedules, as well as a residual interest, with each such class possessing different risk characteristics.  At March 31, 2010 , we held CMOs with a carrying value of $ 46.5 million, none of which qualified as high risk mortgage securities as defined under Office of Thrift Supervision regulations.  Our CMOs are currently classified as either HTM or AFS.  We do not purchase residual interest bonds.

MBS generally yield less than the loans that underlie such securities because of the servicing fee retained by the servicer and the cost of payment guarantees or credit enhancements that reduce credit risk.  However, MBS are generally more liquid than individual mortgage loans and may be used to collateralize certain borrowings and public unit deposits of Capitol Federal Savings Bank.  In general, MBS issued or guaranteed by FNMA and FHLMC are weighted at no more than 20% for risk-based capital purposes compared to the 50% risk-weighting assigned to most non-securitized mortgage loans.

When securities are purchased for a price other than par, the difference between the price paid and par is accreted to or amortized against the interest earned over the life of the security, depending on whether a discount or premium to par is paid.  Movements in interest rates affect prepayment rates which, in turn, affect the average lives of MBS and the speed at which the discount or premium is accreted to or amortized against earnings.

While MBS issued or backed by FNMA and FHLMC carry a reduced credit risk compared to whole loans, these securities remain subject to the risk that a fluctuating interest rate environment, along with other factors such as the geographic distribution of the underlying mortgage loans, may alter the prepayment rate of the underlying mortgage loans and so affect both the prepayment speed, and value, of the securities.  As noted above, Capitol Federal Savings Bank, on some transactions, pays a premium over par value for MBS purchased.  Large premiums may cause significant negative yield adjustments due to accelerated prepayments on the underlying mortgages.

The following table sets forth the composition of our investment and MBS portfolio at the dates indicated.  Our investment securities portfolio at March 31, 2010 did not contain securities of any issuer with an aggregate book value in excess of 10% of our stockholders’ equity, excluding those issued by government-sponsored enterprises.

	March 31,			September 30,
	2010			2009			2008			2007
	Carrying	% of	Fair	Carrying	% of	Fair	Carrying	% of	Fair	Carrying	% of	Fair
	Value	Total	Value	Value	Total	Value	Value	Total	Value	Value	Total	Value
	(Dollars in thousands)
AFS securities:
MBS	$1,212,991	89.6%	$1,212,991	$1,389,211	85.5%	$1,389,211	$1,484,055	96.7%	$1,484,055	$402,686	79.7%	$402,686
U.S. government-sponsored enterprises	136,094	10.0	136,094	229,875	14.2	229,875	44,188	2.9	44,188	99,705	19.8	99,705
Trust preferred securities	3,064	0.2	3,064	2,110	0.1	2,110	2,655	0.2	2,655	--	--	--
Municipal bonds	2, 735	0.2	2, 735	2,799	0.2	2,799	2,743	0.2	2,743	2,719	0.5	2,719
Total AFS securities	1,354,884	100 .0	1,354,884	1,623,995	100.0	1,623,995	1,533,641	100.0	1,533,641	505,110	100.0	505,110

HTM securities:
MBS	544,319	39.7	566,397	603,256	71.0	627,829	750,284	89.0	743,764	1,011,585	70.6	995,415
U.S. government-sponsored enterprises	759,389	55.3	760,380	175,394	20.7	175,929	37,397	4.4	36,769	401,431	28.0	398,598
Municipal bonds	69, 149	5 .0	70,732	70,526	8.3	73,000	55,376	6.6	55,442	20,313	1.4	20,342
Total HTM securities	1,372,857	100.0%	1,397,509	849,176	100.0%	876,758	843,057	100.0%	835,975	1,433,329	100.0%	1,414,355

	$2,727,741		$2,752,393	$2,473,171		$2,500,753	$2,376,698		$2,369,616	$1,938,439		$1,919,465

The composition and maturities of the investment and MBS portfolio at March 31, 2010 are indicated in the following table by remaining contractual maturity, without consideration of call features or pre-refunding dates.  Yields on tax-exempt investments are not calculated on a taxable equivalent basis.

	One year or less		More than 1 to 5 years		More than 5 to 10 years		Over 10 years		Total
		Weighted		Weighted		Weighted		Weighted		Weighted
	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average	Fair
	Value	Yield	Value	Yield	Value	Yield	Value	Yield	Value	Yield	Value
	(Dollars in thousands)
AFS securities:
MBS	$--	--%	$--	--%	$140,687	4.97%	$1,072,304	4.29%	$1,212,991	4.37%	$1,212,991
U.S. government- sponsored enterprises	25,750	1.57	110,344	1.60	--	--	--	--	136,094	1. 59	136,094
Trust preferred securities	--	--	--	--	--	--	3,064	1.92	3,064	1.92	3,064
Municipal bonds	--	--	587	3.58	914	3.72	1, 234	3.90	2,735	3.77	2,735
Total AFS securities	25,750	1.57	110,931	1.61	141,601	4.96	1,076,602	4.28	1,354,884	4.08	1,354,884

HTM Securities:
MBS	--	--	--	--	299,920	4.40	244,399	3.23	544,319	3.87	566,397
U.S. government- sponsored enterprises	--	--	759,389	1.68	--	--	--	--	759,389	1.68	760,380
Municipal bonds	1, 676	3.07	20,452	2. 52	34,240	3.23	12,781	2.94	69,149	2.96	70,732
Total HTM securities	1,676	3.07	779,841	1.70	334,160	4.28	257,180	3.22	1,372,857	2.61	1,397,509

	$27,426	1.66%	$890,772	1.69%	$475,761	4.48%	$1,333,782	4.08%	$2,727,741	3.34%	$2,752,393

Sources of Funds

General.  Our sources of funds are deposits, borrowings, repayment of principal and interest on loans and MBS, interest earned on and maturities and calls of investment securities, and funds generated from operations.

Deposits.  We offer a variety of retail deposit accounts having a wide range of interest rates and terms.  Our deposits consist of savings accounts, money market accounts, interest-bearing and non-interest bearing checking accounts, and certificates of deposit.  We rely primarily upon competitive pricing policies, marketing, and customer service to attract and retain deposits.  The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates, and competition.

The variety of deposit accounts we offer has allowed us to utilize strategic pricing to obtain funds and to respond with flexibility to changes in consumer demand.  We endeavor to manage the pricing of our deposits in keeping with our asset and liability management, liquidity, and profitability objectives.  Based on our experience, we believe that our deposits are stable sources of funds.  Despite this stability, our ability to attract and maintain these deposits and the rates paid on them has been, and will continue to be, significantly affected by market conditions.

The following table sets forth our deposit flows during the periods indicated.  Included in the table are brokered and public unit deposits which totaled $ 103.8 million, $163.0 million, $180.6 million, and $193.0 million at March 31, 2010 and September 30, 2009, 2008, and 2007, respectively.

	Six Months Ended March 31,	Year Ended September 30,
	2010	2009	2008	2007
	(Dollars in thousands)
Opening balance	$4,228,609	$3,923,883	$3,922,782	$3,900,431
Deposits	3,579,067	7,021,015	7,108,677	7,168,045
Withdrawals	3,532,241	6,818,534	7,242,121	7,289,077
Interest credited	43,631	102,245	134,545	143,383

Ending balance	$4,319,066	$4,228,609	$3,923,883	$3,922,782

Net increase	$90,457	$304,726	$1,101	$22,351

Percent increase	2.14%	7.77%	0.03%	0.57%

 The following table sets forth the dollar amount of deposits in the various types of deposit programs we offered for the periods indicated.

	At March 31,		At September 30,
	2010		2009		2008		2007
		Percent		Percent		Percent		Percent
	Amount	of Total	Amount	of Total	Amount	of Total	Amount	of Total
	(Dollars in thousands)
Non-Certificates:
Checking	$493,929	11. 4%	$439,975	10.4%	$400,461	10.2%	$394,109	10.1%
Savings	239,651	5. 6	226,396	5.4	232,103	5.9	237,148	6.0
Money market	934,071	21. 6	848,157	20.1	772,323	19.7	790,277	20.2

Total non-certificates	1,667,651	38. 6	1,514,528	35.9	1,404,887	35.8	1,421,534	36.3

Certificates (by rate):
0.00 – 0.99%	143,493	3 .3	78,036	1.8	114	--	134	--
1.00 – 1.99%	712,367	16.5	254,846	6.0	7,426	0.2	--	--
2.00 – 2.99%	781,931	18.1	971,605	23.0	413,102	10.5	35,815	0.9
3.00 – 3.99%	615,619	14.3	848,991	20.1	935,470	23.8	225,162	5.7
4.00 – 4.99%	255,487	5.9	326,087	7.7	747,612	19.1	746,707	19.0
5.00 – 5.99%	141,682	3. 3	233,572	5.5	414,347	10.6	1,489,706	38.0
6.00 – 6.99%	836	--	944	--	925	--	3,724	0.1

Total certificates	2,651,415	61.4	2,714,081	64.1	2,518,996	64.2	2,501,248	63.7

	$4,319,066	100.0%	$4,228,609	100.0%	$3,923,883	100.0%	$3,922,782	100.0%

The following table sets forth the maturity and rate range of our certificate of deposit portfolio at March 31, 2010 .

	Amount Due					Percent of
		More than	More than			Total
	One year	1 year to	2 to 3	More than		Certificates
	or less	2 years	years	3 years	Total	of Deposit
	(Dollars in thousands)

0.00 – 0.99%	$143,414	$3 9	$40	$--	$143,493	5.4%
1.00 – 1.99%	518,837	181,360	12,170	--	712,367	26.9
2.00 – 2.99%	404,990	172,205	83,761	120,975	781,931	29 .5
3.00 – 3.99%	151,695	277,788	125,006	61,130	615,619	23.2
4.00 – 4.99%	158,115	78,472	17,741	1,159	255,487	9.6
5.00 – 5.99%	141,236	446	--	--	141,682	5.3
6.00 – 6.99%	836	--	--	--	836	0.1
	$1,519,123	$710,310	$238,718	$183,264	$2,651,415	100.0%

	Maturity
		Over	Over
	3 months	3 to 6	6 to 12	Over
	or less	months	months	12 months	Total
	(Dollars in thousands)

Certificates of deposit less than $100,000	$302,055	$278,901	$460,825	$839,283	$1,881,064
Certificates of deposit of $100,000 or more	165,163	126,800	185,379	293,009	770,351
Total certificates of deposit	$467,218	$405,701	$646,204	$1,132,292	$2,651,415
The Board of Directors has authorized the utilization of brokers to obtain deposits as a source of funds.  Capitol Federal Savings Bank has entered into several relationships with nationally recognized wholesale deposit brokerage firms to accept deposits from these firms.  Depending on market conditions, Capitol Federal Savings Bank may use brokered deposits to fund asset growth and gather deposits that may help to manage interest rate risk.  Capitol Federal Savings Bank’s policies limit the amount of brokered deposits that it may have at any time to 10 % of total deposits.  The rates paid on brokered deposits plus fees are generally equivalent to rates offered by the FHLB on advances and comparable to some rates paid on retail deposits.  At September 30, 2009 and 2008, the balance of brokered deposits was $71.5 million, or approximately 2% of total deposits, and $180.6 million, or approximately 5% of total deposits, respectively. Capitol Federal Savings Bank had no brokered deposits at March 31, 2010 .

The Board of Directors also has authorized the utilization of public unit deposits as a source of funds.  Capitol Federal Savings Bank’s policies limit the amount of public unit deposits that it may have at any time to 5 % of total deposits.  In order to qualify to obtain such deposits, Capitol Federal Savings Bank must have a branch in each county in which it collects public unit deposits, and by law, must pledge securities as collateral for all such balances in excess of the FDIC insurance limits (currently $250 thousand through December 31, 2013.)  At March 31, 2010 and September 30, 2009, the balance of public unit deposits was $ 103.8 million and $91.5 million, respectively, or approximately 2% of total deposits at both dates.  At September 30, 2008, Capitol Federal Savings Bank did not have any public unit deposits.

Borrowings.  Although retail deposits are our main source of funds, we may utilize borrowings when, at the time of the borrowing, they can be invested at a positive rate spread, when we desire additional capacity to fund loan demand or when they help us meet our asset and liability management objectives.  Historically, our borrowings primarily have consisted of FHLB advances.  From time to time, we also utilize the line-of-credit that we maintain at the FHLB.  During fiscal year 2008, Capitol Federal Savings Bank began supplementing FHLB advances with repurchase agreements, wherein Capitol Federal Savings Bank enters into agreements with selected brokers to sell securities under agreements to repurchase.  These agreements are recorded as financing transactions as Capitol Federal Savings Bank maintains effective control over the transferred securities.

We may obtain FHLB advances upon the security of our blanket pledge agreement.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Commitments.”  FHLB advances may be made pursuant to several different credit programs, each of which has its own interest rate, maturity, repayment, and convertible features, if any.  At March 31, 2010 , we had $2. 43 billion in FHLB advances , at par .

During fiscal year 2009, Capitol Federal Savings Bank prepaid $875.0 million of fixed-rate FHLB advances with a weighted average interest rate of 5.65% and a weighted average remaining term to maturity of 11 months.  The prepaid FHLB advances were replaced with $875.0 million of fixed-rate FHLB advances, with a weighted average contractual interest rate of 3.41% and an average term of 69 months.  Capitol Federal Savings Bank paid a $38.4 million penalty to the FHLB as a result of prepaying the FHLB advances.  The prepayment penalty was deferred and will be recognized in interest expense over the life of the new FHLB advances.  As a result, the prepayment penalty effectively increased the interest rate on the new advances 96 basis points at the time of the transaction.  See “Notes to Consolidated Financial Statements—Note 7 Borrowed Funds.”

During fiscal year 2008, Capitol Federal Savings Bank had interest rate swaps with a notional amount of $800.0 million hedged against an equal amount of FHLB advances.  The interest rate swaps were designated as fair value hedges and Capitol Federal Savings Bank accounted for the hedges using the shortcut method.  During the quarter ended December 31, 2007, management terminated interest rate swaps with a notional amount of $575.0 million that were scheduled to mature during fiscal year 2010.  As a result of the termination, Capitol Federal Savings Bank received cash proceeds and recorded a deferred gain of $1.7 million.  The gain was being amortized to interest expense on FHLB advances over the remaining life of the FHLB advances that were originally hedged by the terminated interest rate swap agreements.   During fiscal year 2009, all of the FHLB advances associated with the terminated interest rate swaps were prepaid.  The deferred gain related to the prepaid advances is now being amortized over the remaining life of the new FHLB advances.   As of September 30, 2008, all remaining interest rate swap agreements had matured.

Capitol Federal Savings Bank may enter into additional repurchase agreements as management deems appropriate, up to 15% of Bank assets, per Bank policy.  At March 31, 2010 , repurchase agreements were $660.0 million, or approximately 8% of total assets.  The securities underlying the agreements continue to be carried in Capitol Federal Savings Bank’s securities portfolio.  At March 31, 2010 , we had securities with a fair value of $765. 2 million pledged as collateral.  Repurchase agreements are made at mutually agreed upon terms between counterparties and Capitol Federal Savings Bank.  The use of repurchase agreements allows for the diversification of funding sources and the use of securities that were not being leveraged as collateral.  See “Notes to Consolidated Financial Statements --Note 7” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Commitments.”

In 2004, CFF formed Capitol Federal Financial Trust I (the Trust), which issued $52.0 million of variable rate cumulative trust preferred securities in a private transaction exempt from registration under the Securities Act of 1933.  The Trust used the proceeds from the sale of its trust preferred securities and from the sale of $1.6 million of its common securities to CFF to purchase $53.6 million of debentures which are the sole assets of the Trust.  See “Notes to Consolidated Financial Statements — Note 7.”

Interest on the debentures is due quarterly in January, April, July and October until the maturity date of April 7, 2034.  The interest rate on the debentures, which is identical to the distribution rate paid on the trust securities and resets at each interest payment, is based upon the three month LIBOR rate plus 275 basis points.  Principal is due at maturity.  CFF was permitted to prepay the debentures at a premium until April 2009, at which point the borrowings became redeemable at par.  Redemption of the debentures by CFF will result in redemption of a like amount of trust preferred securities by the trust.  There are certain covenants that CFF is required to comply with regarding the debentures.  These covenants include a prohibition on cash dividends in the event of default or deferral of interest on the debentures, annual certifications to the trust and other covenants related to the payment of interest and principal and maintenance of the trust.  CFF was in compliance with all the covenants at March 31, 2010 .

The following table sets forth certain information relating to each category of borrowings for which the average short-term balance outstanding during the period was more than 29 % of stockholders’ equity at the end of the period.  The maximum balance, average balance, and weighted average interest rate during the six months ended March 31, 2010 and 2009 , and fiscal years 2009, 2008, and 2007 reflect all borrowings that were scheduled to mature within one year at any month-end during these periods.  For the periods ended September 30, 2008 and March 31, 2009, there were no repurchase agreements scheduled to mature within one year.

	At or for the Six Months Ended March 31,		At or for the Year Ended September 30,
	2010	2009	2009	2008	2007
	(Dollars in thousands)
FHLB Advances:
Balance	$550,000	$320,000	$350,000	$620,000	$1,125,000
Maximum balance outstanding at any month-end during the period	550,000	795,000	795,000	925,000	1,275,000
Average balance	500 ,000	528 ,333	396,250	742,500	1,118,907
Weighted average contractual interest rate during the period	4.53%	4.52%	4.54%	4.31%	3.95%
Weighted average contractual interest rate at end of period	4.57%	4.37%	4.49%	4.27%	4.23%

Repurchase Agreements:
Balance	$170,000	$--	$45,000	$--	$--
Maximum balance outstanding at any
month-end during the period	170,000	--	45,000	--	--
Average balance	115,833	--	11,250	--	--
Weighted average contractual interest rate during the period	3.73%	--%	3.05%	--%	--%
Weighted average contractual interest rate at end of period	3.73%	--%	3.05%	--%	--%

Subsidiary and Other Activities

As a federally chartered savings bank, we are permitted by Office of Thrift Supervision regulations to invest up to 2% of our Capitol Federal Savings Bank assets, or $ 169.7 million at March 31, 2010 in the stock of, or as unsecured loans to, service corporation subsidiaries.  We may invest an additional 1% of our assets in service corporations where such additional funds are used for inner-city or community development purposes.  At March 31, 2010 , Capitol Federal Savings Bank had one subsidiary, Capitol Funds, Inc.  At March 31, 2010 , Capitol Funds, Inc. had a capital balance of $5. 7 million.  Capitol Funds, Inc. has a wholly owned subsidiary, Capitol Federal Mortgage Reinsurance Company (CFMRC).  CFMRC serves as a reinsurance company for the private mortgage insurance companies Capitol Federal Savings Bank uses in its normal course of operations.  CFMRC provides mortgage reinsurance on certain one- to four-family loans in Capitol Federal Savings Bank’s portfolio.  During fiscal year 2009, three of the four mortgage insurance companies that CFMRC does business with stopped writing new business.  The one remaining mortgage insurance company stopped writing new business in January 2010. During the six months ended March 31, 2010 and the year ended September 30, 2009, Capitol Funds, Inc. reported consolidated net income of $ 213 thousand and $460 thousand, respectively, which was primarily composed of income from CFMRC.

Properties

At March 31, 2010 , we had 35 traditional branch offices and 10 in-store branch offices.  Capitol Federal Savings Bank owns the office building in which its home office and executive offices are located, and 25 of its other branch offices. The remaining 19 branch offices, including the 10 in-store locations, were leased.

For additional information regarding our lease obligations, see “Notes to Consolidated Financial Statements — Note 5.”   Capitol Federal Savings Bank has opened two new branches in our Kansas City, Missouri market area and a new branch in the Wichita market area since the beginning of fiscal year 2010.   We added three branches in our Kansas City and Wichita markets in fiscal year 2009.  Management believes that our current facilities are adequate to meet our present and immediately foreseeable needs.   However, we will continue to monitor customer growth and expand our branching network, if necessary, to serve our customers’ needs.

SUPERVISION AND REGULATION

General

Set forth below is a description of certain laws and regulations that are applicable to Capitol Federal Financial, Inc. and Capitol Federal Savings Bank.  All material information regarding these laws and regulations has been provided .

Congress is currently considering significant financial reform legislation .  If new legislation is enacted, it could have a significant impact on the regulation and operations of financial institutions and their holding companies.  The legislation provides for the elimination of the Office of Thrift Supervision, our primary regulator, and could make Capitol Federal Financial, Inc. subject to regulatory capital requirements .  The legislation also would create a new consumer financial protection agency that would issue and enforce consumer protection initiatives governing financial products and services.  The details and impact of financial reform legislation cannot be determined until new legislation is enacted.  In addition, the regulations governing Capitol Federal Financial, Inc. and Capitol Federal Savings Bank may be amended from time to time.  Any legislative or regulatory changes in the future could adversely affect our operations and financial condition.

The Office of Thrift Supervision has extensive enforcement authority over all savings associations and their holding companies, including Capitol Federal Savings Bank and Capitol Federal Financial, Inc.  This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions.  In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices.  Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision.  Except under certain circumstances, public disclosure of final enforcement actions by the Office of Thrift Supervision is required by law.

Capitol Federal Savings Bank

Capitol Federal Savings Bank, as a federally chartered savings bank, is subject to regulation and oversight by the Office of Thrift Supervision extending to all aspects of its operations.  This regulation of Capitol Federal Savings Bank is intended for the protection of depositors and not for the purpose of protecting stockholders.  Capitol Federal Savings Bank is required to maintain minimum levels of regulatory capital and will be subject to some limitations on the payment of dividends to Capitol Federal Financial, Inc.  See “— Capital Requirements for Capitol Federal Savings Bank” and “— Limitations on Dividends and Other Capital Distributions.”  Capitol Federal Savings Bank also is subject to regulation and examination by the Federal Deposit Insurance Corporation, which insures the deposits of Capitol Federal Savings Bank to the maximum extent permitted by law.

Office of Thrift Supervision

The investment and lending authority of Capitol Federal Savings Bank is prescribed by federal laws and regulations and Capitol Federal Savings Bank is prohibited from engaging in any activities not permitted by such laws and regulations.

As a federally chartered savings bank, Capitol Federal Savings Bank is required to meet a qualified thrift lender test.  This test requires Capitol Federal Savings Bank to have at least 65% of its portfolio assets, as defined by regulation, in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis.  As an alternative, Capitol Federal Savings Bank may maintain 60% of its assets in those assets specified in Section 7701(a) (19) of the Internal Revenue Code.  Under either test, Capitol Federal Savings Bank is required to maintain a significant portion of its assets in residential housing related loans and investments.  Any institution that fails to meet the qualified thrift lender test must, within one year, either become a bank or be subject to certain restrictions on its operations, unless within the year it meets the test, and thereafter remains a qualified thrift lender.  An institution that fails the test a second time must immediately convert to a bank or be subjected to the restrictions.  Any holding company of an institution that fails the test and does not re-qualify within a year must become a bank holding company.  If such an institution has not converted to a bank within three years after it failed the test, it must divest all investments and cease all activities not permissible for both a national bank and a savings association.  As of March 31, 2010 , Capitol Federal Savings Bank met the qualified thrift lender test.

Capitol Federal Savings Bank is subject to a 35% of total assets limit on consumer loans, commercial paper and corporate debt securities, and a 20% limit on commercial non-mortgage loans.  At March 31, 2010 , Capitol Federal Savings Bank had 0. 10 % of its assets in non-real estate consumer loans, commercial paper and corporate debt securities and 0% of its assets in commercial non-mortgage loans.

Our relationship with our depositors and borrowers is regulated to a great extent by federal laws and regulations, especially in such matters as the ownership of savings accounts and the form and content of our mortgage requirements.  In addition, the branching authority of Capitol Federal Savings Bank is regulated by the Office of Thrift Supervision.  Capitol Federal Savings Bank is generally authorized to branch nationwide.

Capitol Federal Savings Bank is subject to a statutory lending limit on aggregate loans to one person or a group of persons combined because of certain common interests.  That limit is equal to 15% of our unimpaired capital and surplus, except that for loans fully secured by readily marketable collateral, the limit is increased to 25%.  At March 31, 2010 , Capitol Federal Savings Bank’s lending limit under this restriction was $ 127.8 million.  We have no loans or loan relationships in excess of our lending limit.

We are subject to periodic examinations by the Office of Thrift Supervision.  During these examinations, the examiners may require Capitol Federal Savings Bank to provide for higher general or specific loan loss reserves, which can impact our capital and earnings.  As a federally chartered savings bank, Capitol Federal Savings Bank is subject to a semi-annual assessment, based upon its total assets, to fund the operations of the Office of Thrift Supervision.

The Office of Thrift Supervision has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits.  Any institution regulated by the Office of Thrift Supervision that fails to comply with these standards must submit a compliance plan.

Insurance of Accounts and Regulation by the Federal Deposit Insurance Corporation

The Deposit Insurance Fund (DIF) of the Federal Deposit Insurance Corporation insures deposit accounts in Capitol Federal Savings Bank.  Beginning in October 2008, the Federal Deposit Insurance Corporation temporarily increased Federal Deposit Insurance Corporation deposit insurance coverage per separately insured depositor to $250 thousand through December 31, 2013.  On January 1, 2014, the coverage limit is scheduled to return to $100 thousand, except for certain retirement accounts which will be insured up to $250 thousand.

The Federal Deposit Insurance Corporation assesses deposit insurance premiums on each Federal Deposit Insurance Corporation-insured institution quarterly based on annualized rates for one of four risk categories applied to its deposits, subject to certain adjustments.  Each institution is assigned to one of four risk categories based on its capital, supervisory ratings and other factors.  Well capitalized institutions that are financially sound with only a few minor weaknesses are assigned to Risk Category I.  Risk Categories II, III and IV present progressively greater risks to the DIF.  Under the Federal Deposit Insurance Corporation’s risk-based assessment rules, effective April 1, 2009, the initial base assessment rates prior to adjustments range from 12 to 16 basis points for Risk Category I, and are 22 basis points for Risk Category II, 32 basis points for Risk Category III and 45 basis points for Risk Category IV.  Initial base assessment rates are subject to adjustments based on an institution’s unsecured debt, secured liabilities and brokered deposits, such that the total base assessment rates after adjustments range from 7 to 24 basis points for Risk Category I, 17 to 43 basis points for Risk Category II, 27 to 58 basis points for Risk Category III and 40 to 77.5 basis points for Risk Category IV.  Rates increase uniformly by 3 basis points effective January 1, 2011.

In addition to the regular quarterly assessments, due to losses and projected losses attributed to failed institutions, the Federal Deposit Insurance Corporation imposed a special assessment of 5 basis points on the amount of each depository institution’s assets reduced by the amount of its Tier 1 capital (not to exceed 10 basis points of its assessment base for regular quarterly premiums) as of June 30, 2009, which was collected on September 30, 2009.

As a result of a decline in the reserve ratio (the ratio of the net worth of the DIF to estimated insured deposits) and concerns about expected failure costs and available liquid assets in the DIF, the Federal Deposit Insurance Corporation adopted a rule requiring each insured institution to prepay on December 30, 2009 the estimated amount of its quarterly assessments for the fourth quarter of calendar year 2009 and all quarters through the end of calendar year 2012 (in addition to the regular quarterly assessment for the third quarter of calendar year 2009 due on December 30, 2009).  The prepaid amount is recorded as an asset with a zero risk weight and the institution will continue to record quarterly expenses for deposit insurance.  For purposes of calculating the prepaid amount, assessments are measured at the institution’s assessment rate as of September 30, 2009, with a uniform increase of 3 basis points effective January 1, 2011, and are based on the institution’s assessment base for the third quarter of 2009, with growth assumed quarterly at an annual rate of 5%.  If events cause actual assessments during the prepayment period to vary from the prepaid amount, institutions will pay excess assessments in cash, or receive a rebate of prepaid amounts not exhausted after collection of assessments due on June 13, 2013, as applicable.  Collection of the prepayment does not preclude the Federal Deposit Insurance Corporation from changing assessment rates or revising the risk-based assessment system in the future.

In October 2008, the Federal Deposit Insurance Corporation introduced the Temporary Liquidity Guarantee Program (the TLGP), a program designed to improve the functioning of the credit markets and to strengthen capital in the financial system during this period of economic distress.  The TLGP has two components: 1) a debt guarantee program, guaranteeing newly issued senior unsecured debt, and 2) a transaction account guarantee program, providing a full guarantee of non-interest bearing deposit transaction accounts, Negotiable Order of Withdrawal (or NOW) accounts paying less than 0.5% annual interest, and interest on lawyers trust accounts, regardless of the amount.  Capitol Federal Savings Bank has not issued any debt under this program.  Capitol Federal Savings Bank is presently participating in the transaction account guarantee program during the extension period ending December 31, 2010.  The fees for this program range from 15-25 basis points (annualized), depending on the institution’s risk category for deposit insurance assessment purposes, assessed on amounts in covered accounts exceeding $250 thousand.

Transactions with Affiliates

Transactions between Capitol Federal Savings Bank and its affiliates are required to be on terms as favorable to the institution as transactions with non-affiliates, and certain of these transactions, such as loans to an affiliate, are restricted to a percentage of Capitol Federal Savings Bank’s capital, and may require eligible collateral in specified amounts.  In addition, Capitol Federal Savings Bank may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates.  Capitol Federal Financial, Inc. will be an affiliate of Capitol Federal Savings Bank.

Capitol Federal Financial, Inc.

As a savings and loan holding company, Capitol Federal Financial, Inc. will be subject to regulation, supervision and examination by the Office of Thrift Supervision, and to semiannual assessments.  Applicable federal law and regulations limit the activities of Capitol Federal Financial, Inc. and require the approval of the Office of Thrift Supervision for any acquisition or divestiture of a subsidiary, including another financial institution or holding company.

Capital Requirements for Capitol Federal Savings Bank

Capitol Federal Savings Bank is required to maintain specified levels of regulatory capital under regulations of the Office of Thrift Supervision.  Office of Thrift Supervision regulations state that to be adequately capitalized, an institution must have a leverage ratio of at least 4.0%, a Tier 1 risk-based capital ratio of at least 4.0% and a total risk-based capital ratio of at least 8.0%.  To be well capitalized, an institution must have a leverage ratio of at least 5.0%, a Tier 1 risk-based capital ratio of at least 6.0% and a total risk-based capital ratio of at least 10.0%.

The term leverage ratio means the ratio of Tier 1 capital to adjusted total assets.  The term Tier 1 risk-based capital ratio means the ratio of Tier 1 capital to risk-weighted assets.  The term total risk-based capital ratio means the ratio of total capital to risk-weighted assets.

The term Tier 1 capital generally consists of common stockholders’ equity and retained earnings and certain noncumulative perpetual preferred stock and related earnings, excluding most intangible assets.

Total capital consists of the sum of an institution’s Tier 1 capital and the amount of its Tier 2 capital up to the amount of its Tier 1 capital.  Tier 2 capital consists generally of certain cumulative and other perpetual preferred stock, certain subordinated debt and other maturing capital instruments, the amount of the institution’s allowance for loan and lease losses up to 1.25% of risk-weighted assets and certain unrealized gains on equity securities.

Risk-weighted assets are determined under the Office of Thrift Supervision capital regulations, which assign to every asset, including certain off-balance sheet items, a risk weight generally ranging from 0% to 100% based on the inherent risk of the asset.  The Office of Thrift Supervision is authorized to require Capitol Federal Savings Bank to maintain an additional amount of total capital to account for concentrations of credit risk, levels of interest rate risk, equity investments in non-financial companies and the risks of non-traditional activities.  Institutions that are not well capitalized are subject to certain restrictions on brokered deposits and interest rates on deposits.

The Office of Thrift Supervision is authorized and, under certain circumstances, required to take certain actions against savings banks that fail to meet the minimum ratios for an adequately capitalized institution.  Any such institution must submit a capital restoration plan and, until such plan is approved by the Office of Thrift Supervision, may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions.  The Office of Thrift Supervision is authorized to impose the additional restrictions on institutions that are less than adequately capitalized.

Office of Thrift Supervision regulations state that any institution that fails to comply with its capital plan or has Tier 1 risk-based or core capital ratios of less than 3.0% or a total risk-based capital ratio of less than 6.0% is considered significantly undercapitalized and must be made subject to one or more additional specified actions and operating restrictions that may cover all aspects of its operations and may include a forced merger or acquisition of the institution.  An institution with tangible equity to total assets of less than 2.0% is critically undercapitalized and becomes subject to further mandatory restrictions on its operations.  The Office of Thrift Supervision generally is authorized to reclassify an institution into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.  The imposition by the Office of Thrift Supervision of any of these measures on Capitol Federal Savings Bank may have a substantial adverse effect on its operations and profitability.  In general, the Federal Deposit Insurance Corporation must be appointed receiver for a critically undercapitalized institution whose capital is not restored within the time provided.  When the Federal Deposit Insurance Corporation as receiver liquidates an institution, the claims of depositors and the Federal Deposit Insurance Corporation as their successor (for deposits covered by Federal Deposit Insurance Corporation insurance) have priority over other unsecured claims against the institution.

At March 31, 2010 , Capitol Federal Savings Bank was considered a well-capitalized institution under Office of Thrift Supervision regulations.  Regulatory capital is discussed further in “Note 14 of the Notes to Consolidated Financial Statements.”

Capital Requirements for Capitol Federal Financial, Inc.

Capitol Federal Financial Inc. will not be subject to any capital requirements unless it is required to become a bank holding company.  The Office of Thrift  Supervision, however, expects Capitol Federal Financial, Inc. to support Capitol Federal Savings Bank, including providing additional capital to Capitol Federal Savings Bank if it does not meet its capital requirements.

Community Reinvestment and Consumer Protection Laws

In connection with its lending activities, Capitol Federal Savings Bank is subject to a number of federal laws designed to protect borrowers and promote lending to various sectors of the economy and population.  These include the Equal Credit Opportunity Act, the Truth-in-Lending Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, and the Community Reinvestment Act (CRA).  In addition, federal banking regulators, pursuant to the Gramm-Leach-Bliley Act, have enacted regulations limiting the ability of banks and other financial institutions to disclose nonpublic consumer information to non-affiliated third parties.  The regulations require disclosure of privacy policies and allow consumers to prevent certain personal information from being shared with non-affiliated parties.

The CRA requires the appropriate federal banking agency, in connection with its examination of a bank, to assess the bank’s record in meeting the credit needs of the communities served by the bank, including low and moderate income neighborhoods.  Under the CRA, institutions are assigned a rating of outstanding, satisfactory, needs to improve, or substantial non-compliance.  Capitol Federal Savings Bank received a satisfactory  rating in its most recent CRA evaluation.

Bank Secrecy Act /Anti-Money Laundering Laws

Capitol Federal Savings Bank is subject to the Bank Secrecy Act and other anti-money laundering laws and regulations, including the USA PATRIOT Act of 2001.  These laws and regulations require Capitol Federal Savings Bank to implement policies, procedures, and controls to detect, prevent, and report money laundering and terrorist financing and to verify the identity of their customers.  Violations of these requirements can result in substantial civil and criminal sanctions.  In addition, provisions of the USA PATRIOT Act require the federal financial institution regulatory agencies to consider the effectiveness of a financial institution’s anti-money laundering activities when reviewing mergers and acquisitions.

Limitations on Dividends and Other Capital Distributions

Office of Thrift Supervision regulations impose various restrictions on the ability of savings institutions, including Capitol Federal Savings Bank, to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account.  Capitol Federal Savings Bank must file a notice or application with the Office of Thrift Supervision before making any capital distribution.  Capitol Federal Savings Bank generally may make capital distributions during any calendar year in an amount up to 100% of net income for the year-to-date plus retained net income for the two preceding years, so long as it is well capitalized after the distribution.  If Capitol Federal Savings Bank proposes to make a capital distribution when it does not meet its capital requirements (or will not following the proposed capital distribution) or that will exceed these net income-based limitations, it must obtain Office of Thrift Supervision approval prior to making such distribution.  The Office of Thrift Supervision may always object to any distribution based on safety and soundness concerns.

Dividends from Capitol Federal Financial, Inc. may depend, in part, upon its receipt of dividends from Capitol Federal Savings Bank.  No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized.

Federal Securities Law

The stock of Capitol Federal Financial, Inc. will be registered with the SEC under the Securities Exchange Act of 1934, as amended.  Capitol Federal Financial, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Securities Exchange Act of 1934.

Capitol Federal Financial, Inc. stock held by persons who are affiliates of Capitol Federal Financial, Inc. may not be resold without registration unless sold in accordance with certain resale restrictions.  Affiliates are generally considered to be officers, directors and principal stockholders.  If Capitol Federal Financial, Inc. meets specified current public information requirements, each affiliate of Capitol Federal Financial, Inc. will be able to sell in the public market, without registration, a limited number of shares in any three-month period.

The Securities and Exchange Commission and the Nasdaq have adopted regulations and policies under the Sarbanes-Oxley Act of 2002 that will apply to Capitol Federal Financial, Inc. as a registered company under the Securities Exchange Act of 1934 and a Nasdaq traded company.  The stated goals of these Sarbanes-Oxley requirements are to increase corporate responsibility, provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.  The Securities and Exchange Commission and Nasdaq Sarbanes-Oxley-related regulations and policies include very specific additional disclosure requirements and new corporate governance rules.

FEDERAL AND STATE TAXATION

Federal Taxation

General.  Capitol Federal Financial, Inc. and Capitol Federal Savings Bank are and will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. Neither Capitol Federal Financial, Inc. nor Capitol Federal Savings Bank has been subject to an IRS audit during the past five years.

Method of Accounting.  For federal income tax purposes, Capitol Federal Savings Bank currently reports its income and expenses on the accrual method of accounting and uses a fiscal year ending on September 30 for filing its federal income tax return.

Minimum Tax.  The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, called alternative minimum taxable income.  The alternative minimum tax is payable to the extent such alternative minimum taxable income is in excess of the regular tax.  Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years.  Except in fiscal year 2007, during the last five years Capitol Federal Savings Bank has not been subject to the alternative minimum tax.

Net Operating Loss Carryovers.  A financial institution may carryback net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years.  This provision applies to losses incurred in taxable years beginning after August 6, 1997.  In 2009, Internal Revenue Code Section 172(b)(1) was amended to allow businesses to carry back losses incurred in 2008 and 2009 for up to five years to offset 50% of the available income from the fifth year and 100% of the available income for the other four years.

Corporate Dividends-Received Deduction.  Capitol Federal Financial, Inc. intends to file a consolidated return with Capitol Federal Savings Bank; therefore, dividends it receives from Capitol Federal Savings Bank will not be included as income to Capitol Federal Financial, Inc.

State Taxation

The earnings/losses of Capitol Federal Financial, Inc. will be combined with Capitol Funds, Inc. for purposes of filing a consolidated Kansas corporate tax return.  The Kansas corporate tax rate is 4.0%, plus a surcharge of 3.05% on earnings greater than $50 thousand.

Capitol Federal Savings Bank files a Kansas privilege tax return.  For Kansas privilege tax purposes, for taxable years beginning after 1997, the minimum tax rate is 4.5% of earnings, which is calculated based on federal taxable income, subject to certain adjustments.  Capitol Federal Savings Bank has not received notification from the state of any potential tax liability for any years still subject to audit.

MANAGEMENT

The Board of Directors of Capitol Federal Financial, Inc. will consist of the seven individuals who currently serve as directors of CFF, Capitol Federal Savings Bank MHC and Capitol Federal Savings Bank.  The Board of Directors of Capitol Federal Financial, Inc. will be divided into three classes, as nearly equal as possible, with approximately one-third of the directors elected each year.  The directors will be elected by the stockholders of Capitol Federal Financial, Inc. annually for three-year terms, and until their successors are elected and have qualified.  The terms of the directors of each of Capitol Federal Financial, Inc. and Capitol Federal Savings Bank are identical.  The executive officers of Capitol Federal Financial, Inc. will be the same as those of CFF.  Executive officers of Capitol Federal Financial, Inc. are elected annually and hold office until their respective successors have been elected or until death, resignation or removal by the Board of Directors .

We expect that Capitol Federal Financial, Inc. and Capitol Federal Savings Bank will continue to have common directors until there is a business reason to establish separate management structures.

The following table provides the positions, ages (as of September 30, 2009), and terms of office, as applicable, of CFF’s directors and our named executive officers.

Name(1)	Age	Position(s) Held	Director Since(2)	Term of Office Expires

DIRECTORS

John B. Dicus	48	Chairman, President and Chief Executive Officer and Director	1989	2013
B. B. Andersen	73	Director	1981	2012
Morris J. Huey, II	60	Director	2009	2012
Jeffrey M. Johnson	43	Director	2005	2011
Michael T. McCoy, M.D.	60	Director	2005	2011
Jeffrey R. Thompson	48	Director	2004	2013
Marilyn S. Ward	70	Director	1977	2011

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Larry K. Brubaker	62	Executive Vice President for Corporate Services of Capitol Federal Savings Bank	N/A	N/A
R. Joe Aleshire	62	Executive Vice President for Retail Operations of Capitol Federal Savings Bank	N/A	N/A
Kent G. Townsend	48	Executive Vice President and Chief Financial Officer of CFF and Capitol Federal Savings Bank	N/A	N/A
Rick C. Jackson	44	Executive Vice President, Chief Lending Officer and Community Development Director of Capitol Federal Savings Bank	N/A	N/A
Tara D. Van Houweling	36	First Vice President, Principal Accounting Officer and Reporting Director	N/A	N/A

(1)      The mailing address for each person listed is c/o CFF, 700 South Kansas Avenue, Topeka, Kansas, 66603.
(2)      Includes service as a director of Capitol Federal Savings Bank.

Business Experience and Qualifications of Our Directors

The Board believes that the many years of service that our directors have at CFF and Capitol Federal Savings Bank is one of their most important qualifications for service on our Board.  This service has given them extensive knowledge of the banking business and of CFF.  Furthermore, their service on our Board committees, especially in areas of audit, compensation and stock benefits is critical to their ability to oversee the management of Capitol Federal Savings Bank by our executive officers.  Service on the Board by two of our senior executive officers is critical to aiding the outside directors understand the critical and complicated issues that are common in the banking business.  Each outside director brings special skills, experience and expertise to the Board as a result of their other business activities and associations.  The business experience of each of our directors for at least the past five years and the experience, qualifications, attributes, skills and areas of expertise of each director that further supports his or her service as a director are set forth below. Unless otherwise indicated, each director has held his or her current position for the past five years.

John B. Dicus. Mr. Dicus became Chief Executive Officer of Capitol Federal Savings Bank and CFF effective January 1, 2003 and became Chairman of the Board of Directors of Capitol Federal Savings Bank and CFF upon the retirement of John C. Dicus from the Board in January 2009.  Prior to his appointment as Chief Executive Officer, he served as President and Chief Operating Officer for Capitol Federal Savings Bank since 1996 and for CFF since its inception in March 1999.  Before that, he served as Executive Vice President of Corporate Services for Capitol Federal Savings Bank for four years.  He has been with Capitol Federal Savings Bank in various other positions since 1985.  Mr. Dicus’s many years of service in all areas of Capitol Federal Savings Bank’s operations and his duties as President and Chief Executive Officer of CFF and Capitol Federal Savings Bank bring a special knowledge of the financial, economic and regulatory challenges CFF faces and he is well suited to educating the Board on these matters.  He is the son of Mr. John C. Dicus, who retired as our Chairman in January 2009 and still serves as Chairman Emeritus.

Jeffrey R. Thompson.  In 2007, Mr. Thompson became Chief Executive Officer of Salina Vortex Corp., a Salina, Kansas-based manufacturing company, after having served as Chief Financial Officer of that company since 2002.  From 2001 to 2002, he served as Vice President, Supply Chain, for The Coleman Company, Wichita, Kansas, a manufacturer and marketer of consumer products.  From 1992 to 2001, he served in a variety of capacities for Koch Industries, Inc., Wichita, Kansas, including President of Koch Financial Services, Inc. from 1998 to 2001.  From 1986 to 1992, he worked in several positions for Chrysler Capital Public Finance, Kansas City, Missouri, primarily in the areas of originating, underwriting and servicing tax-exempt municipal leases.  Mr. Thompson has over 25 years of business experience, including 20 years in the financial services business and 15 years with profit and loss responsibility in manufacturing companies.  He brings general business, financial and risk management skills to Capitol Federal Savings Bank, including knowledge of compensation matters, which is important to his service on our Compensation Committee.  Mr. Thompson is a certified public accountant and his accounting knowledge and experience is important to his service on our Audit Committee.  His participation in the Wichita, Kansas business community for over 18 years brings knowledge of the local economy and business opportunities for Capitol Federal Savings Bank.

Jeffrey M. Johnson.  Mr. Johnson is President of Flint Hills National Golf Club, Andover, Kansas, a position he has held since March 2003.  From March 1997 until joining Flint Hills, Mr. Johnson was an investment advisor with Raymond James Financial Services in Wichita, Kansas.  Mr. Johnson’s extensive knowledge of investments and the regulated financial services industry supports the Board’s and the Audit Committee’s knowledge in those areas.  Before 1997, he served in a variety of restaurant management positions with Lone Star Steakhouse & Saloon, Inc. and Coulter Enterprises, Inc.  Mr. Johnson is also part-owner of several restaurants in Lawrence, Manhattan and Wichita, Kansas and parts of Texas.  He brings general business, financial and risk management skills to Capitol Federal Savings Bank, including knowledge of compensation matters, which is important to his service on our Compensation Committee.  His participation in the Wichita, Kansas business community and his service on local non-profit boards for over 15 years bring knowledge of the local economy and business opportunities for Capitol Federal Savings Bank.

Michael T. McCoy, M.D.  Dr. McCoy has been an orthopedic surgeon in private practice for over 25 years.  In his private practice, he has employed up to 15 employees and gained the accounting, financial and risk management skill necessary to operate a small business.  Since October 2004, he has also served as Chief of Orthopedic Surgery at Stormont Vail Regional Medical Center in Topeka, Kansas.  He previously served as Chief of Surgery at Stormont Vail from January 1987 to January 1988.  His management and business experience in his private practice and these hospital positions bring knowledge and experience to his service on the Board and the Compensation and Audit Committees.  Dr. McCoy is a member of the Kansas Medical Society, the Shawnee County Medical Society, the American Academy of Orthopedic Surgeons and the American Orthopedic Society for Sports Medicine.

Marilyn S. Ward. From 1985 until her retirement in 2004, Ms. Ward was Executive Director of ERC/Resource & Referral, a family resource center located in Topeka, Kansas, where she was responsible for financial operations, including fund-raising, budgeting and grant writing.  Ms. Ward currently serves as the president of the board of the Kansas Association of Child Care Resources and Referral Agencies, a state-wide organization that oversees the Kansas network of child care resource and referral agencies, where she is involved in overseeing financial and accounting matters.  Ms. Ward also serves on the board and the executive committee of the Kansas Children’s Service League which oversees numerous family services programs throughout Kansas.  She brings general business, financial and accounting skills to Capitol Federal Savings Bank, including knowledge of compensation matters, which is important to her service on our Audit and Compensation Committees.  She has participated in numerous training programs for financial institution directors, which enhances her service as a director.

B.B. Andersen.  Mr. Andersen has had a life long career in construction, development and management companies with activities in over 14 states.  He is currently involved in various real estate development projects in Colorado, Missouri and Mississippi.  Mr. Andersen also owns a company that constructed and managed a conference and business center in Iraq for three years, ending in 2009.  He brings general business, financial and risk management skills to Capitol Federal Savings Bank, including knowledge of compensation matters, which is important to his service on our Audit and Compensation Committees.  He also brings knowledge of real estate valuation and transactions that support our lending business.

Morris J. Huey, II.  Mr. Huey retired from Capitol Federal Savings Bank in January 2010.  From June 2002 until his retirement, Mr. Huey served as Executive Vice President and Chief Lending Officer of Capitol Federal Savings Bank and President of Capitol Funds, Inc., a wholly owned subsidiary of Capitol Federal Savings Bank.  From August 2002 until his retirement, he also served as President of CFMRC, a wholly owned subsidiary of Capitol Funds, Inc.  Prior to that, he served as the Central Region Lending Officer since joining Capitol Federal Savings Bank in 1991.  Mr. Huey’s many years of service in various areas of Capitol Federal Savings Bank’s operations and his duties as Executive Vice President and Chief Lending Officer of Capitol Federal Savings Bank bring a special knowledge of the financial, economic and regulatory challenges CFF faces and he is well suited to educating the Board on these matters.

Business Background of Our Executive Officers Who Are Not Directors

The business experience for the past five years of each of our executive officers is set forth below.  Unless otherwise indicated, the executive officer has held his or her position for the past five years.

Larry K. Brubaker.  Mr. Brubaker has been employed with Capitol Federal Savings Bank since 1971 and currently serves as Executive Vice President for Corporate Services, a position he has held since 1997.  Prior to that, he was employed by Capitol Federal Savings Bank as the Eastern Region Manager for seven years.

R. Joe Aleshire.  Mr. Aleshire has been employed with Capitol Federal Savings Bank since 1973 and currently serves as Executive Vice President for Retail Operations, a position he has held since 1997.  Prior to that, he was employed by Capitol Federal Savings Bank as the Wichita Area Manager for 17 years.

Kent G. Townsend.   Mr. Townsend serves as Executive Vice President and Chief Financial Officer of Capitol Federal Savings Bank, its subsidiaries, and CFF .   Mr. Townsend also serves as Treasurer for Capitol Funds, Inc. and CFMRC, subsidiaries of Capitol Federal Savings Bank.  Mr. Townsend was promoted to Executive Vice President, Chief Financial Officer and Treasurer on September 1, 2005.  Prior to that, he served as Senior Vice President, a position he held since April 1999, and Controller of CFF, a position he held since March 1999.  He has served in similar positions with Capitol Federal Savings Bank since September 1995.  He served as the Financial Planning and Analysis Officer with Capitol Federal Savings Bank for three years and other financial related positions since joining Capitol Federal Savings Bank in 1984.

Rick C. Jackson.  Mr. Jackson currently serves as Executive Vice President, Chief Lending Officer and Community Development Director of Capitol Federal Savings Bank.  He also serves as the President of Capitol Funds, Inc., a subsidiary of Capitol Federal Savings Bank and President of CFMRC.  He has been with Capitol Federal Savings Bank since 1993 and has held the position of Community Development Director since that time.  He has held the position of Chief Lending Officer since February 2010.

Tara D. Van Houweling.  Ms. Van Houweling has been employed with Capitol Federal Savings Bank and CFF since May 2003 and currently serves as First Vice President, Principal Accounting Officer and Reporting Director.  She has held the position of Reporting Director since May 2003.

Director Independence

The Board of Directors of CFF has determined that the following directors, constituting a majority of the Board, are independent directors, as that term is defined in Rule 4200 of the Marketplace Rules of the NASDAQ Stock Market (NASDAQ): Directors Andersen, Johnson, McCoy, Thompson and Ward.

Compensation Committee Interlocks and Insider Participation

CFF’s s compensation plans and matters are administered by the Stock Benefit Committee and the Compensation Committee.  The Stock Benefit Committee is currently comprised of Directors Andersen and Ward.  The Compensation Committee is currently comprised of Directors Andersen (Chairperson), Johnson, McCoy, Thompson and Ward.  None of these individuals was an officer or employee of CFF during the year ended September 30, 2009, or is a former officer of CFF.

During the year ended September 30, 2009, (i) no executive of CFF served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors ) of another entity, one of whose executive officers served on the Stock Benefit Committee or Compensation Committee of CFF; (ii) no executive officer of CFF served as a director of another entity, one of whose executive officers served on the Stock Benefit Committee or the Compensation Committee of CFF; and (iii) no executive officer of CFF served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors ) of another entity, one of whose executive officers served as a director of CFF.

Director Compensation

The members of the Boards of Directors of CFF and Capitol Federal Savings Bank are identical.  Each non-employee director receives an annual retainer, paid monthly, of $22 thousand (increased from $20 thousand effective January 1, 2009) for his or her service on Capitol Federal Savings Bank’s Board of Directors and $22 thousand (increased from $20 thousand effective January 1, 2009) for his or her service on CFF’s Board of Directors ($44 thousand in total).  No additional fees are paid for attending Board or Board committee meetings.  Ms. Ward receives $1 thousand for serving as the Audit Committee chair.  Each outside director receives $1 thousand for each meeting attended concerning Capitol Federal Savings Bank and/or CFF business that is outside of Board meetings.  During fiscal 2009, John C. Dicus, Chairman Emeritus and former Chairman of the Board, was paid $12 thousand by Capitol Federal Savings Bank and $12 thousand by CFF ($24 thousand in total) for his service as a director until his retirement from the Board in January 2009 and thereafter for his service as Chairman Emeritus.  During fiscal 2009, John B. Dicus, Chairman, President and Chief Executive Officer, was paid $12 thousand by Capitol Federal Savings Bank and $12 thousand by CFF ($24 thousand in total) for his service as a director of Capitol Federal Savings Bank and CFF.  During fiscal 2009, Morris J. Huey II, Executive Vice President and Chief Lending Officer, who was elected to the Board of Directors in January 2009, was paid $9 thousand by Capitol Federal Savings Bank and $9 thousand by CFF ($18 thousand in total) for his service as a director of Capitol Federal Savings Bank and CFF.

 The following table sets forth certain information regarding the compensation earned by or awarded to each director, other than Messrs. John C. Dicus, John B. Dicus and Huey, who served on the Board of Directors of CFF in fiscal 2009.  Compensation payable to Messrs. John C. Dicus, John B. Dicus and Huey for their service as directors is included in the “Salary” column of the Summary Compensation Table, under “Executive Compensation” below.

Name	Fees Earned Or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

B.B. Andersen	$43,000	---	---	$1,000	$44,000
Jeffrey M. Johnson	$43,000	$65,060	$39,072	$6,440	$153,572
Michael T. McCoy, M.D.	$43,000	$65,060	$39,072	$5,440	$152,572
Jeffrey R. Thompson	$43,000	$23,873	$16,054	$1,220	$84,147
Marilyn S. Ward	$44,000	---	---	$1,000	$45,000

(1)	Includes annual retainers for service on the Boards of Directors of both CFF and Capitol Federal Savings Bank, as well as additional fees discussed above.
(2)
Amounts in the table represent the compensation cost of restricted stock recognized for fiscal 2009 for financial statement reporting purposes pursuant to ASC 718-10 , Compensation – Stock Compensation. The assumptions used in calculating these amounts are set forth in Note 10 of the Notes to Consolidated Financial Statements.  The restricted stock grants for which expense is shown in the table consist of a grant of 10,000 shares to Mr. Thompson in fiscal 2005 and a grant of 10,000 shares to each of Mr. Johnson and Dr. McCoy in fiscal 2006.  As of September 30, 2009, Directors Thompson, Johnson and McCoy held 0, 2,000 and 2,000 unvested shares of restricted stock, respectively.  None of CFF’s other directors held unvested shares of restricted stock as of September 30, 2009.

(3)
Amounts in the table represent the compensation cost of stock options recognized for fiscal 2009 for financial statement reporting purposes pursuant to ASC 718-10.  The assumptions used in calculating these amounts are set forth in Note 10 of the Notes to Consolidated Financial Statements.  The stock options for which expense is shown in the table consist of an option to purchase 50,000 shares granted to Mr. Thompson in fiscal 2005, which had a grant date fair value calculated in accordance with ASC 718-10 of $246,500, and options to purchase 50,000 shares granted to each of Mr. Johnson and Dr. McCoy in fiscal 2006, each having a grant date fair value calculated in accordance with ASC 718-10 of $195,500.  As of September 30, 2009, total shares underlying stock options held by the non-employee directors were as follows: Mr. Andersen – 0 shares; Mr. Johnson – 50,000 shares; Dr. McCoy – 50,000 shares; Mr. Thompson – 50,000 shares; and Ms. Ward – 0 shares.

(4)
Represents dividends paid on unvested shares of restricted stock, as well as, for Directors Johnson and Ward, $1,000 for attending a conference and, for Director Andersen, $1,000 for attending a non-board committee meeting of Capitol Federal Savings Bank.

Compensation Discussion and Analysis

 This section discusses CFF’s compensation program, including how it relates to the executive officers named in the compensation tables which follow this section (who we sometimes refer to below and elsewhere as the named executive officers, or NEOs), consisting of:

●	John B. Dicus, our Chairman, President and Chief Executive Officer,
●	Morris J. Huey II, our Executive Vice President and Chief Lending Officer,
●	Kent G. Townsend, our Executive Vice President and Chief Financial Officer,
●	Richard J. Aleshire, our Executive Vice President for Retail Operations,
●	Larry K. Brubaker, our Executive Vice President for Corporate Services; and
●	John C. Dicus, our former Chairman of our Board of Directors.

 In January 2009, Mr. John B. Dicus became Chairman of the Board as Mr. John C. Dicus was required to retire from the Board of Directors due to age limitations in CFF’s by-laws.  Mr. John C. Dicus continues to work with CFF as a non-executive employee on matters related to the Board, the asset and liability committee and benefit plans.

  Set forth below is an analysis of the objectives of our compensation program, the material compensation policy decisions we have made under this program and the material factors that we considered in making those decisions.

  Overview of Compensation Program.  The Compensation Committee of our Board of Directors (the Committee), which consists solely of our independent directors, has responsibility for developing, implementing and monitoring adherence to CFF’s compensation philosophies and program.  The Stock Benefit Committee (the Sub-Committee), also comprised entirely of independent directors, administers and makes stock-based compensation awards from time to time under our 2000 Stock Option and Incentive Plan and our 2000 Recognition and Retention Plan, both of which were approved by our stockholders in 2000.  See “- Stock Incentive Plans” below.  The Committee is mindful of CFF’s unique corporate structure and business strategies, and strives to provide a complete compensation program that provides an incentive to executive officers to maximize CFF’s performance with the goal of enhancing stockholder value.  CFF’s compensation program is based upon the following philosophies:

●	preserve the financial strength, safety and soundness of CFF and Capitol Federal Savings Bank;

●
reward and retain key personnel by compensating them in the midpoint of salary ranges at comparable financial institutions and making them eligible for annual cash bonuses based on CFF’s performance and the individual officer’s performance;

●
focus management on maximizing earnings while managing risk by maintaining high asset quality, managing interest rate risk within Board guidelines, emphasizing cost control, and maintaining appropriate levels of capital; and

●	provide an opportunity to earn additional compensation if CFF’s stockholders experience increases in returns through stock price appreciation and/or dividends.

 CFF’s primary forms of current compensation for executive officers include base salary, short-term incentive compensation and long-term incentive compensation.  CFF provides long-term compensation in the form of stock option and restricted stock awards and stock allocations through an employee stock ownership plan. CFF also has a tax-qualified defined contribution retirement plan, health and life insurance benefits and vacation benefits.  CFF does not have an employment or change of control agreement with any officer or employee.

  The Committee meets as needed during the year to consider all aspects of CFF’s compensation program, including a review at least once per year of a tally sheet for each NEO quantifying each component of the NEO’s compensation package, in order to satisfy itself that the total compensation paid to the NEO is reasonable and appropriate.  As discussed in greater detail below under “Role of Management,” the Committee meets with management to receive their analyses and recommendations, as requested by the Committee, considers the information provided to the Committee and makes decisions accordingly.

  Base Salary. The Committee sets the base salary for all executive officers of CFF.  The Committee seeks to set fair and reasonable compensation levels throughout CFF by taking into account the influences of market conditions on each operational area of CFF and the relative compensation at different management levels in CFF within each operational area.  The Committee recognizes that base salary is the only element of the compensation package provided by CFF that is fixed in amount before the fiscal year begins and is paid during the year without regard to CFF’s performance.  The base salary for each NEO reflects the Committee’s consideration of a combination of factors, including: competitive market salary, the officer’s experience and tenure, overall operational and managerial effectiveness and breadth of responsibility for each officer.  Each named executive officer’s base salary and performance is reviewed annually.  Base salary is not targeted to be a percentage of total compensation, although the Committee does give consideration to the total amount of compensation being paid to each NEO when setting NEO base salaries.

 The Committee has not used third party consultants or other service providers to present compensation plan suggestions or market data.  Instead, the Committee has directed the Chairman, President and CEO to provide comparable market salary data for executive officers based upon a selected population of comparable financial institutions at both the regional and national levels.  The Committee uses three different comparisons for the establishment of base salary.

 For fiscal year 2009, the comparison information was compiled from information reported in the most recent proxy statements of the financial institutions listed below.  The financial institutions selected for comparison purposes were based upon the Chairman, President and CEO’s knowledge of the selected financial institutions, the comparability of their operations, corporate structure and/or size as appropriate comparisons to CFF.  Financial institutions selected for comparison purposes may be added or removed from the list each year as a result of acquisitions, closings, operating in a distressed mode or because another financial institution more appropriately compares to the operations of CFF than a previously listed financial institution.

 These comparisons include:

(1)
our executive officer salaries and annual compensation compared with other public thrift institutions with total assets between $4 billion and $12 billion in asset size, consisting of the following:  TFS Financial (MHC), BankAtlantic Bancorp, FirstFed Financial, Washington Federal, First Niagara Financial, New Alliance Bancshares, Northwest Bancorp (MHC), Investors Bancorp (MHC), Provident Financial, and Dime Community Bancshares;

(2)
our executive officer salaries and annual compensation compared with the mutual holding companies with assets greater than $4 billion, consisting of TFS Financial, Investors Bancorp, Beneficial Mutual and Northwest Bancorp; and

(3)
our executive officer salaries and annual compensation compared with a group of other public thrifts and banks that are in the same region as CFF, ranging in size from $1 billion to $17 billion, consisting of:  Commerce Bancshares, UMB Financial Corporation, BancFirst, TierOne Corporation, Great Southern Bancorp, NASB Financial and Pulaski Financial.

 The first two comparisons show how our executive officer salaries and annual compensation compare on a national scale and the third provides a comparison of the level of executive base salaries in the region within which we most likely compete for executive talent.  The Committee used information from the most recent proxy statement filed by each company listed above.  The Committee received information showing the base compensation of each CEO, CFO and other three NEOs in each company’s report.  The level of compensation paid to our CEO and CFO are compared directly to the equivalent positions in the listed companies.  The compensation paid the first highest NEO within each of the listed companies above, not including the CEO or CFO, is compared to compensation paid to our first most highly compensated NEO, not including the CEO, the CFO or our former Chairman.  The compensation paid to the second highest NEO within each of the listed companies above, not including the CEO or CFO, is compared to the compensation paid to our second most highly compensated NEO, not including the CEO, the CFO or our former Chairman.  The compensation paid to the third highest NEO within each of the listed companies above, not including the CEO or CFO, is compared to the compensation paid to our third most highly compensated NEO, not including the CEO, the CFO or our former Chairman.

 The Committee reviews the market data provided and does not attempt to set the base salaries of our NEOs at specific target percentiles of the market data provided.  The Committee uses this data to set the base salary of each NEO, other than our former Chairman, whose salary is discussed below, in light of the range of base salaries paid among the comparable financial institutions with the objective to be in the middle of the salary ranges for each position.  From this, the Committee considers the level of base salary for each executive officer of CFF.  In general, the range of salaries for the named executive officers other than the CEO is narrow because the comparison in range of salaries among non-CEO executive officer positions in the various market comparisons reviewed is not considered significantly different by the Committee to warrant a wider spread in base salary.  The salary of the CEO is established to reflect his hands-on approach to leadership and his involvement at CFF on a daily basis, the leadership roles he fills in local, regional and national industry related activities and his direct involvement in addressing stockholder value and stockholder relations.

 The Committee does not put as much emphasis on the market comparison information when considering bonus or other incentive compensation as it does on base salary for CFF’s executive officers. This is primarily because of the divergence in practice regarding the structure of bonus plans and the types of incentives offered executive officers.

 The salary of our former Chairman is established by considering his day-to-day involvement at CFF and his years of experience.  His salary level was established to lie generally between that of senior officers and executive officers of CFF.

 Bonus Incentive Plans.  All officers of CFF are eligible to receive cash bonuses on an annual basis under the Short Term Performance Plan (STPP), based upon CFF’s financial performance and the individual officer’s performance during the fiscal year.  The cash awards are made in January of the year following the fiscal year end of September 30 (i.e., in January 2010, in the case of the STPP award for the fiscal year ended September 30, 2009).  A participant’s STPP award may not exceed the percentage of salary specified in the plan for his or her position level.  For the Chairman, President and CEO, the maximum percentage is 60%, and for each of the other NEOs, the maximum percentage is 40%.  The STPP is intended to:

●	promote stability of operations and the achievement of earnings targets and business goals;
●	link executive compensation to specific corporate objectives and individual results; and
●	provide a competitive reward structure for officers.

 In November of each fiscal year, after considering management’s recommendations (see “Role of Management” below), the Committee sets target, maximum and minimum performance levels for that year.  The targeted performance level is the most likely performance level forecasted for CFF in the ensuing fiscal year given the operational considerations described below.  The Committee considers three targets in order to focus management on the performance of CFF as a whole.  By focusing on the overall performance of CFF, over time the Committee believes the value to the stockholders from management’s performance will be maximized.  In seeking to maximize the long-term performance of CFF, management focuses on all critical risks and objectives of CFF.  By not taking excessive credit risk and keeping interest rate risk below levels established by the Board it is likely that the earnings of CFF will remain strong over time.  By managing the amount of capital of Capitol Federal Savings Bank, CFF benefits by having a proper amount of leverage, which improves the opportunities to enhance earnings.  Focusing on cost control helps to mitigate risks that operating expenses will rise beyond the level at which they are supportable by Capitol Federal Savings Bank’s operating income.

 The areas of CFF performance targeted consist of the efficiency ratio, basic earnings per share and return on average equity.  The efficiency ratio is computed by dividing total non-interest expense by the sum of net interest and dividend income and total other income.  Basic earnings per share is calculated in accordance with accounting principles generally accepted in the United States of America.  Return on average equity is computed by dividing net income for the fiscal year by the average month end balance of total stockholders’ equity for the thirteen monthly time periods from the prior fiscal year end through the current fiscal year end, ending September 30th.  The efficiency ratio, basic earnings per share and return on average equity are equally weighted.

In general, CFF performance targets for the STPP are based upon the ensuing year’s forecast of business activity, interest rates, pricing assumptions, operating assumptions and forecasted net income.  The Committee requires that the target efficiency ratio for each fiscal year be no worse than the actual efficiency ratio of the just completed fiscal year. The purpose of the efficiency ratio performance target is to focus the officers on keeping operating expenses under control and at the lowest level possible, regardless of the impact of interest rates on the operations of CFF.  The targets for earnings per share and return on average equity are established based upon the forecasted performance of CFF and anticipated capital management plans for CFF.  Except as noted above with regard to the target efficiency ratio, the targets for each of the performance goals are independent of the prior year’s results.  There are two scales for each performance target: (i) a target scale, which includes increments between the target level of performance and a maximum level of performance, and decrements between the target level of performance and a minimum level of performance; and (ii) an award scale, which proceeds at one percent increments beginning at 20% corresponding to the minimum performance level on the target scale, through 60% corresponding to the target level of performance on the target scale, and up to 100% corresponding to the maximum level of performance on the target scale.  Plan participants will earn a percentage on the award scale for a particular performance target of between 20% (if performance is at the minimum level of performance on the target scale) and 100% (if performance is at or above the maximum level of performance on the target scale).  The percentage earned on the award scale for a particular performance target will be zero if performance is below the minimum level of performance on the target scale.   The average of the percentages earned on the award scales for the three performance targets represents the total percentage of the maximum possible STPP award each participant has earned for the CFF performance component of the STPP award.  In order to pay any award under the STPP for the CFF performance component based on performance above the target level, however, the Committee must determine that CFF has net income for the fiscal year equal to at least five times the aggregate dollar amount of total STPP awards for that year that would otherwise be made above the target level.

Below is a table showing the targets established and the performance achieved for fiscal years 2009, 2008 and 2007.  The percent of total columns represent, for each performance target (efficiency ratio, basic earnings per share and return on average equity), the percentage earned on the award scale for that target, based on the level of achievement on the target scale.  The total column represents the average of the award scale percentages earned for the three performance targets, which, as noted above, represents the total percentage of the maximum possible STPP award that has been earned for the CFF performance component of the STPP award.  For fiscal year 2009, the level of achievement for each performance target was above the minimum level of performance on the target scale, but below the target level of performance on the target scale.  For fiscal year 2008, the level of achievement for each performance target was at or above the maximum level of performance on the target scale.  For fiscal year 2007, the level of achievement for efficiency ratio was below the minimum level of performance on the target scale, and the level of achievement for each of the other two performance targets was above the minimum level of performance on the target scale, but below the target level of performance on the target scale.

	Target			Performance			Percent of total
Fiscal Year	Efficiency Ratio	Basic EPS	ROAE	Efficiency Ratio	Basic EPS	ROAE	Efficiency Ratio	Basic EPS	ROAE	Total
2009	44.27%	$0.94	7.74%	45.62%	$0.91	7.27%	44.00%	40.00%	25.00%	36.00%
2008	59.28%	$0.49	4.13%	49.93%	$0.70	5.86%	100.00%	100.00%	100.00%	100.00%
2007	48.03%	$0.48	4.05%	59.60%	$0.44	3.72%	0.00%	35.00%	34.00%	23.00%

CFF did not achieve the target level of performance in any of its performance objective criteria during fiscal year 2009 primarily as a result of two events; the FDIC special assessment in the third quarter of fiscal year 2009 and a loan loss provision expense in excess of the amount forecasted.  CFF paid $3.8 million to the FDIC as a special assessment imposed on all insured depository institutions, which was a result of the FDIC insurance fund not being adequately funded due to bank closures and the resulting losses being paid by the FDIC.

The loan loss provision expense for fiscal year 2009, totaling $6.4 million, was in excess of the amount estimated in the preparation of our forecast of operations for fiscal year 2009.

Each NEO receives 90 percent of his STPP award based upon the achievement of the three pre-established financial performance targets of CFF discussed above.  This is intended to focus each named executive officer on maximizing the overall performance of CFF and not on achievement of goals in a particular operational area.  Because of the predominance of the focus of the NEO bonuses on the overall performance of CFF, specific individual performance goals are not usually set for named executive officers. Instead, each NEO’s individual contribution to CFF’s performance is a subjective determination by the Committee following discussion with the Chairman, President and CEO, giving consideration to each NEO’s response to CFF’s changing operational needs during the year.

The Committee has the authority under the STPP to reduce bonus awards to executive officers that would otherwise be earned for any reason the Committee believes appropriate.  This may be done for all executive officers or for individual executive officers.  The Committee did not exercise any such negative discretion with respect to STPP awards for fiscal years 2009, 2008 or 2007.

CFF also maintains a deferred incentive bonus plan (DIBP) for executive officers in conjunction with the STPP.  The DIBP is administered as an unfunded plan of deferred compensation with all benefits expensed and recorded as liabilities as they are accrued.  The purpose of the two plans working together is to provide incentives and awards to executive officers to enhance CFF’s performance and stockholder value over a four year time horizon.  Each executive officer has the opportunity to defer a minimum of $2 thousand and up to 50 percent (up to a maximum of $100 thousand) of their cash award under the STPP.  The amount deferred receives a 50 percent match that is accrued over a three year mandatory deferral period.  The amount deferred plus the 50 percent match is deemed to have been invested in Company stock on the last business day of the calendar year preceding the receipt of the STPP award (e.g., on December 31, 2009, in the case of the STPP award for fiscal year 2009 paid in January 2010), in the form of phantom stock.  The shares deemed purchased in phantom stock receive dividend equivalents as if the stock were owned by the executive officer.  At the end of the mandatory deferral period, the DIBP is paid out in cash and is comprised of the initial amount deferred, the 50 percent match, dividend equivalents on the phantom shares over the deferral period and the increase in the market value of CFF’s stock over the deferral period, if any, on the phantom shares.  There is no provision for the reduction of the DIBP award at the end of the mandatory deferral period if the market value of CFF’s stock at that time is lower than the market value at the time of the deemed investment.

For all participants in both the STPP and the DIBP, it is generally required that the recipient be employed by Capitol Federal Savings Bank on the date the award is paid.

Stock Incentive Plans. CFF’s stock incentive plans are designed to provide incentives for long-term positive performance of the executive officers by aligning their interests with those of our stockholders by providing the executive officer the opportunity to participate in the appreciation, if any, in CFF’s stock price, which may occur after the date options or restricted stock awards are granted.  CFF maintains two stock incentive plans:  The 2000 Stock Option and Incentive Plan and the 2000 Recognition and Retention Plan.  The Sub-Committee administers these two plans, determines eligibility and grants awards.  Both of these stock incentive plans were approved by stockholders in April 2000.  There were no grants of either options or restricted stock to any NEO during our fiscal years 2009, 2008 or 2007.

As required by the Stock Option and Incentive Plan, stock options have an exercise price that is equal to the average of the bid and ask prices of the last transaction as of the date of the grant approved by the Sub-Committee.  The Committee has not set minimum stock ownership levels for any NEO.  We do not coordinate the timing of options and stock awards with the release of material non-public information.

Role of Management. The Committee makes all decisions regarding the compensation of our executive officers.  The Committee has asked the CEO to provide, in addition to the comparable market salary data based upon a selected population of comparable financial institutions at both the regional and national levels, reviews of the performance of each NEO except for himself and recommendations for the salaries of each NEO except for himself and any recommendations for stock awards.  Management recommends the target, minimum and maximum performance goals for CFF and the related bonus targets under the STPP to be approved by the Committee.  In addition, management may from time to time recommend changes to the compensation program in response to changes in the marketplace in which CFF competes for executive talent and in light of the absolute performance level of CFF.  The compensation of the CEO is determined by the Committee without prior recommendations from him.  The Committee makes all decisions in light of the information provided and the Committee members’ experience and expectations for all NEOs.

Perquisites and Other Personal Benefits. CFF does not provide any perquisites or other personal benefits for any NEO in excess of $10,000 in the aggregate.

Retirement and Other Benefits.  CFF provides an employee stock ownership plan and a defined contribution plan to all employees who qualify for participation under each plan.  The employee stock ownership plan provides for the allocation of 201,638 shares distributed annually among all participants based upon each employee’s qualifying compensation as a percentage of the total of all qualifying compensation for all participants.  Each NEO participates in the employee stock ownership plan and the defined contribution plan.

The defined contribution plan provides for a match from CFF of $2 for every $1 dollar contributed by each participant based upon the required percentage of base salary as determined by the board. If the participant does not make his or her required contribution, CFF does not make a contribution to the plan.  For our 2009, 2008 and 2007 fiscal years, this was 0.5% of each participant’s base salary.  Participants in the plan, including NEOs, may make additional contributions to the plan of up to 10.0% of their qualifying compensation.

CFF does not offer any defined benefit plan or post-retirement benefit plan that requires expense to CFF following the termination of employment of any NEO.

CFF provides a life insurance benefit for every employee who works on average more than 20 hours per week.  The benefit is 1.5 times the base salary with a cap of $300,000 in total death benefit.  Each of the NEOs participates in this benefit program.

CFF has provided for the purchase of a life insurance annuity for the CEO.  The salary of the CEO has been grossed up for the cost of the annuity and the income tax associated with the resulting imputed taxable income.  CFF has provided this gross up because CFF wished to provide the life insurance annuity benefit to the CEO without him having to bear the associated tax obligation.  The gross up for this benefit is not included in the base salary of the CEO, but is included in the “All Other Compensation” column of the Summary Compensation Table.

In September 2007, Capitol Federal Savings Bank purchased Bank Owned Life Insurance.  Under the terms of the Bank Owned Life Insurance, each insured employee was provided the opportunity to designate a beneficiary to receive a death benefit equal to the insured employee’s base salary as of August 27, 2007 if the insured dies while employed by Capitol Federal Savings Bank.  All NEOs except Mr. John C. Dicus (due to his age), are insured under the Bank Owned Life Insurance and have designated beneficiaries.  Once the NEO’s employment with Capitol Federal Savings Bank terminates, the death benefit to the beneficiary of the NEO terminates as well.

Payments Upon Termination or Change in Control.   As noted above under “- Overview of Compensation Program,” Capitol Federal Savings Bank does not currently have an employment or change of control agreement with any of its NEOs.  As such, other than death benefits described above under “- Retirement and Other Benefits,” there are currently no guaranteed payments to any NEO in the event of termination of employment or a change in control.  The terms of our stock options and restricted stock awards provide for accelerated vesting only in the case of a change in control.  As of September 30, 2009, our Chief Financial Officer was the only NEO who had unvested stock options or restricted stock.

Other Tax and Accounting Considerations.  Section 162(m) of the Internal Revenue Code limits the corporate federal income tax deduction for compensation paid to a publicly held corporation’s  covered employees (defined, per the guidance of the Internal Revenue Service, as the principal executive officer and the three other most highly compensated executive officers named in the summary compensation table) to $1.0 million per year, to the extent such compensation is not performance-based compensation under a plan approved by stockholders.  Income recognized by executives upon the exercise of stock options granted by the Sub-Committee under the 2000 Stock Option and Incentive Plan constitutes performance-based compensation that is exempt from the 162(m) limitation.  However, we have in the past awarded, and may in the future award, compensation that causes a portion of one or more of our executive’s total compensation for a particular year to not be tax deductible.  The Committee has reviewed and will continue to review on an ongoing basis our executive compensation programs, and propose appropriate modifications to these programs, if the Committee deems them necessary to implement our compensation programs in a manner that avoids or minimizes any disallowance of tax deductions under Section 162(m).  The Committee will balance these considerations against the need to be able to compensate executives in a manner commensurate with performance and the competitive environment for executive talent.

With our adoption of ASC 718-10 on October 1, 2005, which requires the recognition of compensation expense for stock options, we do not expect that the accounting treatment of differing forms of equity awards to vary significantly.  Accordingly, accounting treatment is not expected to have a material effect on the selection of forms of equity compensation in the foreseeable future.

Executive Compensation

Summary Compensation Table.  The following table sets forth information concerning the compensation paid to or earned by the named executive officers for fiscal year 2009:

Name and Principal Position	Year	Salary ($)(3)	Bonus ($)(4)		Stock Awards ($)(5)		Option Awards ($)(6)		Non-Equity Incentive Plan Compensation ($)(7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(8)	Total Compensation ($)

John B. Dicus Chairman, President and CEO	2009	$516,308	$	---	$	---	$	---	$150,308	$	---	$141,744	$808,360
	2008	506,492		---		---		---	338,999		---	251,735	1,097,226
	2007	503,769		---		---		---	91,942		---	175,016	770,727

Morris J. Huey II EVP and Chief Lending Officer(1)	2009	$237,616	$	---	$	---	$	---	$36,537	$	---	$65,519	$339,672

Kent G. Townsend EVP and CFO	2009	$222,308	$	---		$20,346		$25,452	$45,540	$	---	$65,352	$378,998
	2008	212,308		---		20,346		25,452	103,950		---	122,128	484,184
	2007	202,308		---		20,346		25,452	27,200		---	81,379	356,685

R. Joe Aleshire EVP for Retail Operations	2009	$221,039	$	---	$	---	$	---	$36,432	$	---	$65,930	$323,401
	2008	215,385		---		---		---	84,316		---	117,321	417,022
	2007	210,538		---		---		---	20,699		---	79,608	310,845

Larry K. Brubaker EVP for Corporate Services	2009	$221,039	$	---	$	---	$	---	$36,432	$	---	$61,288	$318,759
	2008	215,385		---		---		---	84,316		---	124,831	424,532
	2007	210,538		---		---		---	25,873		---	79,614	316,025

John C. Dicus Former Chairman(2)	2009	$284,307	$	---	$	---	$	---	$19,440	$	---	$76,435	$380,182
	2008	436,000		---		---		---	244,728		---	154,204	834,932
	2007	436,000		---		---		---	63,530		---	85,683	585,213

(1)	No compensation information is provided for Mr. Huey for 2008 or 2007 because he was not a named executive officer for either of those years.
(2)	Mr. John C. Dicus retired as Chairman in January 2009. Since his retirement as Chairman, he has continued to work for CFF as a non-executive employee and serves as Chairman Emeritus.
(3)
For 2009, includes fees of $24,000 for Mr. John B. Dicus for his service as a director, $18,000 for Mr. Huey for his service as a director and $24,000 for Mr. John C. Dicus for his service as a director prior to his retirement from the Board and thereafter for his service as Chairman Emeritus.  For 2008 and 2007, includes director fees of $24,000 for each of Mr. John B. Dicus and Mr. John C. Dicus.

(4)	Bonus amounts are reported under the “Non-Equity Incentive Plan Compensation” column.
(5)
Reflects the dollar amount recognized for financial statement reporting purposes for fiscal years ended September 30, 2009, 2008 and 2007, in accordance with ASC 718-10, of restricted stock granted to the named executive officer (disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions).  The assumptions used in the calculation of this amount are included in Note 10 of the Notes to Consolidated Financial Statements.  The restricted stock grant for which expense is shown in the table consists of a grant of 3,000 shares to Mr. Townsend in fiscal 2005.

(6)
Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2009, 2008 and 2007, in accordance with ASC 718-10, of stock options granted to the named executive officer (disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions).  The assumptions used in the calculation of these amounts are included in Note 10 of the Notes to Consolidated Financial Statements.  The stock option grant for which expense is shown in the table consists of an option to purchase 30,000 shares granted to Mr. Townsend in fiscal 2005.

(7)
Represents incentive bonus amounts awarded for performance in fiscal years 2009, 2008 and 2007 under the STPP.  The bonuses for fiscal 2009 were approved by the Compensation Committee of CFF’s Board of Directors but not paid until January 2010. The bonus amounts include Capitol Federal Savings Bank’s matching contributions under CFF’s DIBP to those named executive officers who elected to defer receipt of a portion of their bonus for fiscal years 2009, 2008 and 2007, as follows:

	2009		2008		2007

John B. Dicus		$30,062		$50,000		$18,388
Morris J. Huey II	$	---	$	---	$	---
Kent G. Townsend		$9,108		$20,790		$5,440
R. Joe Aleshire	$	---	$	---	$	---
Larry K. Brubaker	$	---	$	---		$5,175
John C. Dicus	$	---	$	---	$	---

The amount deferred, if any, plus the matching contribution on the deferred amount is deemed to be invested in CFF’s common stock through the purchase of phantom stock units.  There will not be any reduction to the payout amount of the phantom stock units if the stock price has depreciated from the beginning of the deemed investment period of the phantom stock units to the end of such period.  Receipt of the matching contribution is contingent on the executive officer remaining employed with CFF for a period of three years following the award of the phantom stock units.  For additional information regarding this plan, see “- Non-Qualified Deferred Compensation” below.

(8)
Amounts represent matching contributions under Capitol Federal Savings Bank’s profit sharing plan, allocations under Capitol Federal Savings Bank’s employee stock ownership plan, premiums on universal life insurance policies, term life insurance premiums and earnings (in the form of CFF stock price appreciation (depreciation) and dividend equivalents during the last fiscal year) accrued by CFF on outstanding phantom stock units awarded under the DIBP.  For 2009, these include $1,150, $66,561, $66,376, $775 and $(11,839) for Mr. John B. Dicus; $1,098, $63,556, $0, $775 and $90 for Mr. Huey; $1,112, $64,335, $0, $775 and $(3,402) for Mr. Townsend; $1,105, $63,967, $0, $775 and $83 for Mr. Aleshire; $1,105, $63,967, $0, $775 and $(4,559) for Mr. Brubaker; and $1,150, $66,561, $0, $727 and $7,997 for Mr. John C. Dicus.  Also includes, for Mr. John B. Dicus, the amount reimbursed for all or part of the tax liability resulting from the payment of premiums on a universal life insurance policy of $18,721, and for Mr. Townsend, dividends paid on unvested shares of restricted stock totaling $2,532.

Grants of Plan-Based Awards.  The following table provides information concerning annual non-equity incentive plan awards made to the named executive officers in 2009.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)

John B. Dicus	n/a	$58,800	$176,400	$294,000

Morris J. Huey II	n/a	$17,440	$52,320	$87,200

Kent G. Townsend	n/a	$17,600	$52,800	$88,000

R. Joe Aleshire	n/a	$17,600	$52,800	$88,000

Larry K. Brubaker	n/a	$17,600	$52,800	$88,000

John C. Dicus	n/a	$10,800	$32,400	$54,000

(1)
For each named executive officer, represents the threshold (i.e. lowest), target and maximum amounts that were potentially payable for fiscal 2009 under CFF’s STPP.  The actual amounts earned under these awards for fiscal 2009 are reflected in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.  For additional information regarding the STPP, see “- Compensation Discussion and Analysis—Bonus Incentive Plans” above.

Outstanding Equity Awards at September 30, 2009.  The following table provides information regarding the unexercised stock options and stock awards held by each of our named executive officers as of September 30, 2009.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

John B. Dicus	---		---		---	---	---	---		---	1,937	(4)	10,867	(4)
											1,779	(5)	9,838	(5)
											3,289	(6)	4,934	(6)
Total											7,005		25,639

Morris J. Huey II	---		---		---	---	---	---		---	537	(4)	3,011	(4)

Kent G. Townsend	2,951	(1)	2,951	(1)	---	33.88	08/23/2015	600	(3)	19,752	542	(4)	3,038	(4)
	3,049	(2)	3,049	(2)	---	33.88	08/23/2020	---		---	526	(5)	2,909	(5)
	---		---		---	---	---	---		---	1,368	(6)	2,052	(6)
Total	6,000		6,000		---			600		19,752	2,436		7,999

R. Joe Aleshire	---		---		---	---	---	---		---	571	(4)	3,201	(4)

Larry K. Brubaker	---		---		---	---	---	---		---	571	(4)	3,201	(4)
											501	(5)	2,771	(5)
Total											1,072		5,972

John C. Dicus	---		---		---	---	---	---		---	---		---

(1)	Remaining unexercised portion of option having the following vesting schedule: 2,951 shares on each of August 23, 2006, 2007, 2008, 2009 and 2010.

(2)	Remaining unexercised portion of option having the following vesting schedule: 3,049 shares on each of August 23, 2006, 2007, 2008, 2009 and 2010.
(3)	Unvested portion of restricted stock grant on August 23, 2005 having the following vesting schedule: 600 shares on each of August 23, 2006, 2007, 2008, 2009 and 2010.
(4)
Represents phantom stock award under CFF’s DIBP as a result of deferring the named executive officer’s annual bonus for fiscal 2006 under CFF’s STPP.  The number of phantom stock units was determined by the portion of the bonus deferred plus CFF’s 50% match thereon, divided by CFF’s stock price on December 31, 2006.  The phantom stock award will be paid in cash on January 25, 2010, in an amount equal to the appreciation, if any, in CFF’s stock price from December 31, 2006 to December 31, 2009, plus the amount of dividend equivalents credited during that period.  The payout value shown in the far right column represents the stock price appreciation from December 31, 2006 through September 30, 2009, plus the amount of dividend equivalents credited during that period.  See “- Non-Qualified Deferred Compensation” below.

(5)
Represents phantom stock award under CFF’s DIBP as a result of deferring the named executive officer’s annual bonus for fiscal 2007 under CFF’s STPP.  The number of phantom stock units was determined by the portion of the bonus deferred plus CFF’s 50% match thereon, divided by CFF’s stock price on December 31, 2007.  The phantom stock award will be paid in cash on January 25, 2011, in an amount equal to the appreciation, if any, in CFF’s stock price from December 31, 2007 to December 31, 2010, plus the amount of dividend equivalents credited during that period.  The payout value shown in the far right column represents the stock price appreciation from December 31, 2007 through September 30, 2009, plus the amount of dividend equivalents credited during that period.  See “- Non-Qualified Deferred Compensation” below.

(6)
Represents phantom stock award under CFF’s DIBP as a result of deferring the named executive officer’s annual bonus for fiscal 2008 under CFF’s STPP.  The number of phantom stock units was determined by the portion of the bonus deferred plus CFF’s 50% match thereon, divided by CFF’s stock price on December 31, 2008.  The phantom stock award will be paid in cash on January 25, 2012, in an amount equal to the appreciation, if any, in CFF’s stock price from December 31, 2008 to December 31, 2011, plus the amount of dividend equivalents credited during that period.  The payout value shown in the far right column represents the stock price appreciation from December 31, 2008 through September 30, 2009, plus the amount of dividend equivalents credited during that period.  See “- Non-Qualified Deferred Compensation” below.

Option Exercises and Stock Vested.  The following table sets forth information about stock options exercised and shares of restricted stock that vested during the fiscal year ended September 30, 2009 with respect to each named executive officer:

	Option Awards			Stock Award
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

John B. Dicus	25,775		$858,952	---	$	---
Morris J. Huey II	---	$	---	---	$	---
Kent G. Townsend	18,000		$164,933	600		$20,622
R. Joe Aleshire	10,000		$254,300	---	$	---
Larry K. Brubaker	4,775		$156,095	---	$	---
John C. Dicus	---	$	---	---	$	---

(1)	Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.
(2)	Represents the value realized upon vesting of restricted stock award, based on the market value of the shares on the vesting date.

Non-Qualified Deferred Compensation.  The following table sets forth information about compensation payable to each named executive officer under CFF’s DIBP.

Name	Executive Contributions in Last FY(1)		Registrant Contributions in Last FY(2)		Aggregate Earnings in Last FY (3)	Aggregate Withdrawals/ Distributions(4)	Aggregate Balance at Last FYE

John B. Dicus		$100,000		$50,000	$(11,839)	$196,503		$258,003
Morris J. Huey II	$	---	$	---	$90	$58,702		$23,059
Kent G. Townsend		$41,580		$20,790	$(3,402)	$40,917		$89,057
R. Joe Aleshire	$	---	$	---	$83	$62,023		$24,516
Larry K. Brubaker	$	---	$	---	$(4,559)	$62,491		$40,654
John C. Dicus	$	---	$	---	$7,997	$220,351	$	---

(1)
Represents portion of bonus for fiscal 2008 (otherwise payable in fiscal 2009) under the STPP deferred by the named executive officer.  This amount was previously reported as compensation for fiscal 2008.

(2)
Represents 50 percent match by Capitol Federal Savings Bank on portion of bonus for fiscal 2008 (otherwise payable in fiscal 2009) under the STPP deferred by the named executive officer.  This amount was previously reported as compensation for fiscal 2008.  The named executive officer was awarded phantom stock units under the DIBP in an amount equal to the bonus amount deferred plus the 50 percent match, divided by the closing price of CFF’s common stock on December 31, 2008.

(3)
Represents stock price appreciation (depreciation) and dividend equivalents on phantom stock units from deferrals (and 50 percent matches thereon) of STPP bonuses for fiscal 2008 and prior years.  This amount is reported as compensation for fiscal 2009 under the “All Other Compensation” column of the Summary Compensation Table.  As noted below, there will not be any reduction to the payout amount of the phantom stock units if the stock price has depreciated from the beginning of the deemed investment period of the phantom stock units to the end of such period.

(4)
Represents cash payout during fiscal 2009 of phantom stock units for deferral (and 50 percent match thereon) of the STPP bonus for fiscal 2005. The payout was comprised of appreciation in CFF’s stock price from December 31, 2005 through December 31, 2008 plus dividend equivalents credited during that period.

Under the DIBP, a participant may defer from $2 thousand to as much as fifty percent (up to a maximum of $100 thousand) of their award under the STPP, which is typically made in the January following the end of the fiscal year for which the STPP award is earned.  The total amount deferred plus a fifty percent match by Capitol Federal Savings Bank is deemed to be invested, in the form of phantom stock units, in CFF common stock as of December 31st in the year prior to the STPP award (e.g., December 31, 2009, in the case of the STPP award for fiscal year 2009 paid in January 2010).  On the third anniversary date (e.g., December 31, 2012, in the case of the award for fiscal year 2009), the phantom stock units are deemed sold and each participant will receive shortly thereafter a cash payment equal to the amount deferred, the company match, the dividend equivalents paid on CFF common stock during the three-year period, plus the appreciation, if any, of CFF common stock.  There will not be any reduction to the amount of the cash payment if the deemed investment in CFF common stock has depreciated in value from the beginning of the deemed investment period to the end of such period.  The payment of these benefits (except for the amount deferred) is subject to the participant’s continued employment through the end of the deferral period.

Payments Upon Termination or Change in Control. As noted above, CFF does not currently have employment or change in control severance agreements with any of the named executive officers or any other employees.

Under the general terms of stock options granted under CFF’s 2000 Stock Option and Incentive Plan and restricted stock granted under CFF’s 2000 Recognition and Retention Plan, upon the occurrence of a change in control of CFF, all unvested stock options and unvested shares of restricted stock will vest.  Mr. Townsend is the only named executive officer who held unvested stock options or restricted stock as of September 30, 2009, holding unvested options to purchase 6,000 shares at an exercise price of $33.88 and 600 unvested shares of restricted stock.  If a change in control of CFF had occurred on that date, the aggregate value that would have been realized by Mr. Townsend as a result of the acceleration of the vesting of his 6,000 unvested stock options and 600 shares of restricted stock, based on the closing price of CFF’s common stock on that date of $32.92 and the exercise price of his unvested stock options, would have been $0 and $20 thousand respectively.

CFF’s STPP provides that if, within two years following a change in control of CFF, a participant’s employment is terminated other than due to death, disability, retirement, cause or resignation by the participant (other than resignation due to reassignment to a job that is not reasonably equivalent in responsibility or compensation, or that is not in the same geographic area, or resignation within 30 days following a reduction in pay), then the participant will be paid a pro rata award for the performance year in which his or her termination of employment occurs, with the award amount determined assuming all individual and corporate performance targets have been met.  Had any of Messrs. John B. Dicus, Huey, Townsend, Aleshire, Brubaker or John C. Dicus experienced such a termination of employment on September 30, 2009, they would have been entitled to the regular bonus earned for the year, rather than a pro rata award with assumed maximum achievement of performance targets, since the performance period for the year actually ended on that date.  The bonus amounts for fiscal 2009 are set forth in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

CFF’s DIBP provides that if, within two years following a change in control of CFF, a participant’s employment is terminated other than due to death, disability, retirement, cause or resignation by the participant (other than resignation due to reassignment to a job that is not reasonably equivalent in responsibility or compensation, or that is not in the same geographic area, or resignation within 30 days following a reduction in pay), then the participant will become fully vested in his or her plan account, which shall be paid to him or her within 90 days after the termination date.  If Messrs. John B. Dicus, Huey, Townsend, Aleshire, Brubaker or John C. Dicus had experienced such a termination of employment on September 30, 2009, the amounts of their DIBP accounts that would have vested and been payable within 90 days would have been $258 thousand, $23 thousand, $89 thousand, $25 thousand, $41 thousand and $0, respectively.

As discussed under “- Compensation Discussion and Analysis — Retirement and Other Benefits,” in September 2007, Capitol Federal Savings Bank purchased Bank Owned Life Insurance.  Under the terms of the Bank Owned Life Insurance, each insured employee was provided the opportunity to designate a beneficiary to receive a death benefit equal to the insured employee’s base salary as of August 27, 2007 if the insured dies while employed by Capitol Federal Savings Bank.  All NEOs, except the former Chairman (due to his age), are insured under the Bank Owned Life Insurance and have designated beneficiaries.  Had Messrs. John B. Dicus, Huey, Townsend, Aleshire or Brubaker died on September 30, 2009, the death benefit payable would have been $489 thousand , $208 thousand, $210 thousand, $214 thousand or $214 thousand, respectively.

Benefits to be Considered Following Completion of the Conversion

Following the offering, we intend to adopt a new stock-based incentive plan that will provide for grants of stock options and restricted common stock awards.  If the stock-based incentive plan is adopted within one year following the conversion, the number of shares of common stock reserved for issuance pursuant to option grants or restricted stock awards under the plan may not exceed 10% and 4%, respectively, of the shares sold in the offering, subject to adjustment as may be required by Office of Thrift Supervision regulations or policy to reflect any stock options or restricted stock previously granted by CFF.

We may fund our plans through open market purchases, as opposed to issuing new shares of common stock; however, if any options previously granted under our existing stock option plans are exercised during the first year following completion of the offering they will be funded with newly-issued shares, as Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the grants of restricted stock under the stock-based incentive plan or under extraordinary circumstances.  The Office of Thrift Supervision has previously advised that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance or a compelling business purpose for satisfying this test.  The stock-based incentive plan will not be established sooner than six months after the stock offering and if adopted within one year after the stock offering would require the approval by stockholders holding a majority of the outstanding votes of Capitol Federal Financial, Inc. common stock eligible to be cast.  If the stock-based incentive plan is established after one year after the stock offering, it would require the approval of our stockholders by a majority of votes actually cast.  The following additional restrictions would apply to our stock-based incentive plan if the plan is adopted within one year after the stock offering:

●	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

●	no one non-employee director may receive more than 5% of the options and restricted stock awards authorized under the plan;

●	no one officer or employee may receive more than 25% of the options and restricted stock awards authorized under the plan;

●
tax-qualified employee stock benefit plans and management stock award plans, in the aggregate, may not hold more than 10% of the shares sold in the offering, unless Capitol Federal Savings Bank has tangible capital of 10% or more, in which case any tax-qualified employee stock benefit plans and management stock award plans may own up to 12% of the shares sold in the offering;

●	stock options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of the grant;

●	accelerated vesting is not permitted except for death, disability or upon a change in control of Capitol Federal Savings Bank or Capitol Federal Financial, Inc.; and

●
our executive officers and directors must exercise or forfeit their options in the event that Capitol Federal Savings Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

In the event federal regulators change their regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

Transactions With Certain Related Persons

The charter of the Audit Committee of CFF’s Board of Directors provides that the Audit Committee is to review and approve all related party transactions (defined as transactions requiring disclosure under Item 404 of Securities and Exchange Commission Regulation S-K) on a regular basis.  During the three years ended September 30, 2009, there were no related party transactions between CFF and any of its directors, executive officers and/or their related interests.

Capitol Federal Savings Bank has followed a policy of granting loans to officers and directors.  These loans are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.  All loans that Capitol Federal Savings Bank makes to directors and executive officers are subject to Office of Thrift Supervision regulations restricting loans and other transactions with affiliated persons of Capitol Federal Savings Bank.  Loans to all directors and executive officers and their associates totaled approximately $ 6.1 million and $ 5.7 million at March 31, 2010 and September 30, 2009, respectively, which was 0. 7% and 0. 6%, respectively, of our equity at those dates .  All loans to directors and executive officers were performing in accordance with their terms at March 31, 2010 and September 30, 2009.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table presents information regarding the beneficial ownership of CFF common stock, as of May 28 , 2010, by:

●	Capitol Federal Savings Bank MHC, which is the only stockholder known by management to beneficially own more than five percent of the outstanding common stock of CFF;

●	each director of CFF;

●	each executive officer of CFF named in the Summary Compensation Table appearing above; and

●	all of the executive officers and directors as a group.

The persons named in the following table have sole voting and investment powers for all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the footnotes to this table.  The address of each of the beneficial owners, except where otherwise indicated, is the same address as that of CFF.  An asterisk (*) in the table indicates that the individual beneficially owns less than one percent of the outstanding common stock of CFF.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the SEC).  As of May 28 , 2010, there were 73,990,478 shares of CFF common stock outstanding.
Name of Beneficial Owner	Beneficial Ownership(1)		Percent of Common Stock Outstanding

Significant Stockholder

Capitol Federal Savings Bank MHC
700 S. Kansas Avenue
Topeka, Kansas 66603	52,192,817	(2)	70. 5%

Directors and Named Executive Officers

John C. Dicus, Former Chairman of the Board	584,102	(3)	*
John B. Dicus, Chairman, President, CEO	562,774	(4)	*
B. B. Andersen, Director	61,983	(5)	*
Jeffrey M. Johnson, Director	61,000	(1)(6)	*
Michael T. McCoy, M.D., Director	58,000	(1)	*
Jeffrey R. Thompson, Director	61,200	(1)(7)	*
Marilyn S. Ward, Director	71,714		*
Morris J. Huey, II, Director	106, 311	(10)	*
R. Joe Aleshire, EVP for Retail Operations	190, 124	(8)	*
Larry K. Brubaker, EVP for Corporate Services	182,286	(9)	*
Kent G. Townsend, EVP and CFO	70,659	(1)(11)	*
Rick C. Jackson, EVP and Chief Lending Officer	44,597	(1)	*
Tara D. Van Houweling, First Vice President and Principal Accounting Officer	18,879	(1)	*
Directors, chairman emeritus and executive officers of
CFF as a group (13 persons)	2,073,629	(12)	2.8%

(1)
Included in the shares beneficially owned by the named individuals are options to purchase shares of CFF common stock which are currently exercisable or which will become exercisable within 60 days after May 28 , 2010, as follows: Mr. Johnson – 50,000 shares; Dr. McCoy – 50,000 shares; Mr. Thompson - 50,000 shares; Mr. Townsend – 6,000 shares; Mr. Jackson – 8,000 shares; and Ms. Van Houweling – 10,000 shares.

(2)	As reported by Capitol Federal Savings Bank MHC in a Schedule 13D dated March 31, 1999, which reported sole voting and dispositive power with respect to all 52,192,817 shares.
(3)	Includes 252,500 shares held in the Barbara B. Dicus Living Trust, of which John C. Dicus is a co-trustee.
(4)
Includes 50,000 shares held jointly with Mr. John B. Dicus’ spouse.  Mr. John B. Dicus has pledged 40,000 of his shares for a line of credit with a third party financial institution unaffiliated with CFF.

(5)	Mr. Andersen has pledged 60,000 of his shares as collateral for a loan from a third party financial institution unaffiliated with CFF.
(6)	Of the shares beneficially owned by Mr. Johnson, 9,000 are held in brokerage accounts pursuant to which they may serve as security for margin loans.
(7)	Of the shares beneficially owned by Mr. Thompson, 10,200 are held in a brokerage account pursuant to which they may serve as security for a margin loan.
(8)	Includes 18,025 shares held solely by Mr. Aleshire’s spouse.
(9)
Includes 154,032 shares of common stock held in the Brubaker Family Trust of which Mr. Brubaker is a co-trustee with his spouse, 1,873 shares held solely by Mr. Brubaker’s spouse and 328 shares of common stock which Mr. Brubaker holds jointly with his son.  Excludes 20,000 shares held in a trust of which Mr. Brubaker is a beneficiary, but not a trustee.

(10)	Includes 84,949 shares held jointly with Mr. Huey’s spouse.
(11)	Of the shares beneficially owned by Mr. Townsend, 43,000 are held in an account at a bank and have been pledged as security for a loan.
(12)
Includes shares held directly, as well as shares held by and jointly with certain family members, shares held in retirement accounts, shares held by trusts of which the individual or group member is a trustee or substantial beneficiary or shares held in another fiduciary capacity with respect to which shares the individual or group member may be deemed to have sole or shared voting and/or investment powers.  This amount also includes an aggregate of 174,000 shares of common stock issuable upon exercise of stock options which are currently exercisable or which will become exercisable within 60 days after May 28 , 2010.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of Capitol Federal Financial, Inc.’s directors, chairman emeritus and executive officers and for all of the directors, chairman emeritus and executive officers as a group, the following information:

(i)	the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of CFF common stock as of May 28 , 2010;

(ii)	the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscription; and

(iii)	the total amount of Capitol Federal Financial, Inc. common stock to be held upon consummation of the conversion.

In each case, it is assumed that subscription shares are sold at the midpoint of the offering range.  See “The Conversion and Offering - Additional Limitations on Common Stock Purchases.”  Regulations of the Office of Thrift Supervision prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase.

		Proposed Purchases of Stock in the Offering(2)		Total Common Stock to be Held
	Number of Exchange Shares to be Held(1)	Number of Shares	Amount	Number of Shares	Percentage of Total Outstanding(1)
Directors and Chairman Emeritus

John C. Dicus	1,902,537	20,000	$200,000	1,922,537	*
John B. Dicus	1,833,067	50,000	500,000	1,883,067	*
B. B. Andersen	201,891	61,000	610,000	262,891	*
Jeffrey M. Johnson	35,829	15,000	150,000	50,829	*
Michael T. McCoy, M.D.	26,057	10,000	100,000	36,057	*
Jeffrey R. Thompson	36,480	15,000	150,000	51,480	*
Marilyn S. Ward	233,586	10,000	100,000	243,586	*
Morris J. Huey, II	346,276	5,000	50,000	351,276	*

Executive Officers who are not Directors

R. Joe Aleshire	619,271	5,000	50,000	624,271	*
Larry K. Brubaker	593,741	5,000	50,000	598,741	*
Kent G. Townsend	210,607	2,500	25,000	213,107	*
Rick C. Jackson	119,203	5,000	50,000	124,203	*
Tara D. Van Houweling	28,920	1,500	15,000	30,420	*

Total for Directors, Chairman Emeritus and Executive Officers	6,187,465	205,000	$2,050,000	6,392,465	2. 7%

*	Less than 1%.
(1)
Based on information presented in the Beneficial Ownership of Common Stock table above. Assumes an exchange ratio of 3. 2572 shares for each share of CFF and that 240,974,218 shares are outstanding after the conversion.

(2)	Includes proposed subscriptions, if any, by associates of the director or officer.

THE CONVERSION AND OFFERING

The Boards of Directors of CFF and Capitol Federal Savings Bank MHC have approved the plan of conversion and reorganization.  The plan of conversion and reorganization, as well as the contribution to the charitable foundation, must also be approved by the members of Capitol Federal Savings Bank MHC (depositors and certain borrowers of Capitol Federal Savings Bank) and the stockholders of CFF.  A special meeting of members of Capitol Federal Savings Bank MHC and a special meeting of stockholders of CFF have been called for this purpose.  The Office of Thrift Supervision has conditionally approved the plan of conversion and reorganization, however, this approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

General

Pursuant to the plan of conversion and reorganization, our organization will convert from the mutual holding company form of organization to the fully stock form.  Capitol Federal Savings Bank MHC, the mutual holding company parent of CFF, will be merged into CFF and Capitol Federal Savings Bank MHC will no longer exist.  CFF, which owns 100% of Capitol Federal Savings Bank, will be succeeded by a new Maryland corporation named Capitol Federal Financial, Inc .   As part of the conversion, the ownership interest of Capitol Federal Savings Bank MHC in CFF will be offered for sale in the offering by Capitol Federal Financial, Inc.  When the conversion is completed, all of the outstanding common stock of Capitol Federal Savings Bank will be owned by Capitol Federal Financial, Inc., and all of the outstanding common stock of Capitol Federal Financial, Inc. will be owned by public stockholders (including the Capitol Federal Foundation).  A diagram of our corporate structure before and after the conversion is set forth in the “Summary” section of this prospectus.

Under the plan of conversion and reorganization, at the completion of the conversion each share of CFF common stock owned by persons other than Capitol Federal Savings Bank MHC will be canceled and converted automatically into shares of Capitol Federal Financial, Inc. common stock determined pursuant to an exchange ratio.  The exchange ratio will ensure that immediately after the exchange of existing shares of CFF for shares of Capitol Federal Financial, Inc., the public stockholders will own the same percentage of shares of common stock of Capitol Federal Financial, Inc. that they owned in CFF immediately prior to the conversion, excluding any shares they purchased in the offering and cash paid in lieu of fractional exchange shares.

Capitol Federal Financial, Inc. intends to contribute between $ 695.4 million and $ 941.8 million of net proceeds to Capitol Federal Savings Bank and to retain between $ 543.9 million and $ 770.0 million of the net proceeds (excluding the portion of the net proceeds loaned to our employee stock ownership plan , the cash contributed to the Capitol Federal Foundation and the repayment of our subordinated debentures ).  The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion and reorganization.

The plan of conversion and reorganization provides that we will offer shares of common stock in a subscription offering in the following descending order of priority:

(i)	First, to depositors with accounts at Capitol Federal Savings Bank with aggregate balances of at least $50.00 at the close of business on March 31, 2009.

(ii)
Second, to our tax-qualified employee benefit plans, including our employee stock ownership plan, which will receive nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.

(iii)	Third, to depositors with accounts at Capitol Federal Savings Bank with aggregate balances of at least $50.00 at the close of business on [ ], 2010.

(iv)
Fourth, to depositors of Capitol Federal Savings Bank at the close of business on [      ], 2010 and borrowers of Capitol Federal Savings Bank with an outstanding balance as of January 6, 1993 whose loan remains outstanding at [      ], 2010.

If all shares are not subscribed for in the subscription offering, we may, at our discretion, offer shares of common stock for sale in a community offering to members of the general public, with a preference given in the following order:

(i)	Natural persons residing in the counties and metropolitan statistical areas in which we have offices;

(ii)	CFF’s public stockholders as of [ ], 2010; and

(iii)	Other members of the general public.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering.  The community offering will begin at the same time as the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision.  See “— Community Offering.”

The shares of common stock not purchased in the subscription offering or community offering will be offered to the general public on a best efforts basis by Sandler O’Neill & Partners, L.P., acting as sole book-running manager, and Keefe, Bruyette & Woods, Inc., as co-manager, in a syndicated offering through a syndicate of selected dealers.

We have the right to accept or reject orders received in the syndicated offering at our sole discretion.  The syndicated offering may begin at any time following the commencement of the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us, with approval of the Office of Thrift Supervision.  See “- Syndicated Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated pro forma market value of Capitol Federal Financial, Inc.  All shares of common stock to be sold in the offering will be sold at $10.00 per share.  Investors will not be charged a commission to purchase shares of common stock in the offering.  The independent valuation will be updated and the final number of shares of common stock to be issued in the offering will be determined at the completion of the offering.  See “- Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization.  A copy of the plan of conversion and reorganization is available for inspection at each banking office of Capitol Federal Savings Bank and at the Western Regional and the Washington, D.C. offices of the Office of Thrift Supervision.  The plan of conversion and reorganization is also filed as an exhibit to Capitol Federal Savings Bank MHC’s application to convert from mutual to stock form, of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision.  The plan of conversion and reorganization is also an exhibit to Capitol Federal Financial, Inc.’s Registration Statement on Form S-1, which is accessible on the Securities and Exchange Commission website, www.sec.gov.  See “Where You Can Find Additional Information.”

Reasons for the Conversion and Offering

Our Board of Directors decided at this time to convert to a fully public stock form of ownership.  Our primary reasons for converting and raising additional capital through the offering are:

●
to eliminate some of the uncertainties associated with proposed financial regulatory reforms which are expected to result in changes to our primary bank regulator and holding company regulator as well as changes in regulations applicable to us, including, but not limited to, capital requirements, payment of dividends and conversion to full stock form;

●
the stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional securities offerings;

●	to improve the liquidity of our shares of common stock and provide more flexible capital management strategies; and

●
to finance, where opportunities are presented, the acquisition of financial institutions or their branches or other financial service companies primarily in, or adjacent to, our market areas, although we do not currently have any understandings or agreements regarding any specific acquisition transaction.

As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition.  Our current mutual holding company structure limits our ability to offer shares of our common stock as consideration for a merger or acquisition since Capitol Federal Savings Bank MHC is required to own a majority of our shares of common stock.  Potential sellers often want stock for at least part of the purchase price.  Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination of stock and cash, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise.

Approvals Required — Plan of Conversion and Reorganization

The affirmative vote of a majority of the total eligible votes of the members of Capitol Federal Savings Bank MHC as of [      ], 2010 is required to approve both the plan of conversion and reorganization and the contribution to the charitable foundation.  By their approval of the plan of conversion and reorganization, the members of Capitol Federal Savings Bank MHC (comprised of depositors and certain borrowers of Capitol Federal Savings Bank) will also be approving the merger of Capitol Federal Savings Bank MHC into CFF.  The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of CFF, including shares held by Capitol Federal Savings Bank MHC, and the affirmative vote of the holders of a majority of the outstanding shares of common stock of CFF held by the public stockholders as of [      ], 2010 are also required to approve the plan of conversion and reorganization and the contribution to the charitable foundation.  The plan of conversion and reorganization also must be approved by the Office of Thrift Supervision, which has given its conditional approval; however, this approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by such agency.

Share Exchange Ratio for Current Stockholders

Office of Thrift Supervision regulations provide that in a conversion of a mutual holding company to fully stock form, the public stockholders will be entitled to exchange their shares for common stock of the new holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable.  Each publicly held share of CFF common stock will be automatically converted into the right to receive a number of shares of Capitol Federal Financial, Inc. common stock.  The number of shares of common stock will be determined pursuant to the exchange ratio, which ensures that the public stockholders will own the same percentage of common stock in Capitol Federal Financial, Inc. after the conversion as they held in CFF immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering and their receipt of cash in lieu of fractional exchange shares.  The exchange ratio is not dependent on the market value of our currently outstanding CFF common stock.  The exchange ratio is based on the percentage of CFF common stock held by the public, the number of shares of common stock issued in the offering and the number of shares of CFF common stock outstanding at the conclusion of the conversion . The exchange ratio is expected to range from 2.7686 exchange shares for each publicly held share of CFF at the minimum of the offering range to 3.7457 exchange shares for each publicly held share of CFF at the maximum of the offering range.

If you are a stockholder of CFF, at the conclusion of the conversion your shares will be exchanged for shares of Capitol Federal Financial, Inc.  The number of shares you receive will be based on the number of shares of common stock you own and the final exchange ratio determined as of the conclusion of the conversion.

The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in the offering and the shares of common stock issued and outstanding on the date of this prospectus.  The table also shows how many whole shares of Capitol Federal Financial, Inc. a hypothetical owner of CFF common stock would receive in the exchange for 100 shares of CFF common stock owned at the consummation of the conversion, depending on the number of shares issued in the offering.

	New Shares to be Sold in This Offering		New Shares to be Exchanged for Existing Shares of CFF		Total Shares of Common Stock to be Outstanding After the Offering	Exchange Ratio	New Shares That Would be Received for 100 Existing Shares
	Amount	Percent	Amount	Percent	Amount
Minimum	144,500 ,000	70. 6%	60,328,085	29. 4%	204,828,085	2.7686	276
Midpoint	170 ,000,000	70. 6%	70,974,218	29. 4%	240,974,218	3. 2572	325
Maximum	195,500 ,000	70. 6%	81,620,351	29. 4%	277,120,351	3.7457	374

Options to purchase shares of CFF common stock which are outstanding immediately prior to the consummation of the conversion will be converted into options to purchase shares of Capitol Federal Financial, Inc. common stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the exchange ratio.  The aggregate exercise price, term and vesting period of the options will remain unchanged.

Effects of Conversion on Depositors, Borrowers and Members

Continuity.  While the conversion is being accomplished, the normal business of Capitol Federal Savings Bank of accepting deposits and making loans will continue without interruption.  Capitol Federal Savings Bank will continue to be a federally chartered savings bank and will continue to be regulated by the Office of Thrift Supervision.  After the conversion, Capitol Federal Savings Bank will continue to offer existing services to depositors, borrowers and other customers.  The directors and executive officers serving CFF at the time of the conversion will be the directors and executive officers of Capitol Federal Financial, Inc. after the conversion.

Effect on Deposit Accounts.  Pursuant to the plan of conversion and reorganization, each depositor of Capitol Federal Savings Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion.  Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion.  Depositors will continue to hold their existing certificates and other evidences of their accounts.

Effect on Loans.  No loan outstanding from Capitol Federal Savings Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members.  At present, all depositors and certain borrowers of Capitol Federal Savings Bank are members of, and have voting rights in, Capitol Federal Savings Bank MHC as to all matters requiring membership action.  Upon completion of the conversion, depositors and those certain borrower members will cease to be members of Capitol Federal Savings Bank MHC and will no longer have voting rights, unless they purchase shares of Capitol Federal Financial, Inc.’s common stock.  Upon completion of the conversion, all voting rights in Capitol Federal Savings Bank will be vested in Capitol Federal Financial, Inc. as the sole stockholder of Capitol Federal Savings Bank.  The stockholders of Capitol Federal Financial, Inc. will possess exclusive voting rights with respect to Capitol Federal Financial, Inc. common stock.

Tax Effects.  We have received an opinion of counsel or a tax advisor with regard to the federal and state income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to Capitol Federal Savings Bank MHC, CFF, public stockholders of CFF (except for cash paid for fractional exchange shares), members of Capitol Federal Savings Bank MHC, Eligible Account Holders, Supplemental Eligible Account Holders, or Capitol Federal Savings Bank.  See “- Material Income Tax Consequences.”

Effect on Liquidation Rights.  Each depositor in Capitol Federal Savings Bank has both a deposit account in Capitol Federal Savings Bank and a pro rata ownership interest in the net worth of Capitol Federal Savings Bank MHC based upon the deposit balance in his or her account.  This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account.  This interest may only be realized in the event of a complete liquidation of Capitol Federal Savings Bank MHC and Capitol Federal Savings Bank.  Any depositor who opens a deposit account obtains a pro rata ownership interest in Capitol Federal Savings Bank MHC without any additional payment beyond the amount of the deposit.  A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Capitol Federal Savings Bank MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Capitol Federal Savings Bank MHC and Capitol Federal Savings Bank are liquidated.  If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Capitol Federal Savings Bank MHC after other claims, including claims of depositors to the amounts of their deposits and payments to certain depositors of Capitol Federal Savings Bank under liquidation accounts that have been established for the benefit of such depositors, are paid.

Under the plan of conversion and reorganization, however, depositors will receive rights in a liquidation account maintained by Capitol Federal Financial, Inc. representing the amount of Capitol Federal Savings Bank MHC’s ownership interest in CFF’s total stockholders’ equity as of the date of the latest statement of financial condition used in this prospectus.  Capitol Federal Financial, Inc. shall continue to hold the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in Capitol Federal Savings Bank.  The liquidation account is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of Capitol Federal Financial, Inc. and Capitol Federal Savings Bank.  Specifically, in the unlikely event that Capitol Federal Financial, Inc. and Capitol Federal Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of March 31, 2009 and [     ], 2010 of the liquidation account maintained by Capitol Federal Financial, Inc.  Also, in a complete liquidation of both entities, or of just Capitol Federal Savings Bank, when Capitol Federal Financial, Inc. has insufficient assets to fund the liquidation account distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and Capitol Federal Savings Bank has positive net worth, Capitol Federal Savings Bank shall immediately pay amounts necessary to fund Capitol Federal Financial, Inc.’s remaining obligations under the liquidation account.  The plan of conversion and reorganization also provides that if Capitol Federal Financial, Inc. is completely liquidated or sold apart from a sale or liquidation of Capitol Federal Savings Bank, then the rights of Eligible Account Holders and  Supplemental  Account Holders in the liquidation account maintained by Capitol Federal Financial, Inc. shall be surrendered and treated as a liquidation account in Capitol Federal Savings Bank (the bank liquidation account) and depositors shall have an equivalent interest in the bank liquidation account and the same rights and terms as the liquidation account.

Pursuant to the plan of conversion and reorganization, after two years from the date of conversion and upon the written request of the Office of Thrift  Supervision, Capitol Federal Financial, Inc. will eliminate or transfer the liquidation account and the interests in such account to Capitol Federal Savings Bank and the liquidation account shall thereupon become the liquidation account of Capitol Federal Savings Bank and not subject in any manner to the claims of Capitol Federal Financial, Inc.’s creditors.  Also, under the rules and regulations of the Office of Thrift Supervision, no post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which Capitol Federal Financial, Inc. or Capitol Federal Savings Bank is not the surviving institution would be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.  See “- Liquidation Rights.”

Stock Pricing and Number of Shares to be Issued

The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation.  Capitol Federal Savings Bank and Capitol Federal Savings Bank MHC have retained RP Financial, LC. to prepare an independent valuation appraisal.  For its services in preparing the initial valuation, RP Financial, LC. will receive a fee of $350 thousand and $10 thousand for expenses and an additional $25 thousand for each valuation update, as necessary.  Capitol Federal Savings Bank and Capitol Federal Savings Bank MHC have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering.  Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach.  The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by RP Financial, LC. to account for differences between CFF and the peer group.  RP Financial, LC. placed the greatest emphasis on the price-to- core earnings and price-to-tangible book approaches in estimating pro forma market value.

The appraisal peer group consists of the following companies.  Total assets are as of March 31, 2010.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets (in millions)
Washington Federal, Inc. (WFSL)	NASDAQ	Seattle, WA	$13,803
NewAlliance Bancshares (NAL)	NYSE	New Haven, CT	$8,501
Flushing Financial Corp. (FFIC)	NASDAQ	Lake Success, NY	$4,183
Dime Community Bancshares (DCOM)	NASDAQ	Brooklyn, NY	$4,114
TrustCo Bank Corp NY (TRST)	NASDAQ	Glenville, NY	$3,719
Bank Mutual Corp. (BKMU)	NASDAQ	Milwaukee, WI	$3,445
First Financial Holding Inc. (FFCH)	NASDAQ	Charleston, SC	$3,381
Provident NY Bancorp, Inc. (PBNY)	NASDAQ	Montebello, NY	$2,936
Brookline Bancorp, Inc. (BRKL)	NASDAQ	Brookline, MA	$2,639
Danvers Bancorp, Inc. (DNBK)	NASDAQ	Danvers, MA	$2,455

The following table presents a summary of selected pricing ratios for the peer group companies and Capitol Federal Financial, Inc. (on a pro forma basis).  The pricing ratios are based on earnings and other information as of and for the twelve months ended March 31, 2010, stock price information as of May 28, 2010, as reflected in RP Financial, LC.’s appraisal report, dated May 28, 2010, and the number of shares outstanding as described in “Pro Forma Data.”  Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a premium of 83.6% on a price-to-core earnings basis and a discount of 23.0% on a price-to-tangible book value basis.

	Price-to-core- earnings multiple (1)		Price-to-tangible book value ratio

Capitol Federal Financial, Inc. (on a pro forma basis, assuming completion of the conversion)
Minimum	27.38	x	92.00%
Midpoint	31.27	x	98.04%
Maximum	34.95	x	103.09%

Valuation of peer group companies, as of May 28, 2010
Average	19.04	x	133.93%
Median	16.84	x	133.17%
_______________________
(1)
Information is derived from the RP Financial, LC. appraisal report and is based upon estimated core earnings for the twelve months ended March 31, 2010.  These ratios are different from the ratios in “Pro Forma Data.”

The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this prospectus, including the consolidated financial statements of CFF.  RP Financial, LC. also considered the following factors, among others:

●	the present results and financial condition of CFF and the projected results and financial condition of Capitol Federal Financial, Inc.;

●	the economic and demographic conditions in CFF’s existing market area;

●	certain historical, financial and other information relating to CFF;

●	the impact of the offering on Capitol Federal Financial, Inc.’s stockholders’ equity and earnings potential;

●	the proposed dividend policy of Capitol Federal Financial, Inc.;

●	the repayment of the debentures;

●	the trading market for securities of comparable institutions and general conditions in the market for such securities; and

●	the contribution of cash to the charitable foundation.

Included in RP Financial, LC.’s independent valuation were certain assumptions as to the pro forma earnings of Capitol Federal Financial, Inc. after the conversion that were utilized in determining the appraised value.  These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds of 1.66% and purchases in the open market of the common stock issued in the offering by the stock-based incentive plan at the $10.00 per share purchase price.  See “Pro Forma Data” for additional information concerning these assumptions.  The use of different assumptions may yield different results.

The independent valuation states that as of May 28 , 2010, the estimated pro forma market value of Capitol Federal Financial, Inc. was $2. 41 billion.  Based on regulations, the market value is the midpoint of a range with a minimum of $2. 05 billion and a maximum of $ 2.77 billion.  The Board of Directors of Capitol Federal Financial, Inc. decided to offer the shares of common stock for a price of $10.00 per share.  The aggregate offering price of the shares of common stock will be equal to the valuation range multiplied by the percentage of CFF common stock owned by Capitol Federal Savings Bank MHC.  The number of shares offered will be equal to the aggregate offering price of the shares of common stock divided by the price per share.  Based on the valuation range, the 71 % of CFF common stock owned by Capitol Federal Savings Bank MHC and the $10.00 price per share, the minimum of the offering range will be 144,500 ,000 shares, the midpoint of the offering range will be 170 ,000,000 shares and the maximum of the offering range will 195,500 ,000 shares of common stock.

The Board of Directors of CFF reviewed the independent valuation and, in particular, considered the following:

●	CFF’s financial condition and results of operations;

●	a comparison of financial performance ratios of CFF to those of other financial institutions of similar size;

●	market conditions generally and in particular for financial institutions; and

●	the historical trading price of the publicly held shares of CFF common stock.

All of these factors are set forth in the independent valuation.  The Board of Directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and the Board believes that these assumptions were reasonable.  The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of CFF or Capitol Federal Savings Bank or market conditions generally.  In the event the independent valuation is updated to amend the pro forma market value of Capitol Federal Financial, Inc. to less than $2. 05 billion or more than $ 2.77 billion, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to Capitol Federal Financial, Inc.’s registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock.  RP Financial, LC. did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities.  The independent valuation considers Capitol Federal Savings Bank as a going concern and should not be considered as an indication of the liquidation value of Capitol Federal Savings Bank.  Moreover, because the independent valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares of common stock at prices at or above the $10.00 price per share.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $ 2.77 billion and a corresponding increase in the offering range to more than 195,500 ,000 shares, or a decrease in the minimum of the valuation range to less than $2. 05 billion and a corresponding decrease in the offering range to fewer than 144,500 ,000 shares, then, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion and reorganization, cancel deposit account withdrawal authorizations and promptly return by check all funds received, with interest at Capitol Federal Savings Bank’s statement savings rate.  Alternatively, we may establish a new offering range, return all funds with interest, and all subscribers will be provided with updated information and given the opportunity to place a new order.

An increase in the number of shares of common stock to be issued in the offering would decrease both a purchaser’s ownership interest and Capitol Federal Financial, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis.  A decrease in the number of shares to be issued in the offering would increase both a purchaser’s ownership interest and Capitol Federal Financial, Inc.’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis.  For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report prepared by RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at the main office of Capitol Federal Savings Bank and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority.  The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and subject to the minimum, maximum and overall purchase and ownership limitations set forth in the plan of conversion and reorganization and as described below under “—Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders.  Each Capitol Federal Savings Bank depositor with an aggregate deposit account balance of $50.00 or more (a Qualifying Deposit) at the close of business on March 31, 2009 (an Eligible Account Holder) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of: (i) $ 70 .0 million (7, 000 ,000 shares) of our common stock; (ii) one-tenth of one percent of the total number of shares of common stock issued in the offering; or (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock offered by a fraction, the numerator of which is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase and ownership limitations.  See “- Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed.  Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled.  If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess will be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on March 31, 2009.  In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.  In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of CFF or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding March 31, 2009.

Priority 2: Tax-Qualified Plans.  Our tax-qualified employee stock benefit plan, consisting of our employee stock ownership plan, will receive, without payment therefor, nontransferable subscription rights to purchase up to 10% of the shares of common stock sold in the offering, although our employee stock ownership plan intends to purchase 4.0% of the shares of common stock sold in the offering.  If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan may elect to purchase shares in the open market following the completion of the conversion.

Priority 3: Supplemental Eligible Account Holders.  To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each Capitol Federal Savings Bank depositor, other than directors and executive officers of CFF, with a Qualifying Deposit at the close of business on [     ], 2010 who is not an Eligible Account Holder (Supplemental Eligible Account Holder) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of: (i) $ 70 .0 million (7, 000 ,000 shares) of common stock; (ii) one-tenth of one percent of the total number of shares of common stock issued in the offering; or (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be offered by a fraction, the numerator of which is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator of which is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders subject to the overall purchase and ownership limitations.  See “— Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed.  Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at [     ], 2010.  In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members.  To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each depositor of Capitol Federal Savings Bank as of the close of business on the voting record date of [      ], 2010, and each borrower of Capitol Federal Savings Bank with an outstanding balance as of January 6, 1993 whose loan remains outstanding on the voting record date, who is not an Eligible Account Holder or Supplemental Eligible Account Holder (Other Members) will receive, without payment therefor, nontransferable subscription rights to purchase up to $ 70 .0 million (7, 000 ,000 shares) of common stock or one-tenth of one percent of the total number of shares of common stock issued in the offering, subject to the overall purchase and ownership limitations.  See “— Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed.  Any remaining shares will be allocated among Other Members in the proportion that the amount of the subscription of each Other Member whose subscription remains unsatisfied bears to the total amount of subscriptions of all Other Members whose subscriptions remain unsatisfied.  To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts in which he or she had an ownership interest at [      ], 2010.  In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date.  The subscription offering will expire at 4:00 p.m., Central Time, on [      ], 2010, unless extended by us for up to 45 days.  This extension may be made without notice to you, except that extensions beyond [      ], 2010 will require the approval of the Office of Thrift Supervision and a resolicitation of subscribers in the offering.  We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range.  Subscription rights which have not been exercised prior to the expiration date will become void.  Subscription rights will expire whether or not each eligible depositor can be located.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Members, we expect to offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering.  Shares would be offered with the following preferences:

(i)	Natural persons residing in the counties and metropolitan statistical areas in which we have a home or branch office;

                 (ii)           CFF’s public stockholders as of [      ], 2010; and

         (iii)          Other members of the general public.

Purchasers in the community offering may purchase up to $ 70 .0 million (7, 000 ,000 shares) of common stock, subject to the overall purchase and ownership limitations.  See “- Limitations on Common Stock Purchases.” The minimum purchase is 25 shares.  The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the accepted orders of persons residing in the counties and metropolitan statistical areas in which Capitol Federal Savings Bank has a home or branch office, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person.  Thereafter, unallocated shares will be allocated among such persons residing in the areas listed above whose orders remain unsatisfied on an equal number of shares basis per order.  If an oversubscription occurs due to the orders of public stockholders of CFF as of [      ], 2010, the allocation procedures described above will apply to the stock orders of such persons.  In the event of an oversubscription among members of the general public, these same allocation procedures will also apply.  In connection with the allocation process, unless the Office of Thrift Supervision permits otherwise, orders received for Capitol Federal Financial, Inc. common stock in the community offering will first be filled up to a maximum of two percent of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the counties and metropolitan statistical areas in which Capitol Federal Savings Bank has a home or branch office; and has a present intent to remain within such community for a period of time; and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature.  We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident.  In all cases, however, the determination shall be in our sole discretion.

Expiration Date.  The community offering will begin at the same time as the subscription offering, and is currently expected to terminate at the same time as the subscription offering.  Capitol Federal Financial, Inc. may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond [      ], 2010, in which case we will resolicit purchasers in the offering.

Syndicated Offering

If feasible, our Board of Directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.  In the syndicated offering, any person may purchase up to $ 70 .0 million (7, 000 ,000 shares) of common stock, subject to the overall purchase and ownership limitations.  We retain the right to accept or reject in whole or in part any orders in the syndicated offering.  Unless the Office of Thrift Supervision permits otherwise, accepted orders for Capitol Federal Financial, Inc. common stock in the syndicated offering will first be filled up to a maximum of two percent (2%) of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.  Unless the syndicated offering begins during the community offering, the syndicated offering will begin as soon as possible after the completion of the subscription and community offerings.

If a syndicated offering is held, Sandler O’Neill & Partners, L.P. will serve as sole book-running manager, Keefe, Bruyette & Woods, Inc. will serve as co-manager, and each firm will assist us in selling our common stock on a best efforts basis.  Neither Sandler O’Neill & Partners, L.P. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated offering.  The syndicated offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Under these rules, Sandler O’Neill & Partners, L.P., Keefe Bruyette & Woods, Inc. or the other broker-dealers participating in the syndicated offering generally will accept payment for shares of common stock to be purchased in the syndicated offering through a sweep arrangement, provided we have received subscriptions to meet the minimum of the offering range, under which a customer’s brokerage account at the applicable participating broker-dealer will be debited in the amount of the purchase price for the shares of common stock that such customer wishes to purchase in the syndicated offering on the settlement date. Participating broker-dealers will only sell to customers who have accounts at the participating broker-dealer and who authorize the broker-dealer to debit their accounts. Customers who authorize participating broker-dealers to debit their brokerage accounts are required to have the funds for the payment in their accounts on, but not before, the settlement date. Certain investors may pay Sandler O’Neill & Partners, L.P. or Keefe, Bruyette & Woods, Inc. for shares purchased in the syndicated offering on the settlement date through the services of the Depository Trust Company on a delivery versus payment basis. The closing of the syndicated offering is subject to conditions set forth in an agency agreement among CFF, Capitol Federal Savings Bank MHC and Capitol Federal Savings Bank on one hand and Sandler O’Neill & Partners, L.P., as representative of the several agents, on the other hand.  If and when all the conditions for the closing are met, funds for common stock sold in the syndicated offering, less fees and commissions payable, will be delivered promptly to us.  Normal customer ticketing will be used for order placement.

If for any reason we cannot affect a syndicated offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are a significant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible.  The Office of Thrift Supervision and the Financial Industry Regulatory Authority must approve any such arrangements.

Additional Limitations on Common Stock Purchases

The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased in the offering:

(i)	No person may purchase fewer than 25 shares of common stock;

(ii)	The maximum number of shares of common stock that may be purchased by a person or persons exercising subscription rights through a single qualifying deposit account held jointly is 7, 000 ,000 shares;

(iii)	Our tax-qualified employee stock benefit plan, consisting of our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock sold in the offering;

(iv)
Except for the tax-qualified employee stock benefit plans described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $ 70 .0 million (7, 000 ,000 shares) of common stock in all categories of the offering combined;

(v)
Current stockholders of CFF are subject to an ownership limitation.  As previously described, current stockholders of CFF will receive shares of Capitol Federal Financial, Inc. common stock in exchange for their existing shares of CFF common stock at the conclusion of the offering.  The number of shares of common stock that a stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing CFF common stock, may not exceed 5% of the shares of common stock of Capitol Federal Financial, Inc. to be issued and outstanding at the completion of the conversion; and

(vi)
The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of Capitol Federal Savings Bank and their associates, in the aggregate, when combined with shares of common stock issued in exchange for existing shares, may not exceed 25% of the shares of Capitol Federal Financial, Inc. common stock outstanding upon completion of the conversion.

Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of members of Capitol Federal Savings Bank MHC, may decrease or increase the purchase and ownership limitations.  If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given, and, in our sole discretion, some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares may be given, the opportunity to increase their subscriptions up to the then applicable limit.  The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.  In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, this limitation may be further increased to 9.99%, provided  that orders for Capitol Federal Financial, Inc. common stock exceeding 5% of the shares issued in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.

The term associate of a person means:

(i)
any corporation or organization, other than Capitol Federal Savings Bank MHC, CFF, Capitol Federal Savings Bank or a majority-owned subsidiary of CFF or Capitol Federal Savings Bank, of which the person is a senior officer, partner or beneficial owner, directly or indirectly, of 10% or more of any equity security;

(ii)
any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, that for the purposes of subscriptions in the offering and restrictions on the sale of stock after the conversion, the term associate does not include a person who has a substantial beneficial interest in an employee stock benefit plan of Capitol Federal Savings Bank, or who is a trustee or fiduciary of such plan, and for purposes of aggregating total shares that may be held by officers and directors of Capitol Federal Savings Bank MHC, CFF or Capitol Federal Savings Bank the term associate does not include any tax-qualified employee stock benefit plan of Capitol Federal Savings Bank; and

(iii)	any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Capitol Federal Savings Bank MHC, CFF or Capitol Federal Savings Bank.

The term acting in concert means:

(i)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(ii)
a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchasers are associates or acting in concert. Persons exercising subscription rights through a single qualifying deposit account held jointly, whether or not related, will be deemed to be acting in concert unless we determine otherwise.

Our directors are not treated as associates of each other solely because of their membership on the Board of Directors.  Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of Capitol Federal Financial, Inc. or Capitol Federal Savings Bank and except as described below.  Any purchases made by any associate of Capitol Federal Financial, Inc. or Capitol Federal Savings Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution.  In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain reporting requirements upon purchase of these securities.  For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “— Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of Capitol Federal Financial, Inc.”

Marketing Arrangements

To assist in the marketing of our common stock, we have retained Sandler O’Neill & Partners, L.P., which is a broker-dealer registered with the Financial Industry Regulatory Authority.  In its role as financial advisor, Sandler O’Neill & Partners, L.P. will assist us in the offering as follows:

●	consulting with us as to the financial and securities market implications of the plan of conversion and reorganization;

●	consulting with us as to the financial and securities market implications of proposed or actual changes in laws or regulations affecting us;

●	reviewing with our Board of Directors the financial impact of the offering on us, based upon the independent appraiser’s appraisal of the common stock;

●	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

●	assisting in the design and implementation of a marketing strategy for the offering;

●
assisting management in scheduling and preparing for meetings with potential investors and other broker-dealers in connection with the offering, including assistance in preparing presentation materials for such meetings; and

●	providing such other general advice and assistance we may request to promote the successful completion of the offering.

For its services as marketing agent, Sandler O’Neill & Partners, L.P. will receive 0.75% of the dollar amount of all shares of common stock sold in the subscription and community offering.  No sales fee will be payable to Sandler O’Neill & Partners, L.P. with respect to shares purchased by officers, directors and employees or their immediate families and shares purchased by our tax-qualified and non-qualified employee benefit plans.  For its advisory services, we have paid $200 thousand, and agreed to pay $75 thousand per month, beginning May 1, 2010, to Sandler O’Neill & Partners, L.P.  The advisory fee is paid in consideration for Sandler O’Neill & Partners, L.P.’s work in advising us with respect to our reorganization from the mutual holding company to the stock holding company form of organization, including consultation as to the financial and securities market implications of the plan of conversion and reorganization and proposed or actual changes in laws or regulations affecting us, our contribution to the charitable foundation, and the meetings of CFF’s shareholders and Capitol Federal Savings Bank MHC’s members relating to approval of the plan of conversion and reorganization.  These advisory fees will not exceed $500 thousand and will be credited against fees earned by Sandler O’Neill & Partners, L.P. for shares sold in the subscription and community offering.  In the event that common stock is sold through a group of broker-dealers in a syndicated offering, we will pay (i) a management fee of 1.00% of the aggregate dollar amount of the common stock sold in the syndicated offering, 75% of which will be paid to Sandler O’Neill & Partners, L.P. and 25% of which will be paid to Keefe, Bruyette & Woods, Inc. and (ii) a selling concession of 3.50% of the actual purchase price of each security sold in the syndicated offering, which shall be allocated to dealers (including Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc.) in accordance with the actual number of shares of common stock sold by such dealers; provided however, that sales credit for a minimum of 30% of shares sold in the syndicated offering will be reserved for syndicate member firms other than Sandler O’Neill & Partners, L.P.  Sandler O’Neill & Partners, L.P. will serve as sole book-running manager and Keefe, Bruyette & Woods, Inc. will serve as co-manager.  Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc. will be reimbursed for all reasonable out of pocket expenses, including attorney’s fees, if the offering is not completed.

We will indemnify Sandler O’Neill & Partners, L.P. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock.  These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Capitol Federal Savings Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction.  No offers or sales may be made by tellers or at the teller counters.  No sales activity will be conducted in a Capitol Federal Savings Bank banking office.  Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Sandler O’Neill & Partners, L.P.  Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock.  We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock.  None of our officers, directors or employees will be compensated in connection with their participation in the offering.

In addition, we have engaged Sandler O’Neill & Partners, L.P. to act as our records agent in connection with the conversion and offering.  In its role as records agent, Sandler O’Neill & Partners, L.P. will assist us in the offering as follows: (1) consolidation of deposit accounts and vote calculation; (2) design and preparation of order forms and proxy cards; (3) organization and supervision of the Stock Information Center; (4) assistance with proxy solicitation and special meeting services for member meeting; and (5) subscription services.  For these services, Sandler O’Neill & Partners, L.P. will not receive any additional fees.

Neither Sandler O’Neill & Partners, L.P. nor Keefe, Bruyette & Woods, Inc. has prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor have they prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold in the conversion and offering.  Neither Sandler O’Neill & Partners, L.P. nor Keefe, Bruyette & Woods, Inc. expresses any opinion as to the prices at which common stock to be issued may trade.

Lock-up Agreements

We, and each of our directors and executive officers have agreed, that during the period beginning on the date of this prospectus and ending 90 days after the closing of the offering, without the prior written consent of Sandler O’Neill, directly or indirectly, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of CFF or Capitol Federal Financial, Inc. stock or any securities convertible into or exchangeable or exercisable for CFF or Capitol Federal Financial, Inc. stock, whether owned on the date of the prospectus or acquired after the date of the prospectus or with respect to which we or any of our directors or executive officers has or after the date of the prospectus acquires the power of disposition, or file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of CFF or Capitol Federal Financial, Inc. stock, whether any such swap or transaction is to be settled by delivery of stock or other securities, in cash or otherwise.  In the event that either (1) during the period that begins on the date that is 15 calendar days plus three business days before the last day of the restricted period and ends on the last day of the restricted period, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, the restrictions set forth above will continue to apply until the expiration of the date that is 15 calendar days plus three business days after the date on which the earnings release is issued or the material news or event related to us occurs.

Offering Deadline

The subscription and community offerings will expire at 4:00 p.m., Central Time, on [      ], 2010, unless extended, without notice to you, for up to 45 days.  Any extension of the subscription and/or community offering beyond [      ], 2010 would require the Office of Thrift Supervision’s approval.  In such event, we would conduct a resolicitation.  Purchasers would have the opportunity to maintain, change or cancel their stock orders within a specified period.  If a purchaser does not respond during the resolicitation period, his or her stock order will be canceled and payment will be returned promptly, with interest calculated at Capitol Federal Savings Bank’s statement savings rate, and deposit account withdrawal authorizations will be canceled.  We will not execute orders until at least the minimum number of shares offered has been sold.  If we have not sold the minimum by the expiration date or any extension thereof, we will terminate the offering and cancel all orders, as described above.  Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond [      ], 2012, which is two years after the special meeting of members to vote on the conversion.  We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds submitted, with interest calculated at Capitol Federal Savings Bank’s statement savings rate from the date of receipt.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Stock Order Forms.  In order to purchase shares of common stock in the subscription offering and community offering, you must submit a properly completed original stock order form and remit full payment.  Incomplete stock order forms or stock order forms that are not signed are not required to be accepted.  We are not required to accept stock orders submitted on photocopied or facsimiled stock order forms.  All stock order forms must be received (not postmarked) prior to 4:00 p.m. Central Time, on [      ], 2010 at our Stock Information Center.  We are not required to accept stock order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions.  We are not required to notify purchasers of incomplete or improperly executed stock order forms.  We have the right to waive or permit the correction of incomplete or improperly executed stock order forms, but we do not represent that we will do so.  You may submit your stock order form and payment by mail using the stock order reply envelope provided, by bringing your stock order form to our Stock Information Center, or by overnight delivery to the indicated address on the order form.  Our Stock Information Center is located at [      ], Topeka, Kansas [      ].  Stock order forms may not be delivered to Capitol Federal Savings Bank banking or other offices.  Once tendered, a stock order form cannot be modified or revoked without our consent.  We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

If you are ordering shares in the subscription offering, by signing the stock order form you are representing that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares.  Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the stock order forms will be final.

By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Capitol Federal Savings Bank or any federal or state government, and that you received a copy of this prospectus.  However, signing the stock order form will not cause you to waive your rights under the Securities Act of 1933.  We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization.

Payment for Shares.  Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid.  You may not submit cash.  Payment for shares may be made by:

(i)	personal check, bank check or money order, made payable to Capitol Federal Financial, Inc.; or

(ii)	authorization of withdrawal from the types of Capitol Federal Savings Bank deposit accounts designated on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at Capitol Federal Savings Bank are provided on the order forms.  The funds designated must be available in the account(s) at the time the stock order form is received.  A hold will be placed on these funds, making them unavailable to the depositor.  Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made.  Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest calculated at the current statement savings rate subsequent to the withdrawal.  In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Capitol Federal Savings Bank and will earn interest calculated at Capitol Federal Savings Bank’s statement savings rate from the date payment is processed until the offering is completed, at which time a subscriber will be issued a check for interest earned.

You may not remit Capitol Federal Savings Bank line of credit checks, and we will not accept third-party checks, including those payable to you and endorsed over to Capitol Federal Financial, Inc.  You may not designate on your stock order form a direct withdrawal from a Capitol Federal Savings Bank retirement account.  See “- Using Retirement Account Funds to Purchase Shares” for information on using such funds.  Additionally, you may not designate on your stock order form a direct withdrawal from Capitol Federal Savings Bank deposit accounts with check-writing privileges.  Please provide a check instead.  Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by [      ], 2010, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

Regulations prohibit Capitol Federal Savings Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the conversion.  This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until consummation of the offering, provided that there is a loan commitment from an unrelated financial institution or Capitol Federal Financial, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Retirement Account Funds to Purchase Shares

Persons interested in purchasing common stock using funds currently in an individual retirement account (IRA) or any other retirement account, whether held through Capitol Federal Savings Bank or elsewhere, should contact our Stock Information Center for guidance.  Please contact the Stock Information Center as soon as possible, preferably at least two weeks prior to the [      ], 2010 offering deadline, because processing these transactions takes additional time, and whether these funds can be used may depend on limitations imposed by the institution where the funds are currently held.  Additionally, if these funds are not currently held in a self-directed retirement account, then before placing your stock order, you will need to establish one with an independent trustee or custodian, such as a brokerage firm.  The new trustee or custodian will hold the shares of common stock in a self-directed account in the same manner as we now hold retirement account funds.  An annual administrative fee may be payable to the new trustee or custodian.  Assistance on how to transfer such retirement accounts can be obtained from the Stock Information Center.

If you wish to use some or all of your funds that are currently held in a Capitol Federal Savings Bank IRA or other retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account(s) for the purchase of common stock.  Before you place your stock order, the funds you wish to use must be transferred from those accounts to a self-directed retirement account at an independent trustee or custodian, as described above.

Delivery of Stock Certificates

All shares of Capitol Federal Financial, Inc. common stock being sold will be in book entry form and paper stock certificates will not be issued.   A statement reflecting ownership of shares of common stock issued in the subscription and community offering will be mailed to the persons entitled thereto at the certificate registration address noted by them on the stock order form, within five business days following consummation of the conversion.

Other Restrictions

Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state blue sky regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority.  We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished.  In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a state of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of conversion and reorganization reside in the state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of the state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in the state; or (c) registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Office of Thrift Supervision regulations prohibit any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise.  These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering a stock purchase on the stock order form, you must register the stock in the same name as appearing on the account.  You should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower purchase priority than you do.  Doing so may jeopardize your subscription rights.  Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of the shares.  The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call or visit our Stock Information Center, located at [      ], Topeka, Kansas [      ].  The toll-free telephone number is 1-800-[      ]-[      ]. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Central Time.  The Stock Information Center will be closed weekends and bank holidays.

Liquidation Rights

Liquidation prior to the conversion.  In the unlikely event of a complete liquidation of Capitol Federal Savings Bank MHC or CFF prior to the conversion, all claims of creditors of CFF, including those of depositors of Capitol Federal Savings Bank (to the extent of their deposit balances), would be paid first.  Thereafter, if there were any assets of CFF remaining, these assets would be distributed to stockholders, including Capitol Federal Savings Bank MHC.  Then, if there were any assets of Capitol Federal Savings Bank MHC remaining, members of Capitol Federal Savings Bank MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Capitol Federal Savings Bank immediately prior to liquidation.

Liquidation following the conversion.  In the unlikely event that Capitol Federal Financial, Inc. and Capitol Federal Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the liquidation account maintained by Capitol Federal Financial, Inc. pursuant to the plan of conversion and reorganization to certain depositors, with any assets remaining thereafter distributed to Capitol Federal Financial, Inc. as the holder of Capitol Federal Savings Bank capital stock.

The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a liquidation account by Capitol Federal Financial, Inc. for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to Capitol Federal Savings Bank MHC’s ownership interest in the total stockholder’s equity of Capitol Federal Financial, Inc. as of the date of its latest balance sheet contained in this prospectus.  The plan of conversion and reorganization also provided that Capitol Federal Financial, Inc. shall cause the establishment of a bank liquidation account.

The liquidation account established by Capitol Federal Financial, Inc. is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of Capitol Federal Financial, Inc. and Capitol Federal Savings Bank.  Specifically, in the unlikely event that Capitol Federal Financial, Inc. and Capitol Federal Savings Bank were to completely liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to Eligible Account Holders and Supplemental Eligible Account Holders of the liquidation account maintained by Capitol Federal Financial, Inc.  In a liquidation of both entities, or of Capitol Federal Savings Bank, when Capitol Federal Financial, Inc. has insufficient assets to fund the distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and Capitol Federal Savings Bank has positive net worth, Capitol Federal Savings Bank shall pay amounts necessary to fund Capitol Federal Financial, Inc.’s remaining obligations under the liquidation account. The plan of conversion and reorganization also provides that if Capitol Federal Financial, Inc. is sold or liquidated apart from a sale or liquidation of Capitol Federal Savings Bank, then the rights of Eligible Account Holders and Supplemental Eligible Account Holders in the liquidation account maintained by Capitol Federal Financial, Inc. shall be surrendered and treated as a liquidation account in Capitol Federal Savings Bank.

Pursuant to the plan of conversion and reorganization, after two years from the date of conversion and upon the written request of the Office of Thrift Supervision, Capitol Federal Financial, Inc. will eliminate or transfer the liquidation account and the interests in such account to Capitol Federal Savings Bank and the liquidation account shall thereupon become the liquidation account of Capitol Federal Savings Bank and not be subject in any manner or amount to Capitol Federal Financial, Inc.’s creditors.

Also, under the rules and regulations of the Office of Thrift Supervision, no post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which Capitol Federal Financial, Inc. or Capitol Federal Savings Bank is not the surviving institution would be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Capitol Federal Savings Bank on March 31, 2009, or [     ], 2010.  Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on March 31, 2009 or [     ], 2010 bears to the balance of all deposit accounts in Capitol Federal Savings Bank on such dates.

If, however, on any September 30 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on March 31, 2009 or [     ], 2010 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and the interest will cease to exist if the deposit account is closed.  In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account.  Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor.  Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Capitol Federal Financial, Inc. as the sole stockholder of Capitol Federal Savings Bank.

Material Income Tax Consequences

Although the conversion may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of conversion and reorganization and applicable law, regulations and policies, it is intended that the conversion will be effected through various mergers.  Completion of the offering is conditioned upon the prior receipt of an opinion of counsel or a tax advisor with respect to federal and Kansas tax laws to the effect that no gain or loss will be recognized by Capitol Federal Savings Bank MHC, CFF or Capitol Federal Savings Bank as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued.  We have received an opinion from Silver, Freedman & Taff, L.L.P. as to the federal tax consequences of the conversion. We have also received an opinion from Deloitte Tax LLP to the effect that, more likely than not, the income tax consequences under Kansas law of the offering are not materially different than for federal income tax purposes.

Silver, Freedman & Taff, L.L.P. has issued an opinion to Capitol Federal Savings Bank MHC, CFF, Capitol Federal Savings Bank and Capitol Federal Financial, Inc. that for federal income tax purposes:

1.	The merger of Capitol Federal Savings Bank MHC with and into CFF will qualify as a tax free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.
The constructive exchange of the Eligible Account Holders’ and Supplemental Eligible Account Holders’ voting and liquidation rights in Capitol Federal Savings Bank MHC for liquidation interests in CFF in the merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

3.
Capitol Federal Savings Bank MHC will not recognize any gain or loss on the transfer of its assets to CFF and CFF’s assumption of its liabilities, if any, in constructive exchange for liquidation interests in CFF or on the constructive distribution of such liquidation interests to the members of Capitol Federal Savings Bank MHC who are Eligible Account Holders or Supplemental Eligible Account Holders of Capitol Federal Savings Bank.  (Section 361(a), 361(c) and 357(a) of the Internal Revenue Code)

4.
No gain or loss will be recognized by CFF upon the receipt of the assets of Capitol Federal Savings Bank MHC in the merger in exchange for the constructive transfer of liquidation interests in CFF to the members of Capitol Federal Savings Bank MHC who are Eligible Account Holders and Supplemental Eligible Account Holders.  (Section 1032(a) of the Internal Revenue Code)

5.
Eligible Account Holders and Supplemental Eligible Account Holders will recognize no gain or loss upon the constructive receipt of liquidation interests in CFF in exchange for their voting and liquidation rights in Capitol Federal Savings Bank MHC.  (Section 354(a) of the Internal Revenue Code)

6.
The basis of the assets of Capitol Federal Savings Bank MHC to be received by CFF in the merger will be the same as the basis of such assets in the hands of Capitol Federal Savings Bank MHC immediately prior to the transfer.  (Section 362(b) of the Internal Revenue Code)

7.
The holding period of the assets of Capitol Federal Savings Bank MHC to be received by CFF in the merger will include the holding period of those assets in the hands of Capitol Federal Savings Bank MHC immediately prior to the transfer.  (Section 1223(2) of the Internal Revenue Code)

8.
The merger of CFF with and into Capitol Federal Financial, Inc. will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

9.
The exchange of common stock of CFF held by stockholders other than Capitol Federal Savings Bank MHC for Capitol Federal Financial, Inc. common stock and the constructive exchange of the Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in CFF for interests in the liquidation account of Capitol Federal Financial, Inc. will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

10.
CFF will not recognize any gain or loss on the transfer of its assets to Capitol Federal Financial, Inc. and Capitol Federal Financial, Inc.’s assumption of its liabilities in the merger pursuant to which shares of common stock will be received by stockholders of CFF other than Capitol Federal Savings Bank MHC in exchange for their shares of CFF common stock and Eligible Account Holders and Supplemental Eligible Account Holders will receive interests in the liquidation account of Capitol Federal Financial, Inc. in exchange for their liquidation interests in CFF.  (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code)

11.	No gain or loss will be recognized by Capitol Federal Financial, Inc. upon the receipt of the assets of CFF in the merger. (Section 1032(a) of the Internal Revenue Code)

12.
Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon their constructive exchange of their liquidation interests in CFF for interests in the liquidation account of Capitol Federal Financial, Inc.  (Section 354 of the Internal Revenue Code)

13.
No gain or loss will be recognized by stockholders of CFF other than Capitol Federal Savings Bank MHC upon their exchange of shares of CFF common stock for Capitol Federal Financial, Inc. common stock in the merger, except for cash paid in lieu of fractional share interests.  (Section 354 of the Internal Revenue Code)

14.
The basis of the assets of CFF to be received by Capitol Federal Financial, Inc. in the merger will be the same as the basis of those assets in the hands of CFF immediately prior to the transfer.  (Section 362(b) of the Internal Revenue Code)

15.
The holding period of the assets of CFF to be received by Capitol Federal Financial, Inc. in the merger will include the holding period of those assets in the hands of CFF immediately prior to the transfer.  (Section 1223(2) of the Internal Revenue Code)

16.
It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Capitol Federal Financial, Inc. common stock is zero.  Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Capitol Federal Financial, Inc. common stock.  (Section 356(a) of the Internal Revenue Code)  Gain, if any, realized by these account holders and members will not exceed the fair market value of the subscription rights distributed.  Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not recognize any gain as the result of the exercise by them of nontransferable subscription rights.

17.
It is more likely than not that the fair market value of the benefit provided by the liquidation account of Capitol Federal Savings Bank supporting the payment of the liquidation account of Capitol Federal Financial, Inc. in the event Capitol Federal Financial, Inc. lacks sufficient net assets is zero.  Accordingly, it is more likely than not that no gain or loss will be recognized by Capitol Federal Financial, Inc. or Eligible Account Holders and Supplemental Eligible Account Holders from the establishment or maintenance of the liquidation account of Capitol Federal Savings Bank or the distribution to Capitol Federal Financial, Inc. of rights in, or deemed distribution to Eligible Account Holders and Supplemental Eligible Account Holders of rights in the liquidation account of Capitol Federal Savings Bank in the merger.  (Section 356(a) of the Internal Revenue Code)

18.
Each stockholder’s aggregate basis in his or her Capitol Federal Financial, Inc. common stock received in exchange for shares of CFF common stock in the merger will be the same as the aggregate basis of the shares surrendered in exchange therefor, subject to the cash in lieu of the fractional share interest provisions of Paragraph 23 below.  (Section 358(a) of the Internal Revenue Code)

19.
It is more likely than not that the basis of the Capitol Federal Financial, Inc. common stock purchased in the offering through the exercise of nontransferable subscription rights will be the purchase price thereof.  (Section 1012 of the Internal Revenue Code)

20.
Each stockholder’s holding period in his or her Capitol Federal Financial, Inc. common stock received in exchange for shares in CFF common stock in the merger will include the period during which these shares were held, provided that the shares are a capital asset in the hands of the stockholder on the date of the exchange.  (Section 1223(1) of the Internal Revenue Code)

21.
The holding period of the Capitol Federal Financial, Inc. common stock purchased pursuant to the exercise of subscription rights will commence on the date on which the right to acquire this stock was exercised.  (Section 1223(5) of the Internal Revenue Code)

22.
No gain or loss will be recognized by Capitol Federal Financial, Inc. on the receipt of money in exchange for Capitol Federal Financial, Inc. common stock sold in the offering.  (Section 1032 of the Internal Revenue Code)

23.
The payment of cash to former holders of CFF common stock in lieu of fractional share interests of Capitol Federal Financial, Inc. will be treated as though fractional share interests of Capitol Federal Financial, Inc. common stock were distributed as part of the merger and then redeemed by Capitol Federal Financial, Inc.  The cash payments will be treated as distributions in full payment for the fractional share interests deemed redeemed under Section 302(a) of the Internal Revenue Code, with the result that such stockholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional share interests.

We believe that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to Capitol Federal Savings Bank MHC, CFF, Capitol Federal Savings Bank, Capitol Federal Financial, Inc., persons receiving subscription rights and stockholders of CFF.  The reasoning in support of items 16 and 19 is set forth below. Silver, Freedman & Taff, L.L.P. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering.  The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value.  Based on the foregoing, Silver, Freedman & Taff, L.L.P. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value.  However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances.  If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution.  Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

We also have received a letter from RP Financial, LC. stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of exercise.  This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price that will be paid by members of the general public in any community offering.

The reasoning in support of item 17 is set forth below.  Silver, Freedman & Taff, L.L.P. understands that:  (i) there is no history of any holder of a liquidation account receiving any payment attributable to a liquidation account; (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in Capitol Federal Savings Bank are reduced; and (iv) the Capitol Federal Savings Bank liquidation account payment obligation arises only if Capitol Federal Financial, Inc. lacks sufficient net assets to fund the liquidation account.

In addition, we have received a letter from RP Financial, LC. stating its belief that the benefit provided by the Capitol Federal Savings Bank liquidation account supporting the payment of the liquidation account in the event Capitol Federal Financial, Inc. lacks sufficient net assets does not have any economic value at the time of the merger of CFF and Capitol Federal Financial, Inc.  Based on the foregoing, Silver, Freedman & Taff, L.L.P. believes it is more likely than not that such rights in the Capitol Federal Savings Bank liquidation account have no value.  If these rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder and Supplemental Eligible Account Holder in the amount of the fair market value as of the date of the merger of CFF and Capitol Federal Financial, Inc.

We do not plan to apply for a private letter ruling from the Internal Revenue Service concerning the transactions described herein.  Unlike private letter rulings issued by the Internal Revenue Service, opinions of counsel are not binding on the Internal Revenue Service or any state tax authority, and these authorities may disagree with the opinions.  In the event of a disagreement, there can be no assurance that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to Capitol Federal Financial, Inc.’s registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares after the Conversion

All shares of common stock purchased in the offering by a director or an executive officer of Capitol Federal Savings Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer.  Instructions will be issued to the transfer agent that any transfer within this time period of ownership of the shares other than as provided above is a violation of the restriction.  Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted.  The directors and executive officers of Capitol Federal Financial, Inc. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision.  This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock-based incentive plans or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans.

Office of Thrift Supervision regulations prohibit Capitol Federal Financial, Inc. from repurchasing its shares of common stock during the first year following the conversion unless compelling business reasons exist for such repurchases.  After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

CAPITOL FEDERAL FOUNDATION

General

In furtherance of our commitment to our local community, the plan of conversion and reorganization provides that we may fund our existing charitable foundation, the Capitol Federal Foundation, a non-stock, nonprofit Kansas corporation, in connection with the stock offering.  Capitol Federal Financial, Inc. will fund the charitable foundation with cash, as further described below.

     By further enhancing our visibility and reputation in our local community, we believe that our charitable foundation will continue to enhance the long-term value of our community banking franchise.  The stock offering presents us with a unique opportunity to continue to provide a substantial and continuing benefit to our communities through the Capitol Federal Foundation.

Purpose of the Charitable Foundation

In connection with the conversion, Capitol Federal Financial, Inc. intends to contribute to the Capitol Federal Foundation $40.0 million in cash.  This amount will be added to the $ 14.4  million in cash and other assets and 1,462,287 shares of CFF common stock, which will be converted into 4,762,961  shares of Capitol Federal Financial, Inc. common stock based on the exchange ratio at the midpoint of the offering range, held by the Capitol Federal Foundation at May 28 , 2010.  The purpose of our charitable foundation is to provide financial support to charitable organizations in the communities in which we operate and to enable our communities to share in our long-term growth.  Capitol Federal Foundation will also support our ongoing obligations to the community under the Community Reinvestment Act.  Capitol Federal Savings Bank received a satisfactory rating in its most recent Community Reinvestment Act examination by the Office of Thrift Supervision.  In addition, the Capitol Federal Foundation will maintain close ties with Capitol Federal Savings Bank, thereby forming a partnership within the communities in which Capitol Federal Savings Bank operates.

Structure of the Charitable Foundation

The Capitol Federal Foundation is incorporated under Kansas law as a non-stock, nonprofit corporation.  The articles of incorporation of the Capitol Federal Foundation provides that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code.  The Capitol Federal Foundation’s articles of incorporation further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, trustees or officers or to private individuals.

The charitable foundation is governed by a board of trustees, which currently consists of John B. Dicus, who is a director of CFF and will be a director of Capitol Federal Financial, Inc., John C. Dicus, past chairman of CFF and a non-executive employee of CFF, Rick C. Jackson, an executive officer of CFF and two individuals who are not affiliated with us.  Office of Thrift Supervision regulations require that we select one person to serve on the board of trustees who is not one of our officers or directors and who has experience with local charitable organizations and grant making, and our two unaffiliated trustees satisfy these requirements.  While there are no plans to change the size of the board of trustees during the year following the completion of the conversion, following the first anniversary of the conversion, the charitable foundation may alter the size and composition of its board of trustees.  For five years after the stock offering, one seat on the charitable foundation’s board of trustees will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on the charitable foundation’s board of trustees will be reserved for one director from Capitol Federal Savings Bank’s Board of Directors or the board of directors of an acquirer or resulting institution in the event of a merger or acquisition of Capitol Federal Savings Bank.  Trustees of the charitable foundation serve for a one-year term.

The business experience of our current directors is described in “Management.” The business experience of the two trustees who are not affiliated with us is described below.

Nancy J. Perry. Mrs. Perry has served as a trustee of the Capitol Federal Foundation since its inception in 1999.  She served as President and CEO of the United Way of Greater Topeka since 1985.  Mrs. Perry retired from the United Way in July 2008.

Dr. Ronald W. Roskens. Dr. Roskens has served as a trustee of the Capitol Federal Foundation since its inception in 1999.  Since 1996, he has served as President of Global Communications, Inc., in Omaha, Nebraska.  From January 1993 to December 1995 he served as President of Action International.  Prior to that time, he held various positions with other companies and also served as Chancellor and Professor of Education Administration of the University of Nebraska-Omaha and as President of the University of Nebraska.

The board of trustees of the Capitol Federal Foundation is responsible for establishing its grant and donation policies, consistent with the purposes for which it was established.  As trustees of a nonprofit corporation, trustees of the Capitol Federal Foundation are at all times bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established.  The trustees of the Capitol Federal Foundation are also responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock held by the charitable foundation.  However, as required by Office of Thrift Supervision regulations, all shares of our common stock held by the Capitol Federal Foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders.

The Capitol Federal Foundation’s place of business is the same as our administrative offices.  The board of trustees of the Capitol Federal Foundation appoints such officers and employees as are necessary to manage its operations.  To the extent applicable, we comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between Capitol Federal Savings Bank and the Capitol Federal Foundation.

The Capitol Federal Foundation will receive additional working capital from the cash contribution and:

(i)	any dividends that may be paid on Capitol Federal Financial, Inc. shares of common stock in the future;

(ii)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(iii)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the Capitol Federal Foundation is required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

Tax Considerations

The Capitol Federal Foundation currently qualifies as a Section 501(c)(3) exempt organization under the Internal Revenue Code and is classified as a private foundation. Capitol Federal Financial, Inc. and Capitol Federal Savings Bank are authorized by federal law to make charitable contributions.  We believe that the stock offering presents a unique opportunity to provide additional funds to the Capitol Federal Foundation given the substantial amount of additional capital being raised.  We believe that the contribution to Capitol Federal Foundation is justified given Capitol Federal Savings Bank’s capital position and its earnings, the substantial additional capital being raised in the stock offering and the potential benefits of the Capitol Federal Foundation to our community.  See “Capitalization,” “Historical and Pro Forma Regulatory Capital Compliance,” and “Comparison of Valuation and Pro Forma Data With and Without the Charitable Foundation.”

  We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year.  We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the Capitol Federal Foundation.  We estimate that all of the contribution should be deductible for federal tax purposes over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period).  However, we do not have any assurance we will have sufficient earnings to be able to use the deduction in full.  Any such decision to continue to make additional contributions to the Capitol Federal Foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation.  However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2%.  The Capitol Federal Foundation is required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year.  The Capitol Federal Foundation is required to make its annual return available for public inspection.  The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Charitable Foundation

Office of Thrift Supervision regulations require, in connection with our board’s adoption of the plan of conversion and reorganization, that our directors who also serve on the board of trustees of Capitol Federal Foundation not participate in the board’s discussions concerning contributions to the charitable foundation and not vote on the matter.  Our Board of Directors complied with this regulation in adopting the plan of conversion and reorganization.

Office of Thrift Supervision regulations provide that the Office of Thrift Supervision will generally not object if a well-capitalized savings bank contributes to a charitable foundation an aggregate amount of 8% or less of the shares or proceeds issued in a stock offering.  Capitol Federal Savings Bank qualifies as a well-capitalized savings bank for purposes of this limitation, and the contribution to the charitable foundation will not exceed this limitation.

Office of Thrift Supervision regulations impose the following requirements with respect to a charitable foundation:

●	the Office of Thrift Supervision may examine the charitable foundation at the foundation’s expense;

●	the charitable foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

●	the charitable foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

●	the charitable foundation must operate according to written policies adopted by its board of trustees, including a conflict of interest policy;

●	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

●	the charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

Within six months of completing the stock offering, Capitol Federal Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

COMPARISON OF STOCKHOLDERS’ RIGHTS FOR EXISTING
STOCKHOLDERS OF CFF

General.  As a result of the conversion, existing stockholders of CFF will become stockholders of Capitol Federal Financial, Inc.  There are differences in the rights of stockholders of CFF and stockholders of Capitol Federal Financial, Inc. caused by differences between federal and Maryland law and regulations and differences in CFF’s federal stock charter and bylaws and Capitol Federal Financial, Inc.’s Maryland articles of incorporation and bylaws.

This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and similarities affecting the rights of stockholders.  See “Where You Can Find Additional Information” for procedures for obtaining a copy of Capitol Federal Financial, Inc.’s articles of incorporation and bylaws.

Authorized Capital Stock.  The authorized capital stock of CFF consists of 450,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

The authorized capital stock of Capitol Federal Financial, Inc. consists of 1,400,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.

CFF’s charter and Capitol Federal Financial, Inc.’s articles of incorporation both authorize the Board of Directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences.  As a result of the ability to fix voting rights for a series of preferred stock, our Board of Directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control.  We currently have no plans for the issuance of additional shares for such purposes.

Issuance of Capital Stock.  Pursuant to applicable laws and regulations, Capitol Federal Savings Bank MHC is required to own not less than a majority of the outstanding shares of CFF common stock.  Capitol Federal Savings Bank MHC will no longer exist following consummation of the conversion.

Capitol Federal Financial, Inc.’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons, whereas CFF’s stock charter restricts such issuances to general public offerings, or to directors for qualifying shares, unless the share issuance or the plan under which they would generally be issued has been approved by a majority of the total votes eligible to be cast at a legal stockholders’ meeting.  However, stock-based compensation plans, such as stock option plans and restricted stock plans, would have to be submitted for approval by Capitol Federal Financial, Inc. stockholders due to requirements of the Nasdaq Stock Market and in order to qualify stock options for favorable federal income tax treatment.

Voting Rights.  Neither CFF’s stock charter or bylaws nor Capitol Federal Financial, Inc.’s articles of incorporation or bylaws provide for cumulative voting for the election of directors.  For additional information regarding voting rights, see “— Limitations on Voting Rights of Greater-than-10% Stockholders” below.

Payment of Dividends.  CFF’s ability to pay dividends depends on the cash available at CFF and/or Capitol Federal Savings Bank’s ability to pay dividends to CFF.  The Office of Thrift  Supervision regulations state, in part, that dividends may be declared and paid by Capitol Federal Savings Bank without an application only if the total amount of all capital distributions for the calendar year is less than the net income for the year to date plus the retained income of Capitol Federal Savings Bank for the preceding two years.  Dividends may also not be declared or paid if Capitol Federal Savings Bank is in default in payment of any assessment due to the Federal Deposit Insurance Corporation.

The same restrictions will apply to Capitol Federal Savings Bank’s payment of dividends to Capitol Federal Financial, Inc.  In addition, Maryland law generally provides that Capitol Federal Financial, Inc. is limited to paying dividends in an amount equal to its capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make it insolvent.

Board of Directors.  CFF’s bylaws and Capitol Federal Financial, Inc.’s articles of incorporation and bylaws require the Board of Directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

Under CFF’s bylaws, any vacancies on the Board of Directors of CFF may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors .  Persons elected by the Board of Directors of CFF to fill vacancies may only serve until the next annual meeting of stockholders.  Under Capitol Federal Financial, Inc.’s bylaws, any vacancy occurring on the Board of Directors , including any vacancy created by reason of an increase in the number of directors, may be filled only by a majority of the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

Under CFF’s bylaws, any director may be removed for cause by the holders of a majority of the outstanding voting shares.  Capitol Federal Financial, Inc.’s articles of incorporation have the same provision.

Limitations on Liability.  The charter and bylaws of CFF do not limit the personal liability of directors.

Capitol Federal Financial, Inc.’s articles of incorporation provide that directors will not be personally liable for monetary damages to Capitol Federal Financial, Inc. for certain actions as directors, except for (i) receipt of an improper personal benefit from their positions as directors, (ii) actions or omissions that are determined to have involved active and deliberate dishonesty, or (iii) to the extent allowed by Maryland law.  These provisions might, in certain instances, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might benefit Capitol Federal Financial, Inc.

Indemnification of Directors, Officers, Employees and Agents.  Under current Office of Thrift Supervision regulations, CFF shall indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving the person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor.  In addition, indemnification is permitted in the case of a settlement, a final judgment against such person, or final judgment other than on the merits, if a majority of disinterested directors determines that the person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of CFF or its stockholders.  CFF also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that the person may ultimately be entitled to indemnification.  Before making any indemnification payment, CFF is required to notify the Office of Thrift Supervision of its intention, and such payment cannot be made if the Office of Thrift Supervision objects to such payment.

The articles of incorporation of Capitol Federal Financial, Inc. provide that it shall indemnify its current and former directors and officers to the fullest extent required or permitted by Maryland law, including the advancement of expenses.  Maryland law allows Capitol Federal Financial, Inc. to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of Capitol Federal Financial, Inc.  No such indemnification may be given if the acts or omissions of the person are adjudged to be in bad faith and material to the matter giving rise to the proceeding, if the person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled.  The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

Special Meetings of Stockholders.  CFF’s bylaws provide that special meetings of CFF’s stockholders may be called by the Chairman, the president, a majority of the members of the Board of Directors or the holders of not less than one-tenth of the outstanding capital stock of CFF entitled to vote at the meeting.  Capitol Federal Financial, Inc.’s bylaws provide that special meetings of the stockholders of Capitol Federal Financial, Inc. may be called by the president, by a majority vote of the total authorized directors, or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Stockholder Nominations and Proposals.  CFF’s bylaws generally provide that stockholders may submit nominations for election of directors at an annual meeting of stockholders and may propose any new business to be taken up at such a meeting by filing the proposal in writing with CFF at least five days before the date of the meeting.

Capitol Federal Financial, Inc.’s bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to Capitol Federal Financial, Inc. at least 90 days prior and not earlier than 120 days prior to such meeting.  However, if less than 90 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, the written notice must be submitted by a stockholder not later than the tenth day following the earlier of the day on which notice of the meeting was mailed to stockholders or such public disclosure was made.

Management believes that it is in the best interests of Capitol Federal Financial, Inc. and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors.  This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally.  Similarly, adequate advance notice of stockholder proposals will give management time to study the proposals and to determine whether to recommend to the stockholders that the proposals be adopted.  In certain instances, the provisions could make it more difficult to oppose management’s nominees or proposals, even if stockholders believe the nominees or proposals are in their best interests.

Stockholder Action Without a Meeting.  The bylaws of CFF provide that any action to be taken or which may be taken at any annual or special meeting of stockholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote.  The bylaws of Capitol Federal Financial, Inc. provide that, action may be taken by stockholders without a meeting if all stockholders entitled to vote on the action consent to taking the action without a meeting.

Stockholder’s Right to Examine Books and Records.  A federal regulation which is applicable to CFF provides that stockholders may inspect and copy specified books and records after proper written notice for a proper purpose.  Maryland law provides that a stockholder may inspect a company’s bylaws, stockholder minutes, annual statement of affairs and any voting trust agreements.  However, only a stockholder or group of stockholders who together, for at least six months, hold at least 5% of the company’s total shares, have the right to inspect a company’s stock ledger, list of stockholders and books of accounts.

Limitations on Voting Rights of Greater-than-10% Stockholders.  Capitol Federal Financial, Inc.’s articles of incorporation provide that no beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit.  CFF’s charter does not provide such a limit on voting common stock.  This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the Maryland General Corporation Law, which entitles stockholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.

In addition, Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of Capitol Federal Financial, Inc.’s equity securities without the prior written approval of the Office of Thrift Supervision.  Where any person acquires beneficial ownership of more than 10% of a class of Capitol Federal Financial, Inc.’s equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Mergers, Consolidations and Sales of Assets.  A federal regulation applicable to CFF generally requires the approval of two-thirds of the Board of Directors of CFF and the holders of two-thirds of the outstanding stock of CFF entitled to vote thereon for mergers, consolidations and sales of all or substantially all of CFF’s assets.  Such regulation permits CFF to merge with another corporation without obtaining the approval of its stockholders if:

(i)	it does not involve an interim savings institution;

(ii)	CFF’s federal stock charter is not changed;

(iii)	each share of CFF’s stock outstanding immediately prior to the effective date of the transaction will be an identical outstanding share or a treasury share of CFF after such effective date; and

(iv)	either:

(a)	no shares of voting stock of CFF and no securities convertible into such stock are to be issued or delivered under the plan of combination; or

(b)
the authorized but unissued shares or the treasury shares of voting stock of CFF to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of CFF outstanding immediately prior to the effective date of the transaction.

Capitol Federal Financial, Inc.’s articles of incorporation require the approval of the Board of Directors and the affirmative vote of a majority of the votes entitled to be cast by all stockholders entitled to vote thereon.  However, Maryland law provides that:

●
a merger of a 90% or more owned subsidiary with and into its parent may be approved without stockholder approval; provided, however that:  (1) the charter of the successor is not amended in the merger other than to change its name, the name or other designation or the par value of any class or series of its stock or the aggregate par value of its stock; and (2) the contractual rights of any stock of the successor issued in the merger in exchange for stock of the other corporation participating in the merger are identical to the contract rights of the stock for which the stock of the successor was exchanged;

●	a share exchange need not be approved by the stockholders of the successor;

●	a transfer of assets need not be approved by the stockholders of the transferee; and

●
a merger need not be approved by the stockholders of a Maryland successor corporation provided that the merger does not reclassify or change the terms of any class or series of its stock that is outstanding immediately before the merger becomes effective or otherwise amend its charter, and the number of shares of stock of such class or series outstanding immediately after the effective time of the merger does not increase by more than 20% of the number of shares of the class or series of stock that is outstanding immediately before the merger becomes effective.

Business Combinations with Interested Stockholders.  The articles of incorporation of Capitol Federal Financial, Inc. require the approval of the holders of at least 80% of Capitol Federal Financial, Inc.’s outstanding shares of voting stock entitled to vote to approve certain business combinations with an interested stockholder.  This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of disinterested directors or where various fair price and procedural conditions have been met.

Under Capitol Federal Financial, Inc.’s articles of incorporation, the term interested stockholder means any person who or which is:

●	the beneficial owner, directly or indirectly, of more than 10% of the voting power of the then outstanding voting stock of Capitol Federal Financial, Inc.;

●
an affiliate of Capitol Federal Financial, Inc. who or which at any time in the two-year period before the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of Capitol Federal Financial, Inc.; or

●
an assignee of or an entity that  has otherwise succeeded to any shares of voting stock that were at any time within the two-year period immediately before the date in question beneficially owned by any interested stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

A business combination includes, but is not limited to:

●
any merger or consolidation of Capitol Federal Financial, Inc. or any of its subsidiaries with:  (1) any interested stockholder; or (2) any other corporation, which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

●
any sale, lease, exchange or other disposition to or with any interested stockholder, or any affiliate of any interested stockholder, of any assets of Capitol Federal Financial, Inc. or any of its subsidiaries having an aggregate fair market value equaling or exceeding 25% or more of the combined assets of Capitol Federal Financial, Inc. and its subsidiaries;

●
the issuance or transfer by Capitol Federal Financial, Inc. or any of its subsidiaries of any securities of Capitol Federal Financial, Inc. or any of its subsidiaries to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property having an aggregate fair market value equaling or exceeding 25% of the combined fair market value of the outstanding common stock of Capitol Federal Financial, Inc., except for any issuance or transfer pursuant to an employee benefit plan of Capitol Federal Financial, Inc. or any of its subsidiaries;

●
the adoption of any plan for the liquidation or dissolution of Capitol Federal Financial, Inc. proposed by or on behalf of any interested stockholder or any affiliate or associate of such interested stockholder; or

●
any reclassification of securities, or recapitalization of Capitol Federal Financial, Inc., or any merger or consolidation of Capitol Federal Financial, Inc. with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Capitol Federal Financial, Inc. or any of its subsidiaries, which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder.

Neither the charter and bylaws of CFF nor the federal laws and regulations applicable to CFF contain a provision that restricts business combinations between CFF and any interested stockholder in the manner set forth above.

Evaluation of Offers.  The articles of incorporation of Capitol Federal Financial, Inc. provide that its Board of Directors , when evaluating a transaction that would or may involve a change in control of Capitol Federal Financial, Inc. (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Capitol Federal Financial, Inc. and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

●	the economic effect, both immediate and long-term, upon Capitol Federal Financial, Inc.’s stockholders, including stockholders, if any, who do not participate in the transaction;

●
the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Capitol Federal Financial, Inc. and its subsidiaries and on the communities in which Capitol Federal Financial, Inc. and its subsidiaries operate or are located;

●	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Capitol Federal Financial, Inc.;

●	whether a more favorable price could be obtained for Capitol Federal Financial, Inc.’s stock or other securities in the future;

●
the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Capitol Federal Financial, Inc. and its subsidiaries;

●	the future value of the stock or any other securities of Capitol Federal Financial, Inc. or the other entity to be involved in the proposed transaction;

●	any antitrust or other legal and regulatory issues that are raised by the proposal;

●
the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

●
the ability of Capitol Federal Financial, Inc. to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the Board of Directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

CFF’s charter and bylaws do not contain a similar provision.

Dissenters’ Rights of Appraisal.  Office of Thrift Supervision regulations generally provide that a stockholder of a federally chartered corporation, such as CFF, that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from the institution payment of the fair or appraised value of his or her stock in the corporation, subject to specified procedural requirements. The regulations also provide, however, that a stockholder of a federally chartered corporation whose shares are listed on a national securities exchange or quoted on the Nasdaq stock market are not entitled to dissenters’ rights in connection with a merger if the stockholder is required to accept only “qualified consideration” for his or her stock, which is defined to include cash, shares of stock of any institution or corporation that at the effective date of the merger will be listed on a national securities exchange or quoted on the Nasdaq stock market, or any combination of such shares of stock and cash.

Under Maryland law, stockholders of Capitol Federal Financial, Inc. will not have dissenters’ appraisal rights in connection with a plan of merger or consolidation to which Capitol Federal Financial, Inc. is a party as long as the common stock of Capitol Federal Financial, Inc. is listed on the Nasdaq stock market or any other national securities exchange.

Amendment of Governing Instruments.  No amendment of CFF’s stock charter may be made unless it is first proposed by the Board of Directors of CFF, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting.

Capitol Federal Financial, Inc.’s articles of incorporation may be amended, upon the submission of an amendment by the Board of Directors to a vote of the stockholders, by the affirmative vote of at least a majority of the outstanding shares of common stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The division of the Board of Directors into three staggered classes;

(iii)	The ability of the Board of Directors to fill vacancies on the board;

(iv)	The requirement that at least a majority of the votes eligible to be cast by stockholders must vote to remove directors, and can only remove directors for cause;

(v)	The ability of the Board of Directors and stockholders to amend and repeal the bylaws;

(vi)	The authority of the Board of Directors to provide for the issuance of preferred stock;

(vii)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(viii)	The number of stockholders constituting a quorum or required for stockholder consent;

(ix)	The indemnification of current and former directors and officers, as well as employees and other agents, by Capitol Federal Financial, Inc.;

(x)	The limitation of liability of officers and directors to Capitol Federal Financial, Inc. for money damages;

(xi)	The inability of stockholders to cumulate their votes in the election of directors;

(xii)	The advance notice requirements for stockholder proposals and nominations; and

(xiii)
The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xiii) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.  Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

The provisions requiring the affirmative vote of 80% of outstanding shares for certain stockholder actions have been included in the articles of incorporation of Capitol Federal Financial, Inc. in reliance on Section 2-104(b)(4) of the Maryland General Corporation Law.  Section 2-104(b)(4) permits the articles of incorporation to require a greater proportion of votes than the proportion that would otherwise be required for stockholder action under the Maryland General Corporation Law.

RESTRICTIONS ON ACQUISITION OF CAPITOL FEDERAL FINANCIAL, INC.

Although the Board of Directors of Capitol Federal Financial, Inc. is not aware of any effort that might be made to obtain control of Capitol Federal Financial, Inc. after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of Capitol Federal Financial, Inc.’s articles of incorporation to protect the interests of Capitol Federal Financial, Inc. and its stockholders from takeovers which our Board of Directors might conclude are not in the best interests of Capitol Federal Savings Bank, Capitol Federal Financial, Inc. or Capitol Federal Financial, Inc.’s stockholders.

The following discussion is a general summary of the material provisions of Capitol Federal Financial, Inc.’s articles of incorporation and bylaws, Capitol Federal Savings Bank’s charter and bylaws and certain other regulatory provisions that may be deemed to have an anti-takeover effect.  The following description of certain of these provisions is necessarily general and is not intended to be a complete description of the document or regulatory provision in question.  Capitol Federal Financial, Inc.’s articles of incorporation and bylaws are included as part of Capitol Federal Savings Bank MHC’s application for conversion filed with the Office of Thrift Supervision and Capitol Federal Financial, Inc.’s registration statement filed with the Securities and Exchange Commission.  See “Where You Can Find Additional Information.”

Articles of Incorporation and Bylaws of Capitol Federal Financial, Inc.

Capitol Federal Financial, Inc.’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that may discourage future takeover attempts.  As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so.  In addition, these provisions will also render the removal of the Board of Directors or management of Capitol Federal Financial, Inc. more difficult.

Directors.  The Board of Directors will be divided into three classes.  The members of each class will be elected for a term of three years and only one class of directors will be elected annually.  Thus, it would take at least two annual elections to replace a majority of our Board of Directors .  Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

Restrictions on Call of Special Meetings.  The articles of incorporation and bylaws provide that special meetings of stockholders can be called by the President, by a majority of the whole Board of Directors or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting.  The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights.  The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.  This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the Maryland General Corporation Law, which entitles stockholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.

Restrictions on Removing Directors from Office.  The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights.”)

Authorized but Unissued Shares.  After the conversion, Capitol Federal Financial, Inc. will have authorized but unissued shares of common and preferred stock.  See “Description of Capital Stock of Capitol Federal Financial, Inc. Following the Conversion.” The articles of incorporation authorize 100,000,000 shares of serial preferred stock.  Capitol Federal Financial, Inc. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class).  In the event of a proposed merger, tender offer or other attempt to gain control of Capitol Federal Financial, Inc. that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction.  An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Capitol Federal Financial, Inc.  The Board of Directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws.  Amendments to the articles of incorporation must be approved by our Board of Directors and also by at least a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend certain provisions.  A list of these provisions is provided under “Comparison of Stockholders’ Rights For Existing Stockholders of Capitol Federal Financial, Inc.—Amendment of Governing Instruments” above.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of Capitol Federal Financial, Inc.’s directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.  Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

The provisions requiring the affirmative vote of 80% of outstanding shares for certain stockholder actions have been included in the articles of incorporation of Capitol Federal Financial, Inc. in reliance on Section 2-104(b)(4) of the Maryland General Corporation Law.  Section 2-104(b)(4) permits the articles of incorporation to require a greater proportion of votes than the proportion that would otherwise be required for stockholder action under the Maryland General Corporation Law.

Business Combinations with Interested Stockholders.  The articles of incorporation require the approval of the holders of at least 80% of Capitol Federal Financial, Inc.’s outstanding shares of voting stock entitled to vote to approve certain business combinations with an interested stockholder.  This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of those members of Capitol Federal Financial, Inc.’s Board of Directors who are unaffiliated with the interested stockholder and who were directors before the time when the interested stockholder became an interested stockholder or if the proposed transaction meets certain conditions that are designed to afford the stockholders a fair price in consideration for their shares.  In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient.

The term interested stockholder includes any individual, group acting in concert, corporation, partnership, association or other entity (other than Capitol Federal Financial, Inc. or its subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of Capitol Federal Financial, Inc.

A business combination includes:

●
any merger or consolidation of Capitol Federal Financial, Inc. or any of its subsidiaries with any interested stockholder or affiliate of an interested stockholder or any corporation which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

●
any sale or other disposition to or with any interested stockholder of 25% or more of the assets of Capitol Federal Financial, Inc. or combined assets of Capitol Federal Financial, Inc. and its subsidiaries;

●
the issuance or transfer to any interested stockholder or its affiliate by Capitol Federal Financial, Inc. (or any subsidiary) of any securities of Capitol Federal Financial, Inc. (or any subsidiary) in exchange for cash, securities or other property the value of which equals or exceeds 25% of the fair market value of the common stock of Capitol Federal Financial, Inc.;

●	the adoption of any plan for the liquidation or dissolution of Capitol Federal Financial, Inc. proposed by or on behalf of any interested stockholder or its affiliate; and

●
any reclassification of securities, recapitalization, merger or consolidation of Capitol Federal Financial, Inc. with any of its subsidiaries which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of Capitol Federal Financial, Inc. or subsidiary owned directly or indirectly, by an interested stockholder or its affiliate.

Evaluation of Offers.  The articles of incorporation of Capitol Federal Financial, Inc. provide that its Board of Directors , when evaluating a transaction that would or may involve a change in control of Capitol Federal Financial, Inc. (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Capitol Federal Financial, Inc. and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

●	the economic effect, both immediate and long-term, upon Capitol Federal Financial, Inc.’s stockholders, including stockholders, if any, who do not participate in the transaction;

●
the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Capitol Federal Financial, Inc. and its subsidiaries and on the communities in which Capitol Federal Financial, Inc. and its subsidiaries operate or are located;

●	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Capitol Federal Financial, Inc.;

●	whether a more favorable price could be obtained for Capitol Federal Financial, Inc.’s stock or other securities in the future;

●
the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Capitol Federal Financial, Inc. and its subsidiaries;

●	the future value of the stock or any other securities of Capitol Federal Financial, Inc. or the other entity to be involved in the proposed transaction;

●	any antitrust or other legal and regulatory issues that are raised by the proposal;

●
the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

●
the ability of Capitol Federal Financial, Inc. to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the Board of Directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Purpose and Anti-Takeover Effects of Capitol Federal Financial, Inc.’s Articles of Incorporation and Bylaws.  Our Board of Directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our Board of Directors .  These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion.  Our Board of Directors believes these provisions are in the best interests of Capitol Federal Financial, Inc. and its stockholders.  Our Board of Directors believes that it will be in the best position to determine the true value of Capitol Federal Financial, Inc. and to negotiate more effectively for what may be in the best interests of its stockholders.  Accordingly, our Board of Directors believes that it is in the best interests of Capitol Federal Financial, Inc. and its stockholders to encourage potential acquirers to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts.  It is also the view of our Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Capitol Federal Financial, Inc. and that is in the best interests of all stockholders.

Takeover attempts that have not been negotiated with and approved by our Board of Directors present the risk of a takeover on terms that may be less favorable than might otherwise be available.  A transaction that is negotiated and approved by our Board of Directors , on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of Capitol Federal Financial, Inc. for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Capitol Federal Financial, Inc.’s assets.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, these offers are sometimes made for less than all of the outstanding shares of a target company.  As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite our belief as to the benefits to stockholders of these provisions of Capitol Federal Financial, Inc.’s articles of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by our Board of Directors , but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices.  As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so.  These provisions will also make it more difficult to remove our Board of Directors and management.  Our Board of Directors , however, has concluded that the potential benefits outweigh the possible disadvantages.

Following the conversion, pursuant to applicable law and, if required, following the approval by stockholders, we may adopt additional anti-takeover provisions in our articles of incorporation or other devices regarding the acquisition of our equity securities that would be permitted for a Maryland business corporation.

The cumulative effect of the restrictions on acquisition of Capitol Federal Financial, Inc. contained in our articles of incorporation and bylaws and in Maryland law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of Capitol Federal Financial, Inc. may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

Charter of Capitol Federal Savings Bank

The charter of Capitol Federal Savings Bank provides that for a period of five years from the closing of the conversion and offering, no person other than Capitol Federal Financial, Inc. may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Capitol Federal Savings Bank.  This provision does not apply to any tax-qualified employee benefit plan of Capitol Federal Savings Bank or Capitol Federal Financial, Inc. or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Capitol Federal Financial, Inc. or any of its subsidiaries, so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner, directly or indirectly, of more than 10% of any class of equity securities of Capitol Federal Savings Bank.  In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

Conversion Regulations

Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion.  Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of an Office of Thrift Supervision regulated holding company of a converted institution for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the holding company.  The Office of Thrift Supervision has defined person to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution.  However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public, are excepted.  The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition.  In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision.  Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution.  Acquisition of more than 10% of any class of a savings bank’s voting stock, if the acquiror is also subject to any one of eight control factors, constitutes a rebuttable determination of control under the regulations.  These control factors include the acquiror being one of the two largest stockholders.  The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings.  The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings bank’s stock who do not intend to participate in or seek to exercise control over a savings bank’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of the institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable.  There are also rebuttable presumptions in the regulations concerning whether a group acting in concert exists, including presumed action in concert among members of an immediate family.

The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

(i)	the acquisition would result in a monopoly or substantially lessen competition;

(ii)	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

(iii)	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

DESCRIPTION OF CAPITAL STOCK OF CAPITOL FEDERAL FINANCIAL, INC.
FOLLOWING THE CONVERSION

General

Capitol Federal Financial, Inc. is authorized to issue 1,400,000,000 shares of common stock, par value of $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.  Capitol Federal Financial, Inc. currently expects to issue in the offering up to 195,500 ,000 shares of common stock, and up to 81,620,351 shares in exchange for the publicly held shares of CFF.  Capitol Federal Financial, Inc. will not issue shares of preferred stock in the conversion.  Each share of Capitol Federal Financial, Inc. common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock.  Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of Capitol Federal Financial, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends.  Capitol Federal Financial, Inc. may pay dividends up to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and up to an amount that would not make us insolvent, as and when declared by our Board of Directors .  The payment of dividends by Capitol Federal Financial, Inc. is subject to limitations that are imposed by law and applicable regulation.  The holders of common stock of Capitol Federal Financial, Inc. will be entitled to receive and share equally in dividends as may be declared by our Board of Directors out of funds legally available therefor.  If Capitol Federal Financial, Inc. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights.  Upon consummation of the conversion, the holders of common stock of Capitol Federal Financial, Inc. will have exclusive voting rights in Capitol Federal Financial, Inc.  They will elect Capitol Federal Financial, Inc.’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors .  Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors.  Any person who beneficially owns more than 10% of the then-outstanding shares of Capitol Federal Financial, Inc.’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit.  If Capitol Federal Financial, Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights.  Certain matters require an 80% stockholder vote.

As a federally chartered stock savings bank, corporate powers and control of Capitol Federal Savings Bank are vested in its Board of Directors , which elects the officers of Capitol Federal Savings Bank and fills any vacancies on the Board of Directors .  Voting rights of Capitol Federal Savings Bank are vested exclusively in the owners of the shares of capital stock of Capitol Federal Savings Bank, which will be Capitol Federal Financial, Inc., and voted at the direction of Capitol Federal Financial, Inc.’s Board of Directors .  Consequently, the holders of the common stock of Capitol Federal Financial, Inc. will not have direct control of Capitol Federal Savings Bank.

Liquidation.  Capitol Federal Financial, Inc. will own 100% of the common stock of Capitol Federal Savings Bank.  In the event of a liquidation or dissolution of Capitol Federal Financial, Inc. or Capitol Federal Savings Bank, certain rights would be available to stockholders of Capitol Federal Financial, Inc. and Eligible Account Holders and Supplemental Eligible Account Holders of Capitol Federal Savings Bank.  See “The Conversion and Offering – Liquidation Rights – Liquidation following the conversion.”

Preemptive Rights.  Holders of the common stock of Capitol Federal Financial, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued.  The common stock is not subject to redemption.

Preferred Stock

None of the shares of Capitol Federal Financial, Inc.’s authorized preferred stock will be issued as part of the offering or the conversion.  Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine.  Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for Capitol Federal Financial, Inc.’s common stock is American Stock Transfer & Trust Company, New York, New York.

EXPERTS

The consolidated financial statements as of September 30, 2009 and 2008, and for each of the three years in the period ended September 30, 2009, included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein.  Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The discussions related to state income taxes included under the “Material Income Tax Consequences” heading of the Conversion and Offering Section were prepared by  Deloitte Tax LLP , and have been included herein upon the authority of said firm.

RP Financial, LC. has consented to the publication herein of the summary of its report to Capitol Federal Financial, Inc. setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the offering and its letter with respect to subscription rights.

LEGAL MATTERS

Silver, Freedman & Taff, L.L.P., Washington, D.C., counsel to Capitol Federal Financial, Inc., Capitol Federal Savings Bank MHC, CFF and Capitol Federal Savings Bank, will issue to Capitol Federal Financial, Inc. its opinion regarding the legality of the common stock, the federal income tax consequences of the conversion and the contribution to the charitable foundation. Certain legal matters will be passed upon for Sandler O’Neill & Partners L.P. by Kilpatrick Stockton LLP , Washington, D.C .

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Capitol Federal Financial, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby.  As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement.  Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates.  The Securities and Exchange Commission telephone number is 1-800-SEC-0330.  In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Capitol Federal Financial, Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Capitol Federal Savings Bank MHC has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion.  This prospectus omits certain information contained in the application.  The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Western Regional Office of the Office of Thrift Supervision, 225 E. John Carpenter Freeway, Suite 500, Irving, Texas 75062.  Our plan of conversion and reorganization is available, upon request, at each of our banking offices.

In connection with the offering, Capitol Federal Financial, Inc. will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Capitol Federal Financial, Inc. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934.  Under the plan of conversion and reorganization, Capitol Federal Financial, Inc. has undertaken that it will not terminate such registration for a period of at least three years following the offering.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets at March 31, 2010 (unaudited) and September 30, 2009 and 2008	F-3

Consolidated Statements of Income for the six months ended March 31, 2010 and 2009 (unaudited) and for the years ended September 30, 2009, 2008 and 2007	F-5

Consolidated Statements of Stockholders’ Equity for the six months ended March 31, 2010 (unaudited) and for the years ended September 30, 2009, 2008 and 2007	F-7

Consolidated Statements of Cash Flows for the six months ended March 31, 2010 and 2009 (unaudited) and for the years ended September 30, 2009, 2008 and 2007	F-11

Notes to Consolidated Financial Statements	F-14

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Capitol Federal Financial and Subsidiary
Topeka, Kansas

We have audited the accompanying consolidated balance sheets of Capitol Federal Financial and Subsidiary (the “Company”) as of September 30, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Capitol Federal Financial and Subsidiary as of September 30, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

Kansas City, Missouri
November 30, 2009

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	September 30,
ASSETS	2010	2009	2008
	(unaudited)
CASH AND CASH EQUIVALENTS (includes interest-earning deposits of $ 46,059 , $32,319 and $77,246)	$60,735	$41,154	$87,138

INVESTMENT SECURITIES:
Available-for-sale (“AFS”), at fair value (amortized cost of $ 142,002 , $235,185 and $51,700)	141,893	234,784	49,586
Held-to-maturity (“HTM”), at cost (fair value of $ 831,112 , $248,929 and $92,211)	828,538	245,920	92,773

MORTGAGE-BACKED SECURITIES (“MBS”):
AFS, at fair value (amortized cost of $1, 163,420 , $1,334,357 and $1,491,536)	1, 212,991	1,389,211	1,484,055
HTM, at cost (fair value of $ 566,397 , $627,829 and $743,764)	544,319	603,256	750,284

LOANS RECEIVABLE, net (less allowance for loan losses of $ 14,739 , $10,150 and $5,791 )	5, 380,852	5,603,965	5,320,780

BANK-OWNED LIFE INSURANCE (“BOLI”)	54,000	53,509	52,350

CAPITAL STOCK OF FEDERAL HOME LOAN BANK (“FHLB”), at cost	135,050	133,064	124,406

ACCRUED INTEREST RECEIVABLE	31, 789	32,640	33,704

PREMISES AND EQUIPMENT, net	40,379	37,709	29,874

REAL ESTATE OWNED, (“REO”) net	6, 861	7,404	5,146

PREPAID FEDERAL INSURANCE PREMIUM	24,005	--	--

OTHER ASSETS	24, 053	21,064	25,153

TOTAL ASSETS	$8, 485,465	$8,403,680	$8,055,249

(Continued)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	March 31,	September 30,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2010	2009	2008
	(unaudited)
LIABILITIES:
Deposits	$4, 319,066	$4,228,609	$3,923,883
Advances from FHLB	2, 395,842	2,392,570	2,447,129
Other borrowings	713,609	713,609	713,581
Advance payments by borrowers for taxes and insurance	48,806	55,367	53,213
Income taxes payable, net	2,441	6,016	6,554
Deferred income taxes, net	31, 335	30,970	3,223
Accounts payable and accrued expenses	28,293	35,241	36,450

Total liabilities	7, 539,392	7,462,382	7,184,033

COMMITMENTS AND CONTINGENCIES (NOTE 13)

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; 50,000,000 shares authorized, no shares issued or outstanding	--	--	--
Common stock, $.01 par value; 450,000,000 shares authorized, 91,512,287 shares issued; 73,983,078 , 74,099,355 and 74,079,868 shares outstanding as of March 31, 2010 (unaudited), September 30, 2009 and 2008, respectively	915	915	915
Additional paid-in capital	455,413	452,872	445,391
Unearned compensation - Employee Stock Ownership Plan (“ESOP”)	(7, 057)	(8,066)	(10,082)
Unearned compensation - Recognition and Retention Plan (“RRP”)	(341)	(330)	(553)
Retained earnings	789,831	781,604	759,375
Accumulated other comprehensive income (loss), net of tax es of $18,697, $20,583 and $(3,627)	30, 765	33,870	(5,968)

	1, 269,526	1,260,865	1,189,078

Treasury stock, at cost; 17, 529,209 , 17,412,932 and 17,432,419 shares as of March 31, 2010 (unaudited), September 30, 2009 and 2008, respectively
	(323,453)	(319,567)	(317,862)

Total stockholders’ equity	946,073	941,298	871,216

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8, 485,465	$8,403,680	$8,055,249

See notes to consolidated financial statements.	(Concluded)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)

	For the Six Months Ended		For the Year Ended
	March 31 (unaudited),		September 30,
	2010	2009	2009	2008	2007

INTEREST AND DIVIDEND INCOME:
Loans receivable	$144,841	$154,162	$305,782	$302,020	$294,744
MBS	39,381	51,490	97,926	88,395	68,752
Investment securities	6,285	2,281	5,533	9,917	30,849
Capital stock of FHLB	1, 986	1,558	3,344	6,921	10,017
Cash and cash equivalents	101	117	201	3,553	7,188
Total interest and dividend income	192,594	209,608	412,786	410,806	411,550

INTEREST EXPENSE:
FHLB advances	49,118	56,198	106,551	125,748	153,363
Deposits	41,881	51,496	100,471	133,435	147,279
Other borrowings	14,058	14,834	29,122	17,455	4,468
Total interest expense	105,057	122,528	236,144	276,638	305,110

NET INTEREST AND DIVIDEND INCOME	87,537	87,080	176,642	134,168	106,440

PROVISION (RECOVERY) FOR LOAN LOSSES	6,315	2,656	6,391	2,051	(225)

NET INTEREST AND DIVIDEND INCOME AFTER PROVISION (RECOVERY) FOR LOAN LOSSES
	81,222	84,424	170,251	132,117	106,665

OTHER INCOME:
Retail fees and charges	8,936	8,561	18,023	17,805	16,120
Insurance commissions	1,335	1,364	2,440	2,238	2,059
Loan fees	1,255	1,166	2,327	2,325	2,467
Income from BOLI	491	625	1,158	2,323	27
Gains on securities and loans receivable, net	6, 617	540	2,171	829	75
Other, net	1,033	1,322	2,475	4,507	3,218
Total other income	19,667	13,578	28,594	30,027	23,966

					(Continued)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)

	For the Six Months Ended		For the Year Ended
	March 31 (unaudited),		September 30,
	2010	2009	2009	2008	2007

OTHER EXPENSES:
Salaries and employee benefits	21,339	21,732	43,318	43,498	41,269
Occupancy of premises	7,796	7,492	15,226	13,957	13,135
Federal insurance premium	3,659	393	7,558	735	490
Advertising	2,981	3,689	6,918	4,925	4,317
Deposit and loan transaction costs	2,696	2,722	5,434	5,240	4,709
Regulatory and outside services	2,442	2,129	4,318	5,457	7,078
Mortgage servicing activity, net	582	1,644	3,148	1,108	1,421
Office supplies and related expenses	1,414	1,448	2,636	2,234	2,913
Other, net	2,940	2,933	5,065	4,835	2,393
Total other expenses	45,849	44,182	93,621	81,989	77,725
INCOME BEFORE INCOME TAX EXPENSE	55,040	53,820	105,224	80,155	52,906

INCOME TAX EXPENSE	19,405	19,836	38,926	29,201	20,610
NET INCOME	$35,635	$33,984	$66,298	$50,954	$32,296

Basic earnings per share	$0. 49	$0. 46	$0.91	$0.70	$0.44
Diluted earnings per share	$0. 49	$0. 46	$0.91	$0.70	$0.44
Dividends declared per public share	$1.29	$1.11	$2.11	$2.00	$2.09

Basic weighted average common shares	73, 240,538	73, 087,907	73,144,116	72,938,871	72,849,095
Diluted weighted average common shares	73, 263,798	73, 168,070	73,208,101	73,012,666	72,970,388

					(Concluded)

See notes to consolidated financial statements.

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED SEPTEMBER 30, 2009, 2008, and 2007
(in thousands, except share amounts)

							Accumulated
			Additional	Unearned	Unearned		Other			Total
	Common Stock		Paid-In	Compensation-	Compensation-	Retained	Comprehensive	Treasury Stock		Stockholders’
	Shares	Amount	Capital	ESOP	RRP	Earnings	Income (Loss)	Shares	Amount	Equity

BALANCE, October 1, 2006	91,512,287	$915	$429,286	$(14,784)	$(825)	$760,890	$(1,543)	$17,480,357	$(310,720)	$863,219

Comprehensive income:
Net income for the year ended, September 30, 2007						32,296				32,296
Other comprehensive income:
Changes in unrealized gains/losses on securities AFS, net of deferred income taxes of $1,730							2,830			2,830
Total comprehensive income										35,126

ESOP activity, net			5,497	2,686						8,183
RRP activity, net			180		195			(4,600)	42	417
Stock based compensation – stock options and RRP			294							294
Acquisition of treasury stock								88,188	(3,198)	(3,198)
Stock options exercised			3,707					(310,635)	2,883	6,590
Dividends on common stock to stockholders ($2.09 per public share)						(43,000)				(43,000)
BALANCE, September 30, 2007	91,512,287	915	438,964	(12,098)	(630)	750,186	1,287	17,253,310	(310,993)	867,631

See notes to consolidated financial statements.										(Continued)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED SEPTEMBER 30, 2009, 2008, and 2007
(in thousands, except share amounts)

							Accumulated
			Additional	Unearned	Unearned		Other			Total
	Common Stock		Paid-In	Compensation-	Compensation-	Retained	Comprehensive	Treasury Stock		Stockholders’
	Shares	Amount	Capital	ESOP	RRP	Earnings	Income (Loss)	Shares	Amount	Equity
Cumulative effect of adopting Accounting Standards Codification (“ASC”) 740 , Income Taxes						(339)				(339)

Comprehensive income:
Net income for the year ended, September 30, 2008						50,954				50,954
Other comprehensive income:
Changes in unrealized gains/losses on securities AFS, net of deferred income taxes of $4,414							(7,255)			(7,255)
Total comprehensive income										43,699

ESOP activity, net			5,471	2,016						7,487
RRP activity, net			238		77			(10,000)	96	411
Stock based compensation – stock options and RRP			323							323
Acquisition of treasury stock								225,042	(7,307)	(7,307)
Stock options exercised			395					(35,933)	342	737
Dividends on common stock to stockholders ($2.00 per public share)						(41,426)				(41,426)
BALANCE, September 30, 2008	91,512,287	915	445,391	(10,082)	(553)	759,375	(5,968)	17,432,419	(317,862)	871,216

See notes to consolidated financial statements.										(Continued)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED SEPTEMBER 30, 2009, 2008, and 2007
(in thousands, except share amounts)

							Accumulated
			Additional	Unearned	Unearned		Other			Total
	Common Stock		Paid-In	Compensation-	Compensation-	Retained	Comprehensive	Treasury Stock		Stockholders’
	Shares	Amount	Capital	ESOP	RRP	Earnings	Income (Loss)	Shares	Amount	Equity
Comprehensive income:
Net income for the year ended, September 30, 2009						66,298				66,298
Other comprehensive income:
Changes in unrealized gains/losses on securities AFS, net of deferred income taxes of $24,210							39,838			39,838
Total comprehensive income										106,136

ESOP activity, net			5,913	2,016						7,929
RRP activity, net			131		(100)			(2,500)	24	55
Stock based compensation – stock options and RRP			281		323					604
Acquisition of treasury stock								56,063	(2,426)	(2,426)
Stock options exercised			1,156					(73,050)	697	1,853
Dividends on common stock to stockholders ($2.11 per public share)						(44,069)				(44,069)
BALANCE, September 30, 2009	91,512,287	$915	$452,872	$(8,066)	$(330)	$781,604	$33,870	17,412,932	$(319,567)	$941,298

See notes to consolidated financial statements.										(Concluded)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE SIX MONTHS ENDED MARCH 31, 2010 (UNAUDITED )
(in thousands, except share amounts)

			Additional	Unearned	Unearned		Accumulated Other				Total
	Common		Paid-In	Compensation-	Compensation-	Retained	Comprehensive	Treasury Stock			Stockholders’
	Shares	Amount	Capital	ESOP	RRP	Earnings	Income	Shares	Amount		Equity

Balance at October 1, 2009	91,512,287	$915	$452,872	$(8,066)	$(330)	$781,604	$33,870	17,412,932		$(319,567)	$941,298
Comprehensive income:
Net income						35,635					35,635
Other comprehensive income:
Changes in unrealized gain/losses on securities AFS, net of deferred income taxes of $1, 886							(3,105)				(3,105)
Total comprehensive income											32,530

ESOP activity, net			2,254	1,009							3,263
RRP activity, net			120		(163)			(5,000)		47	4
Stock based compensation - stock options and RRP			133		152						285
Acquisition of treasury stock								130,368		(4,019)	(4,019)
Stock options exercised			34					(9,091)		86	120
Dividends on common stock to stockholders ($ 1.29 per public share)						(27,408)					(27,408)
Balance, March 31, 2010	91,512,287	$915	$455,413	$(7, 057)	$ (341)	$789,831	$30, 765	17,529,209	$	(323,453)	$946,073

See notes to consolidated financial statements

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Six Months Ended March 31, (unaudited)		For the Year Ended September 30,
	2010	2009	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$35,635	$33,984	$66,298	$50,954	$32,296
Adjustments to reconcile net income to net cash provided by
operating activities:
FHLB stock dividends	(1, 986)	(1,558)	(3,344)	(6,921)	(10,017)
Provision (recovery) for loan losses	6,315	2,656	6,391	2,051	(225)
Originations of loans receivable held-for-sale (“LHFS”)	(5,035)	(863)	(851)	(47,062)	(4,062)
Proceeds from sales of LHFS	3,188	31,631	97,838	48,444	3,405
Amortization and accretion of premiums and discounts on
MBS and investment securities	3,005	503	2,644	717	(177)
Principal collected on trading securities	--	--	--	--	7,729
Proceeds from sale of trading securities	--	--	--	--	389,209
Depreciation and amortization of premises and equipment	2,410	2,415	5,132	5,428	4,510
Deferred gain on termination of interest rate swaps	--	--	--	1,665	--
Amortization of deferred amounts related to FHLB advances, net	3,272	584	3,829	(536)	--
Common stock committed to be released for allocation - ESOP	3,263	4,153	7,929	7,487	7,513
Stock based compensation - stock options and RRP	285	309	604	722	669
Gain on the sale of trading securities received in the loan swap transaction	(6,454)	--	--	--	--
Provision for deferred income taxes	2,224	2,233	3,548	8,160	18,714
Other, net	(1,693)	41	(1,947)	(1,271)	(648)
Changes in:
Prepaid federal insurance premium, net	(24,005)	--	--	--	--
Accured interest receivable	851	1, 140	1,064	2,165	2, 163
Other assets	1,064	4, 665	2,784	(4,871)	2,241
Income taxes payable /receivable	(3,545)	1, 979	8	12,978	(1,239)
Accounts payable and accrued expenses	(6,948)	(4,120)	(1,209)	1,610	(5,367)
Net cash provided by operating activities	11,846	79,752	190,718	81,720	446,714

(Continued)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Six Months Ended		For the Year Ended
	March 31 (unaudited),		September 30,

	2010	2009	2009	2008	2007
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of trading securities received in the loan swap transaction	199,144	--	--	--	--
Proceeds from maturities or calls of investment securities AFS	92,046	19,996	70,057	99,810	88,990
Purchases of investment securities AFS	--	(127,151)	(255,046)	(49,248)	(1,520)
Proceeds from maturities or calls of investment securities HTM	28,090	39,600	39,703	514,208	511,500
Purchases of investment securities HTM	(611,685)	(3,962)	(193,507)	(185,138)	(689,519)
Principal collected on MBS AFS	170,042	119,712	326,044	233,225	230,934
Purchases of MBS AFS	--	(118,469)	(169,452)	(1,324,872)	(91,294)
Proceeds from sale of MBS AFS	--	--	--	--	15,237
Principal collected on MBS HTM	63,973	77,870	168,888	266,853	256,083
Purchases of MBS HTM	(5,032)	--	(21,756)	(5,483)	(136,798)
Proceeds from the redemption of capital stock of FHLB	--	3,688	3,688	35,261	38,287
Purchases of capital stock of FHLB	--	(9,002)	(9,002)	(13,085)	(2,801)
Loan originations, net of principal collected	20,860	(84,890)	(293,947)	(92,656)	(144,710)
Loan purchases, net of principal collected	(2,587)	(155,984)	(102,939)	51,872	71,399
Purchase of BOLI	--	--	--	--	(50,000)
Net deferred fee activity	(578)	490	2,101	195	574
Purchases of premises and equipment	(5,094)	(5,838)	(13,053)	(8,721)	(4,625)
Proceeds from sales of REO	5,967	3,273	7,669	5,197	4,929
Net cash (used in) provided by investing activities	(44,854)	(240,667)	(440,552)	(472,582)	96,666

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(27,408)	(23,173)	(44,069)	(41,426)	(43,000)
Dividends in excess of debt service cost of ESOP, net	--	--	--	--	670
Deposits, net of withdrawals	90,457	192,631	304,726	1,101	22,351
Proceeds from advances/line of credit from FHLB	--	1,261,102	1,561,612	834,700	206,901
Repayments on advances/line of credit from FHLB	--	(1,261,102)	(1,581,612)	(1,134,700)	(756,901)
Deferred FHLB prepayment penalty	--	(36,153)	(38,388)	--	--
Proceeds from repurchase agreements	--	--	--	660,000	--
Change in advance payments by borrowers for taxes and insurance	(6,561)	(6,780)	2,154	2,104	2,756
Acquisitions of treasury stock	(4,019)	(2,426)	(2,426)	(7,307)	(3,198)
Stock options exercised	86	1, 203	1, 337	623	3,942
Excess tax benefits from stock options	34	500	516	114	2,648
Net cash provided by (used in) financing activities	52,589	125,802	203,850	315,209	(563,831)
				(Continued)

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Six Months Ended		For the Year Ended
	March 31 (unaudited),		September 30,
	2010	2009	2009	2008	2007

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	19,581	(35,113)	(45,984)	(75,653)	(20,451)

CASH AND CASH EQUIVALENTS:
Beginning of Period	41,154	87,138	87,138	162,791	183,242

End of Period	$60,735	$52,025	$41,154	$87,138	$162,791

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income tax payments, net of refunds	$20,687	$15,596	$35,334	$8,050	$711

Interest payments, net of interest credited to deposits of $43,631, $52,850, $102,245, $134,545 and $143,383, respectively
	$59,550	$71,907	$133,892	$140,774	$163,158

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Loans transferred to REO	$5,344	$5,137	$10,730	$8,159	$4,008

Market value change related to fair value hedge:
Interest rate swaps hedging FHLB advances	$--	$--	$--	$(13,817)	$(13,478)

Transfer of loans receivable to LHFS, net	$--	$175,862	$94,672	$--	$--

Swap of loans for trading securities	$193,889	$--	$--	$--	$--

(Concluded)

See notes to consolidated financial statements.

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED MARCH 31, 2010
(UNAUDITED) AND YEARS ENDED SEPTEMBER 30, 2009, 2008, and 2007

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business – Capitol Federal Financial (the “Company”) provides a full range of retail banking services through its wholly-owned subsidiary Capitol Federal Savings Bank (the “Bank”) which has 35 traditional and 10 in-store banking offices serving primarily the metropolitan areas of Topeka, Wichita, Lawrence, Manhattan, Emporia and Salina, Kansas and a portion of the metropolitan area of greater Kansas City. The Bank emphasizes mortgage lending, primarily originating and purchasing one- to four-family mortgage loans and providing personal retail financial services.  The Bank is subject to competition from other financial institutions and other companies that provide financial services. The Company is subject to the regulations of the Office of Thrift Supervision (the “OTS”) and the Federal Deposit Insurance Corporation (the “FDIC”) and undergoes periodic examinations by those regulatory authorities.

The Bank has an expense sharing agreement with the Company that covers the reimbursement of certain expenses that are allocable to the Company.  These expenses include compensation, rent for leased office space and general overhead expenses.

The Company, the Bank, Capitol Funds, Inc. and Capitol Federal Mortgage Reinsurance Company have a tax allocation agreement.  The Bank is the paying agent to the taxing authorities for the group.  Each company is liable for taxes as if separate tax returns were filed and reimburses the Bank for its related tax liability.  If any entity has a tax benefit due to a taxable loss, the Bank reimburses the entity for the related tax benefit.

The Company’s ability to pay dividends is dependent, in part, upon its ability to obtain capital distributions from the Bank. The future dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including the Company’s financial condition and results of operations, Bank’s regulatory capital requirements, regulatory limitations on the Bank’s ability to make capital distributions to the Company, the amount of cash at the holding company and the continued waiver of dividends by Capitol Federal Savings Bank MHC (the “MHC”).  Holders of common stock will be entitled to receive dividends as and when declared by the Board of Directors of the Company out of funds legally available for that purpose.

Basis of Presentation - The Company is organized as a mid-tier holding company chartered as a federal savings and loan holding company.  The Company owns 100% of the stock of the Bank.  The Company is majority owned by MHC, a federally chartered mutual holding company.  At March 31, 2010 (unaudited), MHC owned 71 % of the stock of the Company.  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, the Bank. The Bank has a wholly owned subsidiary, Capitol Funds, Inc.  Capitol Funds, Inc. has a wholly owned subsidiary, Capitol Federal Mortgage Reinsurance Company.  All intercompany accounts and transactions have been eliminated.

These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include the allowance for loan losses and other-than-temporary impairments in the fair value of securities. Actual results could differ from those estimates.  Interim results are not necessarily indicative of results for a full year.  In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation for interim periods presented have been included.  In preparing these financial statements, management has evaluated events occurring subsequent to March 31, 2010 (unaudited), for potential recognition and disclosure.  There have been no material events or transactions which would require adjustments and/or disclosures to the consolidated financial statements at March 31, 2010 (unaudited).

Cash and Cash Equivalents - Cash and cash equivalents include cash on hand and amounts due from banks.  The Bank has acknowledged informal agreements with other banks where it maintains deposits. Under these agreements, service fees charged to the Bank are waived provided certain average compensating balances are maintained throughout each month.  Federal Reserve Board (“FRB”) regulations require federally chartered savings banks to maintain cash reserves against their transaction accounts.  Required reserves must be maintained in the form of vault cash, an account at a Federal Reserve Bank, or a pass-through account as defined by the FRB.  The Bank is in compliance with the FRB requirements.  Effective October 9, 2008, as part of the Emergency Economic Stabilization Act of 2008 (the “EESA”), the Federal Reserve Bank may pay interest on balances held at the Federal Reserve Bank to satisfy reserve requirements and on balances held in excess of required reserve balances and clearing balances.  For the six months ended March 31, 2010 (unaudited) and the years ended September 30, 2009 and 2008, the average balance of required reserves at the Federal Reserve Bank was $ 10.9 million, $11.6 million and $25.0 million, respectively.

Securities - Securities include mortgage-backed and agency securities issued primarily by United States Government Sponsored Enterprises (“GSE”), including Federal National Mortgage Association (“FNMA”), Federal Home Loan Mortgage Corporation (“FHLMC”) and FHLB, United States Government agencies, including Government National Mortgage Association (“GNMA”), and municipal bonds.  Securities are classified as HTM, AFS, or trading based on management’s intention on the date of purchase.  Generally, classifications are made in response to liquidity needs, asset/liability management strategies, and the market interest rate environment at the time of purchase.

Securities that management has the intent and ability to hold to maturity are classified as HTM and reported at amortized cost. Such securities are adjusted for amortization of premiums and discounts which are recognized as adjustments to interest income over the life of the securities using the level-yield method.

Securities that management may sell if necessary for liquidity or asset management purposes are classified as AFS and reported at fair value, with unrealized gains and losses reported as a component of accumulated other comprehensive income (loss), within stockholders’ equity net of deferred income taxes.  Premiums and discounts are recognized as adjustments to interest income over the life of the securities using the level-yield method.  Gains or losses on the disposition of AFS securities are recognized using the specific identification method. Estimated fair values of AFS securities are based on one of three methods:  1) quoted market prices where available, 2) quoted market prices for similar instruments if quoted market prices are not available, and 3) unobservable data that represents the Bank’s assumptions about items that market participants would consider in determining fair value where no market data is available.  See additional discussion of fair value of AFS securities in Note 15.

Securities that are purchased and held principally for resale in the near future are classified as trading securities and are reported at fair value, with unrealized gains and losses included in other income in the consolidated statements of income.  During the six months ended March 31, 2010 (unaudited), the Bank held $193.9 million of trading securities for a limited time.  The securities were received in conjunction with swapping originated fixed-rate mortgage loans with the Federal Home Loan Mortgage Corporation (“FHLMC”).  For the years ended September 30, 2009 and 2008 we did not maintain a trading portfolio.

Management monitors the securities portfolio for impairment on an ongoing basis and performs a formal review quarterly. The process involves monitoring market events and other items that could impact issuers.  The evaluation includes, but is not limited to, such factors as:  the nature of the investment, the length of time the security has had a fair value less than the amortized cost basis, the cause(s) and severity of the loss, expectation of an anticipated recovery period, recent events specific to the issuer or industry including the issuer’s financial condition and current ability to make future payments in a timely manner, external credit ratings and recent downgrades in such ratings, management’s intent to sell and whether it is more likely than not management would be required to sell prior to recovery for debt securities. Management determines whether other-than-temporary losses should be recognized for impaired securities by assessing all known facts and circumstances surrounding the securities.  If management intends to sell an impaired security or if it is more likely than not that management will be required to sell an impaired security before recovery of its amortized cost basis, an other-than-temporary impairment (“OTTI”) has occurred and the difference between amortized cost and fair value will be recognized as a loss in earnings.  Such losses would be included in other income in the consolidated statements of income.

Loans Receivable - Loans receivable that management has the intent and ability to hold for the foreseeable future are carried at the amount of unpaid principal, net of allowance for loan losses, undisbursed loan funds, unamortized premiums and discounts, and deferred loan origination fees and costs.  Net loan origination fees and costs and premiums and discounts are amortized as yield adjustments to interest income using the level-yield method, adjusted for the estimated prepayment speeds of the related loans when applicable.  Interest on loans is credited to income as earned and accrued only if deemed collectible.

Existing loan customers, whose loans have not been sold to third parties and who have been current on their contractual loan payments for the previous 12 months, have the opportunity, for a fee, to modify their original loan terms to terms currently offered for fixed-rate products with an equal or reduced period to maturity than the current remaining period of their existing loan.  The modified terms of these loans are similar to the terms offered to new customers.  The fee assessed for modifying the mortgage loan is deferred and amortized over the life of the modified loan using the level-yield method and is reflected as an adjustment to interest income.  Each modification is examined on a loan-by-loan basis and if the modification of terms represents a more than minor change to the loan, then pre-modification deferred fees or costs associated with the mortgage loan are recognized in interest income at the time of the modification.  If the modification of terms does not represent a more than minor change to the loan, then the pre-modification deferred fees or costs continue to be deferred.

A loan is considered delinquent when payment has not been received within 30 days of its contractual due date.  The accrual of income on loans is generally discontinued when interest or principal payments are 90 days in arrears or when the timely collection of such income is doubtful.  Loans on which the accrual of income has been discontinued are designated as non-accrual loans and outstanding interest previously credited beyond 90 days is reversed.  A non-accrual loan is returned to accrual status when factors indicating doubtful collection no longer exist.

A condition in which the Bank grants a concession to a borrower due to financial difficulties that it would not otherwise consider is a troubled debt restructuring.  The majority of the Bank’s troubled debt restructurings involve a modification in loan terms such as a temporary reduction in the payment amount to require only interest and escrow (if required) and extending the maturity date of the loan.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the loan agreement.  Interest income on impaired loans is recognized in the period collected unless the ultimate collection of principal is considered doubtful.  Management considers all non-accrual loans and troubled debt restructurings that have not been performing under the new terms for 12 consecutive months to be impaired loans.

Allowance for Loan Losses - The allowance for loan losses represents management’s best estimate of the amount of known and inherent losses in the loan portfolio as of the balance sheet date.  Management’s methodology for assessing the appropriateness of the allowance for loan losses consists of a formula analysis for general valuation allowances and specific valuations for identified problem loans and portfolio segments. Management considers quantitative and qualitative factors when determining the appropriateness of the allowance for loan losses.  Such factors include changes in the Bank’s underwriting standards, credit quality trends, trends in collateral values, loan volumes and concentrations, historical charge-offs, results of foreclosed property transactions, changes in interest rates and the current status and trends of local and national economies and housing markets.  Management maintains the allowance for loan losses through provisions for loan losses that are charged to income.

The Bank’s primary lending emphasis is the origination and purchase of one- to four-family first mortgage loans on residential properties and, to a lesser extent, second mortgage loans on one- to four-family residential properties resulting in a loan concentration in residential first mortgage loans.  As a result of the Bank’s lending practices, the Bank also has a concentration of loans secured by real property located in Kansas and Missouri.  Based on the composition of the loan portfolio, management believes the primary credit risks inherent in the loan portfolio are increases in interest rates as applicable to adjustable-rate loans, a decline in the economy, an increase in unemployment and a decline in real estate market values.  Any one or a combination of these events may adversely affect the credit quality of the loan portfolio resulting in increased delinquencies, charge-offs and future loan loss provisions.

Each quarter, the loan portfolio is segregated into categories in the formula analysis based on certain risk characteristics such as loan type (one- to four-family, multi-family, etc.), interest payments (fixed-rate, adjustable-rate), loan source (originated or purchased), loan-to-value ratios, borrower’s credit scores and payment status (i.e., current or number of days delinquent).  Consumer loans, such as second mortgages and home equity lines of credit, with the same underlying collateral as a one- to four-family loan are combined with the one- to four-family loan in the formula analysis to calculate a combined loan-to-value ratio.  Loss factors are assigned to each category in the formula analysis based on management’s assessment of the potential risk inherent in each category.  The greater the risks associated with a particular category, the higher the loss factor.  These factors are periodically reviewed by management for appropriateness giving consideration to historical loss experience, delinquency and non-performing loan trends, the results of foreclosed property transactions, and the status of the local and national economies and housing markets, in order to ascertain that the loss factors cover probable and estimable losses inherent in the loan portfolio.  Impaired loans are not included in the formula analysis.

Specific valuation allowances are established in connection with individual loan reviews of specifically identified problem loans and impaired loans.  Evaluations of loans for which full collectability is not reasonably assured include evaluation of the estimated fair value of the underlying collateral based on current appraisals, real estate broker values or list prices.  Additionally, trends and composition of similar non-performing loans, results of foreclosed property transactions and the current status and trends in economic and market conditions are also considered.  Specific valuation allowances are established if the estimated fair value, less estimated selling costs, is less than the current loan balance.

Loans with an outstanding balance of $1.5 million or more are reviewed annually if secured by property in one of the following categories:  multi-family (five or more units) property, unimproved land, other improved commercial property, acquisition and development of land projects, developed building lots, office building, single-use building, or retail building.  Specific valuation allowances are established if the individual loan review determines a quantifiable impairment.

Assessing the adequacy of the allowance for loan losses is inherently subjective.  Actual results could differ from estimates as a result of changes in economic or market conditions.  Changes in estimates could result in a material change in the allowance for loan losses.  In the opinion of management, the allowance for loan losses, when taken as a whole, is adequate to absorb estimated losses inherent in the loan portfolio.  However, future adjustments may be necessary if portfolio performance or economic or market conditions differ substantially from the conditions that existed at the time of the initial determinations.

Bank Owned Life Insurance – During fiscal year 2007, the Bank paid $50.0 million to purchase $120.0 million of BOLI policies on key employees.  BOLI is an insurance investment designed to help offset costs associated with the Bank’s compensation and benefit programs.  In the event of the death of an insured individual, the Bank would receive a death benefit.  If the insured individual is employed by the Bank at the time of death, a death benefit will be paid to the insured individual’s designated beneficiary equal to the insured individual’s base compensation at the time BOLI was approved by the Bank’s board of directors.  If the individual is not employed by the Bank at the time of death, no death benefits will be paid to the insured individual’s designated beneficiary.

The Bank is subject to various regulatory restrictions related to BOLI, outlined in the Office of Thrift Supervision Thrift Bulletin 84 and the Office of Comptroller of Currency Bulletin 2004-56. The regulatory limit for BOLI is 25% of tier 1 capital plus the allowance for loan losses.

The cash surrender value of the policies is reported in BOLI in the consolidated balance sheets.   Changes in the cash surrender value are recorded in Income from BOLI in the consolidated statements of income.

Capital Stock of Federal Home Loan Bank – As a member of the FHLB Topeka, the Bank is required to acquire and hold shares of FHLB stock.  The Bank’s holding requirement varies based on the Bank’s activities, primarily the Bank’s outstanding advances, with the FHLB.  FHLB stock is carried at cost.  Management conducts a periodic review and evaluation of the Bank’s investment in FHLB stock to determine if any impairment exists.  Dividends received on FHLB stock are reflected as interest and dividend income in the consolidated statements of income.

Premises and Equipment - Land is carried at cost. Buildings, leasehold improvements and furniture, fixtures and equipment are carried at cost less accumulated depreciation and leasehold amortization.  Buildings, furniture, fixtures and equipment are depreciated over their estimated useful lives using the straight-line or accelerated method.   Buildings have an estimated useful life of 39 years. Furniture, fixtures and equipment have an estimated useful life of three to seven years.  Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the respective leases , which is generally three to 15 years .  The costs for major improvements and renovations are capitalized, while maintenance, repairs and minor improvements are charged to operating expenses as incurred.  Gains and losses on dispositions are recorded as other income or other expense as incurred.

Real Estate Owned - REO represents foreclosed assets held for sale and is reported at the lower of cost or estimated fair value less estimated selling costs (“realizable value.”)  At acquisition, write downs to realizable value are charged to the allowance for loan losses.  After acquisition, any additional write downs are charged to operations in the period they are identified and are recorded in other expenses on the consolidated statements of income. Costs and expenses related to major additions and improvements are capitalized while maintenance and repairs which do not improve or extend the lives of the respective assets are expensed. Gains and losses on the sale of REO are recognized upon disposition of the property and are recorded in other expenses in the consolidated statements of income.

Prepaid Federal Insurance Premium – The Bank prepaid its estimated FDIC insurance assessments for calendar years 2010, 2011 and 2012.  The Bank is amortizing the prepaid federal insurance premium each quarter by recording an expense based on the Bank’s actual quarterly FDIC assessment.  The expense is reported in Federal Insurance Premium on the consolidated statements of income.

Income Taxes - The Company utilizes the asset and liability method of accounting for income taxes.  Under this method, deferred income tax assets and liabilities are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  The provision for deferred income taxes represents the change in deferred income tax assets and liabilities excluding the tax effects of the change in net unrealized gain (loss) on AFS securities and changes in the market value of vested RRP shares.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Certain tax benefits attributable to stock options and RRP shares are credited to additional paid-in capital.  The Company will record a valuation allowance to reduce its deferred income tax assets when there is uncertainty regarding the ability to realize their benefit.

The Company adopted the section of Accounting Standards Codification 740 Income Taxes related to the accounting for uncertainty in income taxes on October 1, 2007.  ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. Accruals of interest and penalties related to unrecognized tax benefits are recognized in income tax expense.

Employee Stock Ownership Plan - The funds borrowed by the ESOP from the Company to purchase the Company’s common stock are being repaid from the Bank’s contributions and dividends paid on unallocated ESOP shares.  The shares pledged as collateral are reported as a reduction of stockholders’ equity at cost.  As ESOP shares are committed to be released from collateral each quarter, the Company records compensation expense based on the average market price of the Company’s stock during the quarter.  Additionally, the shares become outstanding for earnings per share computations once they are committed to be released.

Stock-based Compensation - At March 31, 2010 (unaudited), the Company had a Stock Option and Incentive Plan (the “Option Plan”) and an RRP which are considered share-based payment awards.  Compensation expense is recognized over the service period of each share-based payment award.  The Company applies a fair-value-based measurement method in accounting for share-based payment transactions with employees, except for equity instruments held by employee share ownership plans.  On October 1, 2005, the Company adopted the modified prospective method in which compensation cost is recognized over the service period for all awards granted subsequent to the Company’s adoption of the modified prospective method, as well as, for the unvested portion of shares outstanding on the adoption date.

Borrowed Funds - The Bank enters into sales of securities under agreements to repurchase with selected brokers (“repurchase agreements”).  These agreements are recorded as financing transactions as the Bank maintains effective control over the transferred securities. The dollar amount of the securities underlying the agreements continues to be carried in the Bank’s securities portfolio. The obligations to repurchase the securities are reported as a liability in the consolidated balance sheet. The securities underlying the agreements are delivered to the party with whom each transaction is executed. They agree to resell to the Bank the same securities at the maturity of the agreement. The Bank retains the right to substitute similar or like securities throughout the terms of the agreements.  The collateral is subject to valuation at current market levels and the Bank may ask for the return of excess collateral or be required to post additional collateral due to market value changes.

The Bank has also obtained advances from FHLB.  FHLB advances are secured by certain qualifying mortgage loans pursuant to a blanket collateral agreement with FHLB and all of the capital stock of FHLB owned by the Bank.  Per the FHLB lending guidelines, total FHLB borrowings cannot exceed 40% of total Bank assets without pre-approval from the FHLB president.

The Bank is authorized to borrow from the Federal Reserve Bank’s “discount window.”  The Bank had no outstanding Federal Reserve Bank borrowings at March 31, 2010 (unaudited), September 30, 2009 or 2008.

Derivative Instruments - The Bank uses derivative instruments as a means of managing interest rate risk.  Before entering into a derivative instrument, management formally documents its risk management objectives, strategy and the relationship between the hedging instruments and the hedged items.  For those derivative instruments that are designated and qualify as hedging instruments, management designates the hedging instrument as either a fair value or cash flow hedge, based upon the exposure being hedged.  Both at the inception of the hedge and on an ongoing basis, management evaluates the effectiveness of its hedging relationships in accordance with its risk management policy.

Interest rate swaps are derivative instruments the Bank has used as part of its interest rate risk management strategy.  Interest rate swaps are contractual agreements between two parties to exchange interest payments, based on a common notional amount and maturity date.  The interest rate swaps in effect for a portion of the year during fiscal year 2008 were designated and qualified as fair value hedges.  The Bank assumed no ineffectiveness in the hedging relationship as all of the terms in the interest rate swap agreements matched the terms of the FHLB advances.  The Bank accounted for the interest rate swap agreements using the shortcut method, whereby any gain or loss in the fair value of the interest rate swaps was offset by the gain or loss on the hedged FHLB advances.

The Bank may enter into fixed commitments to originate and sell mortgage loans held for sale when the market conditions are appropriate or for risk management purposes, such as instances where holding the loans would increase interest rate or credit risk to levels above which management believes are appropriate for the Bank.  Pursuant to clarifying guidance, such commitments are considered derivative instruments.  All related derivatives are reported as either assets or liabilities on the balance sheet and are measured at fair value.  As of March 31, 2010 (unaudited), September 30, 2009 and 2008, there were no significant loan-related commitments that met the definition of derivatives or commitments to sell mortgage loans.

Comprehensive Income - Comprehensive income is comprised of net income and other comprehensive income. Other comprehensive income includes changes in unrealized gains and losses on securities AFS, net of tax.  Comprehensive income is presented in the consolidated statements of changes in stockholders’ equity.

Segment Information - As a community-oriented financial institution, substantially all of the Bank’s operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute the Company’s only operating segment for financial reporting purposes.

Earnings Per Share (“EPS”) - Basic EPS is computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period.  Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (such as stock options) were exercised or resulted in the issuance of common stock.  These potentially dilutive shares would then be included in the weighted average number of shares outstanding for the period using the treasury stock method.  Shares issued and shares reacquired during any period are weighted for the portion of the period that they were outstanding.

In computing both basic and diluted EPS, the weighted average number of common shares outstanding includes the ESOP shares previously allocated to participants and shares committed to be released for allocation to participants and the RRP shares which have vested or have been allocated to participants. ESOP and RRP shares that have not been committed to be released or have not vested are excluded from the computation of basic and diluted EPS.

Public Shares - Shares eligible to receive dividends because of the waiver of dividends by MHC.  Public shares represent voting shares less unvested ESOP shares and MHC shares.  The following table shows the number of shares eligible to receive dividends (“public shares”) because of the waiver of dividends by MHC at March 31, 2010 (unaudited).

Total voting shares outstanding at March 31, 2010	73,983,078
Unvested shares in ESOP	(806,556)
Shares held by MHC	(52,192,817)
Total public shares at March 31, 2010	20,983,705

Recent Accounting Pronouncements - In June 2009, the Financial Accounting Standards Board (“FASB”) issued ASC 105, Generally Accepted Accounting Principles.  This standard establishes the FASB Accounting Standards Codification as the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities.  Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants.  This standard is effective for financial statements issued for interim and annual periods ending after September 15, 2009, which for the Company was September 30, 2009.  The adoption of the standard as of September 30, 2009 did not have a material impact on the Company’s consolidated financial position or results of operations as it did not alter existing U.S. GAAP.  All references to specific U.S. GAAP contained within the consolidated financial statements, notes thereto and information contained in the Company’s filings with the SEC have been changed.

In September 2006, the FASB issued ASC 820, Fair Value Measurements and Disclosures. This standard defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This standard establishes a fair value hierarchy for the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. No additional fair value measurements are required under this standard. The Company adopted this standard effective October 1, 2008. Since the provisions of the standard are disclosure related, the Company’s adoption of this standard did not have an impact on its financial condition or results of operations.

In February 2007, FASB issued ASC 825, Financial Instruments.  This standard permits an entity to measure certain financial assets and financial liabilities at fair value. The objective is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions.  If elected, the standard is effective for fiscal years beginning after November 15, 2007, which for the Company was October 1, 2008.  Upon adoption of this standard, the Company elected not to use the fair value option for any financial asset or liability.

In December 2007, the FASB issued ASC 805, Business Combinations and ASC 810, Consolidation.  The standards change the way companies account for business combinations and noncontrolling interests (minority interests in current GAAP.)  These standards should both be applied prospectively for fiscal years beginning on or after December 15, 2008, which for the Company was October 1, 2009.  However, ASC 810 requires entities to apply the presentation and disclosure requirements retrospectively to comparative financial statements, if presented.  Both standards prohibit early adoption.  The Company’s adoption of these standards did not have a material impact on its financial condition or results of operations.

In March 2008, the FASB issued ASC 815, Derivatives and Hedging.  The standard requires an entity with derivatives to describe how and why it uses derivative instruments, how derivative instruments and related hedged items are accounted for, and how derivative instruments and related hedged items affect the entity’s financial position, financial performance, and cash flows.  This standard was effective for the Company beginning January 1, 2009.  The Company’s adoption of this standard did not have a material impact on its financial condition or results of operations.

In January 2009, the FASB issued ASC 310, Loans and Debt Securities.  This standard eliminates the requirement that a security holder’s best estimate of cash flows be based upon those that “a market participant” would use.  Instead, an OTTI should be recognized as a realized loss through earnings when it is probable there has been an adverse change in the security holder’s estimated cash flows from previous projections.  This treatment is consistent with the impairment model in ASC 320 Investments – Debt and Equity Securities.   This standard was effective for the Company beginning in the period ended December 31, 2008.  The Company’s adoption of this standard did not have a material impact on its financial condition or results of operations.

In April 2009, the FASB issued ASC 820, Fair Value Measurements and Disclosures. This standard provides additional guidance for estimating fair value in accordance with ASC 820, when the transaction volume and level of market activity for the asset or liability have significantly decreased. This standard also includes guidance on identifying circumstances that indicate a transaction is not orderly. The standard emphasizes that the notation of exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions remains unchanged.  The standard was effective for the Company beginning with the quarter ended June 30, 2009.  The Company’s adoption of the standard did not have a material impact on its financial condition or results of operations.

In April 2009, the FASB issued ASC 320, Investments – Debt and Equity Securities. This standard amends the OTTI guidance in U.S. GAAP for debt securities to make it more operational and to improve the presentation and disclosure of OTTI on debt and equity securities. An OTTI exists for a security which has a fair value less than amortized cost if an entity has the intent to sell the impaired security, it is more likely than not that the entity will be required to sell the impaired security before recovery, or if the entity does not expect to recover the entire amortized cost basis of the impaired security.  If the entity has the intent to sell the security or it is more likely than not that it will be required to sell the security, the entire impairment (amortized cost basis over fair value) should be recognized in earnings as an impairment.  If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security, the credit component of the impairment should be recognized in earnings, and the non-credit component should be recognized in other comprehensive income.  The standard does not amend existing recognition and measurement guidance related to OTTI of equity securities.  The standard expands and increases the frequency of existing disclosures about OTTI for debt and equity securities and requires new disclosures to help users of financial statements understand the significant inputs used in determining credit losses, as well as a rollforward of that amount each period.  The standard was effective for the Company beginning with the quarter ended June 30, 2009.  The Company’s adoption of this standard did not have a material impact on its financial condition or results of operations.

In April 2009, the FASB issued ASC 825, Financial Instruments. This standard requires disclosures about the fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This standard also amends ASC 270, Interim Reporting, to require those disclosures in summarized financial information at interim reporting periods. The standard requires an entity to disclose in the body or in the accompanying footnotes of its interim financial statements and its annual financial statements the fair value of all financial instruments, whether recognized or not recognized in the consolidated balance sheet.  The standard also requires entities to disclose the methods and significant assumptions used to estimate the fair value of financial instruments, and to disclose significant changes in methods or assumptions used to estimate fair values.  The standard was effective for the Company beginning with the quarter ended June 30, 2009.  Since the provisions of the standard are disclosure related, the Company’s adoption of this standard did not have an impact on its financial condition or results of operations.  See related disclosure in Note 15.

In May 2009, the FASB issued ASC 855, Subsequent Events. This standard is intended to assist management in assessing and disclosing subsequent events by establishing general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued.  Financial statements are considered to be available to be issued when they are complete in a form and format that complies with U.S. GAAP and all necessary approvals for issuance, such as from management, the board of directors, and/or significant shareholders, have been obtained.  The date through which an entity has evaluated subsequent events and the basis for that date should also be disclosed.   Management must perform its assessment of subsequent events for both interim and annual financial reporting periods.  The standard was effective for the Company beginning with the quarter ended June 30, 2009.  The Company’s adoption of the standard did not have a material impact on its financial condition or results of operations.

In June 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 166, Accounting for Transfers of Financial Assets an Amendment of FASB Statement No. 140.  SFAS No. 166 amends ASC 860, Transfers of Servicing Assets.  The objective of SFAS No. 166 is to improve the relevance, representational faithfulness, and comparability of the information provided in the financial statements related to the transfer of financial assets; the effects of a transfer on the company’s financial position, financial performance and cash flows; and a transferor’s continuing involvement in transferred financial assets.  SFAS No. 166 is effective for financial asset transfers occurring after the beginning of an entity’s first fiscal year that begins after November 15, 2009, which for the Company is October 1, 2010.  Early adoption is prohibited.  The Company has not yet completed its assessment of the impact of SFAS No. 166.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R).  SFAS No. 167 has not been included in the ASC and does not change many of the key principles for determining whether an entity is a variable interest entity consistent with the ASC on “Consolidation.” SFAS No. 167 does amend many important provisions of the existing guidance on “Consolidation.”  SFAS No. 167 is effective as of the beginning of the first fiscal year that begins after November 15, 2009, which for the Company is October 1, 2010.  Early adoption is prohibited.  The Company has not yet completed its assessment of the impact of SFAS No. 167.

Effective October 1, 2009, the Company adopted new authoritative accounting guidance under ASC 260, Earnings Per Share, which provides that unvested share-based payment awards containing nonforfeitable rights to dividends or dividend equivalents are participating securities and should be included in the computation of earnings per share pursuant to the two-class method. The Company determined that its unvested RRP awards are participating securities.  This new guidance requires retrospective adjustment to all prior-period EPS data presented.  The Company has participating securities related to the Company’s stock incentive plans in the form of unvested restricted common shares.  However, these participating securities do not have an impact on the Company’s EPS.

In January 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-06, Improving Disclosures About Fair Value Measurements , which amends ASC 820-10 to require new disclosures about transfers in and out of Level 1 and Level 2 fair value measurements and the roll forward of activity in Level 3 fair value measurements.  ASU 2010-06 also clarifies existing disclosure requirements regarding the level of disaggregation of each class of assets and liabilities within a line item in the statement of financial condition and clarifies that a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements that fall in either Level 2 or Level 3 fair value measurements.   The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the new disclosures about the roll forward of activity in Level 3 fair value measurements which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years.  Since the provisions of ASU 2010-06 are disclosure related, the Company’s adoption of this guidance did not have an impact on its financial condition or results of operations.

In February 2010, the FASB issued ASU 2010-09, Amendments to Certain Recognition and Disclosure Requirements , which amends ASC 855, Subsequent Events to address implementation issues of ASC 855.  ASU 2010-09 requires SEC filers to evaluate subsequent events through the date the financial statements are issued and exempts SEC filers from disclosing the date through which subsequent events have been evaluated.  The ASU was effective immediately for the Company. Since the provisions of ASU 2010-09 are disclosure related, the Company’s adoption of this guidance did not have an impact on its financial condition or results of operations.

2.   EARNINGS PER SHARE

The Company accounts for the 3,024,574 shares acquired by its ESOP and the shares awarded pursuant to its RRP in accordance with ASC 260, which requires that our unvested RRP awards that contain nonforfeitable rights to dividends be treated as participating securities in the computation of EPS pursuant to the two-class method. The two-class method is an earnings allocation that determines EPS for each class of common stock and participating security. Shares acquired by the ESOP are not considered in the basic average shares outstanding until the shares are committed for allocation or vested to an employee’s individual account.  The following is a reconciliation of the numerators and denominators of the basic and diluted EPS calculations (Dollars in thousands).

	For the Six Months Ended		For the Year Ended
	March 31 (unaudited),		September 30,
	2010	2009	2009	2008	2007

Net income(1)	$35,635	$33,984	$66,298	$50,954	$32,296

Average common shares outstanding	73, 215,056	73,062, 425	73,067,880	72,862,705	72,772,859
Average committed ESOP shares outstanding	25,482	25,482	76,236	76,166	76,236
Total basic average common shares outstanding	73, 240,538	73, 087,907	73,144,116	72,938,871	72,849,095

Effect of dilutive RRP	3,985	6,535	5,378	5,460	5,902
Effect of dilutive stock options	19,275	73,628	58,607	68,335	115,391

Total diluted average common shares outstanding	73, 263,798	73, 168,070	73,208,101	73,012,666	72,970,388

Net EPS:
Basic	$0. 49	$0. 46	$0.91	$0.70	$0.44
Diluted	$0. 49	$0. 46	$0.91	$0.70	$0.44

Antidilutive stock options and RRP, excluded from the diluted average common shares outstanding calculation	285 ,350	55,800	74,050	31,100	31,500
___________________
(1)
Net income available to participating securities (unvested RRP shares) was inconsequential for the six months ended March 31, 2010 and 2009 (unaudited) and for the years ended September 30, 2009, 2008 and 2007.

3.  SECURITIES

The following tables reflect the amortized cost, estimated fair value, and gross unrealized gains and losses of AFS and HTM securities at March 31, 2010 (unaudited), September 30, 2009 and 2008.  The majority of the securities portfolio is composed of securities issued by U.S. government-sponsored enterprises.

	March 31, 2010 (unaudited)
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in thousands)
AFS:
U.S. government sponsored enterprises	$135,596	$498	$--	$136,094
Municipal bonds	2, 658	90	13	2, 735
Trust preferred securities	3, 748	--	684	3,064
MBS	1, 163,420	49,640	69	1, 212,991
	1, 305,422	50,228	766	1, 354,884
HTM:
U.S. government sponsored enterprises	759,389	1,280	289	760,380
Municipal bonds	69, 149	1, 686	103	70,732
MBS	544,319	22,199	121	566,397
	1,372,857	25,165	513	1, 397,509

	$2, 678,279	$75,393	$1,279	$2, 752,393

	September 30, 2009
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in thousands)
AFS:
U.S. government sponsored enterprises	$228,743	$1,132	$--	$229,875
Municipal bonds	2,668	131	--	2,799
Trust preferred securities	3,774	--	1,664	2,110
MBS	1,334,357	55,552	698	1,389,211
	1,569,542	56,815	2,362	1,623,995
HTM:
U.S. government sponsored enterprises	175,394	535	--	175,929
Municipal bonds	70,526	2,514	40	73,000
MBS	603,256	24,645	72	627,829
	849,176	27,694	112	876,758

	$2,418,718	$84,509	$2,474	$2,500,753

	September 30, 2008
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in thousands)
AFS:
U.S. government sponsored enterprises	$45,155	$--	$967	$44,188
Municipal bonds	2,686	61	4	2,743
Trust preferred securities	3,859	--	1,204	2,655
MBS	1,491,536	3,940	11,421	1,484,055
	1,543,236	4,001	13,596	1,533,641

HTM:
U.S. government sponsored enterprises	37,397	19	647	36,769
Municipal bonds	55,376	408	342	55,442
MBS	750,284	2,105	8,625	743,764
	843,057	2,532	9,614	835,975

	$2,386,293	$6,533	$23,210	$2,369,616

At March 31, 2010 (unaudited), September 30, 2009 and 2008, the MBS held within our portfolio were issued by FNMA, FHLMC, or GNMA, with the exception of $3.9 million, $4.6 million, and $6.6 million at those respective dates, which were issued by a private issuer.  The following table presents the carrying value of the MBS in our portfolio by issuer:

	At	At September 30,
	March 31, 2010(unaudited)	2009	2008
	(Dollars in thousands)
FNMA	$919,813	$1,035,271	$1,150,224
FHLMC	830,994	949,639	1,073,935
GNMA	2,642	2,921	3,536
Private Issuer	3,861	4,636	6,644
	$1,757,310	$1,992,467	$2,234,339

The following table presents the taxable and non-taxable components of interest income on investment securities for the quarters ended March 31, 2010 and 2009 (unaudited) and for the fiscal years ended September 30, 2009, 2008 and 2007.

	For the Six Months Ended		For the Year Ended
	March 31 (unaudited),		September 30,
	2010	2009	2009	2008	2007
	(Dollars in thousands)

Taxable	$5,213	$1,300	$3,526	$8,313	$30,444
Non-taxable	1,072	981	2,007	1,604	405
	$6,285	$2,281	$5,533	$9,917	$30,849

At March 31, 2010 (unaudited), September 30, 2009 and 2008, accrued interest receivable on MBS was $7.5 million, $9.0 million and $10.9 million, respectively.  At March 31, 2010 (unaudited), September 30, 2009 and 2008, accrued interest receivable on investment securities was $5.0 million, $3.1 million and $1.9 million, respectively.

The following tables summarize the estimated fair value and gross unrealized losses of those securities on which an unrealized loss at March 31, 2010 (unaudited), September 30, 2009 and 2008 was reported and the continuous unrealized loss position for the twelve months prior to March 31, 2010 (unaudited), September 30, 2009 and 2008 or for a shorter period of time, as applicable.

	March 31, 2010 (unaudited)
	Less Than			Equal to or Greater
	12 Months			Than 12 Months
		Estimated			Estimated
		Fair	Unrealized		Fair	Unrealized
	Count	Value	Losses	Count	Value	Losses
AFS:	(Dollars in thousands)
U.S. government sponsored enterprises	--	$--	$--	--	$--	$--
Municipal bonds	1	412	13	--	--	--
Trust preferred securities	--	--	--	1	3,064	684
MBS	43	12,174	53	10	1,640	16
	44	$12,586	$66	11	$4, 704	$700

HTM:
U.S. government sponsored enterprises	9	$217,763	$289	--	$--	$--
Municipal bonds	10	5,966	46	2	1, 322	57
MBS	7	16,280	121	1	53	--
	26	$240,009	$456	3	$1, 375	$57

	September 30, 2009
	Less Than			Equal to or Greater
	12 Months			Than 12 Months
		Estimated			Estimated
		Fair	Unrealized		Fair	Unrealized
	Count	Value	Losses	Count	Value	Losses
	(Dollars in thousands)
AFS:
Trust preferred securities	--	$--	$--	1	$2,110	$1,664
MBS	16	57,157	600	37	15,804	98
	16	$57,157	$600	38	$17,914	$1,762

HTM:
Municipal bonds	4	$1,930	$36	1	$495	$4
MBS	3	5,563	26	4	11,043	46
	7	$7,493	$62	5	$11,538	$50

	September 30, 2008
	Less Than			Equal to or Greater
	12 Months			Than 12 Months
		Estimated			Estimated
		Fair	Unrealized		Fair	Unrealized
	Count	Value	Losses	Count	Value	Losses
	(Dollars in thousands)
AFS:
U.S. government sponsored enterprises	2	$44,189	$967	--	$--	$--
Municipal bonds	2	491	4	--	--	--
Trust preferred securities	1	2,655	1,204	--	--	--
MBS	150	956,968	10,191	62	51,515	1,230
	155	$1,004,303	$12,366	62	$51,515	$1,230

HTM:
U.S. government sponsored enterprises	1	$24,353	$647	--	$--	$--
Municipal bonds	47	24,522	342	--	--	--
MBS	42	417,400	5,004	30	166,807	3,621
	90	$466,275	$5,993	30	$166,807	$3,621

On a quarterly basis, management conducts a formal review of securities for the presence of OTTI.  Management assesses whether an OTTI is present when the fair value of a security is less than its amortized cost basis at the balance sheet date.  For such securities, OTTI is considered to have occurred if (1) the Company intends to sell the security, (2) if it is more likely than not the Company will be required to sell the security before recovery of its amortized cost basis , or (3) if the present value of expected cash flows is not sufficient to recover the entire amortized cost.

The unrealized losses at March 31, 2010 (unaudited), September 30, 2009 and 2008 are primarily a result of increases in market yields from the time of purchase.  In general, as market yields rise, the fair value of securities will decrease; as market yields fall, the fair value of securities will increase. Management generally views changes in fair value caused by changes in interest rates as temporary; therefore, these securities have not been classified as other-than-temporarily impaired.  Additionally, the impairment is also considered temporary because scheduled coupon payments have been made, it is anticipated that the entire principal balance will be collected as scheduled, and management does not intend to sell the securities and it is not more likely than not that the Company will be required to sell the securities before the recovery of the remaining amortized cost amount, which could be at maturity.

The amortized cost and estimated fair value of securities by remaining contractual maturity without consideration for call features or pre-refunding dates are shown below.  Actual maturities of MBS may differ from contractual maturities because borrowers have the right to prepay obligations, generally without penalties.  Maturities of MBS depend on the repayment characteristics and experience of the underlying financial instruments.

	March 31, 2010 (unaudited)
	AFS		HTM		Total
		Estimated		Estimated		Estimated
	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value
	(Dollars in thousands)

One year or less	$25, 543	$25,750	$1, 676	$1, 703	$27, 219	$27, 453
One year through five years	110,635	110,931	779,841	781,414	890,476	892,345
Five years through ten years	133,073	141,601	334,160	348,959	467,233	490,560
Ten years and thereafter	1, 036,171	1, 076,602	257,180	265,433	1,293,351	1,342,035
	$1, 305,422	$1, 354,884	$1,372,857	$1, 397,509	$2, 678,279	$2, 752,393

	September 30, 2009
	AFS		HTM		Total
		Estimated		Estimated		Estimated
	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value
	(Dollars in thousands)

One year or less	$--	$--	$247	$251	$247	$251
One year through five years	229,118	230,260	196,386	197,492	425,504	427,752
Five years through ten years	97,211	103,487	371,221	389,827	468,432	493,314
Ten years and thereafter	1,243,213	1,290,248	281,322	289,188	1,524,535	1,579,436
	$1,569,542	$1,623,995	$849,176	$876,758	$2,418,718	$2,500,753

Issuers of certain investment securities have the right to call and prepay obligations with or without prepayment penalties.  As of March 31, 2010 (unaudited) and September 30, 2009, the amortized cost of the securities in our portfolio which are callable or have pre-refunding dates within one year totaled $ 877.8 million and $334.1 million, respectively.

As of March 31, 2010 (unaudited), September 30, 2009 and 2008, the Bank had pledged AFS and HTM MBS with an amortized cost of $ 732 .3 million, $764.4 million and $744.7 million, respectively, and an estimated fair value of $765. 2 million, $797.0 million and $742.7 million, respectively, as collateral for the repurchase agreements.  The securities pledged as collateral for the repurchase agreements can be repledged by the counterparties.  As of March 31, 2010 (unaudited), September 30, 2009 and 2008, the Bank also had pledged AFS and HTM MBS with an amortized cost of $ 177.5 million, $193.6 million and $59.1 million, respectively, and an estimated fair value of $ 185.8 million, $202.8 million and $58.2 million, respectively, as collateral for public unit depositors and the Federal Reserve Bank.   As of March 31, 2010 (unaudited), there were no securities pledged for treasury, tax, and loan requirements at the Federal Reserve Bank.

During the six months ended March 31, 2010 (unaudited), the Bank swapped $194.8 million of originated fixed-rate mortgage loans with the Federal Home Loan Mortgage Corporation (“FHLMC”) for MBS (“loan swap transaction”).  The MBS received in the loan swap transaction were classified as trading securities prior to the sale.  Proceeds from the sale of these securities were $199.1 million, resulting in a gross realized gain of $6.5 million.  The gain is included in gains on securities and loans receivable, net in the consolidated statements of income for the six month period .

During the year ended September 30, 2007, proceeds from the sale of securities from the trading portfolio totaled $389.2 million, resulting in gross realized gains of $2.8 million and gross realized losses of $1.7 million.  Also during the year ended September 30, 2007, proceeds from the sale of AFS securities totaled $15.2 million, resulting in a gross loss of $47 thousand.  The gross realized gains and losses are included in gains on securities and loans receivable, net in the consolidated statements of income.  All dispositions of securities during 2009 and 2008 were the result of principal repayments or maturities.

4.  LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loans receivable, net at March 31, 2010 (unaudited), September 30, 2009 and 2008 is summarized as follows:

	March 31,	September 30,
	2010 (unaudited)	2009	2008
		(Dollars in thousands)
Mortgage loans:
Residential - one- to-four family	$5, 122,227	$5,321,935	$5,026,358
Multi-family and commercial	70,447	80,493	56,081
Construction	34,297	39,535	85,178
	5, 226,971	5,441,963	5,167,617
Other loans:
Home equity	189,959	195,557	202,956
Other	8,528	9,430	9,272
	198,487	204,987	212,228

Less:
Undisbursed loan funds	(18,995)	(20,649)	(43,186)
Allowance for loan losses	(14,739)	(10,150)	(5,791)
Unearned loan fees and deferred costs	(10, 872)	(12,186)	(10,088)
	$5, 380,852	$5,603,965	$5,320,780

Originating and purchasing loans secured by one- to four-family mortgage loans on residential properties is the Bank’s primary business, resulting in a loan concentration in residential first mortgage loans.  As a result of the Bank’s lending practices, the Bank also has a concentration of loans secured by real property located in Kansas and Missouri.  At March 31, 2010 (unaudited), September 30, 2009 and 2008, approximately 70% and approximately 15% of the Bank’s loans were located in Kansas and Missouri, respectively.

There were no originations of commercial real estate or business loans for the six months ended March 31, 2010 (unaudited).  The Bank originated $ 11.9 million of commercial real estate and business loans during the six months ended March 31, 2009 (unaudited).  The Bank originated $15.3 million, $975 thousand, and $16.7 million of commercial real estate and business loans during the years ended September 30, 2009, 2008, and 2007, respectively.

At March 31, 2010 (unaudited), September 30, 2009 and 2008, accrued interest receivable on loans receivable was $19.3 million, $20.5 million, and $20.9 million, respectively.

The Bank is subject to numerous lending-related regulations. Under the Financial Institutions Reform, Recovery, and Enforcement Act, the Bank may not make real estate loans to one borrower in excess of the greater of 15% of its unimpaired capital and surplus or $500 thousand.  As of March 31, 2010 (unaudited), the Bank was in compliance with this limitation.

Aggregate loans to executive officers, directors and their associates did not exceed 5% of stockholders’ equity as of March 31, 2010 (unaudited), September 30, 2009 and 2008.  Such loans were made under terms and conditions substantially the same as loans made to parties not affiliated with the Bank.

As of March 31, 2010 (unaudited), March 31, 2009 (unaudited), September 30, 2009 , 2008 and 2007 , the Bank serviced loans for others aggregating approximately $ 717.0 million, $592.1 million, $576.0 million , $623.0 million and $674.8 million , respectively.  Such loans are not included in the accompanying consolidated balance sheets. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income includes servicing fees withheld from investors and certain charges collected from borrowers, such as late payment fees. The Bank held borrowers’ escrow balances on loans serviced for others of $8 .4 million, $7.9 million and $8.4 million as of March 31, 2010 (unaudited), September 30, 2009 and 2008, respectively.

As of March 31, 2010 (unaudited), September 30, 2009, 2008 and 2007, loans totaling approximately $ 34.0 million, $30.9 million, $13.7 million and $7.4 million, respectively, were on nonaccrual status. Gross interest income would have increased by $ 596 thousand and $ 437 thousand for the six months ended March 31, 2010 and 2009 (unaudited).  Gross interest income would have increased by $603 thousand, $178 thousand, and $101 thousand for the years ended September 30, 2009, 2008, and 2007, respectively, if these nonaccrual status loans were not classified as such. The balance of non-performing loans continues to remain at historically high levels due to the continued elevated level of unemployment coupled with the decline in real estate values, particularly in some of the states in which we have purchased loans.

Management considers all non-accrual loans and troubled debt restructurings that have not been performing satisfactorily under the new terms for 12 consecutive months to be impaired loans.   Substantially all of the impaired loans at March 31, 2010 (unaudited), September 30, 2009 and 2008 were secured by residential real estate.  Generally, impaired loans are individually assessed to ensure that the carrying value of the loan is not in excess of the fair value of the collateral, less estimated selling costs. Fair values are estimated through such methods as current appraisals, automated valuation models, broker price opinions or listing prices.  Fair values may be adjusted by management to reflect current economic and market conditions.  If the outstanding loan balance is in excess of the estimated fair value determined by management, less estimated costs to sell, then a specific valuation allowance is recorded for the difference.   The following is a summary of information pertaining to impaired loans.

	March 31,	September 30,
	2010 (unaudited)	2009	2008
	(Dollars in thousands)

Impaired loans without a specific valuation allowance	$33,207	$19,052	$7,646
Impaired loans with a specific valuation allowance	20,352	22,347	6,020

	$53,559	$41,399	$13,666

Specific valuation allowance related to impaired loans	$4, 535	$4,596	$758

	For the Six Months Ended March 31 (unaudited),		For the Year Ended September 30,
	2010	2009	2009	2008	2007
	(Dollars in thousands)

Average investment in impaired loans	$38,773	$16,382	$25,156	$10,878	$6,606

Interest income recognized on impaired loans	$238	$139	$473	$150	$111

No additional principal is committed to be advanced in connection with impaired loans.

At March 31, 2010 (unaudited), September 30, 2009, 2008 and 2007, loans totaling $ 20.5 million, $10.8 million, $918 thousand and $230 thousand, respectively, were troubled debt restructurings that have been under the terms of the restructured loan for less than 12 months.

Continued declines in real estate values could adversely impact the property used as collateral for the Bank’s loans.  Adverse changes in the economy and increasing unemployment rates may have a negative effect on the ability of the Bank’s borrowers to make timely loan payments, which would likely increase delinquencies and have an adverse impact on the Bank’s earnings.  Further increases in delinquencies will decrease net interest income and will likely adversely impact the Bank’s loan loss experience, resulting in an increase in the Bank’s allowance for loan losses and provision for loan losses.  Although management believes the allowance for loan losses was at an adequate level to absorb known and inherent losses in the loan portfolio at March 31, 2010 (unaudited), the level of the allowance for loan losses remains an estimate that is subject to significant judgment and short-term changes.  Additions to the allowance for loan losses may be necessary if future economic and other conditions differ substantially from the current environment.

A summary of the activity in the allowance for loan losses for the quarters ended March 31, 2010 and 2009 (unaudited) and for the years ended September 30, 2009, 2008 and 2007 is as follows:

	For the Six Months Ended		For the Year Ended
	March 31 (unaudited),		September 30,
	2010	2009	2009	2008	2007
	(Dollars in thousands)

Balance at beginning of period	$10,150	$5,791	$5,791	$4,181	$4,433
Provision (recovery) charged to expense	6,315	2,656	6,391	2,051	(225)
Charge-offs:
Residential - one- to four-family	(1,730)	(970)	(2,007)	(407)	(8)
Home equity	(23)	(13)	(1)	(2)	(3)
Other loans	(10)	--	(24)	(32)	(16)
Total charge-offs	(1,763)	(983)	(2,032)	(441)	(27)
Recoveries	172	--	--	--	--
Allowance on loans in the loan swap transaction	(135)	--	--	--	--
Balance at end of period	$14,739	$7,464	$10,150	$5,791	$4,181

5. PREMISES AND EQUIPMENT, NET

A summary of the net carrying value of banking premises and equipment at March 31, 2010 (unaudited) and September 30, 2009 and 2008 is as follows:

	March 31,	September 30,
	2010 (unaudited)	2009	2008
	(Dollars in thousands)

Land	$7,872	$7,866	$7,618
Building and leasehold improvements	43,134	40,167	31,027
Furniture, fixtures and equipment	37,074	35,874	32,419
	88,080	83,907	71,064

Less accumulated depreciation	(47,701)	(46,198)	(41,190)

	$40,379	$37,709	$29,874

Depreciation and amortization expense was $2.4 million for the six months ended March 31, 2010 and 2009 (unaudited).  Depreciation and amortization expense for the years ended September 30, 2009, 2008, and 2007 was $5.1 million, $5.4 million, and $4.5 million, respectively.

The Bank has entered into non-cancelable operating lease agreements with respect to banking premises and equipment. It is expected that many agreements will be renewed at expiration in the normal course of business. Rental expense was $ 616 thousand and $ 586 thousand for the six months ended March 31, 2010 and 2009 (unaudited), respectively.  Rental expense was $1.2 million, $1.2 million, and $1.1 million for the years ended September 30, 2009, 2008, and 2007, respectively.  Future minimum rental commitments by fiscal year, rounded to the nearest thousand, required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of March 31, 2010 (unaudited) are as follows (dollars in thousands):

2010	$514
2011	1, 004
2012	899
2013	775
2014	763
2015	708
Thereafter	7,732
$12, 395

Future minimum rental commitments, rounded to the nearest thousand, required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year, as of September 30, 2009 are as follows (dollars in thousands):

2010	$1,129
2011	990
2012	861
2013	748
2014	706
Thereafter	8,334
$12,768

6.  DEPOSITS

Deposits at March 31, 2010 (unaudited), September 30, 2009 and 2008 are summarized as follows:

	March 31,			September 30,
	2010 (unaudited)			2009			2008
		Weighted			Weighted			Weighted
		Average	% of		Average	% of		Average	% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-certificates:
Checking	$493,929	0.13%	11. 4%	$439,975	0.17%	10.4%	$400,461	0.21%	10.2%
Savings	239,651	0. 54	5. 6	226,396	0.66	5.4	232,103	1.51	5.9
Money market	934,071	0. 72	21. 6	848,157	0.82	20.1	772,323	1.48	19.7
Total non-certificates	1, 667,651	0.52	38. 6	1,514,528	0.61	35.9	1,404,887	1.12	35.8

Certificates of deposit:
0.00 – 0.99%	143,493	0. 50	3 .3	78,036	0.55	1.8	114	0.59	--
1.00 – 1.99%	712,367	1. 48	16.5	254,846	1.55	6.0	7,426	1.98	0.2
2.00 – 2.99%	781,931	2. 44	18.1	971,605	2.42	23.0	413,102	2.78	10.5
3.00 – 3.99%	615,619	3. 49	14.3	848,991	3.45	20.1	935,470	3.39	23.8
4.00 – 4.99%	255,487	4.43	5.9	326,087	4.41	7.7	747,612	4.52	19.1
5.00 – 5.99%	141,682	5.16	3. 3	233,572	5.17	5.5	414,347	5.17	10.6
6.00 – 6.99%	836	6. 44	--	944	6.48	--	925	6.47	--
Total certificates of deposit	2, 651,415	2. 66	61.4	2,714,081	3.09	64.1	2,518,996	3.91	64.2

	$4, 319,066	1.83%	100.0%	$4,228,609	2.20%	100.0%	$3,923,883	2.91%	100.0%

Interest expense on deposits for the periods presented is as follows (in thousands):

	Six Months Ended March 31 (unaudited),		Year Ended September 30,
	2010	2009	2009	2008	2007

Checking	$319	$425	$879	$819	$850
Savings	678	1,032	1,873	4,105	4,952
Money market	3,336	4,691	8,512	16,771	26,566
Certificates	37,548	45,348	89,207	111,740	114,911
	$41,881	$51,496	$100,471	$133,435	$147,279

As of March 31, 2010 (unaudited) and September 30, 2009, certificates of deposit mature as follows:

	March 31, 2010 (unaudited)		September 30, 2009

	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Within one year or less	$1, 519,123	2. 47%	$1,634,399	2.97%
Between one and two years	710,310	2.89	609,704	3.15
Between two and three years	238,718	3. 00	333,648	3.49
Between three and four years	143,758	2.95	115,465	3.22
Between four and five years	38,156	3. 02	19,744	3.15
Thereafter	1, 350	3. 42	1,121	3.61
	$2, 651,415	2.66%	$2,714,081	3.09%

The amount of noninterest-bearing deposits was $79. 8 million, $71.7 million and $66.8 million as of March 31, 2010 (unaudited), September 30, 2009 and 2008, respectively.  Certificates of deposit with a minimum denomination of $100 thousand were $ 770.4 million, $790.8 million and $686.3 million as of March 31, 2010 (unaudited), September 30, 2009 and 2008, respectively .  Deposits in excess of $250 thousand generally are not federally insured . The aggregate amount of deposits that were reclassified as loans receivable due to customer overdrafts was $ 181 thousand, $235 thousand and $296 thousand as of March 31, 2010 (unaudited), September 30, 2009 and 2008, respectively.

7.  BORROWED FUNDS

At March 31, 2010 (unaudited) and September 30, 2009 and 2008, the Company’s borrowed funds consisted of FHLB advances and other borrowings.  Included in other borrowings are repurchase agreements and Junior Subordinated Deferrable Interest Debentures (the “Debentures”).

FHLB Advances – FHLB advances at March 31, 2010 (unaudited), September 30, 2009 and 2008 were comprised of the following:

	March 31,	September 30,
	2010 (unaudited)	2009	2008
	(Dollars in thousands)
Fixed-rate FHLB advances	$2,426,000	$2,426,000	$2,446,000
Deferred prepayment penalty	(30,873)	(34,227)	--
Deferred gain on terminated interest rate swaps	715	797	1,129
	$2, 395,842	$2,392,570	$2,447,129

Weighted average contractual interest rate on FHLB advances	3.79%	3.79%	4.77%
Weighted average effective interest rate on FHLB advances (1)	4.13%	4.13%	4.75%

(1)
The effective rate includes the net impact of the amortization of deferred prepayment penalties related to the prepayment of certain FHLB advances and deferred gains related to the termination of interest rate swaps.

During the first quarter of fiscal year 2008, management terminated interest rate swap agreements with total notional amounts of $575.0 million.  As a result of the termination, the Bank received cash proceeds of $1.7 million and recorded a deferred gain for the proceeds. The gain is being amortized to interest expense on FHLB advances over the remaining life of the FHLB advances that were originally hedged by the terminated interest rate swap agreements.  The Bank had no interest rate swap agreements outstanding at March 31, 2010 (unaudited), September 30, 2009 or 2008.

During fiscal year 2009, the Bank prepaid $875.0 million of fixed-rate FHLB advances with a weighted average interest rate of 5.65% and a weighted average remaining term to maturity of 11 months.  The prepaid FHLB advances were replaced with $875.0 million of fixed-rate FHLB advances, with a weighted average contractual interest rate of 3.41% and an average term of 69 months.  The Bank paid a $38.4 million penalty to the FHLB as a result of prepaying the FHLB advances.  The prepayment penalty was deferred as an adjustment to the carrying value of the new advances as the new FHLB advances were not “substantially different,” from the prepaid FHLB advances.  The present value of the cash flows under the terms of the new FHLB advances was not more than 10% different from the present value of the cash flows under the terms of the prepaid FHLB advances (including the prepayment penalty) and there were no embedded conversion options in the prepaid FHLB advances or in the new FHLB advances.  The prepayment penalty effectively increased the interest rate on the new advances 96 basis points at the time of the transaction.  The deferred prepayment penalty will be recognized in interest expense over the life of the new FHLB advances.  The benefit of prepaying the advances was an immediate decrease in interest expense, and a decrease in interest rate sensitivity, as the maturities of the refinanced advances were extended at a lower rate.

The FHLB advances are secured by certain qualifying mortgage loans pursuant to a blanket collateral agreement with the FHLB and all of the capital stock of FHLB owned by the Bank.  Per the FHLB’s lending guidelines, total FHLB borrowings cannot exceed 40% of total Bank assets without the pre-approval of the FHLB president.  At March 31, 2010 (unaudited) and September 30, 2009, the Bank’s ratio of FHLB advances to total assets, as reported to the OTS, was 29% and 28%, respectively.

At March 31, 2010 (unaudited), the Bank had access to a line of credit with the FHLB set to expire on November 26, 2010, at which time the line of credit is expected to be renewed automatically by the FHLB for a one year period.  At March 31, 2010 (unaudited), there were no borrowings on the FHLB line of credit.  Any borrowings on the line of credit would be included in total FHLB borrowings in calculating the ratio of FHLB borrowings to total Bank assets, which generally could not exceed 40% of total Bank assets at March 31, 2010 (unaudited).

Other Borrowings –The following summarizes the components of other borrowings as of March 31, 2010 (unaudited), September 30, 2009 and 2008:

	March 31,		September 30,
	2010 (unaudited)		2009		2008
		Weighted		Weighted		Weighted
		Average		Average		Average
		Contractual		Contractual		Contractual
	Amount	Rate	Amount	Rate	Amount	Rate
			(Dollars in thousands)

Repurchase agreements	$660,000	3.97%	$660,000	3.97%	$660,000	3.97%
Debentures	53,609	3. 00	53,609	3.26	53,581	5.54
	$713,609	3.90%	$713,609	3.91%	$713,581	4.09%

Repurchase Agreements - During fiscal year 2008, the Bank entered into repurchase agreements totaling $660.0 million.   Repurchase agreements are made at mutually agreed upon terms between counterparties and the Bank.  The use of repurchase agreements allows for the diversification of funding sources and the use of securities that were not being leveraged as collateral.  The Bank has pledged AFS and HTM MBS with an estimated fair value of $765. 2 million, at March 31, 2010 (unaudited), as collateral for the repurchase agreements.

Debentures - The Company has established a Delaware statutory trust, Capitol Federal Financial Trust I (the “Trust”), of which the Company owns 100% of the common securities, or slightly more than 3% of the Trust (“Trust Common Securities”).  The Trust was formed for the purpose of issuing Company obligated mandatorily redeemable preferred securities (“Trust Preferred Securities”).  Outside investors own 100% of the Trust Preferred Securities, or slightly less than 97% of the Trust.  The Trust issued $53.6 million of Trust Preferred Securities.  The Company purchased $1.6 million of the Trust Common Securities which are reported in Other Assets in the March 31, 2010 (unaudited), September 30, 2009 and 2008 consolidated balance sheets.  When the Trust Preferred and Trust Common Securities were issued, the Trust used the proceeds to purchase a like amount of Debentures of the Company.  The Debentures bear the same terms and interest rates as the Trust Preferred and Trust Common Securities.  Interest is due quarterly in January, April, July and October until the maturity date of April 7, 2034.  The interest rate, which resets at each interest payment, is based upon the three month LIBOR rate plus 275 basis points.  Principal is due at maturity.  The Debentures were callable, in part or whole, beginning on April 7, 2009, at par.  Any such redemption of the Debentures by the Company will cause redemption of a like amount of the Trust Preferred and Trust Common Securities by the Trust.  The Company has guaranteed the obligations of the Trust.  The Trust is not included in the consolidated financial statements.  The Debentures are the sole assets of the Trust.  There are certain covenants of the Debentures that the Company is required to comply with.  These covenants include a prohibition on cash dividends in the event of default or if the Company elects to defer the payment of interest on the Debentures, annual certifications to the Trust and other covenants related to the payment of interest and principal and maintenance of the Trust.  The Company was in compliance with all covenants at March 31, 2010 (unaudited) and September 30, 2009.

Maturity of Borrowed Funds – At March 31, 2010 (unaudited) and September 30, 2009, the FHLB advances, repurchase agreements and Debentures mature as follows:

	At March 31, 2010 (unaudited)
					Weighted	Weighted
	FHLB	Repurchase		Total	Average	Average
	Advances	Agreements	Debentures	Borrowings	Contractual	Effective
	Amount	Amount	Amount	Amount	Rate	Rate
	(Dollars in thousands)

2010	$350,000	$45,000	$--	$395,000	4.33%	4.33%
2011	276,000	200,000	--	476,000	4.42	4.42
2012	350,000	150,000	--	500,000	3.67	3.67
2013	525,000	145,000	--	670,000	3.74	4.00
2014	450,000	100,000	--	550,000	3.33	3.96
2015	200,000	20,000	--	220,000	3.50	4.16
Thereafter	275,000	--	53,609	328,609	3.72	4. 16
	$2,426,000	$660,000	$53,609	$3,139,609	3.82%	4.07%

	At September 30, 2009
					Weighted	Weighted
	FHLB	Repurchase		Total	Average	Average
	Advances	Agreements	Debentures	Borrowings	Contractual	Effective
	Amount	Amount	Amount	Amount	Rate	Rate
	(Dollars in thousands)

2010	$350,000	$45,000	$--	$395,000	4.33%	4.33%
2011	276,000	200,000	--	476,000	4.42	4.42
2012	350,000	150,000	--	500,000	3.67	3.67
2013	525,000	145,000	--	670,000	3.74	4.00
2014	450,000	100,000	--	550,000	3.33	3.96
2015	200,000	20,000	--	220,000	3.50	4.16
Thereafter	275,000	--	53,609	328,609	3.76	4.21
	$2,426,000	$660,000	$53,609	$3,139,609	3.82%	4.08%

Of the $350.0 million FHLB advances maturing in fiscal year 2010, $100.0 million is due in the third quarter of fiscal year 2010 and $250.0 million is due in the fourth quarter of fiscal year 2010. The $45.0 million of repurchase agreements maturing in fiscal year 2010 are due in the fourth quarter of fiscal year 2010.

8. INCOME TAXES

Income tax expense for the six months ended March 31, 2010 and 2009 (unaudited), and for the years ended September 30, 2009, 2008, and 2007 consisted of the following:

	March 31 (unaudited),		September 30,
	2010	2009	2009	2008	2007
Current:	(Dollars in thousands)
Federal	$15,710	$16,154	$32,590	$19,523	$1,563
State	1,471	1,450	2,788	1,518	333
	17,181	17,604	35,378	21,041	1,896
Deferred:
Federal	2,059	2,067	3,285	7,556	17,328
State	165	165	263	604	1,386
	2,224	2,232	3,548	8,160	18,714
	$19,405	$19,836	$38,926	$29,201	$20,610

Income tax expense has been provided at effective rates of 35.3 % and 36.9% for the six months ended March 31, 2010 and 2009 (unaudited), respectively, and 37.0%, 36.4%, and 39.0% for the years ended September 30, 2009, 2008, and 2007, respectively.  The differences between such effective rates and the statutory Federal income tax rate computed on income before income tax expense result from the following:

	March 31 (unaudited),				September 30,
	2010		2009		2009		2008		2007
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Federal income tax expense
computed at statutory Federal rate	$19,264	35.0%	$18,837	35.0%	$36,828	35.0%	$28,054	35.0%	$18,517	35.0%
Increases in taxes resulting from:
State taxes, net of Federal tax effect	1,525	2.8	1,512	2.8	3,051	2.9	2,122	2.6	1,719	3.3
Net tax-exempt interest income	(884)	(1 .6)	(797)	(1.5)	(579)	(0. 6)	(450)	(0.6)	(112)	( 0. 2)
Other	(500)	(0.9)	284	0.6	(374)	( 0 .3)	(525)	(0.6)	486	0 .9
	$19,405	35.3%	$19,836	36.9%	$38,926	37.0%	$29,201	36.4%	$20,610	39.0%

Deferred income tax expense results from temporary differences in the recognition of revenue and expenses for tax and financial statement purposes. The sources of these differences and the tax effect of each for the six months ended March 31, 2010 and 2009 (unaudited) and the years ended September 30, 2009, 2008 and 2007 were as follows:

	March 31 (unaudited),		September 30,
	2010	2009	2009	2008	2007
	(Dollars in thousands)
FHLB prepayment penalty	$644	$2,308	$4,601	$10,586	$21,225
FHLB stock dividends	2,855	(88)	694	(1,901)	(440)
Allowance for loan losses	(1,719)	--	(1,628)	(611)	117
Other, net	444	12	(119)	86	(2,188)
	$2, 224	$2,232	$3,548	$8,160	$18,714

The components of the net deferred income tax (liabilities) assets as of March 31, 2010 (unaudited), September 30, 2009 and 2008 are as follows:

	March 31,	September 30,
	2010 (unaudited)	2009	2008
	(Dollars in thousands)
Deferred income tax assets:
FHLB prepayment penalty	$639	$1,283	$5,884
Unrealized loss on AFS securities	--	--	3,627
Salaries and employee benefits	1, 279	1,259	1,567
Allowance for loan losses	3,614	1,895	267
ESOP compensation	887	887	977
Other	1, 925	2,401	2,018
Gross deferred income tax assets	8,344	7,725	14,340

Valuation allowance	(261)	(261)	(241)
Gross deferred income tax asset, net of valuation allowance	8,083	7,464	14,099
Deferred income tax liabilities:
Unrealized gain on AFS securities	18, 697	20,583	--
FHLB stock dividends	18,045	15,190	14,496
Other	2, 676	2,661	2,826

Gross deferred income tax liabilities	39,418	38,434	17,322

Net deferred tax liabilities	$(31, 335)	$(30,970)	$(3,223)

The Company assesses the available positive and negative evidence surrounding the recoverability of the deferred tax assets and applies its judgment in estimating the amount of valuation allowance necessary under the circumstances.  As of March 31, 2010 (unaudited), September 30, 2009 and 2008, the Company recorded a valuation allowance of $261 thousand, $261 thousand and $241 thousand, respectively, related to net operating losses generated by the Company’s consolidated Kansas corporate income tax return. The Company’s consolidated Kansas corporate income tax return includes MHC, the Company, and Capitol Funds, Inc., as the Bank files a Kansas privilege tax return. Based on the nature of operations of the noted entities, management believes there will not be sufficient taxable income for the foreseeable future on the Company’s consolidated Kansas corporate income tax return to utilize the net operating losses.

The Company adopted the section of ASC 740 Income Taxes related to the accounting for uncertainty in income taxes on October 1, 2007.  This section of ASC 740 prescribes a process by which the likelihood of a tax position is gauged based upon the technical merits of the position, and then a subsequent measurement relates the maximum benefit and the degree of likelihood to determine the amount of benefit to recognize in the financial statements.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits for the periods ended March 31, 2010 (unaudited), September 30, 2009 and 2008 is as follows.  The amounts have not been reduced by the federal deferred tax effects of unrecognized tax benefits.

	March 31,	September 30,
	2010 (unaudited)	2009	2008
	(Dollars in thousands)

Balance at beginning of period	$2,848	$2,409	$3,773
Additions for tax positions related to the current period	--	109	--
Additions for tax positions of prior years	8	888	130
Reductions for tax positions of prior years	(194)	--	(915)
Reductions relating to settlement with taxing authorities	--	(97)	--
Lapse of statute of limitations	(2,557)	(461)	(579)
Balance at end of period	$105	$2,848	$2,409

Included in the unrecognized tax benefits above is accrued penalties and interest of $ 8 thousand for the six months March 31, 2010 (unaudited), and accrued penalties and interest of $763 thousand and $609 thousand for the years ended September 30, 2009 and 2008, respectively.  The net reversal of penalties and interest expense due to the lapse of statute of limitations for the six months ended March 31, 2010 (unaudited) was $468 thousand.  Estimated penalties and interest expense for the six months ended March 31, 2009 (unaudited) and the years ended September 30, 2009 and 2008 were $ 6 thousand, $ 87 thousand and $81 thousand, respectively.  Estimated penalties and interest expense are included in income tax expense in the consolidated statements of income.  Interest income related to state and federal tax return refunds for the year ended September 30, 2008 was $235 thousand, which is included in other income in the consolidated statements of income.  We do not expect a material change in unrecognized tax benefits in the next 12 months.

The Company files income tax returns in the U.S. federal jurisdiction and the state of Kansas, as well as other states where it has nexus.  In many cases, uncertain tax positions are related to tax years that remain subject to examination by the relevant taxing authorities.  With few exceptions, the Company is no longer subject to U.S. federal and state examinations by tax authorities for fiscal years before 2007.

9. EMPLOYEE BENEFIT PLANS

The Company has a profit sharing plan (“PIT”) and an employee stock ownership plan (“ESOP”).  The plans cover all employees with a minimum of one year of service, at least age 21, and at least 1,000 hours of employment in each plan year.

Profit Sharing Plan – The PIT provides for two types of discretionary contributions. The first type is an optional Bank contribution and may be 0% or any percentage above that, as determined by the board of directors, of an eligible employee’s eligible compensation during the fiscal year. The second contribution may be 0% or any percentage above that, as determined by the board of directors, of an eligible employee’s eligible compensation during the fiscal year if the employee matches 50.0% (on an after-tax basis) of the Bank’s second contribution.  The PIT qualifies as a thrift and profit sharing plan for purposes of Internal Revenue Codes 401(a), 402, 412, and 417.  The Bank accrued $ 96 thousand and $ 92 thousand at March 31, 2010 and 2009 (unaudited), respectively, related to PIT contributions.  Total Bank contributions to the PIT amounted to $102 thousand, $93 thousand, and $89 thousand for the years ended September 30, 2009, 2008, and 2007, respectively.

ESOP – The ESOP Trust acquired 3,024,574 shares of common stock in the Company’s initial public offering with proceeds from a loan from the Company.  The Bank makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required annual loan payments to the Company at September 30.

The loan referenced above bears interest at a fixed-rate of 5.80% with interest payable annually and future principal and interest payable in four remaining fixed installments, as of March 31, 2010 (unaudited), of $3.0 million. Payments of $3.0 million consisting of principal of $2.3 million, $2.1 million, and $2.0 million and interest of $700 thousand, $900 thousand, and $1.0 million were made on September 30, 2009, 2008, and 2007, respectively. The loan is secured by the shares of Company stock purchased.

As the debt is repaid, 201,638 shares are released from collateral annually at September 30 and allocated to qualified employees based on the proportion of their qualifying compensation to total qualifying compensation.  As ESOP shares are committed to be released from collateral, the Company records compensation expense.   Compensation expense related to the ESOP was $ 3.3 million for the six months ended March 31, 2010 (unaudited), $ 4 .2 million for the six months ended March 31, 2009 (unaudited), $7.9 million for the year ended September 30, 2009 and $7.5 million for each of the years ended September 30, 2008 and 2007.  Dividends on unallocated ESOP shares are recorded as a reduction of debt, up to a total of $3.0 million.

During the years ended September 30, 2009, 2008, and 2007, the Bank paid $863 thousand, $571 thousand, and $41 thousand, respectively, of the ESOP debt payment because dividends on unallocated shares were insufficient to pay the scheduled debt payment as they had been in previous years.  Dividends paid to participants on allocated ESOP shares were $ 2.2 million for the six months ended March 31, 2010 (unaudited), $ 1.8 million for the six months ended March 31, 2009 (unaudited), $3.3 million for the year ended September 30, 2009 and $2.9 million for each of the years ended September 30, 2008 and 2007.

Participants have the option to receive the dividends in cash or leave the dividend in the ESOP.  Dividends are reinvested in Company stock for those participants who choose to leave their dividends in the ESOP or who do not make an election.  The purchase of Company stock for reinvestment of dividends is made in the open market on or about the date of the cash disbursement to the participants who opt to take dividends in cash.

Shares may be withdrawn from the ESOP Trust due to retirement, termination or death of the participant.  Following is a summary of shares held in the ESOP Trust as of March 31, 2010 (unaudited), September 30, 2009, and 2008:

	March 31,	September 30,
	2010 (unaudited)	2009	2008
	(Dollars in thousands)

Allocated ESOP shares	1,680,943	1,751,474	1,604,939
Unreleased ESOP shares	806,556	806,556	1,008,194
Total ESOP shares	2,487,499	2,558,030	2,613,133

Fair value of unreleased ESOP shares	$30,214	$26,552	$44,693

10. STOCK BASED COMPENSATION

At March 31, 2010 (unaudited) and September 30, 2009, the Company had a Stock Option and Incentive Plan and an RRP which are considered share-based plans.  Compensation expense is recognized over the service period of the share-based payment award.  The Company utilizes a fair-value-based measurement method in accounting for the share-based payment transactions with employees, except for equity instruments held by employee share ownership plans.

Stock Option Plan – The purpose of the Option Plan is to provide additional incentive to certain officers, directors and key employees by facilitating their purchase of a stock interest in the Company.  Pursuant to the Option Plan, subject to adjustment as described below, 3,780,718 shares of common stock were reserved for issuance by the Company upon exercise of stock options granted to officers, directors and employees of the Company and the Bank from time to time under the Option Plan. The Company may issue both incentive and nonqualified stock options under the Option Plan.  The Company may also award stock appreciation rights under the Option Plan, although to date no stock appreciation rights have been awarded under the Option Plan.  The incentive stock options expire no later than 10 years and the nonqualified stock options expire no later than fifteen years from the date of grant.  The date on which the options are first exercisable is determined by the Stock Benefits Committee (“sub-committee”), a sub-committee of the Compensation Committee (“committee”) of the Board of Directors .  The vesting period of the options generally ranges from three to five years.  The option price is equal to the market value at the date of the grant as defined by the Option Plan.

Under the Option Plan, incentive stock options may not be granted after April 2010 and nonqualified stock options may not be granted after April 2015.  At March 31, 2010  (unaudited) and September 30, 2009, the Company had 1, 256,396 shares and 1,303,915 shares, respectively, available for future grants under the Option Plan.   The share counts include 1, 046,861 shares and 1, 044,380 shares at March 31, 2010 (unaudited) and September 30, 2009, respectively,   added back to the Option Plan through the reload feature of the plan, which provides that the maximum number of shares with respect to which awards may be made under the plan shall be increased by (i) the number of shares of common stock repurchased by the Company with an aggregate price no greater than the cash proceeds received by the Company from the exercise of options under the Option Plan; and (ii) the number of shares surrendered to the Company in payment of the exercise price of options granted under the Option Plan.

The Option Plan is administered by the sub-committee, which selects the employees and non-employee directors to whom options are to be granted and the number of shares to be granted.  The exercise price may be paid in cash, shares of the common stock, or a combination of both.  The option price may not be less than 100% of the fair market value of the shares on the date of the grant. In the case of any employee who is granted an incentive stock option who owns more than 10% of the outstanding common stock at the time the option is granted, the option price may not be less than 110% of the fair market value of the shares on the date of the grant, and the option shall not be exercisable after the expiration of five years from the grant date.  Historically, the Company has issued shares held in treasury upon the exercise of stock options.

The fair value of stock option grants are estimated on the date of the grant using the Black-Scholes option pricing model.  The weighted average grant-date fair value of stock options granted during the six months ended March 31, 2010 and 2009 (unaudited) was $3. 44 and $5.27, respectively.  The weighted average grant-date fair value of stock options granted during the fiscal years ended September 30, 2009, 2008, and 2007 was $5.03, $3.20 and $5.61 per share, respectively.  Compensation expense attributable to stock options awards during the six months ended March 31, 2010 and 2009 (unaudited) totaled $ 133 thousand  ($ 113 thousand, net of tax) and $ 150 thousand ($ 127 thousand, net of tax), respectively.  Compensation expense attributable to stock options awards during the years ended September 30, 2009, 2008 and 2007 totaled $281 thousand ($240 thousand, net of tax), $323 thousand ($205 thousand, net of tax), and $294 thousand ($179 thousand, net of tax), respectively.  The following weighted average assumptions were used for valuing stock option grants for the periods noted:

	Six Months Ended March 31 (unaudited),		Year Ended September 30,
	2010	2009	2009	2008	2007

Risk-free interest rate	2.1%	2.4%	2.1%	3.2%	4.8%
Expected life (years)	4	4	4	5	6
Expected volatility	25%	23%	24%	22%	21%
Dividend yield	6.2%	2.4%	4.8%	6.2%	5.2%
Estimated forfeitures	2.7%	15.0%	10.5%	3.0%	6.2%

The risk-free interest rate was determined using the yield available on the option grant date for a zero-coupon U.S. Treasury security with a term equivalent to the expected life of the option.  The expected life for options granted during the six months ended March 31, 2010 and 2009 (unaudited) and the years ended September 30, 2009 and 2008 was based upon historical experience.  The expected life for options granted during the year ended September 30, 2007 represents the period the option is expected to be outstanding and was determined by applying the simplified method.  The expected volatility was determined using historical volatilities based on historical stock prices.  The dividend yield was determined based upon historical quarterly dividends and the Company’s stock price on the option grant date.  Estimated forfeitures were determined based upon voluntary termination behavior and actual option forfeitures.

A summary of option activity for the six months ended March 31, 2010 and 2009 (unaudited) and the years ended September 30, 2009, 2008 and 2007 follows:

	March 31 (unaudited),
	2010		2009
		Weighted		Weighted
		Average		Average
	Number	Exercise	Number	Exercise
	of Options	Price	of Options	Price

Options outstanding
at beginning of period:	372,022	$33.28	403,322	$29.66
Granted	50 ,000	32.29	25,500	43.46
Forfeited	--	--	--	--
Exercised	(9,091)	9.53	(67,250)	17.68
Options outstanding
at end of period	412,931	$33. 68	361,572	$32.86

	September 30,
	2009		2008		2007
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Options	Price	of Options	Price	of Options	Price

Options outstanding at beginning of year:	403,322	$29.66	382,855	$28.13	668,457	$20.43
Granted	41,750	42.05	56,500	32.19	34,000	38.77
Forfeited	--	--	(100)	25.66	(8,967)	29.37
Exercised	(73,050)	18.31	(35,933)	17.34	(310,635)	12.69

Options outstanding at end of year	372,022	$33.28	403,322	$29.66	382,855	$28.13

Shares issued upon the exercise of stock options are issued from treasury stock.  The Company has an adequate number of treasury shares available for sale for future stock option exercises.

During the six months ended March 31, 2010 and 2009 (unaudited), the total pretax intrinsic value of stock options exercised was $1 89 thousand and $1.6 million, respectively, and the tax benefits realized from the exercise of stock options were $34 thousand and $500 thousand, respectively .  During the years ended September 30, 2009, 2008, and 2007, the total pretax intrinsic value of stock options exercised was $1.7 million, $755 thousand, and $8.1 million, respectively, and the tax benefits realized from the exercise of stock options were $515 thousand, $114 thousand, and $2.6 million, respectively.  The fair value of stock options vested during the six months ended March 31, 2010 and 2009 (unaudited) was $ 222 thousand and $ 246 thousand, respectively.  The fair value of stock options vested during the years ended September 30, 2009, 2008, and 2007 was $297 thousand, $281 thousand, and $338 thousand, respectively.

The following summarizes information about the stock options outstanding and exercisable as of March 31, 2010 (unaudited):

	Options Outstanding
		Weighted	Weighted
		Average	Average
	Number	Remaining	Exercise	Aggregate
Exercise	of Options	Contractual	Price per	Intrinsic
Price	Outstanding	Life (in years)	Share	Value
	(Dollars in thousands, except per share amounts) (unaudited)
$9.22	10,881	1. 83	$9.22	$307
14.03 - 19.68	3,700	1. 28	18. 78	69
25.66 - 28.78	2,500	2. 42	26.91	26
30.19 - 39.83	370 ,350	8. 94	33.92	1,389
43.46	25,500	8. 58	43.46	--
	412,931	8. 62	$33. 68	$1,791

	Options Exercisable
		Weighted	Weighted
		Average	Average
	Number	Remaining	Exercise	Aggregate
Exercise	of Options	Contractual	Price per	Intrinsic
Price	Exercisable	Life (in years)	Share	Value
	(Dollars in thousands, except per share amounts) (unaudited)
$9.22	10,881	1. 83	$9.22	$307
14.03 - 19.68	3,700	1. 28	18. 78	69
25.66 - 28.78	2,500	2. 42	26.91	26
30.19 - 39.83	282,450	8. 63	33. 91	1,041
43.46	10,200	8. 58	43.46	--
	309,731	8.25	$33.12	$1,443

The following summarizes information about the stock options outstanding and exercisable as of September 30, 2009:

	Options Outstanding
		Weighted	Weighted
		Average	Average
	Number	Remaining	Exercise	Aggregate
Exercise	of Options	Contractual	Price per	Intrinsic
Price	Outstanding	Life (in years)	Share	Value
	(Dollars in thousands, except per share amounts)

$9.22	19,381	1.55	$9.22	$459
14.03 - 19.68	4,291	1.68	18.13	63
25.66 - 28.78	2,500	2.92	26.91	15
30.19 - 38.77	320,350	8.92	34.18	123
43.46	25,500	9.08	43.46	--
	372,022	8.42	$33.28	$660

	Options Exercisable
		Weighted	Weighted
		Average	Average
	Number	Remaining	Exercise	Aggregate
Exercise	of Options	Contractual	Price per	Intrinsic
Price	Exercisable	Life (in years)	Share	Value
	(Dollars in thousands, except per share amounts)

$9.22	19,381	1.55	$9.22	$459
14.03 - 19.68	4,291	1.68	18.13	63
25.66 - 28.78	2,500	2.92	26.91	15
30.19 - 38.77	232,450	8.91	34.05	90
43.46	5,100	9.08	43.46	--
	263,722	8.19	$32.08	$627

The aggregate intrinsic value in the preceding table represents the total pre-tax intrinsic value, based on the Company’s closing stock price of $ 37 .46 and $32.92 as of March 31, 2010 (unaudited) and September 30, 2009, respectively, which would have been received by the option holders had all option holders exercised their options as of that date.  The total number of in-the-money options exercisable as of March 31, 2010 (unaudited) and September 30, 2009 was 272,281 and 141,272, respectively.

As of March 31, 2010 (unaudited) and September 30, 2009, the total estimated future compensation cost related to non-vested stock options not yet recognized in the consolidated statements of income was $ 319 thousand and $283 thousand, respectively, and the weighted average period over which these awards are expected to be recognized was 2. 8 years and 2.2 years, respectively.

Recognition and Retention Plan – The objective of the RRP is to enable the Company and the Bank to retain personnel of experience and ability in key positions of responsibility.  Employees and directors of the Bank are eligible to receive benefits under the RRP at the sole discretion of the sub-committee. The total number of shares originally eligible to be granted under the RRP was 1,512,287.  At March 31, 2010 (unaudited) and September 30, 2009, the Company had 158,487 shares and 163,487 shares , respectively, available for future grants under the RRP.  The RRP expires in April 2015.  No additional grants may be made after expiration, but outstanding grants continue until they are individually exercised, forfeited, or expire.

Compensation expense in the amount of the fair market value of the common stock at the date of the grant, as defined by the RRP, to the employee is recognized over the period during which the shares vest.  Compensation expense attributable to RRP awards during the six months ended March 31, 2010 and 2009 (unaudited) totaled $ 152 thousand ($ 98 thousand, net of tax) and $ 159 thousand ($ 100 thousand, net of tax), respectively.  Compensation expense attributable to RRP awards during the years ended September 30, 2009, 2008 and 2007 totaled $323 thousand ($204 thousand, net of tax), $399 thousand ($253 thousand, net of tax), and $375 thousand ($229 thousand, net of tax), respectively.  A recipient of such restricted stock will be entitled to all voting and other stockholder rights (including the right to receive dividends on vested and non-vested shares), except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in escrow by the Company.  If a holder of such restricted stock terminates employment for reasons other than death or disability, the employee forfeits all rights to the non-vested shares under restriction.  If the participant’s service terminates as a result of death, disability, or if a change in control of the Bank occurs, all restrictions expire and all non-vested shares become unrestricted.  A summary of RRP share activity for the six months ended March 31, 2010 and 2009 (unaudited) and for the years ended September 30, 2009, 2008 and 2007 follows:

	March 31 (unaudited),
	2010		2009
		Weighted		Weighted
		Average		Average
	Number	Grant Date	Number	Grant Date
	of Shares	Fair Value	of Shares	Fair Value
Unvested RRP shares at beginning of period:	15,100	$34.35	23,200	$33.68
Granted	5,000	32.66	--	--
Vested	(8,500)	33. 32	(9,500)	33. 92
Forfeited	--	--	--	--
Unvested RRP shares at end of period	11,600	$34. 37	13,700	$33. 51

	Year Ended September 30,
	2009		2008		2007
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Grant Date	Number	Grant Date	Number	Grant Date
	of Shares	Fair Value	of Shares	Fair Value	of Shares	Fair Value
Unvested RRP shares at beginning of year:	23,200	$33.68	24,300	$34.46	30,800	$33.37
Granted	2,500	39.95	10,000	32.26	5,000	38.77
Vested	(10,600)	34.20	(11,100)	34.12	(11,100)	33.35
Forfeited	--	--	--	--	(400)	35.42
Unvested RRP shares at end of year	15,100	$34.35	23,200	$33.68	24,300	$34.46

The estimated forfeiture rate for the RRP shares granted during the six months ended March 31, 2010 and 2009 (unaudited) and the years ended September 30, 2009, 2008, and 2007 was 0% based upon voluntary termination behavior and actual forfeitures.  The fair value of RRP shares that vested during the six months ended March 31, 2010 and 2009 (unaudited) totaled $ 283 thousand and $322 thousand, respectively.   The fair value of RRP shares that vested during the years ended September 30, 2009, 2008, and 2007 totaled $363 thousand, $379 thousand, and $370 thousand, respectively.  As of March 31, 2010 (unaudited) and September 30, 2009, there was $ 341 thousand and $330 thousand, respectively, of unrecognized compensation cost related to non-vested RRP shares to be recognized over a weighted average period of 2. 6 years and 2. 1 years , respectively .

11.  PERFORMANCE BASED COMPENSATION

The Company and the Bank have a short-term performance plan for all officers and a deferred incentive bonus plan for senior officers.  The short-term performance plan has a component tied to Company performance and a component tied to individual participant performance.  Individual performance criteria are established by executive management for eligible non-executive employees of the Bank; individual performances of executive officers are reviewed by the committee.  Company performance criteria are approved by the committee.  Short-term performance plan awards are granted based upon a performance review by the committee.  The committee may exercise its discretion and reduce or not grant awards.  The deferred incentive bonus plan is intended to operate in conjunction with the short-term performance plan.  A participant in the deferred incentive bonus plan can elect to defer into an account between $2 thousand and up to 50% of the short-term performance plan award up to but not exceeding $100 thousand.  The amount deferred receives an employer match of up to 50%.  The deferral period is three years.  Earnings on the amount deferred by the employee and the employer match are tied to the performance of the Company’s common stock and cash dividends paid thereon during the deferral period. The total amount of short-term performance plan awards provided for the years ended September 30, 2009, 2008, and 2007 amounted to $1.1 million, $2.1 million, and $1.1 million, respectively, of which $137 thousand, $165 thousand, and $66 thousand, respectively, was deferred under the deferred incentive bonus plan.  The deferrals and any earnings on those deferrals will be paid in 2011, 2012, and 2013, respectively.  During the six months ended March 31, 2010 and 2009 (unaudited), the amount expensed in conjunction with the earnings on the deferred amounts was $ 100 thousand and $ 23 thousand, respectively.  During fiscal years 2009, 2008, and 2007, the amount expensed in conjunction with the earnings on the deferred amounts was $51 thousand, $332 thousand, and $82 thousand, respectively.

12.  DEFERRED COMPENSATION

The Bank has deferred compensation agreements with certain officers and retired officers whereby stipulated amounts will be paid to them over a period of 20 years upon their retirement or termination. Amounts accrued under these agreements aggregate $ 328 thousand, $337 thousand and $363 thousand as of March 31, 2010 (unaudited) and September 30, 2009 and 2008, respectively, and are accrued over the period of active employment and are funded by life insurance contracts.

13.  COMMITMENTS AND CONTINGENCIES

The Bank had commitments outstanding to originate and purchase first and second mortgage loans as of March 31, 2010 (unaudited), September 30, 2009 and 2008 as follows:

	March 31,	September 30,
	2010 (unaudited)	2009	2008
	(Dollars in thousands)

Originate fixed-rate	$86,210	$105,316	$105,419
Originate adjustable-rate	9,718	8,945	16,302
Purchase fixed-rate	10,534	12,948	14,366
Purchase adjustable-rate	4,478	9,000	133,153
	$110,940	$136,209	$269,240

As of March 31, 2010 (unaudited), the Bank had commitments to originate non-mortgage loans approximating $ 24 thousand, all of which were fixed-rate.  As of September 30, 2009 and 2008, the Bank had commitments to originate non-mortgage loans approximating $134 thousand and $72 thousand, respectively, all of which were fixed-rate.   The weighted average interest rate on commitments to originate or purchase fixed-rate loans was 5.04%, 5.11% and 5.94% as of March 31, 2010 (unaudited), September 30, 2009 and 2008, respectively.

As of March 31, 2010 (unaudited), September 30, 2009 and 2008, the Bank had approved but unadvanced home equity lines of credit of $ 272.5 million, $270.3 million and $269.0 million, respectively.  Approval of lines of credit is based upon underwriting standards that do not allow total borrowings, including existing mortgages and lines of credit, to exceed 95% of the estimated market value of the customer’s home.  In order to minimize risk of loss, home equity loans that are greater than 80% of the value of the property, when combined with the first mortgage, require private mortgage insurance.

Commitments to originate mortgage and non-mortgage loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. Some of the commitments are expected to expire without being fully drawn upon; therefore the amount of total commitments disclosed above does not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Bank, upon extension of credit is based on management’s credit evaluation of the customer.  As of March 31, 2010 (unaudited), September 30, 2009 and 2008, there were no significant loan-related commitments that met the definition of derivatives or commitments to sell mortgage loans.

14.  REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a material adverse effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors.

The Bank’s primary regulatory agency, the OTS, requires that the Bank maintain minimum ratios of tangible equity of 1.5%, Tier 1 (core) capital of 4%, and total risk-based capital of 8%. As of March 31, 2010 (unaudited) and September 30, 2009 and 2008, the most recent guidelines from the OTS categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” the Bank must maintain minimum Tier 1 (core) capital, Tier 1 risked based capital and total risk-based capital ratios as set forth in the table below. Management believes, as of March 31, 2010 (unaudited), that the Bank meets all capital adequacy requirements to which it is subject and there were no conditions or events subsequent to March 31, 2010 (unaudited), that would change the Bank’s category.

					To Be Well
					Capitalized
					Under Prompt
			For Capital		Corrective Action
	Actual		Adequacy Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of March 31, 2010 (unaudited):
Tangible equity	$841,861	10. 0%	$126,808	1.5%	N/A	N/A
Tier 1 (core) capital	841,861	10. 0	338,156	4.0	$422,694	5.0%
Tier I risk-based capital	841,861	23. 6	N/A	N/A	213, 896	6.0
Total risk-based capital	852,065	23.9	285,195	8.0	356,494	10.0

As of September 30, 2009:
Tangible equity	$834,879	10.0%	$125,505	1.5%	N/A	N/A
Tier 1 (core) capital	834,879	10.0	334,681	4.0	$418,351	5.0%
Tier I risk-based capital	834,879	23.2	N/A	N/A	216,029	6.0
Total risk-based capital	840,439	23.3	288,039	8.0	360,048	10.0

As of September 30, 2008:
Tangible equity	$806,708	10.0%	$121,197	1.5%	N/A	N/A
Tier 1 (core) capital	806,708	10.0	323,192	4.0	$403,990	5.0%
Tier I risk-based capital	806,708	23.1	N/A	N/A	209,357	6.0
Total risk-based capital	801,886	23.0	279,143	8.0	348,929	10.0

A reconciliation of the Bank’s equity under GAAP to regulatory capital amounts as of March 31, 2010 (unaudited) and September 30, 2009 and 2008 is as follows:

	March 31, 2010 (unaudited)	September 30,
		2009	2008
	(Dollars in thousands)
Total Bank equity as reported under GAAP	$873,053	$869,029	$803,643
Unrealized (gains) losses on AFS securities	(30, 765)	(33,870)	5,968
Other	(427)	(280)	(2,903)
Total tangible equity and Tier 1 (core) capital	841,861	834,879	806,708
Allowance for loan losses	10,204	5,560	5,008
Other	--	--	(9,830)
Total risk based capital	$852,065	$840,439	$801,886

Under OTS regulations, there are limitations on the amount of capital the Bank may distribute to the Company.  Generally, this is limited to the earnings of the previous two calendar years and current year-to-date earnings.  Under OTS safe harbor regulations, the Bank may distribute to the Company capital not exceeding net income for the current calendar year and the prior two calendar years.  At March 31, 2010 (unaudited) and September 30, 2009, the Bank was in compliance with the OTS safe harbor regulations.  The Bank has received a waiver from the OTS to distribute capital from the Bank to the Company, not to exceed 100% of the Bank’s net quarterly earnings, through June 30, 2010.  So long as the Bank continues to remain “well capitalized” after each capital distribution, operate in a safe and sound manner, provide the OTS with updated capital levels, and non-performing asset balances and allowance for loan loss information as requested, and comply with the interest rate risk management guidelines of the OTS, it is management’s belief that the Bank will continue to receive waivers allowing it to distribute the net income of the Bank to the Company, although no assurance can be given in this regard.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value Measurements - ASC 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  ASC 820 applies only to fair value measurements already required or permitted by other accounting standards and does not impose requirements for additional fair value measures.  ASC 820 was issued to increase consistency and comparability in reporting fair values.

The Company uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. The Company did not have any liabilities that were measured at fair value at March 31, 2010 (unaudited) and September 30, 2009.  The Company’s AFS securities are recorded at fair value on a recurring basis.  Additionally, from time to time, the Company may be required to record at fair value other assets or liabilities on a non-recurring basis, such as REO, LHFS, and impaired loans. These non-recurring fair value adjustments involve the application of lower-of-cost-or-fair value accounting or write-downs of individual assets.

In accordance with ASC 820, the Company groups its assets at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value. These levels are:

●	Level 1 — Valuation is based upon quoted prices for identical instruments traded in active markets.

●
Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

●
Level 3 — Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect the Company’s own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flow models, and similar techniques. The results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability.

The Company bases its fair values on the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date.  As required by ASC 820, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.

The following is a description of valuation methodologies used for assets measured at fair value on a recurring basis.

AFS Securities
The Company’s AFS securities portfolio is carried at estimated fair value, with any unrealized gains and losses, net of taxes, reported as accumulated other comprehensive income/loss in stockholders’ equity.  The Company’s major security types based on the nature and risks of the securities are included in the table below.  The majority of the securities within the AFS portfolio are issued by U.S. government sponsored enterprises.  The fair values for all AFS securities are based on quoted prices for similar securities.  Various modeling techniques are used to determine pricing for the Company’s securities, including option pricing and discounted cash flow models. The inputs to these models may include benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers and reference data.  There are some AFS securities in the AFS portfolio that have significant unobservable inputs requiring the independent pricing services to use some judgment in pricing the related securities.  These AFS securities are classified as Level 3.  All other AFS securities are classified as Level 2.

The following tables provide the level of valuation assumption used to determine the carrying value of the Company’s assets measured at fair value on a recurring basis, which consists of AFS securities, at March 31, 2010 (unaudited) and September 30, 2009.

	March 31, 2010 (unaudited)
		Quoted Prices	Significant	Significant
		in Active Markets	Other	Unobservable
	Carrying	for Identical Assets	Observable Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)(1)
	(Dollars in thousands)
AFS Securities:
U.S. government sponsored enterprises	$136,094	$--	$136,094	$--
Municipal bonds	2, 735	--	2, 735	--
Trust preferred securities	3,064	--	--	3,064
MBS	1, 212,991	--	1, 212,991	--
	$1, 354,884	$--	$1, 351,820	$3,064

	September 30, 2009
		Quoted Prices	Significant	Significant
		in Active Markets	Other	Unobservable
	Carrying	for Identical Assets	Observable Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)(2)
	(Dollars in thousands)
AFS Securities:
U.S. government sponsored enterprises	$229,875	$--	$229,875	$--
Municipal bonds	2,799	--	2,799	--
Trust preferred securities	2,110	--	--	2,110
MBS	1,389,211	--	1,389,211	--
	$1,623,995	$--	$1,621,885	$2,110

(1)	The Company’s Level 3 AFS securities have had no activity since September 30, 2009 , except for reductions in net unrealized losses recognized in other comprehensive income. Reductions of net unrealized losses included in other comprehensive income for the six months ended March 31, 2010 (unaudited) were $610 thousand.

(2)	The Company’s Level 3 AFS securities were not significant at September 30, 2009 and had no material activity during the year ended September 30, 2009.

The following is a description of valuation methodologies used for significant assets measured at fair value on a non-recurring basis.

Loans Receivable

Loans which meet certain criteria are evaluated individually for impairment. A loan is considered impaired when, based upon current information and events, it is probable the Bank will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the loan agreement.  Impaired loans at March 31, 2010 (unaudited) and September 30, 2009 were $ 53.6 million and $41.4 million, respectively. Substantially all of the Bank’s impaired loans at March 31, 2010 (unaudited) and September 30, 2009 are secured by residential real estate.  These impaired loans are individually assessed to ensure that the carrying value of the loan is not in excess of the fair value of the collateral, less estimated selling costs. Fair value is estimated through current appraisals, automated valuation models, real estate brokers or listing prices.  Fair values may be adjusted by management to reflect current economic and market conditions and, as such, are classified as Level 3. Based on this evaluation, the Company maintained an allowance for loan losses of $4. 5 million at March 31, 2010 (unaudited) and $4.6 million at September 30, 2009, respectively, for such impaired loans.

REO

REO represents real estate acquired as a result of foreclosure or by deed in lieu of foreclosure and is carried at the lower of cost or fair value.  Fair value is estimated through current appraisals, automated valuation models, broker price opinions or listing prices.  As these properties are actively marketed, estimated fair values may be adjusted by management to reflect current economic and market conditions and, as such, are classified as Level 3.  REO at March 31, 2010 (unaudited) and September 30, 2009 was $6. 9 million and $7.4 million, respectively. During the six months ended March 31, 2010 (unaudited), and the year ended September 30, 2009, charge-offs to the allowance for loan losses related to loans that were transferred to REO were $ 634 thousand and $1.5 million, respectively. Write downs related to REO that were charged to other expense were $ 345 thousand for the six months ended March 31, 2010 (unaudited) and $959 thousand for the year ended September 30, 2009.

The following tables provide the level of valuation assumption used to determine the carrying value of the Company’s assets measured at fair value on a non-recurring basis at March 31, 2010 (unaudited) and September 30, 2009.

	March 31, 2010 (unaudited)
		Quoted Prices	Significant	Significant
		in Active Markets	Other	Unobservable
	Carrying	for Identical Assets	Observable Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
	(Dollars in thousands)

Impaired loans	$53,559	$--	$--	$53,559
REO	6, 861	--	--	6, 861
	$60,420	$--	$--	$60,420

	September 30, 2009
		Quoted Prices	Significant	Significant
		in Active Markets	Other	Unobservable
	Carrying	for Identical Assets	Observable Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
	(Dollars in thousands)

Impaired loans	$41,399	$--	$--	$41,399
REO	7,404	--	--	7,404
	$48,803	$--	$--	$48,803

Fair Value Disclosures

The Company determined estimated fair value amounts using available market information and a selection from a variety of valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts.  The fair value estimates presented herein are based on pertinent information available to management as of March 31, 2010 (unaudited), September 30, 2009 and 2008. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates.

The carrying amounts and estimated fair values of the Company’s financial instruments as of March 31, 2010 (unaudited), September 30, 2009 and 2008 were as follows:

	March 31,		September 30,
	2010 (unaudited)		2009		2008
		Estimated		Estimated		Estimated
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value
	(Dollars in thousands)
Financial Assets:
Cash and cash equivalents	$60,735	$60,735	$41,154	$41,154	$87,138	$87,138
Investment securities:
AFS	141,893	141,893	234,784	234,784	49,586	49,586
HTM	828,538	831,112	245,920	248,929	92,773	92,211
MBS:
AFS	1, 212,991	1, 212,991	1,389,211	1,389,211	1,484,055	1,484,055
HTM	544,319	566,397	603,256	627,829	750,284	743,764
Loans receivable	5, 380,852	5, 565,577	5,603,965	5,801,724	5,320,780	5,301,179
BOLI	54,000	54,000	53,509	53,509	52,350	52,350
Capital stock of FHLB	135,050	135,050	133,064	133,064	124,406	124,406
Financial Liabilities:
Deposits	4, 319,066	4, 374,285	4,228,609	4,294,454	3,923,883	3,934,188
Advances from FHLB	2, 395,842	2, 535,992	2,392,570	2,554,206	2,447,129	2,485,545
Other borrowings	713,609	740,580	713,609	742,301	713,581	716,951

The following methods and assumptions were used to estimate the fair value of the financial instruments:

Cash and Cash Equivalents - The carrying amounts of cash and cash equivalents are considered to approximate their fair value due to the nature of the financial asset.

Investment Securities and MBS - Estimated fair values of securities are based on one of three methods:  1) quoted market prices where available, 2) quoted market prices for similar instruments if quoted market prices are not available, 3) unobservable data that represents the Bank’s assumptions about items that market participants would consider in determining fair value where no market data is available.  AFS securities are carried at estimated fair value.  HTM securities are carried at amortized cost.

Loans Receivable - Fair values are estimated for portfolios with similar financial characteristics.  Loans are segregated by type, such as one- to four-family residential mortgages, multi-family residential mortgages, nonresidential and installment loans.  Each loan category is further segmented into fixed and adjustable interest rate categories.  Market pricing sources are used to approximate the estimated fair value of fixed and adjustable-rate one- to four-family residential mortgages.  For all other loan categories, future cash flows are discounted using the LIBOR curve plus a margin at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturity.

BOLI - The carrying value of BOLI is considered to approximate its fair value due to the nature of the financial asset.

Capital Stock of FHLB - The carrying value of FHLB stock equals cost.  The fair value is based on redemption at par value.

Deposits - The estimated fair value of demand deposits, savings and money market accounts is the amount payable on demand at the reporting date. The estimated fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using a margin to the LIBOR curve.

Advances from FHLB - The estimated fair value of advances from FHLB is determined by discounting the future cash flows of each advance using a margin to the LIBOR curve.

Other Borrowings - Other borrowings consists of repurchase agreements and the debentures. The estimated fair value of the repurchase agreements is determined by discounting the future cash flows of each agreement using a margin to the LIBOR curve.  The debentures have a variable rate structure, with the ability to redeem at par; therefore, the carrying value of the debentures approximates their estimated fair value.

16. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents summarized quarterly data for each of the fiscal years indicated for the Company.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
	(Dollars and counts in thousands, except per share amounts)

2010
Total interest and dividend income	$98,887	$93,707	n/a	n/a	$192,594
Net interest and dividend income	44,854	42,683	n/a	n/a	87,537
Provision for loan losses	3,115	3,200	n/a	n/a	6,315
Net income	20,980	14,655	n/a	n/a	35,635
Basic earnings per share	0.29	0.20	n/a	n/a	0. 49
Diluted earnings per share	0.29	0.20	n/a	n/a	0. 49
Dividends paid per public share	0.79	0.50	n/a	n/a	1.29
Average number of shares outstanding	73,267	73,214	n/a	n/a	73, 241

2009
Total interest and dividend income	$105,273	$104,335	$103,078	$100,100	$412,786
Net interest and dividend income	41,218	45,862	45,922	43,640	176,642
Provision for loan losses	549	2,107	3,112	623	6,391
Net income	15,852	18,132	15,476	16,838	66,298
Basic earnings per share	0.22	0.25	0.21	0.23	0.91
Diluted earnings per share	0.22	0.25	0.21	0.23	0.91
Dividends paid per public share	0.61	0.50	0.50	0.50	2.11
Average number of shares outstanding	73,063	73,113	73,173	73,227	73,144

2008
Total interest and dividend income	$101,028	$101,816	$102,785	$105,177	$410,806
Net interest and dividend income	26,627	31,002	36,681	39,858	134,168
Provision for loan losses	--	119	1,602	330	2,051
Net income	9,113	11,727	14,355	15,759	50,954
Basic earnings per share	0.12	0.16	0.20	0.22	0.70
Diluted earnings per share	0.12	0.16	0.20	0.22	0.70
Dividends paid per public share	0.50	0.50	0.50	0.50	2.00
Average number of shares outstanding	72,956	72,875	72,933	72,990	72,939

17. PARENT COMPANY FINANCIAL INFORMATION (PARENT COMPANY ONLY)

The Company serves as the holding company for the Bank (see Note 1).  The Company’s (parent company only) balance sheets as of March 31, 2010 (unaudited), September 30, 2009 and 2008, and the related statements of income and cash flows for the quarters ended March 31, 2010 and 2009 (unaudited), and for each of the three years in the period ended September 30, 2009 are as follows:

BALANCE SHEETS

(in thousands, except share amounts)
	March 31,	September 30,
	2010 (unaudited)	2009	2008
ASSETS

Cash and cash equivalents	$54,525	$54,101	$44,508
Investment in the Bank	873,053	869,028	803,643
Investment in certificates of deposit at the Bank	60,000	60,000	60,000
Note receivable - ESOP	10,411	10,411	12,667
Other assets	1, 922	1,622	4,621
Income tax receivable	146	162	67
TOTAL ASSETS	$1,000,057	$995,324	$925,506

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Accounts payable and accrued expenses	$375	$417	$709
Other borrowings	53,609	53,609	53,581
Total liabilities	53,984	54,026	54,290

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; 50,000,000 shares authorized,
no shares issued or outstanding	--	--	--
Common stock, $.01 par value; 450,000,000 shares authorized, 91,512,287 shares issued; 73,983,078 , 74,099,355 and 74,079,868 shares outstanding as of March 31, 2010 (unaudited), September 30, 2009 and September 30, 2008, respectively	915	915	915
Additional paid-in capital	455,413	452,872	445,391
Unearned compensation - ESOP	(7, 057)	(8,066)	(10,082)
Unearned compensation - RRP	(341)	(330)	(553)
Retained earnings	789,831	781,604	759,375
Accumulated other comprehensive income (loss)	30, 765	33,870	(5,968)
	1,269,526	1,260,865	1,189,078
Treasury stock, at cost, 17, 529,209 , 17,412,932 and 17,432,419 shares as of March 31, 2010 (unaudited), September 30, 2009 and September 30, 2008, respectively	(323,453)	(319,567)	(317,862)

Total stockholders’ equity	946,073	941,298	871,216

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,000,057	$995,324	$925,506

STATEMENTS OF INCOME

(in thousands)
	For the Six Months Ended		For the Years Ended
	March 31(unaudited),		September 30,
	2010	2009	2009	2008	2007

INTEREST AND DIVIDEND INCOME:
Dividend income from the Bank	$32,200	$31,840	$50,056	$41,511	$35,956
Interest income from other investments	1,468	1,896	3,612	4,683	5,751
Total interest and dividend income	33,668	33,736	53,668	46,194	41,707

INTEREST EXPENSE	820	1, 596	2,573	3,624	4,468

NET INTEREST AND DIVIDEND INCOME	32,848	32,140	51,095	42,570	37,239

OTHER INCOME	25	47	76	107	132

OTHER EXPENSES:
Salaries and employee benefits	471	558	1,108	975	945
Other, net	619	278	471	380	438
Total other expenses	1,090	836	1,579	1,355	1,383

INCOME BEFORE INCOME TAX (BENEFIT) EXPENSE AND EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY (EXCESS OF DISTRIBUTION OVER)
	31,783	31,351	49,592	41,322	35,988

INCOME TAX (BENEFIT) EXPENSE	(146)	(171)	(162)	(66)	11

INCOME BEFORE EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY (EXCESS OF DISTRIBUTION OVER)
	31,929	31,522	49,754	41,388	35,977

EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY (EXCESS OF DISTRIBUTION OVER)
	3,706	2,462	16,544	9,566	(3,681)

NET INCOME	$35,635	$33,984	$66,298	$50,954	$32,296

STATEMENTS OF CASH FLOWS
(in thousands)

	For the Six Months Ended March 31 (unaudited),		For the Years Ended September 30,
	2010	2009	2009	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$35,635	$33,984	$66,298	$50,954	$32,296
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in excess of distribution over/(undistributed) earnings of subsidiary	(3,706)	(2,462)	(16,544)	(9,566)	3,681
Amortization of deferred debt issuance costs	--	28	28	57	57
Other, net	1	--	14	3	(5)
Changes in:
Other assets	(300)	2, 630	2,999	(2,982)	33
Income taxes receivable/payable	16	(105)	(95)	(295)	351
Accounts payable and accrued expenses	(42)	(228)	(292)	(1,669)	1,321
Net cash flows provided by operating activities	31,604	33,847	52,408	36,502	37,734

CASH FLOWS FROM INVESTING ACTIVITIES:
Principal collected on notes receivable from ESOP	--	--	2,256	2,132	2,016
Net cash flows provided by investing activities	--	--	2,256	2,132	2,016

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in treasury stock related to RRP shares	161	(15)	87	322	180
Dividends paid	(27,408)	(23,173)	(44,069)	(41,426)	(43,000)
Acquisition of treasury stock	(4,019)	(2,426)	(2,426)	(7,307)	(3,198)
Stock options exercised	86	1, 203	1,337	623	3,942
Net cash flows used in financing activities	(31,180)	(24,411)	(45,071)	(47,788)	(42,076)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	424	9,436	9,593	(9,154)	(2,326)

CASH AND CASH EQUIVALENTS:
Beginning of year	54,101	44,508	44,508	53,662	55,988

End of year	$54,525	$53,944	$54,101	$44,508	$53,662

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest payments	$862	$1, 824	$2,866	$3,929	$4,511

18.          SUBSEQUENT EVENTS – PLAN OF CONVERSION AND REORGANIZATION – (Unaudited)

The Board of Directors of MHC, the Company and the Bank adopted a Plan of conversion and reorganization (the “Plan”) on May 5, 2010. Pursuant to the Plan, MHC will convert from the mutual holding company form of organization to a stock form of organization.  MHC will be merged into the Company, and MHC will no longer exist. Pursuant to the Plan, the Company, which owns 100% of the Bank, also will be succeeded by a new Maryland corporation, named Capitol Federal Financial, Inc. As part of the conversion, MHC’s ownership interest of the Company will be offered for sale in a public offering. The existing publicly held shares of the Company, which represents the remaining ownership interest in the Company, will be exchanged for new shares of common stock of Capitol Federal Financial, Inc. the new Maryland corporation. The exchange ratio will ensure that immediately after the conversion and public offering, the public shareholders of the Company will own the same aggregate percentage of Capitol Federal Financial, Inc. common stock that they owned immediately prior to that time. When the conversion and public offering are completed, all of the capital stock of the Bank will be owned by Capitol Federal Financial, Inc. and Capitol Federal Financial, Inc. will be owned by the public.

The Plan provides for the establishment, upon the completion of the reorganization, of special “liquidation accounts” at Capitol Federal Financial, Inc. and at the Bank for the benefit of certain depositors of the Bank in an amount equal to MHC’s ownership interest in the retained earnings of the Company as of the date of the latest balance sheet contained in the prospectus. Following the completion of the reorganization, under the rules of the Office of Thrift Supervision, neither Capitol Federal Financial, Inc. nor the Bank, will be permitted to pay dividends on its capital stock to its stockholders, if stockholders’ equity would be reduced below the amount of its liquidation account.

In addition, Capitol Federal Financial, Inc. intends to fund an additional contribution to the Bank’s charitable foundation in connection with the conversion totaling $40.0 million in cash (unaudited).

Direct costs of the conversion and public offering will be deferred and reduce the proceeds from the shares sold in the public offering.  If the conversion and public offering are not completed, all costs will be charged to expense in the period in which the public offering is terminated.  No costs have been incurred related to the conversion as of March 31, 2010 (unaudited).

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Capitol Federal Financial, Inc. or Capitol Federal Savings Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Capitol Federal Financial, Inc. or Capitol Federal Savings Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 195,500 ,000 Shares

Capitol Federal Financial, Inc.

(Proposed Holding Company for
Capitol Federal Savings Bank)

COMMON STOCK
par value $0.01 per share

PROSPECTUS

Sandler O’Neill + Partners, L.P.

The date of this prospectus is _______________, 2010.

These securities are not deposits or savings accounts and are not federally insured or guaranteed.

Until ______________, 2010, all dealers effecting transactions in the registered securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SYNDICATED OFFERING
PROSPECTUS

Capitol Federal Financial, Inc.
(Proposed Holding Company for Capitol Federal Savings Bank)

Up to 195,500,000 Shares of Common Stock
$10.00 per Share
________________________________________________

Capitol Federal Financial, Inc., a newly formed Maryland corporation, is offering up to 195,500,000 shares of common stock for sale at $10.00 per share in connection with the conversion of Capitol Federal Savings Bank MHC from the mutual holding company to the stock holding company form of organization.

The shares being offered represent the 71% ownership interest in Capitol Federal Financial currently owned by Capitol Federal Savings Bank MHC.  We expect that Capitol Federal Financial, Inc.’s shares of common stock will trade on the Nasdaq Global Select Market under the trading symbol CFFND for a period of 20 trading days following the completion of this stock offering.  Thereafter the trading symbol will revert to CFFN.  To avoid confusion, we will refer to Capitol Federal Financial in this document as CFF and Capitol Federal Financial, Inc. as Capitol Federal Financial, Inc.

We are offering the common stock for sale on a best efforts basis.  We must sell a minimum of 144,500,000 shares in order to complete the offering.  In addition to the shares we are selling in the offering, we will issue up to 81,620,351 shares of common stock in exchange for the remaining 29% interest in CFF common stock currently held by the public, which will result in those shareholders owning approximately the same percentage of Capitol Federal Financial, Inc. common stock upon completion of the conversion.  Capitol Federal Financial, Inc. also intends to contribute $40.0 million in cash to the Capitol Federal Foundation in connection with the conversion.

The shares are first being offered in a subscription offering to eligible depositors and tax-qualified employee benefit plans of Capitol Federal Savings Bank as described in this prospectus, who have priority rights to buy all of the shares offered, and in a community offering, with a preference given to residents of the communities served by Capitol Federal Savings Bank and existing stockholders of CFF.

    Shares of common stock not subscribed for in the subscription and community offerings are being offered in the syndicated offering through a syndicate of broker dealers.  Sandler O’Neill & Partners, L.P. is serving as sole book-running manager for the syndicated offering and Keefe, Bruyette & Woods, Inc. is serving as co-manager.  Neither Sandler O’Neill & Partners, L.P., Keefe, Bruyette & Woods, Inc., nor any member of the syndicate group is required to purchase any shares of common stock in the offering.

Completion of the conversion and the offering is subject to several conditions, including the approval of the plan of conversion and reorganization by a vote of at least a majority of the outstanding shares of CFF common stock, excluding shares held by Capitol Federal Savings Bank MHC.  See “Summary – Conditions to Completion of the Conversion.”

OFFERING SUMMARY
[same as cover page of the prospectus]

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page [      ].

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.  None of the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, or any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete.  Any representation to the contrary is a criminal offense.

SANDLER O’NEILL + PARTNERS, L.P.	KEEFE BRUYETTE & WOODS, INC.

The date of this prospectus is [      ], 2010

[The remainder of this prospectus is the same as the subscription and community offering prospectus filed as part of this Registration Statement]

CAPITOL FEDERAL FINANCIAL LOGO

 [                ], 2010

Dear Fellow Stockholder:

You are cordially invited to attend the special meeting of stockholders of Capitol Federal Financial.  The meeting will be held on [                        ], 2010 at [           ], Central Time, at the [                        ] Topeka, Kansas.

We are soliciting shareholder votes regarding:

●
The conversion of Capitol Federal Savings Bank from a partially public mutual holding company form of organization to a fully public stock holding company structure.  Currently, Capitol Federal Savings Bank is a wholly-owned subsidiary of Capitol Federal Financial (“CFF”), and Capitol Federal Savings Bank MHC owns 71% of CFF’s common stock.  The remaining 29% of CFF’s common stock is owned by public stockholders.  As a result of the conversion, a newly formed company, Capitol Federal Financial, Inc., will become the parent of Capitol Federal Savings Bank.  Each share of CFF common stock owned by the public will be exchanged for shares of common stock of Capitol Federal Financial, Inc. so that our existing public stockholders will own the same percentage of Capitol Federal Financial, Inc. common stock as they owned of our common stock immediately prior to the conversion; and

●
The contribution of $40 million in cash from the proceeds of the stock offering, to the Capitol Federal Foundation, a Kansas corporation not-for-profit that is dedicated to charitable purposes within the communities in which Capitol Federal Savings Bank conducts its business.

●
The adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes to approve the conversion or the contribution to the Capitol Federal Foundation.

The Proxy Vote — Your Vote Is Very Important
We have received conditional regulatory approval to implement the conversion; however, we must also receive the approval of our stockholders.  Enclosed is a proxy statement/prospectus describing the proposals before our stockholders.  Please promptly vote the enclosed Proxy Card.  Our Board of Directors urges you to vote “FOR” each of the proposals set forth in attached the proxy statement/prospectus.

The Exchange
At the conclusion of the conversion, your shares of CFF common stock will be exchanged for shares of Capitol Federal Financial, Inc.  The number of shares of Capitol Federal Financial, Inc. common stock that you receive will be based on an exchange ratio that is described in the proxy statement/prospectus.  Shortly after the completion of the conversion, our exchange agent will send a transmittal form to each stockholder of CFF who holds stock certificates.  The transmittal form will explain the procedure to follow to exchange your shares.  Please do not deliver your certificate(s) before you receive the transmittal form.  Shares of CFF that are held in street name (e.g. in a brokerage account) will be converted automatically at the conclusion of the conversion; no action or documentation is required of you.

The Stock Offering
We are offering the shares of common stock of Capitol Federal Financial, Inc. for sale at $10.00 per share.  The shares are being offered in a Subscription Offering to eligible customers of Capitol Federal Savings Bank.  If all shares are not subscribed for in the Subscription Offering, shares are expected to be available in a Community Offering, to CFF public stockholders and others not eligible to place orders in the Subscription Offering.  If you are interested in purchasing shares of Capitol Federal Financial, Inc. common stock, you may request a stock order form and prospectus by calling our Stock Information Center at the phone number in the Questions and Answers section that follows.  The stock offering period is expected to expire on [              ], 2010.

Should you have any questions, please refer to the Questions & Answers section.

As Chairman of the Board, I want to express my appreciation for your confidence and support.

Very truly yours,

John B. Dicus
Chairman of the Board

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock.  The offer is made only by the prospectus.  These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

PROSPECTUS OF CAPITOL FEDERAL FINANCIAL, INC.

PROXY STATEMENT OF CAPITOL FEDERAL FINANCIAL

Capitol Federal Savings Bank is converting from a mutual holding company structure to a fully-public stock holding company structure.  Currently, Capitol Federal Savings Bank is a wholly-owned subsidiary of Capitol Federal Financial (“CFF”), and Capitol Federal Savings Bank MHC owns 71% of CFF’s common stock.  The remaining 29% of CFF’s common stock is owned by public stockholders.  As a result of the conversion, a newly formed company, Capitol Federal Financial, Inc., will become the parent of Capitol Federal Savings Bank.  Each share of CFF common stock owned by the public will be exchanged for shares of common stock of Capitol Federal Financial, Inc. so that CFF’s existing public stockholders will own the same percentage of Capitol Federal Financial, Inc. common stock as they owned of CFF’s common stock immediately prior to the conversion, excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares, as further discussed below.  The actual number of shares that you will receive will depend on the percentage of CFF common stock held by the public at the completion of the conversion, the final independent appraisal of Capitol Federal Financial, Inc. and the number of shares of Capitol Federal Financial, Inc. common stock sold in the offering described in the following paragraph.  It will not depend on the market price of CFF common stock.  See “Proposal 1 - Approval of the Plan of Conversion and Reorganization -- Share Exchange Ratio for Current Stockholders” for a discussion of the exchange ratio.

Concurrently with the exchange, we are offering up to 195,500,000 shares of common stock of Capitol Federal Financial, Inc., representing the 71% ownership interest of Capitol Federal Savings Bank MHC in CFF for sale to eligible depositors and certain borrowers of Capitol Federal Savings Bank and to the public, including CFF stockholders, at a price of $10.00 per share.  The conversion of Capitol Federal Savings Bank MHC and the offering and exchange of common stock by Capitol Federal Financial, Inc. is referred to herein as the “conversion and offering.” After the conversion and offering are completed, Capitol Federal Savings Bank will be a wholly-owned subsidiary of Capitol Federal Financial, Inc. and 100% of the common stock of Capitol Federal Financial, Inc. will be owned by public stockholders.  As a result of the conversion and offering, CFF and Capitol Federal Savings Bank MHC will cease to exist.

In connection with the conversion and offering, Capitol Federal Financial, Inc. also intends to contribute to the Capitol Federal Foundation $40 million in cash. “See Proposal 2— Contribution to the Charitable Foundation.”

CFF’s common stock is currently traded on the Nasdaq Global Select Market under the symbol “CFFN.”  We expect that Capitol Federal Financial, Inc.’s shares of common stock will trade on the Nasdaq Global Select Market under the trading symbol CFFND for a period of 20 trading days following the completion of this stock offering.  Thereafter, the trading symbol will revert to CFFN.

The conversion and offering cannot be completed unless the stockholders of CFF approve the Plan of Conversion and Reorganization of Capitol Federal Savings Bank MHC, referred to herein as the “plan of conversion.”  CFF is holding a special meeting of stockholders at [                            ] Topeka, Kansas, on [           ], 2010, at [    ], Central Time, to consider and vote upon the plan of conversion.  CFF’s Board of Directors unanimously recommends that stockholders vote “FOR” the plan of conversion.

The contribution to the charitable foundation must also be approved by the stockholders of CFF at the special meeting of stockholders.  However, the completion of the conversion and offering is not dependent upon the approval of the contribution to the charitable foundation. CFF’s board of directors unanimously recommends that stockholders vote “FOR” the contribution to the charitable foundation.

This document serves as the proxy statement for the special meeting of stockholders of CFF and the prospectus for the shares of Capitol Federal Financial, Inc. common stock to be issued in exchange for shares of CFF common stock.  We urge you to read this entire document carefully.  You can also obtain information about us from documents that we have filed with the Securities and Exchange Commission and the Office of Thrift Supervision.  This document does not serve as the prospectus relating to the offering by Capitol Federal Financial, Inc. of its shares of common stock in the offering, which will be made pursuant to a separate prospectus.  Stockholders of CFF are not required to participate in the stock offering.

This proxy statement/prospectus contains information that you should consider in evaluating the plan of conversion.  In particular, you should carefully read the section captioned “Risk Factors” beginning on page [    ] for a discussion of certain risk factors relating to the conversion and offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the Securities and Exchange Commission, the Office of Thrift Supervision or any state securities regulator has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or complete.  Any representation to the contrary is a criminal offense.

For answers to your questions, please read this proxy statement/prospectus, including the Questions and Answers section, beginning on page 1.  Questions about voting on the plan of conversion or any other proposal set forth in this proxy statement/prospectus may be directed to our proxy information agent, [      ], at [      ], Monday through Friday from 10:00 a.m. to 4:00 p.m., Central Time.

The date of this proxy statement/prospectus is [      ], 2010, and it is first being mailed to stockholders of CFF on or about [      ], 2010.

CAPITOL FEDERAL FINANCIAL
700 South Kansas Avenue
Topeka, Kansas 66603
(785)270-6055

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

On [      ], 2010, Capitol Federal Financial will hold a special meeting of stockholders [      ] Topeka, Kansas.  The meeting will begin at [      ], Central Time.  At the meeting, stockholders will consider and act on the following:

1.     Approval of a Plan of Conversion and Reorganization (referred to as the “plan of conversion”) pursuant to which: (a) Capitol Federal Savings Bank MHC, which currently owns 71% of the common stock of Capitol Federal Financial, will merge with and into Capitol Federal Financial, with Capitol Federal Financial being the surviving entity, (b) Capitol Federal Financial will merge with and into Capitol Federal Financial, Inc., a Maryland corporation recently formed to be the holding company for Capitol Federal Savings Bank, with Capitol Federal Financial, Inc. being the surviving entity, (c) the outstanding shares of Capitol Federal Financial, other than those held by Capitol Federal Savings Bank MHC, will be converted into shares of common stock of Capitol Federal Financial, Inc., and (d) Capitol Federal Financial, Inc. will offer shares of its common stock for sale in a subscription offering and community offering, and, if necessary, a syndicated offering;

2.     The contribution of $40 million in cash to the Capitol Federal Foundation, a Kansas corporation not-for-profit that is dedicated to charitable purposes within the communities in which Capitol Federal Savings Bank conducts its business;

3.     The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and/or the contribution to the Capitol Federal Foundation;

4.     The following informational proposals:

4a.      Approval of a provision in Capitol Federal Financial, Inc.’s articles of incorporation to limit the ability of stockholders to remove directors;

4b.      Approval of a provision in Capitol Federal Financial, Inc.’s articles of incorporation requiring a super-majority vote to approve certain amendments to Capitol Federal Financial, Inc.’s articles of incorporation;

4c.      Approval of a provision in Capitol Federal Financial, Inc.’s articles of incorporation requiring a super-majority vote of stockholders to approve stockholder-proposed amendments to Capitol Federal Financial, Inc.’s bylaws;

4d.      Approval of a provision in Capitol Federal Financial, Inc.’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of Capitol Federal Financial, Inc.’s outstanding voting stock; and

5.    Such other business that may properly come before the meeting.

NOTE: The Board of Directors is not aware of any other business to come before the meeting.

The provisions of Capitol Federal Financial, Inc.’s articles of incorporation and bylaws which are summarized as informational proposals 4a through 4d were approved as part of the process in which our Board of Directors approved the plan of conversion.  These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for a separate vote on these matters apart from the vote on the plan of conversion.  While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals.

The Board of Directors has fixed [      ], 2010, as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and at an adjournment or postponement thereof.

Please complete and sign the enclosed proxy, which is solicited by the Board of Directors, and mail it promptly in the enclosed envelope.  If you prefer, you may vote by using the telephone or Internet.  For information on submitting your proxy or voting by telephone or Internet, please refer to instructions on the enclosed proxy card.  The proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

JOHN B. DICUS
CHAIRMAN OF THE BOARD
Topeka, Kansas
[      ], 2010

QUESTIONS AND ANSWERS
ABOUT THE PLAN OF CONVERSION AND REORGANIZATION
AND THE SPECIAL MEETING

You should read this document for more information about the conversion and reorganization, as well as the special meeting of stockholders.  The plan of conversion and reorganization described herein (referred to as the “plan of conversion”) and the contribution to our charitable foundation have been conditionally approved by our primary federal regulator, the Office of Thrift Supervision; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by that agency.

Q.      WHAT ARE STOCKHOLDERS BEING ASKED TO APPROVE AT THE SPECIAL MEETING?

A.      CFF stockholders as of [      ], 2010 are being asked to vote on the plan of conversion pursuant to which Capitol Federal Savings Bank MHC will convert from the mutual to the stock form of organization.  As part of the conversion, a newly formed Maryland corporation, Capitol Federal Financial, Inc., is offering its common stock to eligible depositors and certain borrowers of Capitol Federal Savings Bank, to stockholders of CFF as of [      ], 2010 and to the public.  The shares offered represent Capitol Federal Savings Bank MHC’s current 71% ownership interest in CFF.  Voting for approval of the plan of conversion will also include approval of the exchange ratio and the articles of incorporation and bylaws of Capitol Federal Financial, Inc. (including the anti-takeover provisions and provisions limiting stockholder rights).

Stockholders are also being asked to vote on and approve a proposal to fund the Capitol Federal Foundation with $40 million in cash and a proposal to adjourn the special meeting if necessary to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and/or the contribution to the charitable foundation.

Stockholders also are asked to vote on the following informational proposals with respect to the articles of incorporation and bylaws of Capitol Federal Financial, Inc.:

●	Approval of a provision in Capitol Federal Financial, Inc.’s articles of incorporation to limit the ability of stockholders to remove directors;

●
Approval of a provision in Capitol Federal Financial, Inc.’s articles of incorporation requiring a super-majority vote to approve certain amendments to Capitol Federal Financial, Inc.’s articles of incorporation;

●
Approval of a provision in Capitol Federal Financial, Inc.’s articles of incorporation requiring a super-majority vote of stockholders to approve stockholder-proposed amendments to Capitol Federal Financial, Inc.’s bylaws; and

●
Approval of a provision in Capitol Federal Financial, Inc.’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of Capitol Federal Financial, Inc.’s outstanding voting stock.

The provisions of Capitol Federal Financial, Inc.’s articles of incorporation and bylaws that are included as informational proposals were approved as part of the process in which our Board of Directors approved the plan of conversion.  These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for a separate vote on these matters apart from the vote on the plan of conversion.  While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals.  The provisions of Capitol Federal Financial, Inc.’s articles of incorporation and bylaws which are summarized above as informational proposals may have the effect of deterring, or rendering more difficult, attempts by third parties to obtain control of Capitol Federal Financial, Inc. if such attempts are not approved by the Board of Directors, or may make the removal of the Board of Directors or management, or the appointment of new directors, more difficult.

1

Your vote is important. Without sufficient votes “FOR” approval of the plan of conversion, we cannot implement the plan of conversion and the related stock offering.  We also cannot fund the charitable foundation without sufficient votes “FOR” that proposal.

Q.      WHAT ARE THE REASONS FOR THE CONVERSION AND RELATED OFFERING?

A.      Our primary reasons for converting and raising additional capital through the offering are:

●
to eliminate some of the uncertainties associated with proposed financial regulatory reforms which are expected to result in changes to our primary bank regulator and holding company regulator as well as changes in regulations applicable to us, including, but not limited to, capital requirements, payment of dividends and conversion to full stock form;

●
the stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional securities offerings;

●	to improve the liquidity of our shares of common stock and provide more flexible capital management strategies; and

●
to finance, where opportunities are presented, the acquisition of financial institutions or their branches or other financial service companies primarily in, or adjacent to, our market areas, although we do not currently have any understandings or agreements regarding any specific acquisition transaction.

Q.      WHAT ARE THE REASONS FOR THE CONTRIBUTION TO THE CHARITABLE FOUNDATION?

A.      Capitol Federal Savings Bank has a long-standing commitment to charitable contributions within the communities in which we conduct our business.  The foundation has enhanced our ability to support community development and charitable causes and additional funding will enable us to increase our commitment to our communities.

Q.      HOW WILL THE CONTRIBUTION TO THE CHARITABLE FOUNDATION AFFECT THE NEW STOCK HOLDING COMPANY AND ITS STOCKHOLDERS?

A.      The contribution of cash to the charitable foundation will result in an expense, and a related reduction in earnings, for the new holding company for the quarter in which the conversion is completed.

Q.      WHAT WILL STOCKHOLDERS RECEIVE FOR THEIR EXISTING CFF SHARES?

A.      As more fully described in “Proposal 1 — Approval of the Plan of Conversion and Reorganization —Share Exchange Ratio for Current Stockholders,” depending on the number of shares sold in the offering, each share of common stock that you own at the time of the completion of the conversion will be exchanged for between 2.7686 shares at the minimum and 3.7457 shares at the maximum of the offering range of Capitol Federal Financial, Inc. common stock (cash will be paid in lieu of any fractional shares).  For example, if you own 100 shares of CFF common stock, and the exchange ratio is 3.2572 (at the midpoint of the offering range), after the conversion you will receive 325 shares of Capitol Federal Financial, Inc. common stock and $7.20 in cash, the value of the fractional share, based on the $10.00 per share purchase price of stock in the offering.

Stockholders who hold shares in street-name at a brokerage firm or other nominee do not need to take any action to exchange their shares of common stock.  Your shares will be automatically exchanged within your account.  Stockholders with CFF stock certificates will receive a transmittal form from our exchange agent with instructions on how to surrender their existing stock certificates for common stock of Capitol Federal Financial, Inc. after completion of the conversion.  You should not submit a stock certificate until you receive a transmittal form.

2

Q.      WHY WILL THE SHARES THAT I RECEIVE BE BASED ON A PRICE OF $10.00 PER SHARE RATHER THAN THE TRADING PRICE OF THE COMMON STOCK PRIOR TO COMPLETION OF THE CONVERSION?

A.      The $10.00 per share price was selected primarily because it is a commonly selected per share price for mutual-to-stock conversion offerings.  The amount of common stock Capitol Federal Financial, Inc. will issue at $10.00 per share in the offering and the exchange is based on an independent appraisal of the estimated market value of Capitol Federal Financial, Inc. and the number of shares sold in the offering, assuming the conversion and offering are completed.  RP Financial, LC., an appraisal firm experienced in appraisals of financial institutions, has estimated that, as of May 28, 2010, this market value ranged from $2.05 billion to $2.77 billion, with a midpoint of $2.41 billion.  Based on this valuation, the number of shares of common stock of C apitol Federal Financial, Inc. that existing public stockholders of CFF will receive in exchange for their shares of CFF common stock will range from 60,328,085 to 81,620,351, with a midpoint of 70,974,218 (with a value of $603.28 million to $816.20 million, with a midpoint of $709.74 million, at $10.00 per share).  The number of shares received by the existing public stockholders of CFF is intended to maintain their existing 29% ownership in our organization (excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares).  The independent appraisal is based primarily on CFF’s financial condition and results of operations, the pro forma impact of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of ten publicly traded savings bank and thrift holding companies that RP Financial, LC. considered comparable to CFF.

Q.      DOES THE EXCHANGE RATIO DEPEND ON THE TRADING PRICE OF CFF COMMON STOCK?

A.      No, the exchange ratio will not be based on the market price of CFF common stock.  Therefore, changes in the price of CFF common stock between now and the completion of the conversion and offering will not affect the calculation of the exchange ratio.

Q.      SHOULD I SUBMIT MY STOCK CERTIFICATES NOW?

A.      No.  If you hold stock certificate(s), instructions for exchanging the certificates will be sent to you by our exchange agent after completion of the conversion.  If your shares are held in “street name” (e.g., in a brokerage account) rather than in certificate form, the share exchange will be reflected automatically in your account upon completion of the conversion.

Q.      HOW DO I VOTE?

A.      Mark your vote, sign each proxy card enclosed and return the card(s) to us, in the enclosed proxy reply envelope.  If you prefer, you may vote by using the telephone or Internet.  For information on submitting your proxy or voting by telephone or Internet, please refer to instructions on the enclosed proxy card.  Your vote is important!  Please vote promptly.

You may also vote in person at the special meeting.  If you plan to attend the special meeting and wish to vote in person, we will give you a ballot at the special meeting.  However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of CFF common stock on [     ], 2010, the record date for voting at the special meeting.

Q.      IF MY SHARES ARE HELD IN STREET NAME, WILL MY BROKER, BANK OR OTHER NOMINEE AUTOMATICALLY VOTE ON THE PLAN AND THE CONTRIBUTION TO THE FOUNDATION ON MY BEHALF?

A.      No.  Your broker, bank or other nominee will not be able to vote your shares on these matters without instructions from you.  You should instruct your broker, bank or other nominee to vote your shares, using the directions that they provide to you.

3

Q.      WHAT HAPPENS IF I DON’T VOTE?

A.      Your vote is very important.  Not voting will have the same effect as voting “AGAINST” the plan of conversion.  Without sufficient favorable votes “FOR” the plan of conversion, we will not proceed with the conversion and offering.  Without sufficient favorable votes “for” the contribution to the charitable foundation, we cannot fund the charitable foundation.  Our Board of Directors unanimously recommends that you vote “FOR” each of the proposals set forth in this proxy statement/prospectus.

Q.      WHAT IF I DO NOT GIVE VOTING INSTRUCTIONS TO MY BROKER, BANK OR OTHER NOMINEE?

A.      Your vote is important.  If you do not instruct your broker, bank or other nominee to vote your shares, the “unvoted” proxy will have the same effect as a vote “against” the plan of conversion and “against” the contribution to the charitable foundation.

Q.      MAY I PLACE AN ORDER TO PURCHASE SHARES IN THE OFFERING, IN ADDITION TO THE SHARES THAT I WILL RECEIVE IN THE EXCHANGE?

A.      Yes.  Eligible depositors and certain borrowers of Capitol Federal Savings Bank have priority subscription rights allowing them to purchase common stock in a subscription offering.  Shares not purchased in the subscription offering are expected to be sold to the public, including CFF stockholders, in a community offering, as described herein.  In the event orders for Capitol Federal Financial, Inc. common stock in a community offering exceed the number of shares available for sale, shares may be allocated (to the extent shares remain available) first to cover orders of natural persons residing in the counties and metropolitan statistical areas in which we have offices; second to cover orders of CFF stockholders as of [      ], 2010; and thereafter to cover orders of the general public.  Stockholders of CFF are subject to an ownership limitation.  Shares of common stock that you purchase in the offering individually and together with associates and persons acting in concert, plus any shares you and they receive in exchange for existing shares of CFF common stock, may not exceed 5% of the total shares of common stock to be issued and outstanding after the completion of the conversion and offering.  If you would like to receive a prospectus and stock order form, you must call our Stock Information Center at 1-800-[      ], Monday through Friday between 10:00 a.m. and 4:00 p.m., Central Time.  The Stock Information Center is closed weekends and bank holidays.

Q.      WILL THE CONVERSION HAVE ANY EFFECT ON DEPOSIT AND LOAN ACCOUNTS AT CAPITOL FEDERAL SAVINGS BANK?

A.      No.  The account number, amount, interest rate and withdrawal rights of deposit accounts will remain unchanged.  Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation up to the legal limit.  Loans and rights of borrowers will not be affected.  Depositors will no longer have voting rights in the mutual holding company, which will cease to exist, after the conversion and offering.  Only stockholders of Capitol Federal Financial, Inc. will have voting rights after the conversion and offering.

Q.      WHAT IF THE PLAN OF CONVERSION AND REORGANIZATION IS APPROVED BUT THE CONTRIBUTION TO THE CHARITABLE FOUNDATION IS NOT APPROVED?

A.      The contribution to the charitable foundation will only be made if both proposals are approved.  If the contribution to the charitable foundation is not approved, our board of directors will complete the conversion and stock offering without the contribution to the charitable foundation.

OTHER QUESTIONS?

For answers to other questions, please read this proxy statement/prospectus.  Questions about voting on the plan of conversion or other matters to be considered at the special meeting may be directed to our proxy information agent, [      ], at [      ], Monday through Friday from [      ] to [      ], Central Time.  Questions about the stock offering may be directed to our Stock Information Center at 1-800-[      ], Monday through Friday between 10:00 a.m. and 4:00 p.m., Central Time.  The Stock Information Center is closed weekends and bank holidays.

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SUMMARY

This summary highlights material information from this proxy statement/prospectus and may not contain all the information that is important to you.  To understand the conversion and other proposals fully, you should read this entire document carefully, including the sections entitled “Risk Factors,” “Proposal 1 — Approval of The Plan of Conversion and Reorganization,” “Proposal 2 —Contribution to the Charitable Foundation,” “Proposal 3 — Adjournment of the Special Meeting,” “Proposals 4a through 4d — Informational Proposals Related to the Articles of Incorporation and Bylaws of Capitol Federal Financial, Inc.” and the consolidated financial statements and the notes to the consolidated financial statements.

The Capitol Federal Financial Special Meeting

Date, Time and Place.  CFF will hold its special meeting of stockholders at [                   ] Topeka, Kansas., on [      ], 2010, at [      ], Central Time.

The Proposals.  Stockholders will be voting on the following proposals at the special meeting:

1.    Approval of a plan of conversion pursuant to which: (a) Capitol Federal Savings Bank MHC, which currently owns 71% of the common stock of CFF, will merge with and into CFF, with CFF being the surviving entity, (b) CFF will merge with and into Capitol Federal Financial, Inc., a Maryland corporation recently formed to be the holding company for Capitol Federal Savings Bank, with Capitol Federal Financial, Inc. being the surviving entity, (c) the outstanding shares of CFF, other than those held by Capitol Federal Savings Bank MHC, will be converted into shares of common stock of Capitol Federal Financial, Inc., and (d) Capitol Federal Financial, Inc. will offer shares of its common stock for sale in a subscription offering and community offering, and, if necessary, a syndicated offering;

2.      The contribution of $40 million in cash to the Capitol Federal Foundation, a Kansas corporation not-for-profit that is dedicated to charitable purposes within the communities in which Capitol Federal Savings Bank conducts its business;

3.      Approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and/or the contribution to the Capitol Federal Foundation;

4.      The following informational proposals:

4a.      Approval of a provision in Capitol Federal Financial, Inc.’s articles of incorporation to limit the ability of stockholders to remove directors;

4b.      super-majority vote to approve certain amendments to Capitol Federal Financial, Inc.’s articles of incorporation;

4c       Approval of a provision in Capitol Federal Financial, Inc.’s articles of incorporation requiring a super-majority vote of stockholders to approve stockholder-proposed amendments to Capitol Federal Financial, Inc.’s bylaws;

4d.      Approval of a provision in Capitol Federal Financial, Inc.’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of Capitol Federal Financial, Inc.’s outstanding voting stock; and

5.      Such other business that may properly come before the meeting.

The provisions of Capitol Federal Financial, Inc.’s articles of incorporation and bylaws which are summarized as informational proposals 4a through 4d were approved as part of the process in which our Board of Directors approved the plan of conversion.  These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for a separate vote on these matters apart from the vote on the plan of conversion.  While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals.  The provisions of Capitol Federal Financial, Inc.’s articles of incorporation and bylaws which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of Capitol Federal Financial, Inc., if such attempts are not approved by the Board of Directors, or may make the removal of the Board of Directors or management, or the appointment of new directors, more difficult.

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Vote Required for Approval of Proposals by the Stockholders of Capitol Federal Financial

Proposal 1: Approval of the Plan of Conversion.  We must obtain the affirmative vote of (i) two-thirds of the total number of votes entitled to be cast by CFF stockholders at the special meeting, including shares held by Capitol Federal Savings Bank MHC, and (ii) a majority of the total number of votes entitled to be cast by CFF stockholders at the special meeting other than Capitol Federal Savings Bank MHC.

Proposal 2: Approval of the Contribution to the Charitable Foundation. The contribution of $40 million in cash to the Capitol Federal Foundation must be approved by at least a majority of the total number of votes entitled to be cast at the special meeting by CFF stockholders, and by at least a majority of the total number of votes entitled to be cast at the special meeting by CFF stockholders other than Capitol Federal Savings Bank MHC.

 Proposal 3: Approval of the adjournment of the special meeting.  We must obtain the affirmative vote of a majority of the total number of votes cast at the special meeting by CFF stockholders to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and/or the contribution to the Capitol Federal Foundation.

Informational Proposals 4a through 4d.  The provisions of Capitol Federal Financial, Inc.’s articles of incorporation and bylaws which are summarized as informational proposals were approved as part of the process in which the Board of Directors of CFF approved the plan of conversion.  While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals.

The Companies

Capitol Federal Financial, Inc. is a newly formed Maryland corporation that was incorporated in April 2010 to be the successor corporation to CFF upon completion of the conversion.  Capitol Federal Financial, Inc. will own all of the outstanding shares of common stock of Capitol Federal Savings Bank upon completion of the conversion.  Capitol Federal Financial, Inc.’s executive offices are located at 700 South Kansas Avenue, Topeka, Kansas 66603.  Our telephone number at this address is (785) 235-1341.

Capitol Federal Savings Bank MHC.  Capitol Federal Savings Bank MHC is the federally chartered mutual holding company of CFF.  Capitol Federal Savings Bank MHC’s principal business activity is the ownership of 52,192,817 shares of common stock of CFF, or 71% of the issued and outstanding shares as of May 28, 2010.  After the completion of the conversion, Capitol Federal Savings Bank MHC will cease to exist.

Capitol Federal Financial.  CFF is a federally chartered stock holding company that owns all of the outstanding common stock of Capitol Federal Savings Bank.  At March 31, 2010, CFF had consolidated assets of $8.49 billion, deposits of $4.32 billion and stockholders’ equity of $946.1 million.  After the completion of the conversion, CFF will cease to exist, and will be succeeded by Capitol Federal Financial, Inc.  As of May 28, 2010, CFF had 73,990,478 shares of common stock issued and outstanding, of which 52,192,817 shares were owned by Capitol Federal Savings Bank MHC.  The remaining 21,797,661 shares of CFF common stock outstanding as of that date were held by the public.

Capitol Federal Savings Bank.  Capitol Federal Savings Bank is a federally chartered stock savings bank headquartered in Topeka, Kansas.  Capitol Federal Savings Bank was founded in 1893 as a mutual savings institution.  In 1999, Capitol Federal Savings Bank converted to stock form and became the wholly owned subsidiary of CFF as part of a mutual holding company reorganization and stock issuance. Capitol Federal Savings Bank provides a full range of retail banking services through its 35 traditional and 10 in-store banking offices serving primarily the metropolitan areas of Topeka, Wichita, Lawrence, Manhattan, Emporia and Salina, Kansas and a portion of the metropolitan area of greater Kansas City.

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Plan of Conversion and Reorganization

The Boards of Directors of CFF, Capitol Federal Savings Bank MHC, Capitol Federal Savings Bank and Capitol Federal Financial, Inc. have adopted a plan of conversion pursuant to which Capitol Federal Savings Bank will reorganize from a mutual holding company structure to a stock holding company structure.  Public stockholders of CFF will receive shares of Capitol Federal Financial, Inc. in exchange for their shares of CFF common stock based on an exchange ratio.  This conversion to a stock holding company structure also includes the offering by Capitol Federal Financial, Inc. of shares of its common stock to eligible depositors and certain borrowers of Capitol Federal Savings Bank in a subscription offering and, if necessary, to the public in a community offering and/or syndicated offering.  Following the conversion and offering, Capitol Federal Savings Bank MHC and CFF will no longer exist, and Capitol Federal Financial, Inc. will be the parent company of Capitol Federal Savings Bank.

The conversion and offering cannot be completed unless the stockholders of CFF approve the plan of conversion.  CFF’s stockholders will vote on the plan of conversion at CFF’s special meeting.  This document is the proxy statement used by CFF’s Board of Directors to solicit proxies for the special meeting.  It is also the prospectus of Capitol Federal Financial, Inc. regarding the shares of Capitol Federal Financial, Inc. common stock to be issued to CFF’s stockholders in the share exchange.  This document does not serve as the prospectus relating to the offering by Capitol Federal Financial, Inc. of its shares of common stock in the subscription offering and any community offering or syndicated offering, which will be made pursuant to a separate prospectus.

In connection with the conversion and offering, Capitol Federal Financial, Inc. also intends to contribute to the Capitol Federal Foundation $40 million in cash.  The contribution to the foundation must be approved by the stockholders of Capitol Federal Financial.  Stockholder approval of the contribution to the charitable foundation is not, however, a condition to the completion of the conversion and offering.

Our Current Organizational Structure

In 1999, CFF became the mid-tier stock holding company of Capitol Federal Savings Bank, owning 100% of Capitol Federal Savings Bank’s stock, and conducted an initial public offering by selling a minority of CFF’s common stock to the public.  The majority of the outstanding shares of common stock of CFF are owned by Capitol Federal Savings Bank MHC, which is a federally chartered mutual holding company with no stockholders.

Pursuant to the terms of the Plan of Conversion and Reorganization of Capitol Federal Savings Bank MHC, which is referred to throughout this prospectus as the plan of conversion and reorganization, Capitol Federal Savings Bank will convert from the mutual holding company to the stock holding company corporate structure.  As part of the conversion, we are offering for sale in a subscription offering, a community offering and possibly a syndicated offering, the majority ownership interest of CFF that is currently owned by Capitol Federal Savings Bank MHC.  In addition, we intend to make a cash contribution to our existing charitable foundation.  Upon completion of the conversion, Capitol Federal Savings Bank MHC will cease to exist, and we will complete the transition from partial to full public stock ownership.  In addition, as part of the conversion, existing public stockholders of CFF will receive shares of common stock of Capitol Federal Financial, Inc. in exchange for their shares of CFF common stock pursuant to an exchange ratio that maintains their same percentage ownership in Capitol Federal Financial, Inc. (excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares) they had in CFF immediately prior to the completion of the conversion and offering.

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The following diagram shows our current organizational structure:

Our Organizational Structure Following the Conversion

After the conversion and offering are completed, we will be organized as a fully public stock holding company, as follows:

Reasons for the Conversion and the Offering

Our primary reasons for converting and raising additional capital through the offering are:

●
to eliminate some of the uncertainties associated with proposed financial regulatory reforms which are expected to result in changes to our primary bank regulator and holding company regulator as well as changes in regulations applicable to us, including, but not limited to, capital requirements, payment of dividends and conversion to full stock form;

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●
the stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional securities offerings;

●	to improve the liquidity of our shares of common stock and provide more flexible capital management strategies; and

●
to finance, where opportunities are presented, the acquisition of financial institutions or their branches or other financial service companies primarily in, or adjacent to, our market areas, although we do not currently have any understandings or agreements regarding any specific acquisition transaction.

Conditions to Completion of the Conversion

The Office of Thrift Supervision has conditionally approved the plan of conversion; however, this approval does not constitute a recommendation or endorsement of the plan of conversion by that agency.

We cannot complete the conversion unless:

●
The plan of conversion is approved by at least a majority of votes eligible to be cast by members of Capitol Federal Savings Bank MHC (depositors of Capitol Federal Savings Bank as of [      ], 2010 and borrowers of Capitol Federal Savings Bank as of January 6, 1993 whose loan remains outstanding on the voting record date);

●
The plan of conversion is approved by a vote of at least two-thirds of the outstanding shares of common stock of CFF as of [      ], 2010, including shares held by Capitol Federal Savings Bank MHC.  (Because Capitol Federal Savings Bank MHC owns 71% of the outstanding shares of CFF common stock, we expect that Capitol Federal Savings Bank MHC and our directors and executive officers effectively will control the outcome of this vote);

●	The plan of conversion is approved by a vote of at least a majority of the outstanding shares of common stock of CFF as of [ ], 2010, excluding those shares held by Capitol Federal Savings Bank MHC;

●	We sell at least the minimum number of shares of common stock offered; and

●
We receive the final approval of the Office of Thrift Supervision to complete the conversion; however, this approval does not constitute a recommendation or endorsement of the plan of conversion by that agency.

Subject to member, stockholder and regulatory approvals, we intend to fund the charitable foundation in connection with the conversion.  Member and stockholder approval of the contribution to the Capitol Federal Foundation, however, is not a condition to the completion of the conversion and offering.

Capitol Federal Savings Bank MHC intends to vote its ownership interest in favor of the plan of conversion and in favor of the contribution to the charitable foundation.  At May 28, 2010, Capitol Federal Savings Bank MHC owned 71% of the outstanding shares of common stock of CFF.  The directors, chairman emeritus and executive officers of CFF and their affiliates owned 2,073,629 shares of CFF, or 2.8% of the outstanding shares of common stock as of May 28, 2010.  They have indicated their intention to vote those shares in favor of the plan of conversion and in favor of the contribution to the charitable foundation.

The Exchange of Existing Shares of CFF Common Stock

Each publicly held share of CFF common stock, on the effective date of the conversion, will be converted into the right to receive a number of shares of Capitol Federal Financial, Inc. common stock.  The number of shares of common stock will be determined pursuant to the exchange ratio, which ensures that the public stockholders will own the same percentage of common stock in Capitol Federal Financial, Inc. after the conversion as they held in CFF immediately prior to the conversion, excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares.  The exchange ratio is not dependent on the market value of our currently outstanding CFF common stock.  The exchange ratio is based on the percentage of CFF common stock held by the public, the independent valuation of Capitol Federal Financial, Inc. prepared by RP Financial, LC. and the number of shares of common stock sold in the offering.

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The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in the offering and the shares of CFF common stock issued and outstanding as of March 31, 2010.  The table also shows the number of whole shares of Capitol Federal Financial, Inc. common stock a hypothetical owner of CFF common stock would receive in exchange for 100 shares of CFF common stock owned at the completion of the conversion, depending on the number of shares of common stock sold in the offering.

	New Shares to be Sold in This Offering		New Shares to be Exchanged for Existing Shares of CFF		Total Shares of Common Stock to be Outstanding After the Offering	Exchange Ratio	New Shares That Would be Received for 100 Existing Shares
	Amount	Percent	Amount	Percent
Minimum	144,500,000	70.6%	60,328,085	29.4%	204,828,085	2.7686	276
Midpoint	170,000,000	70.6%	70,974,218	29.4%	240,974,218	3.2572	325
Maximum	195,500,000	70.6%	81,620,351	29.4%	277,120,351	3.7457	374

No fractional shares of CFF common stock will be issued to any public stockholder of CFF.  For each fractional share that would otherwise be issued, CFF will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share purchase price of the common stock in the offering.  See “Proposal 1 - Approval of the Plan of Conversion and Reorganization -- Exchange of Existing Stockholders’ Stock Certificates.”

Outstanding options to purchase shares of CFF common stock will convert into and become options to purchase shares of Capitol Federal Financial, Inc. common stock.  The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio.  The aggregate exercise price, duration and vesting schedule of these options will not be affected by the conversion.  At March 31, 2010, there were 412,931 outstanding options to purchase shares of CFF common stock, 309,731 of which have vested.  Such options will be converted into options to purchase 1,143,240 shares of common stock at the minimum of the offering range and 1,546,715 shares of common stock at the maximum of the offering range.  Because Office of Thrift Supervision regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist, we may use authorized but unissued shares to fund option exercises that occur during the first year following the conversion.  If all existing options were exercised for authorized but unissued shares of common stock following the conversion, stockholders would experience dilution of approximately 0.51% at the minimum and maximum of the offering range.

How We Determined the Offering Range, the Exchange Ratio and the $10.00 Per Share Stock Price

The offering range and exchange ratio are based on an independent appraisal of the estimated market value of Capitol Federal Financial, Inc., assuming the conversion, the exchange and the offering are completed and the charitable foundation is funded with a cash contribution.  RP Financial, LC. is an appraisal firm experienced in appraisals of financial institutions.  RP Financial, LC. has estimated that, as of May 28, 2010, this estimated pro forma market value was $2.41 billion.  Based on regulation, the market value is the midpoint of a range with a minimum of $2.05 billion and a maximum of $2.77 billion.  Based on this valuation, the regulatory established range, the 71% ownership interest of Capitol Federal Savings Bank MHC being sold in the offering and the $10.00 per share price, the number of shares of common stock being offered for sale by Capitol Federal Financial, Inc. will range from 144,500,000 shares to 195,500,000 shares.  The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.  The exchange ratio will range from 2.7686 shares at the minimum of the offering range to 3.7457 shares at the maximum of the offering range in order to preserve the existing percentage ownership of public stockholders of  CFF in Capitol Federal Financial, Inc. (excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares).

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The independent appraisal is based primarily on CFF’s financial condition and results of operations, the pro forma impact of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly traded savings bank and thrift holding companies that RP Financial, LC. considered comparable to Capitol Federal Financial, Inc.

The appraisal peer group consists of the following companies.  Total assets are as of March 31, 2010.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets (in millions)
Washington Federal, Inc. (WFSL)	NASDAQ	Seattle, WA	$13,803
NewAlliance Bancshares (NAL)	NYSE	New Haven, CT	$8,501
Flushing Financial Corp. (FFIC)	NASDAQ	Lake Success, NY	$4,183
Dime Community Bancshares (DCOM)	NASDAQ	Brooklyn, NY	$4,114
TrustCo Bank Corp NY (TRST)	NASDAQ	Glenville, NY	$3,719
Bank Mutual Corp. (BKMU)	NASDAQ	Milwaukee, WI	$3,445
First Financial Holding Inc. (FFCH)	NASDAQ	Charleston, SC	$3,381
Provident NY Bancorp, Inc. (PBNY)	NASDAQ	Montebello, NY	$2,936
Brookline Bancorp, Inc. (BRKL)	NASDAQ	Brookline, MA	$2,639
Danvers Bancorp, Inc. (DNBK)	NASDAQ	Danvers, MA	$2,455

The independent appraisal does not indicate actual market value.  Do not assume or expect that the estimated pro forma market value as indicated above means that, after the offering, the shares of our common stock will trade at or above the $10.00 purchase price.

The following table presents a summary of selected pricing ratios for the peer group companies and Capitol Federal Financial, Inc. (on a pro forma basis).  The pricing ratios are based on earnings and other information as of and for the twelve months ended March 31, 2010, stock price information as of May 28, 2010, as reflected in RP Financial, LC.’s appraisal report, dated May 28, 2010, and the number of shares outstanding as described in “Pro Forma Data.”  Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a premium of 83.6% on a price-to-core earnings basis and a discount of 23.0% on a price-to-tangible book value basis.

	Price-to-core- earnings multiple(1)		Price-to-tangible book value ratio

Capitol Federal Financial, Inc. (on a pro forma basis, assuming completion of the conversion)
Minimum	27.38	x	92.00%
Midpoint	31.27	x	98.04%
Maximum	34.95	x	103.09%

Valuation of peer group companies, as of May 28, 2010
Average	19.04	x	133.93%
Median	16.84	x	133.17%

(1)
Information is derived from the RP Financial, LC. appraisal report and is based upon estimated core earnings for the twelve months ended March 31, 2010.  These ratios are different from the ratios in “Pro Forma Data.”

Our Board of Directors, in reviewing and approving the independent appraisal, considered the range of price-to-core earnings multiples and the range of price-to-tangible book value ratios at the different ranges of shares of common stock to be sold in the offering, and did not consider one valuation approach to be more important than the other.  Instead, in approving the independent appraisal, the Board of Directors concluded that these ranges represented the appropriate balance of these approaches to establishing our estimated valuation range, and the number of shares of common stock to be sold, in comparison to the peer group institutions.  The estimated appraised value and the resulting discounts and premiums took into consideration the potential financial impact of the offering, the contribution to the charitable foundation and the repayment of junior subordinated debentures (debentures).

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The independent appraisal also reflects the cash contribution to the Capitol Federal Foundation.  The cash contribution to the charitable foundation will reduce our estimated pro forma market value.  See “Comparison of Valuation and Pro Forma Data With and Without the Contribution to the Charitable Foundation.”

RP Financial, LC. will update the independent appraisal prior to the completion of the conversion.  If the estimated appraised value changes to either below $2.05 billion or above $2.77 billion, then, after consulting with the Office of Thrift Supervision, we may: terminate the offering and promptly return all funds; set a new offering range, promptly return all funds and give all subscribers updated information and the opportunity to place a new order; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.  See “The Conversion and Offering - Stock Pricing and Number of Shares to be Issued.”

How We Intend to Use the Proceeds From the Offering

Assuming we sell 195,500,000 shares of common stock in the stock offering, equal to the maximum of the offering range, and we have net proceeds of $1.88 billion, we intend to distribute the net proceeds as follows:

●	$941.8 million (50.0% of the net proceeds) will be invested in Capitol Federal Savings Bank;

●	$78.2 million (4.2% of the net proceeds) will be loaned by Capitol Federal Financial, Inc. to the employee stock ownership plan to fund its purchase of our shares of common stock;

●	$40.0 million (2.1% of the net proceeds) will be contributed by Capitol Federal Financial, Inc. to the Capitol Federal Foundation;

●	$53.6 million (2.8% of the net proceeds) will be used by Capitol Federal Financial, Inc. to repay outstanding debentures; and

●	$770.0 million (40.9% of the net proceeds) will be retained by Capitol Federal Financial, Inc.

We may use the funds that we retain for investments, to pay cash dividends, to repurchase shares of common stock and for other general corporate purposes.  Capitol Federal Savings Bank may use the proceeds it receives to support increased lending, including loan purchases, and other products and services.  The net proceeds retained also may be used for future business expansion through acquisitions of banks, thrifts and other financial services companies, and opening or acquiring branch offices.  We have no current arrangements or agreements with respect to any such acquisitions.  Initially, a substantial portion of the net proceeds will be invested in short-term investments and mortgage-backed securities consistent with our investment policy.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion

Employee Stock Ownership Plan.  Our tax-qualified employee stock ownership plan expects to purchase up to 4.0% of the shares of common stock we sell in the offering, or 7,820,000 shares of common stock assuming we sell the maximum number of shares proposed to be sold.  When these shares are combined with the existing shares owned by the employee stock ownership plan, the plan will own approximately 6.2% of the shares outstanding following the conversion.  We reserve the right to purchase shares of common stock in the open market following the offering in order to fund all or a portion of the employee stock ownership plan.  Assuming the employee stock ownership plan purchases 7,820,000 shares in the offering, 4.0% of the maximum of the offering range, we will recognize additional compensation expense, after tax, of approximately $1.6 million annually over a 30-year period, assuming the loan to the employee stock ownership plan has a 30-year term and an interest rate equal to the prime rate as published in The Wall Street Journal, and the shares of common stock have a fair market value of $10.00 per share for the full 30-year period.  If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly.  We also reserve the right to have the employee stock ownership plan purchase more than 4.0% of the shares of common stock sold in the offering if necessary to complete the offering at the minimum of the offering range.

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Stock-Based Incentive Plan.  We also intend to implement a new stock-based incentive plan no earlier than six months after completion of the conversion.  Stockholder approval of this plan will be required.  The stock-based incentive plan may reserve a number of shares up to 2.0% of the shares of common stock sold in the offering, or up to 3,910,000 shares of common stock at the maximum of the offering range, for awards of restricted stock to key employees and directors, at no cost to the recipients, subject to adjustment as may be required by Office of Thrift Supervision regulations or policy to reflect restricted stock awards previously made by CFF.  If the shares of common stock awarded under the stock-based incentive plan come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 1.39% in their ownership interest in Capitol Federal Financial, Inc.  The stock-based incentive plan may also reserve a number of shares equal to up to 5.0% of the shares of common stock sold in the offering, or up to 9,775,000 shares of common stock at the maximum of the offering range, for issuance pursuant to grants of stock options to key employees and directors, subject to adjustment as may be required by Office of Thrift Supervision regulations or policy to reflect stock options previously granted by CFF.  If the shares of common stock issued upon the exercise of options come from authorized but unissued shares of common stock, stockholders would experience dilution of up to 3.41% in their ownership interest in Capitol Federal Financial, Inc.  Restricted stock awards and stock option grants made pursuant to a plan implemented within twelve months following the completion of the conversion and the offering would be subject to Office of Thrift Supervision regulations, including a requirement that stock awards and stock options vest over a period of not less than five years.  If the stock-based incentive plan is adopted more than one year after the completion of the conversion, awards of restricted stock or grants of stock options under the plan would not be subject to regulatory vesting requirements.  We intend to fund the stock-based incentive plan through open market purchases rather than through the issuance of authorized but unissued shares of common stock, subject to future market conditions and regulatory limitations described below.  For a description of our current stock-based incentive plans, see “Management - Compensation Discussion and Analysis” and “Note 10 of the Notes to Consolidated Financial Statements.”

The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that are expected under the new stock-based incentive plan as a result of the conversion.  The table also shows the dilution to stockholders if all such shares are issued from authorized but unissued shares, instead of shares purchased in the open market.  A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased(1)				Value of Grants(2)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Sold in the Offering	Dilution Resulting From Issuance of Shares for Stock-Based Incentive Plans(3)	At Minimum of Offering Range	At Maximum of Offering Range
	(Dollars in thousands)
Employee stock ownership plan	5,780,000	7,820,000	4.00%	NA %	$57,800	$78,200
Restricted stock awards	2,890,000	3,910,000	2.00	1.39%	28,900	39,100
Stock options	7,225,000	9,775,000	5.00	3.41%	17,557	23,753
Total	15,895,000	21,505,000	11.00%	4.71%	$104,257	$141,053

(1)	The table assumes that the stock-based incentive plan awards a number of options and restricted stock equal to 5.0% and 2.0% of the shares of common stock sold in the offering, respectively.
(2)
The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made.  For purposes of this table, fair value for stock awards is assumed to be the same as the offering price of $10.00 per share.  The fair value of stock options has been estimated at $2.43 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; an expected option life of 10 years; a dividend yield of 3.0%; an interest rate of 3.84%; and a volatility rate of 23.90%.  The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

(3)	Represents the dilution of stock ownership interest. No dilution is reflected for the employee stock ownership plan because these shares are assumed to be purchased in the offering.

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We may fund our plans through open market purchases, as opposed to new issuances of common stock; however, if any options previously granted under our existing equity incentive plan are exercised during the first year following completion of the offering, they will be funded with newly issued shares since Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the grants of restricted stock under the stock-based incentive plan or, with prior regulatory approval, under extraordinary circumstances.  The Office of Thrift Supervision has previously advised that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance or a compelling business purpose for satisfying this test.

The following table presents information as of March 31, 2010 regarding our existing employee stock ownership plan, our existing equity incentive plan, our proposed employee stock ownership plan purchases and our proposed stock-based incentive plan.  The table below assumes that 277,120,351 shares are outstanding after the offering, which includes the sale of 195,500,000 shares in the offering at the maximum of the offering range, and the issuance of shares in exchange for shares of CFF common stock using an exchange ratio of 3.7457.  It also assumes that the value of the stock is $10.00 per share.
						Percentage of
						Shares
						Outstanding
Existing and New Stock-Based				Estimated Value of		After the
Incentive Plans	Participants	Shares		Shares		Conversion

Existing employee stock ownership plan	Employees	9,317,425	(1)	$93,174,250		3.36%
New employee stock ownership plan	Employees	7,820,000		78,200,000		2.82
Total employee stock ownership plan	Employees	17,137,425		171,374,250		6.18

Existing shares of restricted stock	Directors, Officers and Employees	593,645	(2)	5,936,448		0.21
New shares of restricted stock	Directors, Officers and Employees	3,910,000		39,100,000	(3)	1.41
Total shares of restricted stock	Directors, Officers and Employees	4,503,645		45,036,448		1.62

Existing stock options	Directors, Officers and Employees	4,706,082	(4)	11,435,780		1.70
New stock options	Directors, Officers and Employees	9,775,000		23,753,250	(5)	3.53
Total stock options	Directors, Officers and Employees	14,481,082		35,189,030		5.23

Total of stock-based incentive plans		36,122,152		$251,599,728		13.03%

(1)	As of March 31, 2010, CFF’s existing employee stock ownership plan held 2,487,499 shares, of which 1,680,943 shares have been allocated.
(2)	Represents shares of restricted stock authorized for grant under our existing equity incentive plan.
(3)
The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.

(4)	Represents shares underlying options authorized for grant under our existing equity incentive plan.
(5)
The fair value of stock options to be granted under the new stock-based incentive plan has been estimated based on an index of publicly traded thrift institutions at $2.43 per option using the Black-Scholes option pricing model with the following assumptions; exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 3.0%; expected life, 10 years; expected volatility, 23.90%; and interest rate, 3.84%.

The value of the restricted shares awarded under the stock-based incentive plan will be based on the market value of our common stock at the time the shares are awarded.  The stock-based incentive plan is subject to stockholder approval, and cannot be implemented until at least six months after completion of the offering.  The following table presents the total value of all restricted stock that would be available for award and issuance under the new stock-based incentive plan, assuming the market price of our common stock ranges from $8.00 per share to $14.00 per share.

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	Value of Grants
	2,890,000 Shares Awarded at Minimum of	3,400,000 Shares Awarded at Midpoint of	3,910,000 Shares Awarded at Maximum of
Share Price	Range	Range	Range
$8.00	$23,120,000	$27,200,000	$31,280,000
10.00	28,900,000	34,000,000	39,100,000
12.00	34,680,000	40,800,000	46,920,000
14.00	40,460,000	47,600,000	54,740,000

The grant-date fair value of the options granted under the new stock-based incentive plan will be based in part on the price of shares of common stock of Capitol Federal Financial, Inc. at the time the options are granted.  The value will also depend on the various assumptions used in the option pricing model ultimately adopted.  The following table presents the total estimated value of the options to be available for grant under the stock-based incentive plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share.

		Value of Grants
Exercise Price	Option Value	7,225,000 Options at Minimum of Range	8,500,000 Options at Midpoint of Range	9,775,000 Options at Maximum of Range

$8.00	$1.94	$14,016,500	$16,490,000	$18,963,500
10.00	2.43	17,556,750	20,655,000	23,753,250
12.00	2.92	21,097,000	24,820,000	28,543,000
14.00	3.40	24,565,000	28,900,000	33,235,000

The tables presented above are provided for informational purposes only.  Our shares of common stock may trade below $10.00 per share.  Before you make an investment decision, we urge you to read this entire proxy statement/prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page [      ].

Our Dividend Policy

During the three months ended March 31, 2010, CFF paid a quarterly cash dividend of $0.50 per share, which equals $2.00 per share on an annualized basis.  In addition, we generally declare and pay a year-end cash dividend if we have sufficient earnings as determined by our Board of Directors.  After the conversion, we intend to continue to pay cash dividends on a quarterly basis, although at a reduced level per share. It is currently anticipated that the dividend yield will be 3.0%, based on the $10.00 per share offering price.  We intend to continue our prior practice and pay a special year-end dividend when earnings are sufficient to support the special dividend payment.  We expect that the timing of quarterly and special dividend payments will be consistent with our current practice. The dividend rate and the continued payment of dividends also will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions.  No assurance can be given that we will continue to pay dividends or that they will not be reduced or eliminated in the future.

See “Selected Consolidated Financial and Other Data of CFF and Subsidiary” and “Market for the Common Stock” for information regarding our historical dividend payments.

Purchases and Ownership by our Executive Officers and Directors

We expect our directors, executive officers and their associates to purchase approximately 205,000 shares of common stock in the offering.  The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering.  After the conversion, as a result of purchases in the offering and the shares they will receive in exchange for shares of CFF common stock that they currently own, our directors and executive officers, together with their associates, are expected to beneficially own approximately 5,460,090 and 7,314,728 shares of common stock, or 2.67% and 2.64% of our total outstanding shares of common stock, at the minimum and the maximum of the offering range, respectively.

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Market for the Common Stock

Shares of CFF common stock currently trade on the Nasdaq Global Select Market under the symbol CFFN.  Upon completion of the conversion, the shares of common stock of Capitol Federal Financial, Inc. will replace CFF’s existing shares.  We expect that Capitol Federal Financial, Inc.’s shares of common stock will trade on the Nasdaq Global Select Market under the trading symbol CFFND for a period of 20 trading days following the completion of the offering.  Thereafter, the trading symbol will revert to CFFN.  In order to list our common stock on the Nasdaq Global Select Market, we are required to have at least three broker-dealers who will make a market in our common stock.  CFF currently has 21 registered market makers.  Persons purchasing shares of common stock in the offering may not be able to sell their shares at or above the $10.00 price per share.

Tax Consequences

As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to Capitol Federal Savings Bank MHC, CFF, Capitol Federal Savings Bank, Capitol Federal Financial, Inc., persons eligible to subscribe in the subscription offering, or existing stockholders of CFF.  Existing stockholders of CFF who receive cash in lieu of fractional share interests in shares of Capitol Federal Financial, Inc. common stock will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

Changes in Stockholders’ Rights for Existing Stockholders of CFF

As a result of the conversion, existing stockholders of CFF will become stockholders of Capitol Federal Financial, Inc.  Some rights of stockholders of Capitol Federal Financial, Inc. will be reduced compared to the rights stockholders currently have in CFF.  The reduction in stockholder rights results from differences between the federal and Maryland charters and bylaws, and from distinctions between federal and Maryland law.  Many of the differences in stockholder rights under the articles of incorporation and bylaws of Capitol Federal Financial, Inc. are not mandated by Maryland law but have been chosen by management as being in the best interests of Capitol Federal Financial, Inc. and all of its stockholders.  The differences in stockholder rights in the articles of incorporation and bylaws of Capitol Federal Financial, Inc. include the following: (i) approval by at least a majority of outstanding shares required to remove a director for cause; (ii) greater lead time required for stockholders to submit proposals for certain provisions of new business or to nominate directors; (iii) limitation on voting rights of stockholders owning more than 10% of the outstanding shares of Capitol Federal Financial, Inc.; and (iv) approval by at least 80% of outstanding shares required to amend the bylaws and certain provisions of the articles of incorporation.  See “Comparison of Stockholders’ Rights for Existing Stockholders of CFF” for a discussion of these differences.

We Intend to Contribute Cash to the Capitol Federal Foundation

To further our commitment to the communities we serve and may serve in the future, subject to our members’ and stockholders’ approval, we intend to contribute $40 million in cash to the Capitol Federal Foundation as part of the conversion.  As a result of the cash contribution, we expect to record an after-tax expense of $24.7 million during the quarter in which the conversion is completed.

 “See Proposal 2 - Contribution to the Charitable Foundation.”

Dissenters’ Rights

Stockholders of CFF do not have dissenters’ rights in connection with the conversion and offering.

Important Risks in Owning Capitol Federal Financial, Inc.’s Common Stock

Before you decide to purchase stock, you should read the “Risk Factors” section beginning on page [    ] of this proxy statement/prospectus.

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RISK FACTORS

You should consider carefully the following risk factors when deciding how to vote on the conversion and before purchasing shares of Capitol Federal Financial, Inc. common stock.

Risks Related to Our Business

[same as pages 19-23 of the offering prospectus]

Risks Related to the Offering and Exchange

The market value of Capitol Federal Financial, Inc. common stock received in the share exchange may be less than the market value of CFF common stock exchanged.

The number of shares of Capitol Federal Financial, Inc. common stock you receive will be based on an exchange ratio that will be determined as of the date of completion of the conversion and offering.  The exchange ratio will be based on the percentage of CFF common stock held by the public prior to the completion of the conversion and offering and the number of shares of common stock sold in the offering.  The exchange ratio will ensure that existing public shareholders of CFF will own approximately the same percentage of Capitol Federal Financial, Inc. common stock after the conversion and offering as they owned of CFF common stock immediately prior to completion of the conversion and offering, exclusive of the effect of their purchase of additional shares in the offering and the receipt of cash in lieu of fractional shares.  The exchange ratio will not depend on the market price of CFF common stock.

The exchange ratio ranges from a minimum of 2.7686 to a maximum of 3.7457 shares of Capitol Federal Financial, Inc. common stock per share of CFF common stock.  Shares of Capitol Federal Financial, Inc. common stock issued in the share exchange will have an initial value of $10.00 per share.  Depending on the exchange ratio and the market value of CFF common stock at the time of the exchange, the initial market value of the Capitol Federal Financial, Inc. common stock that you receive in the share exchange could be less than the market value of the CFF common stock that you currently own.  Based on the most recent closing price of CFF common stock prior to the date of this proxy statement/prospectus, which was $[     ], unless at least [      ] shares of Capitol Federal Financial, Inc. common stock are sold in the offering (slightly [above][below] the [midpoint] of the offering range), the initial value of the Capitol Federal Financial, Inc. common stock you receive in the share exchange would be less than the market value of the CFF common stock you currently own.  See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Share Exchange Ratio for Current Stockholders.”

[same as pages 23-26 of the offering prospectus]

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INFORMATION ABOUT THE SPECIAL MEETING

General

This proxy statement/prospectus is being furnished to you in connection with the solicitation by the Board of Directors of CFF of proxies to be voted at the special meeting of stockholders to be held at [                      ] Topeka, Kansas, on [      ], 2010, at [      ], Central Time, and any adjournment or postponement thereof.

The purpose of the special meeting is to consider and vote upon:

●	The Plan of Conversion of Capitol Federal Savings Bank MHC, and

●	The contribution of $40 million in cash to the charitable foundation.

In addition, stockholders will vote on a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and/or the contribution to the Capitol Federal Foundation.  Stockholders also will vote on informational proposals with respect to the articles of incorporation and bylaws of Capitol Federal Financial, Inc.

The plan of conversion provides for a series of transactions, referred to as the conversion and offering, which will result in the elimination of the mutual holding company.  The plan of conversion will also result in (i) the creation of a new stock holding company, referred to in this document as Capitol Federal Financial, Inc., which will own all of the outstanding shares of Capitol Federal Savings Bank, (ii) the exchange of shares of common stock of CFF by stockholders other than Capitol Federal Savings Bank MHC, who are referred to as the “public stockholders,” for shares of Capitol Federal Financial, Inc., and (iii) the issuance and the sale of additional shares to depositors and certain borrowers of Capitol Federal Savings Bank and others in an offering.

We cannot complete the conversion unless:

●
The plan of conversion is approved by at least a majority of votes eligible to be cast by members of Capitol Federal Savings Bank MHC (depositors of Capitol Federal Savings Bank as of [      ], 2010 and borrowers of Capitol Federal Savings Bank as of January 6, 1993 whose loan remains outstanding on the voting record date);

●
The plan of conversion is approved by a vote of at least two-thirds of the outstanding shares of common stock of CFF as of [      ], 2010, including shares held by Capitol Federal Savings Bank MHC.  (Because Capitol Federal Savings Bank MHC owns 71% of the outstanding shares of CFF common stock, we expect that Capitol Federal Savings Bank MHC and our directors and executive officers effectively will control the outcome of this vote);

●	The plan of conversion is approved by a vote of at least a majority of the outstanding shares of common stock of CFF as of [ ], 2010, excluding those shares held by Capitol Federal Savings Bank MHC;

●	We sell at least the minimum number of shares of common stock offered; and

●
We receive the final approval of the Office of Thrift Supervision to complete the conversion; however, this approval does not constitute a recommendation or endorsement of the plan of conversion by that agency.

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Voting for or against the plan of conversion includes a vote for or against the conversion of Capitol Federal Savings Bank MHC to a stock holding company as contemplated by the plan of conversion.  Voting in favor of the plan of conversion will not obligate you to purchase any shares of common stock in the offering and will not affect the balance, interest rate or federal deposit insurance of any deposits at Capitol Federal Savings Bank.

Who Can Vote at the Meeting

You are entitled to vote your CFF common stock if our records show that you held your shares as of the close of business on [      ], 2010.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee.  As the beneficial owner, you have the right to direct your broker or nominee how to vote.

As of the close of business on May 28, 2010, there were 73,990,478 shares of CFF common stock outstanding.  Each share of common stock has one vote.

Attending the Meeting

If you are a stockholder as of the close of business on [      ], 2010, you may attend the meeting.  However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting.  A recent brokerage statement or a letter from your bank or broker, are examples of proof of ownership.  If you want to vote your shares of CFF common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will be held only if there is a quorum.  A quorum exists if a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, is present at the meeting.  If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting.  Broker non-votes also will be counted for purposes of determining the existence of a quorum.  A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Proposal 1: Approval of the Plan of Conversion and Reorganization.  We must obtain the affirmative vote of the holders of (i) two-thirds of the total number of votes entitled to be cast by CFF stockholders at the special meeting, including shares held by Capitol Federal Savings Bank MHC, and (ii) a majority of the total number of votes entitled to be cast by CFF stockholders at the special meeting other than Capitol Federal Savings Bank MHC.  Abstentions, broker non-votes and the failure to vote on this proposal will have the same effect as a vote against the proposal.

Proposal 2: Approval of the Contribution to the Charitable Foundation. The $40 million cash contribution to the Capitol Federal Foundation must be approved by at least a majority of the total number of votes entitled to be cast at the special meeting by CFF stockholders, and by at least a majority of the total number of votes entitled to be cast at the special meeting by CFF stockholders other than Capitol Federal Savings Bank MHC.

Proposal 3: Approval of the Adjournment of the Special Meeting.  We must obtain the affirmative vote of a majority of the votes cast by CFF stockholders entitled to vote at the special meeting to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and/or the proposal to fund the Capitol Federal Foundation.  Abstentions from voting on this proposal will have the same effect as a vote against the proposal.  Broker non-votes have no effect on this proposal.

Informational Proposals 4a through 4d.  The provisions of Capitol Federal Financial, Inc.’s articles of incorporation and bylaws which are summarized as informational proposals were approved as part of the process in which the Board of Directors of CFF approved the plan of conversion.  These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for separate votes on these matters apart from the vote on the plan of conversion.  While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals.

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Shares Held by Our Directors and Executive Officers and Capitol Federal Savings Bank MHC

As of May 28, 2010, the directors, chairman emeritus and executive officers of CFF beneficially owned 2,073,629 shares, or 2.8% of the outstanding shares of CFF common stock, and Capitol Federal Savings Bank MHC owned 52,192,817 shares, or 71% of the outstanding shares of CFF common stock.  Capitol Federal Savings Bank MHC intends to vote all of its shares in favor of proposals set forth in this proxy statement/prospectus.

Voting by Proxy; Revocability of Proxies

Our Board of Directors is sending you this proxy statement/prospectus to request that you allow your shares of CFF common stock to be represented at the special meeting by the persons named in the enclosed proxy card.  All shares of CFF common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card.  If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our Board of Directors.  Our Board of Directors recommends that you vote “FOR” approval of the plan of conversion, “FOR” approval of the contribution to the charitable foundation, “FOR” approval of the adjournment of the special meeting if necessary, and “FOR” each of the Informational Proposals 4a through 4d.

If any matters not described in this proxy statement/prospectus are properly presented at the special meeting, the Board of Directors will use their judgment to determine how to vote your shares.  We do not know of any other matters to be presented at the special meeting.

You may revoke your proxy at any time before the vote is taken at the special meeting.  If you are a registered stockholder, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

●	signing another proxy with a later date;

●	voting by telephone or on the Internet -- your latest telephone or Internet vote will be counted;

●	giving written notice of the revocation of your proxy to the Secretary of CFF prior to the special meeting; or

●	voting in person at the special meeting. Attendance at the special meeting will not in itself constitute revocation of your proxy.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your nominee to change those instructions.

Solicitation of Proxies

This proxy statement/prospectus and the accompanying proxy card are being furnished to you in connection with the solicitation of proxies for the special meeting by the Board of Directors.  CFF will pay the costs of soliciting proxies from its stockholders.  To the extent necessary to permit approval of the plan of conversion and the other proposals being considered, Regan & Associates, Inc., our proxy solicitor, directors, officers or employees of CFF and Capitol Federal Savings Bank may solicit proxies by mail, telephone and other forms of communication.  We will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with such solicitation.  For its services as information agent and stockholder proxy solicitor, we will pay Regan & Associates, Inc., $40,000 plus out-of-pocket expenses and charges for telephone calls in connection with the solicitation.

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We will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Participants in the Employee Stock Ownership Plan

If you participate in our Employee Stock Ownership Plan (the “ESOP”) you will receive a voting instruction form that reflects all shares you may direct the trustees to vote on your behalf under the plan.  Under the terms of the ESOP, each participant instructs the trustee of the plan how to vote the shares of CFF common stock allocated to his or her account.  If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote the participant’s shares in accordance with the instructions.  Where properly executed voting instruction cards are returned to the trustee with no specific instruction as to how to vote at the special meeting, the trustee will vote the shares “FOR” each of the proposal’s set forth in this proxy statement/prospectus.  If a participant fails to give timely voting instructions to the trustee with respect to the voting of the common stock that is allocated to his or her ESOP account, the trustee will vote such shares in the same proportion as shares of  CFF common stock for which the ESOP trustee has received timely voting instructions from ESOP participants. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of CFF common stock held by the ESOP in the same proportion as the allocated shares for which it has received timely voting instructions.

PROPOSAL 1 — APPROVAL OF THE PLAN OF CONVERSION AND REORGANIZATION

The Boards of Directors of CFF and Capitol Federal Savings Bank MHC have approved the plan of conversion and reorganization, referred to herein as the plan of conversion.  The plan of conversion must also be approved by the members of Capitol Federal Savings Bank MHC (depositors and certain borrowers of Capitol Federal Savings Bank) and the stockholders of CFF.  A special meeting of members and a special meeting of stockholders have been called for this purpose.  The Office of Thrift Supervision has conditionally approved the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by that agency.

General

Pursuant to the plan of conversion, our organization will convert from the mutual holding company form of organization to the fully stock form.  Capitol Federal Savings Bank MHC, the mutual holding company parent of CFF, will be merged into CFF, and Capitol Federal Savings Bank MHC will no longer exist.  CFF, which owns 100% of Capitol Federal Savings Bank, will be merged into a new Maryland corporation named Capitol Federal Financial, Inc.  As part of the conversion, the ownership interest of Capitol Federal Savings Bank MHC in CFF will be offered for sale in the offering by Capitol Federal Financial, Inc.  When the conversion is completed, all of the outstanding common stock of Capitol Federal Savings Bank will be owned by Capitol Federal Financial, Inc., and all of the outstanding common stock of Capitol Federal Financial, Inc. will be owned by public stockholders.  A diagram of our corporate structure before and after the conversion is set forth in the “Summary” section of this proxy statement/prospectus.  Under the plan of conversion, at the completion of the conversion each share of CFF common stock owned by persons other than Capitol Federal Savings Bank MHC will be canceled and converted automatically into shares of Capitol Federal Financial, Inc. common stock determined pursuant to an exchange ratio as described below.

Capitol Federal Financial, Inc. intends to contribute between $695.4 million and $941.8 million of net proceeds to Capitol Federal Savings Bank and to retain between $543.9 million and $770.0 million of the net proceeds (excluding the portion of the net proceeds loaned to our employee stock ownership plan, the cash contributed to the charitable foundation and the repayment of our subordinated debentures).  The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.

Share Exchange Ratio for Current Stockholders

Office of Thrift Supervision regulations provide that in a conversion of a mutual holding company to fully stock form, the public stockholders will be entitled to exchange their shares for common stock of the new holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable.  Each publicly held share of CFF common stock will be automatically converted into the right to receive a number of shares of Capitol Federal Financial, Inc. common stock.  The number of shares of common stock will be determined pursuant to the exchange ratio, which ensures that the public stockholders will own the same percentage of common stock in Capitol Federal Financial, Inc. after the conversion as they held in CFF immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering and their receipt of cash in lieu of fractional exchange shares.  The exchange ratio is not dependent on the market value of our currently outstanding CFF common stock.  The exchange ratio is based on the percentage of CFF common stock held by the public, the independent valuation of CFF prepared by RP Financial, LC. and the number of shares of common stock issued in the offering. The exchange ratio is expected to range from 2.7686 exchange shares for each publicly held share of CFF at the minimum of the offering range to 3.7457 exchange shares for each publicly held share of CFF at the maximum of the offering range.

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If you are a stockholder of CFF, at the conclusion of the conversion, your shares will be exchanged for shares of Capitol Federal Financial, Inc.  The number of shares you receive will be based on the number of shares of common stock you own and the final exchange ratio determined as of the conclusion of the conversion.

The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in the offering and the shares of CFF common stock issued and outstanding as of March 31, 2010.  The table also shows the number of whole shares of Capitol Federal Financial, Inc. common stock a hypothetical owner of CFF common stock would receive in exchange for 100 shares of CFF common stock owned at the completion of the conversion, depending on the number of shares of common stock sold in the offering.

	New Shares to be Sold in This Offering		New Shares to be Exchanged for Existing Shares of CFF		Total Shares of Common Stock to be Outstanding After the Offering	Exchange Ratio	New Shares That Would be Received for 100 Existing Shares
	Amount	Percent	Amount	Percent
Minimum	144,500,000	70.6%	60,328,085	29.4%	204,828,085	2.7686	276
Midpoint	170,000,000	70.6%	70,974,218	29.4%	240,974,218	3.2572	325
Maximum	195,500,000	70.6%	81,620,351	29.4%	277,120,351	3.7457	374

Options to purchase shares of CFF common stock which are outstanding immediately prior to the consummation of the conversion will be converted into options to purchase shares of Capitol Federal Financial, Inc. common stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the exchange ratio.  The aggregate exercise price, term and vesting period of the options will remain unchanged.

Exchange of Existing Stockholders’ Stock Certificates

The conversion of existing outstanding shares of CFF common stock into the right to receive shares of Capitol Federal Financial, Inc. common stock will occur automatically on the effective date of the conversion.  As soon as practicable after the effective date of the conversion, our exchange agent will send a transmittal form to each public stockholder of CFF who holds stock certificates.  The transmittal forms will contain instructions on how to exchange stock certificates of CFF common stock for common stock of Capitol Federal Financial, Inc.  All shares of Capitol Federal Financial, Inc. common stock being sold will be in book entry form and paper stock certificates will not be issued.  A statement evidencing your ownership of Capitol Federal Financial, Inc. common stock will be distributed within five business days after the exchange agent receives properly executed transmittal forms, CFF stock certificates and other required documents.  You should not forward your stock certificates until you have received transmittal forms, which will include forwarding instructions.  Shares held by public stockholders through a brokerage or other account in “street name” will be exchanged automatically upon the conclusion of the conversion; no transmittal forms will be mailed relating to these shares.

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No fractional shares of Capitol Federal Financial, Inc. common stock will be issued to any public stockholder of CFF when the conversion is completed.  For each fractional share that would otherwise be issued to a stockholder who holds a stock certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 offering purchase price per share.  Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of a properly executed transmittal form, stock certificates and other required documents.  If your shares of common stock are held in street name (such as in a brokerage account) you will automatically receive cash in lieu of fractional exchange shares in your account.

After the conversion, CFF stockholders who hold stock certificates will not receive shares of Capitol Federal Financial, Inc. common stock and will not be paid dividends on the shares of Capitol Federal Financial, Inc. common stock until existing certificates representing shares of CFF common stock are surrendered for exchange in compliance with the terms of the transmittal form.  When stockholders surrender their certificates, any unpaid dividends will be paid without interest.  For all other purposes, however, each certificate that represents shares of CFF common stock outstanding at the effective date of the conversion will be considered to evidence ownership of shares of Capitol Federal Financial, Inc. common stock into which those shares have been converted by virtue of the conversion.

If a certificate for CFF common stock has been lost, stolen or destroyed, our exchange agent will require appropriate evidence as to the loss, theft or destruction of the certificate, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the stockholder’s expense.

All shares of Capitol Federal Financial, Inc. common stock that we issue in exchange for existing shares of CFF common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares of common stock, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion that may have been declared by us on or prior to the effective date, and which remain unpaid at the effective date.

Effects of Conversion on Depositors, Borrowers and Members

Continuity.  While the conversion is being accomplished, the normal business of Capitol Federal Savings Bank of accepting deposits and making loans will continue without interruption.  Capitol Federal Savings Bank will continue to be a federally chartered savings bank and will continue to be regulated by the Office of Thrift Supervision.  After the conversion, Capitol Federal Savings Bank will continue to offer existing services to depositors, borrowers and other customers.  The directors and executive officers serving CFF at the time of the conversion will be the directors and executive officers of Capitol Federal Financial, Inc. after the conversion.

Effect on Deposit Accounts.  Pursuant to the plan of conversion, each depositor of Capitol Federal Savings Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion.  Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion.  Depositors will continue to hold their existing certificates and other evidences of their accounts.

Effect on Loans.  No loan outstanding from Capitol Federal Savings Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members.  At present, all depositors and certain borrowers of Capitol Federal Savings Bank are members of, and have voting rights in, Capitol Federal Savings Bank MHC as to all matters requiring membership action.  Upon completion of the conversion, depositors and those certain borrower members will cease to be members of Capitol Federal Savings Bank MHC and will no longer have voting rights, unless they purchase shares of Capitol Federal Financial, Inc.’s common stock.  Upon completion of the conversion, all voting rights in Capitol Federal Savings Bank will be vested in Capitol Federal Financial, Inc. as the sole stockholder of Capitol Federal Savings Bank.  The stockholders of Capitol Federal Financial, Inc. will possess exclusive voting rights with respect to Capitol Federal Financial, Inc. common stock.

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Tax Effects.  We have received an opinion of counsel or a tax advisor with regard to the federal and state income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to Capitol Federal Savings Bank MHC, CFF, public stockholders of CFF (except for cash paid for fractional exchange shares), members of Capitol Federal Savings Bank MHC, Eligible Account Holders, Supplemental Eligible Account Holders, or Capitol Federal Savings Bank.  See “- Material Income Tax Consequences.”

Effect on Liquidation Rights.  Each depositor in Capitol Federal Savings Bank has both a deposit account in Capitol Federal Savings Bank and a pro rata ownership interest in the net worth of Capitol Federal Savings Bank MHC based upon the deposit balance in his or her account.  This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account.  This interest may only be realized in the event of a complete liquidation of Capitol Federal Savings Bank MHC and Capitol Federal Savings Bank.  Any depositor who opens a deposit account obtains a pro rata ownership interest in Capitol Federal Savings Bank MHC without any additional payment beyond the amount of the deposit.  A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Capitol Federal Savings Bank MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Capitol Federal Savings Bank MHC and Capitol Federal Savings Bank are liquidated.  If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Capitol Federal Savings Bank MHC after other claims, including claims of depositors to the amounts of their deposits are paid.

Under the plan of conversion, however, depositors will receive rights in a liquidation account maintained by Capitol Federal Financial, Inc. representing the amount of Capitol Federal Savings Bank MHC’s ownership interest in CFF’s total stockholders’ equity as of the date of the latest statement of financial condition used in this prospectus.  Capitol Federal Financial, Inc. shall continue to hold the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in Capitol Federal Savings Bank.  The liquidation account is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of Capitol Federal Financial, Inc. and Capitol Federal Savings Bank.  Specifically, in the unlikely event that Capitol Federal Financial, Inc. and Capitol Federal Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of March 31, 2009 and [     ], 2010 of the liquidation account maintained by Capitol Federal Financial, Inc.  Also, in a complete liquidation of both entities, or of just Capitol Federal Savings Bank, when Capitol Federal Financial, Inc. has insufficient assets to fund the liquidation account distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and Capitol Federal Savings Bank has positive net worth, Capitol Federal Savings Bank shall immediately pay amounts necessary to fund Capitol Federal Financial, Inc.’s remaining obligations under the liquidation account.  The plan of conversion also provides that if Capitol Federal Financial, Inc. is completely liquidated or sold apart from a sale or liquidation of Capitol Federal Savings Bank, then the rights of Eligible Account Holders and  Supplemental  Eligible Account Holders in the liquidation account maintained by Capitol Federal Financial, Inc. shall be surrendered and treated as a liquidation account in Capitol Federal Savings Bank (the bank liquidation account) and depositors shall have an equivalent interest in the bank liquidation account and the same rights and terms as the liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Office of Thrift  Supervision, Capitol Federal Financial, Inc. will eliminate or transfer the liquidation account and the interests in such account to Capitol Federal Savings Bank and the liquidation account shall thereupon become the liquidation account of Capitol Federal Savings Bank and not subject in any manner to the claims of Capitol Federal Financial, Inc.’s creditors.  Also, under the rules and regulations of the Office of Thrift Supervision, no post-conversion merger, consolidation or similar combination or transaction with another depository institution in which Capitol Federal Financial, Inc. or Capitol Federal Savings Bank is not the surviving institution would be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.  See “- Liquidation Rights.”

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Stock Pricing and Number of Shares to be Issued

The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation.  Capitol Federal Savings Bank and Capitol Federal Savings Bank MHC have retained RP Financial, LC. to prepare an independent valuation appraisal.  For its services in preparing the initial valuation, RP Financial, LC. will receive a fee of $350 thousand and $10 thousand for expenses and an additional $25 thousand for each valuation update, as necessary.  Capitol Federal Savings Bank and Capitol Federal Savings Bank MHC have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering.  Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach.  The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by RP Financial, LC. to account for differences between CFF and the peer group.  RP Financial, LC. placed the greatest emphasis on the price-to- core earnings and price-to-tangible book approaches in estimating pro forma market value.

The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this prospectus, including the consolidated financial statements of CFF.  RP Financial, LC. also considered the following factors, among others:

●	the present results and financial condition of CFF and the projected results and financial condition of Capitol Federal Financial, Inc.;

●	the economic and demographic conditions in CFF’s existing market area;

●	certain historical, financial and other information relating to CFF;

●	the impact of the offering on Capitol Federal Financial, Inc.’s stockholders’ equity and earnings potential;

●	the proposed dividend policy of Capitol Federal Financial, Inc.;

●	the trading market for securities of comparable institutions and general conditions in the market for such securities; and

●	the contribution of cash to the charitable foundation.

Included in RP Financial, LC.’s independent valuation were certain assumptions as to the pro forma earnings of Capitol Federal Financial, Inc. after the conversion that were utilized in determining the appraised value.  These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds of 1.66% and purchases in the open market of the common stock issued in the offering by the stock-based incentive plan at the $10.00 per share purchase price.  See “Pro Forma Data” for additional information concerning these assumptions.  The use of different assumptions may yield different results.

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        The independent valuation states that as of May 28, 2010, the estimated pro forma market value of Capitol Federal Financial, Inc. was $2.41 billion.  Based on regulations, the market value is the midpoint of a range with a minimum of $2.05 billion and a maximum of $2.77 billion.  The Board of Directors of Capitol Federal Financial, Inc. decided to offer the shares of common stock for a price of $10.00 per share.  The aggregate offering price of the shares of common stock will be equal to the valuation range multiplied by the percentage of CFF common stock owned by Capitol Federal Savings Bank MHC.  The number of shares offered will be equal to the aggregate offering price of the shares of common stock divided by the price per share.  Based on the valuation range, the 71% of CFF common stock owned by Capitol Federal Savings Bank MHC and the $10.00 price per share, the minimum of the offering range will be 144,500,000 shares, the midpoint of the offering range will be 170,000,000 shares and the maximum of the offering range will 195,500,000 shares of common stock. The Board of Directors of CFF reviewed the independent valuation and, in particular, considered the following:

●	CFF’s financial condition and results of operations;

●	a comparison of financial performance ratios of CFF to those of other financial institutions of similar size;

●	market conditions generally and in particular for financial institutions; and

●	the historical trading price of the publicly held shares of CFF common stock.

All of these factors are set forth in the independent valuation.  The Board of Directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and the Board believes that these assumptions were reasonable.  The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of CFF or Capitol Federal Savings Bank or market conditions generally.  In the event the independent valuation is updated to amend the pro forma market value of Capitol Federal Financial, Inc. to less than $2.05 billion or more than $2.77 billion, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to Capitol Federal Financial, Inc.’s registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock.  RP Financial, LC. did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities.  The independent valuation considers Capitol Federal Savings Bank as a going concern and should not be considered as an indication of the liquidation value of Capitol Federal Savings Bank.  Moreover, because the independent valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares of common stock at prices at or above the $10.00 price per share.

We will not decrease the minimum of the valuation range and the minimum of the offering range, or increase the maximum of the valuation range and the maximum of the offering range, without a resolicitation of purchasers.  The subscription price of $10.00 per share of common stock will remain fixed.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $2.77 billion and a corresponding increase in the offering range to more than 195,500,000 shares, or a decrease in the minimum of the valuation range to less than $2.05 billion and a corresponding decrease in the offering range to fewer than 144,500,000 shares, then, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion and reorganization, cancel deposit account withdrawal authorizations and promptly return by check all funds received, with interest at Capitol Federal Savings Bank’s statement savings rate.  Alternatively, we may establish a new offering range, return all funds with interest, and all subscribers will be provided with updated information and given the opportunity to place a new order.

In the event that we extend the offering and conduct a resolicitation, purchasers would have the opportunity to maintain, change or cancel their stock orders within a specified period.  Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond [      ], 2012, which is two years after the special meeting of members to vote on the conversion.

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An increase in the number of shares of common stock to be issued in the offering would decrease both a purchaser’s ownership interest and Capitol Federal Financial, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis.  A decrease in the number of shares to be issued in the offering would increase both a purchaser’s ownership interest and Capitol Federal Financial, Inc.’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis.  For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report prepared by RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at the main office of Capitol Federal Savings Bank and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority.  The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and subject to the minimum, maximum and overall purchase and ownership limitations set forth in the plan of conversion and reorganization and as described below under “—Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders.  Each Capitol Federal Savings Bank depositor with an aggregate deposit account balance of $50.00 or more (a Qualifying Deposit) at the close of business on March 31, 2009 (an Eligible Account Holder) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of: (i) $70.0 million (7,000,000 shares) of our common stock; (ii) one-tenth of one percent of the total number of shares of common stock issued in the offering; or (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock offered by a fraction, the numerator of which is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase and ownership limitations.  See “- Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed.  Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled.  If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess will be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on March 31, 2009.  In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.  In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of CFF or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding March 31, 2009.

Priority 2: Tax-Qualified Plans.  Our tax-qualified employee stock benefit plan, consisting of our employee stock ownership plan, will receive, without payment therefor, nontransferable subscription rights to purchase up to 10% of the shares of common stock sold in the offering, although our employee stock ownership plan intends to purchase 4.0% of the shares of common stock sold in the offering.  If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan may elect to purchase shares in the open market following the completion of the conversion.

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Priority 3: Supplemental Eligible Account Holders.  To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each Capitol Federal Savings Bank depositor, other than directors and executive officers of CFF, with a Qualifying Deposit at the close of business on [     ], 2010 who is not an Eligible Account Holder (Supplemental Eligible Account Holder) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of: (i) $70.0 million (7,000,000 shares) of common stock; (ii) one-tenth of one percent of the total number of shares of common stock issued in the offering; or (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be offered by a fraction, the numerator of which is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator of which is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders subject to the overall purchase and ownership limitations.  See “— Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed.  Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at [     ], 2010.  In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members.  To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each depositor of Capitol Federal Savings Bank as of the close of business on the voting record date of [      ], 2010, and each borrower of Capitol Federal Savings Bank with an outstanding balance as of January 6, 1993 whose loan remains outstanding on the voting record date, who is not an Eligible Account Holder or Supplemental Eligible Account Holder (Other Members) will receive, without payment therefor, nontransferable subscription rights to purchase up to $70.0 million (7,000,000 shares) of common stock or one-tenth of one percent of the total number of shares of common stock issued in the offering, subject to the overall purchase and ownership limitations.  See “— Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed.  Any remaining shares will be allocated among Other Members in the proportion that the amount of the subscription of each Other Member whose subscription remains unsatisfied bears to the total amount of subscriptions of all Other Members whose subscriptions remain unsatisfied.  To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts in which he or she had an ownership interest at [      ], 2010.  In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date.  The subscription offering will expire at 4:00 p.m., Central Time, on [      ], 2010, unless extended by us for up to 45 days.  This extension may be made without notice to you, except that extensions beyond [      ], 2010 will require the approval of the Office of Thrift Supervision and a resolicitation of subscribers in the offering.  We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range.  Subscription rights which have not been exercised prior to the expiration date will become void.  Subscription rights will expire whether or not each eligible depositor can be located.

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Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Members, we expect to offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering.  Shares would be offered with the following preferences:

(i)          Natural persons residing in the counties and metropolitan statistical areas in which we have a home or branch office;

(ii)         CFF’s public stockholders as of [      ], 2010; and

(iii)        Other members of the general public.

Purchasers in the community offering may purchase up to $70.0 million (7,000,000 shares) of common stock, subject to the overall purchase and ownership limitations.  See “- Limitations on Common Stock Purchases.” The minimum purchase is 25 shares.  The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the accepted orders of persons residing in the counties and metropolitan statistical areas in which Capitol Federal Savings Bank has a home or branch office, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person.  Thereafter, unallocated shares will be allocated among such persons residing in the areas listed above whose orders remain unsatisfied on an equal number of shares basis per order.  If an oversubscription occurs due to the orders of public stockholders of CFF as of [      ], 2010, the allocation procedures described above will apply to the stock orders of such persons.  In the event of an oversubscription among members of the general public, these same allocation procedures will also apply.  In connection with the allocation process, unless the Office of Thrift Supervision permits otherwise, orders received for Capitol Federal Financial, Inc. common stock in the community offering will first be filled up to a maximum of two percent of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the counties and metropolitan statistical areas in which Capitol Federal Savings Bank has a home or branch office; and has a present intent to remain within such community for a period of time; and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature.  We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident.  In all cases, however, the determination shall be in our sole discretion.

Expiration Date.  The community offering will begin at the same time as the subscription offering, and is currently expected to terminate at the same time as the subscription offering.  Capitol Federal Financial, Inc. may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond [      ], 2010, in which case we will resolicit purchasers in the offering.

Syndicated offering

If feasible, our Board of Directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.  In the syndicated offering, any person may purchase up to $70.0 million (7,000,000 shares) of common stock, subject to the overall purchase and ownership limitations.  We retain the right to accept or reject in whole or in part any orders in the syndicated offering.  Unless the Office of Thrift Supervision permits otherwise, accepted orders for Capitol Federal Financial, Inc. common stock in the syndicated offering will first be filled up to a maximum of two percent (2%) of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.  Unless the syndicated offering begins during the community offering, the syndicated offering will begin as soon as possible after the completion of the subscription and community offerings.

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If a syndicated offering is held, Sandler O’Neill & Partners, L.P. will serve as sole book-running manager, Keefe, Bruyette & Woods, Inc. will serve as co-manager, and each firm will assist us in selling our common stock on a best efforts basis.  Neither Sandler O’Neill & Partners, L.P. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated offering.  The syndicated offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Under these rules, Sandler O’Neill & Partners, L.P., Keefe Bruyette & Woods, Inc. or the other broker-dealers participating in the syndicated offering generally will accept payment for shares of common stock to be purchased in the syndicated offering through a sweep arrangement, provided we have received subscriptions to meet the minimum of the offering range, under which a customer’s brokerage account at the applicable participating broker-dealer will be debited in the amount of the purchase price for the shares of common stock that such customer wishes to purchase in the syndicated offering on the settlement date. Participating broker-dealers will only sell to customers who have accounts at the participating broker-dealer and who authorize the broker-dealer to debit their accounts. Customers who authorize participating broker-dealers to debit their brokerage accounts are required to have the funds for the payment in their accounts on, but not before, the settlement date. Certain investors may pay Sandler O’Neill & Partners, L.P. or Keefe, Bruyette & Woods, Inc. for shares purchased in the syndicated offering on the settlement date through the services of the Depository Trust Company on a delivery versus payment basis. The closing of the syndicated offering is subject to conditions set forth in an agency agreement among CFF, Capitol Federal Savings Bank MHC and Capitol Federal Savings Bank on one hand and Sandler O’Neill & Partners, L.P., as representative of the several agents, on the other hand.  If and when all the conditions for the closing are met, funds for common stock sold in the syndicated offering, less fees and commissions payable, will be delivered promptly to us.  Normal customer ticketing will be used for order placement.

If for any reason we cannot affect a syndicated offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are a significant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible.  The Office of Thrift Supervision and the Financial Industry Regulatory Authority must approve any such arrangements.

Additional Limitations on Common Stock Purchases

The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased in the offering:

(i)	No person may purchase fewer than 25 shares of common stock;

(ii)	The maximum number of shares of common stock that may be purchased by a person or persons exercising subscription rights through a single qualifying deposit account held jointly is 7,000,000 shares;

(iii)	Our tax-qualified employee stock benefit plan, consisting of our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock sold in the offering;

(iv)
Except for the tax-qualified employee stock benefit plans described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $70.0 million (7,000,000 shares) of common stock in all categories of the offering combined;

(v)
Current stockholders of CFF are subject to an ownership limitation.  As previously described, current stockholders of CFF will receive shares of Capitol Federal Financial, Inc. common stock in exchange for their existing shares of CFF common stock at the conclusion of the offering.  The number of shares of common stock that a stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing CFF common stock, may not exceed 5% of the shares of common stock of Capitol Federal Financial, Inc. to be issued and outstanding at the completion of the conversion; and

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(vi)
The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of Capitol Federal Savings Bank and their associates, in the aggregate, when combined with shares of common stock issued in exchange for existing shares, may not exceed 25% of the shares of Capitol Federal Financial, Inc. common stock outstanding upon completion of the conversion.

Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of members of Capitol Federal Savings Bank MHC, may decrease or increase the purchase and ownership limitations.  If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given, and, in our sole discretion, some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares may be given, the opportunity to increase their subscriptions up to the then applicable limit.  The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.  In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, this limitation may be further increased to 9.99%,  provided  that orders for Capitol Federal Financial, Inc. common stock exceeding 5% of the shares issued in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.

The term associate of a person means:

(i)
any corporation or organization, other than Capitol Federal Savings Bank MHC, CFF, Capitol Federal Savings Bank or a majority-owned subsidiary of CFF or Capitol Federal Savings Bank, of which the person is a senior officer, partner or beneficial owner, directly or indirectly, of 10% or more of any equity security;

(ii)
any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, that for the purposes of subscriptions in the offering and restrictions on the sale of stock after the conversion, the term associate does not include a person who has a substantial beneficial interest in an employee stock benefit plan of Capitol Federal Savings Bank, or who is a trustee or fiduciary of such plan, and for purposes of aggregating total shares that may be held by officers and directors of Capitol Federal Savings Bank MHC, CFF or Capitol Federal Savings Bank the term associate does not include any tax-qualified employee stock benefit plan of Capitol Federal Savings Bank; and

(iii)	any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Capitol Federal Savings Bank MHC, CFF or Capitol Federal Savings Bank.

The term acting in concert means:

(i)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(ii)
a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

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We have the sole discretion to determine whether prospective purchasers are associates or acting in concert. Persons exercising subscription rights through a single qualifying deposit account held jointly, whether or not related, will be deemed to be acting in concert unless we determine otherwise.

Our directors are not treated as associates of each other solely because of their membership on the Board of Directors.  Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of Capitol Federal Financial, Inc. or Capitol Federal Savings Bank and except as described below.  Any purchases made by any associate of Capitol Federal Financial, Inc. or Capitol Federal Savings Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution.  In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain reporting requirements upon purchase of these securities.  For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “— Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of Capitol Federal Financial, Inc.”

Marketing Arrangements

To assist in the marketing of our common stock, we have retained Sandler O’Neill & Partners, L.P., which is a broker-dealer registered with the Financial Industry Regulatory Authority.  In its role as financial advisor, Sandler O’Neill & Partners, L.P. will assist us in the offering as follows:

●	consulting with us as to the financial and securities market implications of the plan of conversion and reorganization;

●	consulting with us as to the financial and securities market implications of proposed or actual changes in laws or regulations affecting us;

●	reviewing with our Board of Directors the financial impact of the offering on us, based upon the independent appraiser’s appraisal of the common stock;

●	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

●	assisting in the design and implementation of a marketing strategy for the offering;

●
assisting management in scheduling and preparing for meetings with potential investors and other broker-dealers in connection with the offering, including assistance in preparing presentation materials for such meetings; and

●	providing such other general advice and assistance we may request to promote the successful completion of the offering.

For its services as marketing agent, Sandler O’Neill & Partners, L.P. will receive 0.75% of the dollar amount of all shares of common stock sold in the subscription and community offering.  No sales fee will be payable to Sandler O’Neill & Partners, L.P. with respect to shares purchased by officers, directors and employees or their immediate families and shares purchased by our tax-qualified and non-qualified employee benefit plans.  For its advisory services, we have paid $200 thousand, and agreed to pay $75 thousand per month, beginning May 1, 2010, to Sandler O’Neill & Partners, L.P.  The advisory fee is paid in consideration for Sandler O’Neill & Partners, L.P.’s work in advising us with respect to our reorganization from the mutual holding company to the stock holding company form of organization, including consultation as to the financial and securities market implications of the plan of conversion and reorganization and proposed or actual changes in laws or regulations affecting us, our contribution to the charitable foundation, and the meetings of CFF’s shareholders and Capitol Federal Savings Bank MHC’s members relating to approval of the plan of conversion and reorganization.  These advisory fees will not exceed $500 thousand and will be credited against fees earned by Sandler O’Neill & Partners, L.P. for shares sold in the subscription and community offering.  In the event that common stock is sold through a group of broker-dealers in a syndicated offering, we will pay (i) a management fee of 1.00% of the aggregate dollar amount of the common stock sold in the syndicated offering, 75% of which will be paid to Sandler O’Neill & Partners, L.P. and 25% of which will be paid to Keefe, Bruyette & Woods, Inc. and (ii) a selling concession of 3.50% of the actual purchase price of each security sold in the syndicated offering, which shall be allocated to dealers (including Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc.) in accordance with the actual number of shares of common stock sold by such dealers; provided however, that sales credit for a minimum of 30% of shares sold in the syndicated offering will be reserved for syndicate member firms other than Sandler O’Neill & Partners, L.P.  Sandler O’Neill & Partners, L.P. will serve as sole book-running manager and Keefe, Bruyette & Woods, Inc. will serve as co-manager.  Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc. will be reimbursed for all reasonable out of pocket expenses, including attorney’s fees, if the offering is not completed.

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We will indemnify Sandler O’Neill & Partners, L.P. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock.  These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Capitol Federal Savings Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction.  No offers or sales may be made by tellers or at the teller counters.  No sales activity will be conducted in a Capitol Federal Savings Bank banking office.  Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Sandler O’Neill & Partners, L.P.  Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock.  We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock.  None of our officers, directors or employees will be compensated in connection with their participation in the offering.

In addition, we have engaged Sandler O’Neill & Partners, L.P. to act as our records agent in connection with the conversion and offering.  In its role as records agent, Sandler O’Neill & Partners, L.P. will assist us in the offering as follows: (1) consolidation of deposit accounts and vote calculation; (2) design and preparation of order forms and proxy cards; (3) organization and supervision of the Stock Information Center; (4) assistance with proxy solicitation and special meeting services for member meeting; and (5) subscription services.  For these services, Sandler O’Neill & Partners, L.P. will not receive any additional fees.

Neither Sandler O’Neill & Partners, L.P. nor Keefe, Bruyette & Woods, Inc. has prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor have they prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold in the conversion and offering.  Neither Sandler O’Neill & Partners, L.P. nor Keefe, Bruyette & Woods, Inc. expresses any opinion as to the prices at which common stock to be issued may trade.

Lock-up Agreements

  We, and each of our directors and executive officers have agreed, that during the period beginning on the date of this prospectus and ending 90 days after the closing of the offering, without the prior written consent of Sandler O’Neill, directly or indirectly, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of CFF or Capitol Federal Financial, Inc. stock or any securities convertible into or exchangeable or exercisable for CFF or Capitol Federal Financial, Inc. stock, whether owned on the date of the prospectus or acquired after the date of the prospectus or with respect to which we or any of our directors or executive officers has or after the date of the prospectus acquires the power of disposition, or file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of CFF or Capitol Federal Financial, Inc. stock, whether any such swap or transaction is to be settled by delivery of stock or other securities, in cash or otherwise.  In the event that either (1) during the period that begins on the date that is 15 calendar days plus three business days before the last day of the restricted period and ends on the last day of the restricted period, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, the restrictions set forth above will continue to apply until the expiration of the date that is 15 calendar days plus three business days after the date on which the earnings release is issued or the material news or event related to us occurs.

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Offering Deadline

The subscription and community offerings will expire at 4:00 p.m., Central Time, on [      ], 2010, unless extended, without notice to you, for up to 45 days.  Any extension of the subscription and/or community offering beyond [      ], 2010 would require the Office of Thrift Supervision’s approval.  In such event, we would conduct a resolicitation.  Purchasers would have the opportunity to maintain, change or cancel their stock orders within a specified period.  If a purchaser does not respond during the resolicitation period, his or her stock order will be canceled and payment will be returned promptly, with interest calculated at Capitol Federal Savings Bank’s statement savings rate, and deposit account withdrawal authorizations will be canceled.  We will not execute orders until at least the minimum number of shares offered has been sold.  If we have not sold the minimum by the expiration date or any extension thereof, we will terminate the offering and cancel all orders, as described above.  Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond [      ], 2012, which is two years after the special meeting of members to vote on the conversion.  We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds submitted, with interest calculated at Capitol Federal Savings Bank’s statement savings rate from the date of receipt.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Stock Order Forms.  In order to purchase shares of common stock in the subscription offering and community offering, you must submit a properly completed original stock order form and remit full payment.  Incomplete stock order forms or stock order forms that are not signed are not required to be accepted.  We are not required to accept stock orders submitted on photocopied or facsimiled stock order forms.  All stock order forms must be received (not postmarked) prior to 4:00 p.m. Central Time, on [      ], 2010 at our Stock Information Center.  We are not required to accept stock order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions.  We are not required to notify purchasers of incomplete or improperly executed stock order forms.  We have the right to waive or permit the correction of incomplete or improperly executed stock order forms, but we do not represent that we will do so.  You may submit your stock order form and payment by mail using the stock order reply envelope provided, by bringing your stock order form to our Stock Information Center, or by overnight delivery to the indicated address on the order form.  Our Stock Information Center is located at [      ], Topeka, Kansas [      ].  Stock order forms may not be delivered to Capitol Federal Savings Bank banking or other offices.  Once tendered, a stock order form cannot be modified or revoked without our consent.  We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

If you are ordering shares in the subscription offering, by signing the stock order form you are representing that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares.  Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the stock order forms will be final.

By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Capitol Federal Savings Bank or any federal or state government, and that you received a copy of this prospectus.  However, signing the stock order form will not cause you to waive your rights under the Securities Act of 1933.  We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization.

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Payment for Shares.  Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid.  You may not submit cash.  Payment for shares may be made by:

(i)	personal check, bank check or money order, made payable to Capitol Federal Financial, Inc.; or

(ii)	authorization of withdrawal from the types of Capitol Federal Savings Bank deposit accounts designated on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at Capitol Federal Savings Bank are provided on the order forms.  The funds designated must be available in the account(s) at the time the stock order form is received.  A hold will be placed on these funds, making them unavailable to the depositor.  Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made.  Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest calculated at the current statement savings rate subsequent to the withdrawal.  In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Capitol Federal Savings Bank and will earn interest calculated at Capitol Federal Savings Bank’s statement savings rate from the date payment is processed until the offering is completed, at which time a subscriber will be issued a check for interest earned.

You may not remit Capitol Federal Savings Bank line of credit checks, and we will not accept third-party checks, including those payable to you and endorsed over to Capitol Federal Financial, Inc.  You may not designate on your stock order form a direct withdrawal from a Capitol Federal Savings Bank retirement account.  See “- Using Retirement Account Funds to Purchase Shares” for information on using such funds.  Additionally, you may not designate on your stock order form a direct withdrawal from Capitol Federal Savings Bank deposit accounts with check-writing privileges.  Please provide a check instead.  Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by [      ], 2010, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

Regulations prohibit Capitol Federal Savings Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the conversion.  This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until consummation of the offering, provided that there is a loan commitment from an unrelated financial institution or Capitol Federal Financial, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Retirement Account Funds to Purchase Shares

Persons interested in purchasing common stock using funds currently in an individual retirement account (IRA) or any other retirement account, whether held through Capitol Federal Savings Bank or elsewhere, should contact our Stock Information Center for guidance.  Please contact the Stock Information Center as soon as possible, preferably at least two weeks prior to the [      ], 2010 offering deadline, because processing these transactions takes additional time, and whether these funds can be used may depend on limitations imposed by the institution where the funds are currently held.  Additionally, if these funds are not currently held in a self-directed retirement account, then before placing your stock order, you will need to establish one with an independent trustee or custodian, such as a brokerage firm.  The new trustee or custodian will hold the shares of common stock in a self-directed account in the same manner as we now hold retirement account funds.  An annual administrative fee may be payable to the new trustee or custodian.  Assistance on how to transfer such retirement accounts can be obtained from the Stock Information Center.

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If you wish to use some or all of your funds that are currently held in a Capitol Federal Savings Bank IRA or other retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account(s) for the purchase of common stock.  Before you place your stock order, the funds you wish to use must be transferred from those accounts to a self-directed retirement account at an independent trustee or custodian, as described above.

Delivery of Stock Certificates

All shares of Capitol Federal Financial, Inc. common stock being sold will be in book entry form and paper stock certificates will not be issued.  A statement reflecting ownership of shares of common stock issued in the subscription and community offering will be mailed to the persons entitled thereto at the certificate registration address noted by them on the stock order form, within five business days following consummation of the conversion.

If you are currently a stockholder of CFF, see “- Exchange of Existing Stockholders’ Stock Certificates.”

Other Restrictions

Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state blue sky regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority.  We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished.  In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a state of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of conversion and reorganization reside in the state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of the state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in the state; or (c) registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Office of Thrift Supervision regulations prohibit any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise.  These rights may be exercised only by the person to whom they are granted and only for his or her account.  When registering a stock purchase on the stock order form, you must register the stock in the same name as appearing on the account.  You should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower purchase priority than you do.  Doing so may jeopardize your subscription rights.  Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of the shares.  The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

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Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering.  If you have any questions regarding the conversion or offering, please call or visit our Stock Information Center, located at [      ], Topeka, Kansas [      ].  The toll-free telephone number is 1-800-[      ]- [      ].  The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Central Time.  The Stock Information Center will be closed weekends and bank holidays.

Liquidation Rights

Liquidation prior to the conversion.  In the unlikely event of a complete liquidation of Capitol Federal Savings Bank MHC or CFF prior to the conversion, all claims of creditors of CFF, including those of depositors of Capitol Federal Savings Bank (to the extent of their deposit balances), would be paid first.  Thereafter, if there were any assets of CFF remaining, these assets would be distributed to stockholders, including Capitol Federal Savings Bank MHC.  Then, if there were any assets of Capitol Federal Savings Bank MHC remaining, members of Capitol Federal Savings Bank MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Capitol Federal Savings Bank immediately prior to liquidation.

Liquidation following the conversion.  In the unlikely event that Capitol Federal Financial, Inc. and Capitol Federal Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the liquidation account maintained by Capitol Federal Financial, Inc. pursuant to the plan of conversion and reorganization to certain depositors, with any assets remaining thereafter distributed to Capitol Federal Financial, Inc. as the holder of Capitol Federal Savings Bank capital stock.

The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a liquidation account by Capitol Federal Financial, Inc. for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to Capitol Federal Savings Bank MHC’s ownership interest in the total stockholder’s equity of Capitol Federal Financial, Inc. as of the date of its latest balance sheet contained in this prospectus.  The plan of conversion and reorganization also provided that Capitol Federal Financial, Inc. shall cause the establishment of a bank liquidation account.

The liquidation account established by Capitol Federal Financial, Inc. is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of Capitol Federal Financial, Inc. and Capitol Federal Savings Bank.  Specifically, in the unlikely event that Capitol Federal Financial, Inc. and Capitol Federal Savings Bank were to completely liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to Eligible Account Holders and Supplemental Eligible Account Holders of the liquidation account maintained by Capitol Federal Financial, Inc.  In a liquidation of both entities, or of Capitol Federal Savings Bank, when Capitol Federal Financial, Inc. has insufficient assets to fund the distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and Capitol Federal Savings Bank has positive net worth, Capitol Federal Savings Bank shall pay amounts necessary to fund Capitol Federal Financial, Inc.’s remaining obligations under the liquidation account.  The plan of conversion and reorganization also provides that if Capitol Federal Financial, Inc. is sold or liquidated apart from a sale or liquidation of Capitol Federal Savings Bank, then the rights of Eligible Account Holders and Supplemental Eligible Account Holders in the liquidation account maintained by Capitol Federal Financial, Inc. shall be surrendered and treated as a liquidation account in Capitol Federal Savings Bank.

Pursuant to the plan of conversion and reorganization, after two years from the date of conversion and upon the written request of the Office of Thrift Supervision, Capitol Federal Financial, Inc. will eliminate or transfer the liquidation account and the interests in such account to Capitol Federal Savings Bank and the liquidation account shall thereupon become the liquidation account of Capitol Federal Savings Bank and not be subject in any manner or amount to Capitol Federal Financial, Inc.’s creditors.

Also, under the rules and regulations of the Office of Thrift Supervision, no post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which Capitol Federal Financial, Inc. or Capitol Federal Savings Bank is not the surviving institution would be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

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Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Capitol Federal Savings Bank on March 31, 2009, or [     ], 2010.  Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on March 31, 2009 or [     ], 2010 bears to the balance of all deposit accounts in Capitol Federal Savings Bank on such dates.

If, however, on any September 30 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on March 31, 2009 or [     ], 2010 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and the interest will cease to exist if the deposit account is closed.  In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account.  Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor.  Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Capitol Federal Financial, Inc. as the sole stockholder of Capitol Federal Savings Bank.

Material Income Tax Consequences

Although the conversion may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of conversion and reorganization and applicable law, regulations and policies, it is intended that the conversion will be effected through various mergers.  Completion of the offering is conditioned upon the prior receipt of an opinion of counsel or a tax advisor with respect to federal and Kansas tax laws to the effect that no gain or loss will be recognized by Capitol Federal Savings Bank MHC, CFF or Capitol Federal Savings Bank as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued.  We have received an opinion from Silver, Freedman & Taff, L.L.P. as to the federal tax consequences of the conversion.  We have also received an opinion from Deloitte Tax LLP to the effect that, more likely than not, the income tax consequences under Kansas law of the offering are not materially different than for federal income tax purposes.

Silver, Freedman & Taff, L.L.P. has issued an opinion to Capitol Federal Savings Bank MHC, CFF, Capitol Federal Savings Bank and Capitol Federal Financial, Inc. that for federal income tax purposes:

1.	The merger of Capitol Federal Savings Bank MHC with and into CFF will qualify as a tax free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.
The constructive exchange of the Eligible Account Holders’ and Supplemental Eligible Account Holders’ voting and liquidation rights in Capitol Federal Savings Bank MHC for liquidation interests in CFF in the merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

3.
Capitol Federal Savings Bank MHC will not recognize any gain or loss on the transfer of its assets to CFF and CFF’s assumption of its liabilities, if any, in constructive exchange for liquidation interests in CFF or on the constructive distribution of such liquidation interests to the members of Capitol Federal Savings Bank MHC who are Eligible Account Holders or Supplemental Eligible Account Holders of Capitol Federal Savings Bank.  (Section 361(a), 361(c) and 357(a) of the Internal Revenue Code)

4.
No gain or loss will be recognized by CFF upon the receipt of the assets of Capitol Federal Savings Bank MHC in the merger in exchange for the constructive transfer of liquidation interests in CFF to the members of Capitol Federal Savings Bank MHC who are Eligible Account Holders and Supplemental Eligible Account Holders.  (Section 1032(a) of the Internal Revenue Code)

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5.
Eligible Account Holders and Supplemental Eligible Account Holders will recognize no gain or loss upon the constructive receipt of liquidation interests in CFF in exchange for their voting and liquidation rights in Capitol Federal Savings Bank MHC.  (Section 354(a) of the Internal Revenue Code)

6.
The basis of the assets of Capitol Federal Savings Bank MHC to be received by CFF in the merger will be the same as the basis of such assets in the hands of Capitol Federal Savings Bank MHC immediately prior to the transfer.  (Section 362(b) of the Internal Revenue Code)

7.
The holding period of the assets of Capitol Federal Savings Bank MHC to be received by CFF in the merger will include the holding period of those assets in the hands of Capitol Federal Savings Bank MHC immediately prior to the transfer.  (Section 1223(2) of the Internal Revenue Code)

8.
The merger of CFF with and into Capitol Federal Financial, Inc. will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

9.
The exchange of common stock of CFF held by stockholders other than Capitol Federal Savings Bank MHC for Capitol Federal Financial, Inc. common stock and the constructive exchange of the Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in CFF for interests in the liquidation account of Capitol Federal Financial, Inc. will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

10.
CFF will not recognize any gain or loss on the transfer of its assets to Capitol Federal Financial, Inc. and Capitol Federal Financial, Inc.’s assumption of its liabilities in the merger pursuant to which shares of common stock will be received by stockholders of CFF other than Capitol Federal Savings Bank MHC in exchange for their shares of CFF common stock and Eligible Account Holders and Supplemental Eligible Account Holders will receive interests in the liquidation account of Capitol Federal Financial, Inc. in exchange for their liquidation interests in CFF.  (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code)

11.	No gain or loss will be recognized by Capitol Federal Financial, Inc. upon the receipt of the assets of CFF in the merger. (Section 1032(a) of the Internal Revenue Code)

12.
Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon their constructive exchange of their liquidation interests in CFF for interests in the liquidation account of Capitol Federal Financial, Inc.  (Section 354 of the Internal Revenue Code)

13.
No gain or loss will be recognized by stockholders of CFF other than Capitol Federal Savings Bank MHC upon their exchange of shares of CFF common stock for Capitol Federal Financial, Inc. common stock in the merger, except for cash paid in lieu of fractional share interests.  (Section 354 of the Internal Revenue Code)

14.
The basis of the assets of CFF to be received by Capitol Federal Financial, Inc. in the merger will be the same as the basis of those assets in the hands of CFF immediately prior to the transfer.  (Section 362(b) of the Internal Revenue Code)

15.
The holding period of the assets of CFF to be received by Capitol Federal Financial, Inc. in the merger will include the holding period of those assets in the hands of CFF immediately prior to the transfer.  (Section 1223(2) of the Internal Revenue Code)

16.
It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Capitol Federal Financial, Inc. common stock is zero.  Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Capitol Federal Financial, Inc. common stock.  (Section 356(a) of the Internal Revenue Code)  Gain, if any, realized by these account holders and members will not exceed the fair market value of the subscription rights distributed.  Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not recognize any gain as the result of the exercise by them of nontransferable subscription rights.

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17.
It is more likely than not that the fair market value of the benefit provided by the liquidation account of Capitol Federal Savings Bank supporting the payment of the liquidation account of Capitol Federal Financial, Inc. in the event Capitol Federal Financial, Inc. lacks sufficient net assets is zero.  Accordingly, it is more likely than not that no gain or loss will be recognized by Capitol Federal Financial, Inc. or Eligible Account Holders and Supplemental Eligible Account Holders from the establishment or maintenance of the liquidation account of Capitol Federal Savings Bank or the distribution to Capitol Federal Financial, Inc. of rights in, or deemed distribution to Eligible Account Holders and Supplemental Eligible Account Holders of rights in the liquidation account of Capitol Federal Savings Bank in the merger.  (Section 356(a) of the Internal Revenue Code)

18.
Each stockholder’s aggregate basis in his or her Capitol Federal Financial, Inc. common stock received in exchange for shares of CFF common stock in the merger will be the same as the aggregate basis of the shares surrendered in exchange therefor, subject to the cash in lieu of the fractional share interest provisions of Paragraph 23 below.  (Section 358(a) of the Internal Revenue Code)

19.
It is more likely than not that the basis of the Capitol Federal Financial, Inc. common stock purchased in the offering through the exercise of nontransferable subscription rights will be the purchase price thereof.  (Section 1012 of the Internal Revenue Code)

20.
Each stockholder’s holding period in his or her Capitol Federal Financial, Inc. common stock received in exchange for shares in CFF common stock in the merger will include the period during which these shares were held, provided that the shares are a capital asset in the hands of the stockholder on the date of the exchange.  (Section 1223(1) of the Internal Revenue Code)

21.
The holding period of the Capitol Federal Financial, Inc. common stock purchased pursuant to the exercise of subscription rights will commence on the date on which the right to acquire this stock was exercised.  (Section 1223(5) of the Internal Revenue Code)

22.
No gain or loss will be recognized by Capitol Federal Financial, Inc. on the receipt of money in exchange for Capitol Federal Financial, Inc. common stock sold in the offering.  (Section 1032 of the Internal Revenue Code)

23.
The payment of cash to former holders of CFF common stock in lieu of fractional share interests of Capitol Federal Financial, Inc. will be treated as though fractional share interests of Capitol Federal Financial, Inc. common stock were distributed as part of the merger and then redeemed by Capitol Federal Financial, Inc.  The cash payments will be treated as distributions in full payment for the fractional share interests deemed redeemed under Section 302(a) of the Internal Revenue Code, with the result that such stockholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional share interests.

We believe that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to Capitol Federal Savings Bank MHC, CFF, Capitol Federal Savings Bank, Capitol Federal Financial, Inc., persons receiving subscription rights and stockholders of CFF.  The reasoning in support of items 16 and 19 is set forth below. Silver, Freedman & Taff, L.L.P. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering.  The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value.  Based on the foregoing, Silver, Freedman & Taff, L.L.P. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value.  However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances.  If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution.  Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

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We also have received a letter from RP Financial, LC. stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of exercise.  This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price that will be paid by members of the general public in any community offering.

The reasoning in support of the tax opinion as to item 17 is set forth below.  Silver, Freedman & Taff, L.L.P. understands that:  (i) there is no history of any holder of a liquidation account receiving any payment attributable to a liquidation account; (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in Capitol Federal Savings Bank are reduced; and (iv) the Capitol Federal Savings Bank liquidation account payment obligation arises only if Capitol Federal Financial, Inc. lacks sufficient net assets to fund the liquidation account.

In addition, we have received a letter from RP Financial, LC. stating its belief that the benefit provided by the Capitol Federal Savings Bank liquidation account supporting the payment of the liquidation account in the event Capitol Federal Financial, Inc. lacks sufficient net assets does not have any economic value at the time of the merger of CFF and Capitol Federal Financial, Inc.  Based on the foregoing, Silver, Freedman & Taff, L.L.P. believes it is more likely than not that such rights in the Capitol Federal Savings Bank liquidation account have no value.  If these rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder and Supplemental Eligible Account Holder in the amount of the fair market value as of the date of the merger of CFF and Capitol Federal Financial, Inc.

We do not plan to apply for a private letter ruling from the Internal Revenue Service concerning the transactions described herein.  Unlike private letter rulings issued by the Internal Revenue Service, opinions of counsel are not binding on the Internal Revenue Service or any state tax authority, and these authorities may disagree with the opinions.  In the event of a disagreement, there can be no assurance that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to Capitol Federal Financial, Inc.’s registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares after the Conversion

All shares of common stock purchased in the offering by a director or an executive officer of Capitol Federal Savings Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer.  Instructions will be issued to the transfer agent that any transfer within this time period of ownership of the shares other than as provided above is a violation of the restriction.  Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted.  The directors and executive officers of Capitol Federal Financial, Inc. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision.  This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock-based incentive plans or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans.

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Office of Thrift Supervision regulations prohibit Capitol Federal Financial, Inc. from repurchasing its shares of common stock during the first year following the conversion unless compelling business reasons exist for such repurchases.  After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

The Board of Directors recommends that you vote “FOR” the Plan of Conversion and Reorganization of Capitol Federal Savings Bank MHC.

PROPOSAL 2 — CONTRIBUTION TO THE CHARITABLE FOUNDATION

General

In furtherance of our commitment to our local community, the plan of conversion and reorganization provides that we may fund our existing charitable foundation, the Capitol Federal Foundation, a non-stock, nonprofit Kansas corporation, in connection with the stock offering.  Capitol Federal Financial, Inc. will fund the charitable foundation with cash, as further described below.

By further enhancing our visibility and reputation in our local community, we believe that our charitable foundation will continue to enhance the long-term value of our community banking franchise.  The stock offering presents us with a unique opportunity to continue to provide a substantial and continuing benefit to our communities through the Capitol Federal Foundation.

Purpose of the Charitable Foundation

In connection with the conversion, Capitol Federal Financial, Inc. intends to contribute to the Capitol Federal Foundation $40.0 million in cash.  This amount will be added to the $14.4 million in cash and other assets and 1,462,287 shares of CFF common stock, which will be converted into 4,762,961 shares of Capitol Federal Financial, Inc. common stock based on the exchange ratio at the midpoint of the offering range, held by the Capitol Federal Foundation at May 28, 2010.  The purpose of our charitable foundation is to provide financial support to charitable organizations in the communities in which we operate and to enable our communities to share in our long-term growth.  Capitol Federal Foundation will also support our ongoing obligations to the community under the Community Reinvestment Act.  Capitol Federal Savings Bank received a satisfactory rating in its most recent Community Reinvestment Act examination by the Office of Thrift Supervision.  In addition, the Capitol Federal Foundation will maintain close ties with Capitol Federal Savings Bank, thereby forming a partnership within the communities in which Capitol Federal Savings Bank operates.

Structure of the Charitable Foundation

The Capitol Federal Foundation is incorporated under Kansas law as a non-stock, nonprofit corporation.  The articles of incorporation of the Capitol Federal Foundation provides that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code.  The Capitol Federal Foundation’s articles of incorporation further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, trustees or officers or to private individuals.

The charitable foundation is governed by a board of trustees, which currently consists of John B. Dicus, who is a director of CFF and will be a director of Capitol Federal Financial, Inc., John C. Dicus, past chairman of CFF and a non-executive employee of CFF, Rick C. Jackson, an executive officer of CFF and two individuals who are not affiliated with us.  Office of Thrift Supervision regulations require that we select one person to serve on the board of trustees who is not one of our officers or directors and who has experience with local charitable organizations and grant making, and our two unaffiliated trustees satisfy these requirements.  While there are no plans to change the size of the board of trustees during the year following the completion of the conversion, following the first anniversary of the conversion, the charitable foundation may alter the size and composition of its board of trustees.  For five years after the stock offering, one seat on the charitable foundation’s board of trustees will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on the charitable foundation’s board of trustees will be reserved for one director from Capitol Federal Savings Bank’s Board of Directors or the board of directors of an acquirer or resulting institution in the event of a merger or acquisition of Capitol Federal Savings Bank.  Trustees of the charitable foundation serve for a one-year term.

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The business experience of our current directors is described in “Management.” The business experience of the two trustees who are not affiliated with us is described below.

Nancy J. Perry. Mrs. Perry has served as a trustee of the Capitol Federal Foundation since its inception in 1999.  She served as President and CEO of the United Way of Greater Topeka since 1985.  Mrs. Perry retired from the United Way in July 2008.

Dr. Ronald W. Roskens. Dr. Roskens has served as a trustee of the Capitol Federal Foundation since its inception in 1999.  Since 1996, he has served as President of Global Communications, Inc., in Omaha, Nebraska.  From January 1993 to December 1995 he served as President of Action International.  Prior to that time, he held various positions with other companies and also served as Chancellor and Professor of Education Administration of the University of Nebraska-Omaha and as President of the University of Nebraska.

The board of trustees of the Capitol Federal Foundation is responsible for establishing its grant and donation policies, consistent with the purposes for which it was established.  As trustees of a nonprofit corporation, trustees of the Capitol Federal Foundation are at all times bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established.  The trustees of the Capitol Federal Foundation are also responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock held by the charitable foundation.  However, as required by Office of Thrift Supervision regulations, all shares of our common stock held by the Capitol Federal Foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders.

The Capitol Federal Foundation’s place of business is the same as our administrative offices.  The board of trustees of the Capitol Federal Foundation appoints such officers and employees as are necessary to manage its operations.  To the extent applicable, we comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between Capitol Federal Savings Bank and the Capitol Federal Foundation.

The Capitol Federal Foundation will receive additional working capital from the cash contribution and:

(i)	any dividends that may be paid on Capitol Federal Financial, Inc. shares of common stock in the future;

(ii)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(iii)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the Capitol Federal Foundation is required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

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Tax Considerations

The Capitol Federal Foundation currently qualifies as a Section 501(c)(3) exempt organization under the Internal Revenue Code and is classified as a private foundation.  Capitol Federal Financial, Inc. and Capitol Federal Savings Bank are authorized by federal law to make charitable contributions.  We believe that the stock offering presents a unique opportunity to provide additional funds to the Capitol Federal Foundation given the substantial amount of additional capital being raised.  We believe that the contribution to Capitol Federal Foundation is justified given Capitol Federal Savings Bank’s capital position and its earnings, the substantial additional capital being raised in the stock offering and the potential benefits of the Capitol Federal Foundation to our community.  See “Capitalization,” “Historical and Pro Forma Regulatory Capital Compliance,” and “Comparison of Valuation and Pro Forma Data With and Without the Charitable Foundation.”

  We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year.  We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the Capitol Federal Foundation.  We estimate that all of the contribution should be deductible for federal tax purposes over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period).  However, we do not have any assurance we will have sufficient earnings to be able to use the deduction in full.  Any such decision to continue to make additional contributions to the Capitol Federal Foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation.  However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2%.  The Capitol Federal Foundation is required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year.  The Capitol Federal Foundation is required to make its annual return available for public inspection.  The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Comparison of Valuation and Pro Forma Data With and Without the Contribution to the Charitable Foundation

As reflected in the table below, if the charitable foundation is not funded as part of the stock offering, RP Financial, LC. estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be issued in the stock offering.  At the minimum, midpoint and maximum of the valuation range, our pro forma valuation is $2.05 billion, $2.41 billion and $2.77 billion with the charitable foundation, as compared to $2.10 billion, $2.47 billion and $2.84 billion, respectively, without the charitable foundation.  There is no assurance that in the event the charitable foundation were not funded, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below.  Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the six months ended March 31, 2010 at the minimum, midpoint and maximum of the offering range, assuming the stock offering was completed at the beginning of the six-month period, with and without the charitable foundation.

	Minimum of Offering Range				Midpoint of Offering Range				Maximum of Offering Range
	With		Without		With		Without		With		Without
	Foundation		Foundation		Foundation		Foundation		Foundation		Foundation
	(Dollars in thousands, except per share amounts)
Estimated stock offering amount	$1,445,000		$1,483,250		$1,700,000		$1,745,000		$1,955,000		$2,006,750
Estimated full value	2,048,281		2,102,500		2,409,742		2,473,529		2,771,204		2,844,559
Total assets	9,711,184		9,770,532		9,942,354		10,007,821		10,173,525		10,245,111
Total liabilities	7,485,783		7,485,783		7,485,783		7,485,783		7,485,783		7,485,783
Pro forma stockholders’ equity	2,225,867		2,285,215		2,457,037		2,522,504		2,688,208		2,759,794
Pro forma net income	41,611		42,094		42,730		43,242		43,848		44,390
Pro forma stockholders’ equity per share	10.87		10.87		10.20		10.20		9.70		9.70
Pro forma net income per share	0.21		0.21		0.18		0.18		0.16		0.16
Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders’ equity per share	92.00%		92.00%		98.04%		98.04%		103.09%		103.09%
Offering price to pro forma net income per share	23.81	x	23.81	x	27.78	x	27.78	x	31.25	x	31.25	x
Pro forma financial ratios:
Return on assets (annualized)	0.86%		0.86%		0.86%		0.86%		0.86%		0.87%
Return on equity (annualized)	3.74		3.68		3.48		3.43		3.26		3.22
Equity to assets	22.92		23.39		24.71		25.21		26.42		26.94

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Regulatory Requirements Imposed on the Charitable Foundation

Office of Thrift Supervision regulations require, in connection with our board’s adoption of the plan of conversion and reorganization, that our directors who also serve on the board of trustees of Capitol Federal Foundation not participate in the board’s discussions concerning contributions to the charitable foundation and not vote on the matter.  Our Board of Directors complied with this regulation in adopting the plan of conversion and reorganization.

Office of Thrift Supervision regulations provide that the Office of Thrift Supervision will generally not object if a well-capitalized savings bank contributes to a charitable foundation an aggregate amount of 8% or less of the shares or proceeds issued in a stock offering.  Capitol Federal Savings Bank qualifies as a well-capitalized savings bank for purposes of this limitation, and the contribution to the charitable foundation will not exceed this limitation.

Office of Thrift Supervision regulations impose the following requirements with respect to a charitable foundation:

●	the Office of Thrift Supervision may examine the charitable foundation at the foundation’s expense;

●	the charitable foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

●	the charitable foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

●	the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

●	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

●	the charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

Within six months of completing the conversion and stock offering, the foundation must submit to the Office of Thrift Supervision a three-year operating plan.

The board of directors recommends that you vote “FOR” the contribution to the Capitol Federal  Foundation.

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PROPOSAL 3 — ADJOURNMENT OF THE SPECIAL MEETING

If there are not sufficient votes to approve the plan of conversion or the contribution to the Capitol Federal Foundation at the time of the special meeting, the proposal may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies.  In order to allow proxies that have been received by CFF at the time of the special meeting to be voted for an adjournment, if necessary, CFF has submitted the question of adjournment to its stockholders as a separate matter for their consideration.  The Board of Directors of CFF recommends that stockholders vote “FOR” the adjournment proposal.  If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to stockholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

The Board of Directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and/or the contribution to the Capitol Federal Foundation.

PROPOSALS 4a THROUGH 4d — INFORMATIONAL PROPOSALS RELATED TO THE
ARTICLES OF INCORPORATION AND BYLAWS OF CAPITOL FEDERAL FINANCIAL, INC.

By their approval of the plan of conversion as set forth in Proposal 1, the Board of Directors of CFF has approved each of the informational proposals numbered 4a through 4d, all of which relate to provisions included in the articles of incorporation or bylaws of Capitol Federal Financial, Inc.  Each of these informational proposals is discussed in more detail below.

As a result of the conversion, the public stockholders of CFF, whose rights are presently governed by the charter and bylaws of CFF, will become stockholders of Capitol Federal Financial, Inc., whose rights will be governed by the articles of incorporation and bylaws of Capitol Federal Financial, Inc.  The following informational proposals address the material differences between the governing documents of the two companies.  This discussion is qualified in its entirety by reference to the charter and bylaws of CFF and the articles of incorporation and bylaws of Capitol Federal Financial, Inc.  See “Where You Can Find Additional Information” for procedures for obtaining a copy of those documents.

The provisions of Capitol Federal Financial, Inc.’s articles of incorporation and bylaws which are summarized as informational proposals 4a through 4d were approved as part of the process in which the Board of Directors of CFF approved the plan of conversion.  These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for a separate vote on these matters apart from the vote on the plan of conversion.  CFF’s stockholders are not being asked to approve these informational proposals at the special meeting.  While we are asking you to vote with respect to each of the informational proposals set forth below, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion, regardless of whether stockholders vote to approve any or all of the informational proposals.  The provisions of Capitol Federal Financial, Inc.’s articles of incorporation and bylaws which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of Capitol Federal Financial, Inc., if such attempts are not approved by the Board of Directors, or may make the removal of the Board of Directors or management, or the appointment of new directors, more difficult.

Informational Proposal 4a — Approval of a Provision in Capitol Federal Financial, Inc.’s Articles of Incorporation and Bylaws to Limit the Ability of Stockholders to Remove Directors.  The articles of incorporation of Capitol Federal Financial, Inc. provide that any director may be removed by stockholders only for cause upon the affirmative vote of the holders of at least a majority of the shares entitled to vote in the election of directors.  Capitol Federal Financial, Inc.’s bylaws provide that a special meeting of the stockholders shall be called at the request of stockholders only on the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.  These provisions, along with the prohibition against any beneficial owner voting more than 10% of the outstanding voting stock, which is discussed below, will make it extremely difficult for anyone that acquires beneficial ownership, directly or indirectly, of a majority of the outstanding shares from voting shares in excess of the 10% limit to call a special meeting to remove directors.

CFF’s bylaws provide that any director may be removed only for cause by a vote of the holders of a majority of the outstanding voting shares at a meeting of stockholders called for such purpose.  This has provided an adequate degree of protection under the mutual holding company structure, in which the mutual holding company owns a majority of all voting shares and can prevent a third party from seeking removal of one or more directors in order to promote an agenda that may not be in the best interests of all other stockholders.

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The majority voting requirement for the removal of directors for cause, together with the 10% voting limit and the provision regarding the calling of special meetings, is intended to prevent sudden and fundamental changes to the composition of the board of directors except in the case of director misconduct.  This provision does not prevent the replacement of one or more directors at an annual meeting of stockholders, and will not prevent replacement of the entire Board over the course of three years.  This provision is intended to reduce the ability of anyone to coerce members of the board of directors by threatening them with removal from office, in cases where the directors are acting in good faith to discharge their duties to the corporation and to all stockholders as a group.  This provision will not prevent a stockholder from conducting a proxy contest with respect to the election of directors at a meeting of stockholders.

The higher vote threshold may make it more difficult to bring about a change in control of Capitol Federal Financial, Inc.  One method for a hostile stockholder to take control of a company is to acquire a majority of the outstanding shares of the company through a tender offer or open market purchases and then use its voting power to remove the existing directors.

The Board of Directors believes that it is desirable to adopt this provision so that a director’s continued service will be conditioned on his or her ability to serve and discharge his or her duties to the corporation and the stockholders in good faith, rather than his or her position relative to a dominant stockholder.

The Board of Directors recommends that you vote “FOR” the approval of a provision in Capitol Federal Financial, Inc.’s articles of incorporation and bylaws to limit the ability of stockholders to remove directors.

Informational Proposal 4b — Approval of a Provision in Capitol Federal Financial, Inc.’s Articles of Incorporation Requiring a Super-Majority Vote to Approve Certain Amendments to Capitol Federal Financial, Inc.’s Articles of Incorporation.  No amendment of the charter of CFF may be made unless it is first proposed by the board of directors, then approved by the Office of Thrift Supervision and approved by the holders of a majority of the total votes eligible to be cast at a legal meeting.  The articles of incorporation of Capitol Federal Financial, Inc. generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment of Section C, D and E of Article Five (Preferred Stock, Restrictions on Voting Rights of the Corporation’s Equity Securities, Majority Vote), Article 7 (Directors), Article 8 (Bylaws), Article 9 (Approval of Certain Business Combinations), Article 11 (Acquisitions of Equity Securities from Interested Persons), Article 12 (Indemnification, etc. of Directors and Officers), Article 13 (Limitation of Liability) and Article 14 (Amendment of the Charter) must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote.

These limitations on amendments to specified provisions of Capitol Federal Financial, Inc.’s articles of incorporation are intended to ensure that the referenced provisions are not limited or changed upon a simple majority vote.  While this limits the ability of stockholders to amend those provisions, Capitol Federal Savings Bank MHC, as a 71% stockholder, currently can effectively block any stockholder proposed change to the charter.

The requirement of a super-majority stockholder vote to amend specified provisions of Capitol Federal Financial, Inc.’s articles of incorporation could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through amendments to the articles of incorporation is an important element of the takeover strategy of the potential acquiror.  The Board of Directors believes that the provisions limiting certain amendments to the articles of incorporation will put the Board of Directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of Capitol Federal Financial, Inc. and the fundamental rights of its stockholders, and to preserve the ability of all stockholders to have an effective voice in the outcome of such matters.

The Board of Directors recommends that you vote “FOR” the approval of a provision in Capitol Federal Financial, Inc.’s articles of incorporation requiring a super-majority vote to approve certain amendments to Capitol Federal Financial, Inc.’s articles of incorporation.

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Informational Proposal 4c — Approval of a Provision in Capitol Federal Financial, Inc.’s Articles of Incorporation Requiring a Super-Majority Vote of Stockholders to Approve Stockholder Proposed Amendments to Capitol Federal Financial, Inc.’s Bylaws.  An amendment to CFF’s bylaws proposed by stockholders must be approved by the holders of a majority of the votes cast at a legal meeting subject to applicable approval by the Office of Thrift Supervision.  The articles of incorporation of Capitol Federal Financial, Inc. provide that stockholders may only amend the bylaws if such proposal is approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote.

The requirement of a super-majority stockholder vote to amend the bylaws of Capitol Federal Financial, Inc. is intended to ensure that the bylaws are not limited or changed upon a simple majority vote of stockholders.  While this limits the ability of stockholders to amend the bylaws, Capitol Federal Savings Bank MHC, as a 71% stockholder, currently can effectively block any stockholder proposed change to the bylaws.  Also, the board of directors of both CFF and Capitol Federal Financial, Inc. may by a majority vote amend either company’s bylaws.

This provision in Capitol Federal Financial, Inc.’s articles of incorporation could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through amendments to the bylaws is an important element of the takeover strategy of the potential acquiror.  The Board of Directors believes that the provision limiting amendments to the bylaws will put the Board of Directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of Capitol Federal Financial, Inc. and the fundamental rights of its stockholders, and to preserve the ability of all stockholders to have an effective voice in the outcome of such matters.

The Board of Directors recommends that you vote “FOR” the approval of the provision in Capitol Federal Financial, Inc.’s articles requiring a super-majority vote of stockholders to approve stockholder proposed amendments to Capitol Federal Financial, Inc.’s bylaws.

Informational Proposal 4d  — Approval of a Provision in Capitol Federal Financial, Inc.’s Articles of Incorporation to Limit the Voting Rights of Shares Beneficially Owned in Excess of 10% of Capitol Federal Financial, Inc.’s Outstanding Voting Stock.  The articles of incorporation of Capitol Federal Financial, Inc. provide that in no event shall any person, who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of stockholders entitled or permitted to vote on any matter, be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit.  Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (i) have the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options and (ii) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, and that are not otherwise beneficially, or deemed by Capitol Federal Financial, Inc. to be beneficially, owned by such person and his or her affiliates).

The foregoing restriction does not apply to any employee benefit plans of Capitol Federal Financial, Inc. or any subsidiary or a trustee of a plan.

The charter of Capitol Federal Savings Bank provides that, for a period of five years from the effective date of Capitol Federal Savings Bank’s mutual holding company reorganization, no person, other than Capitol Federal Savings Bank MHC, shall directly or indirectly offer to acquire or acquire more than 10% of the then-outstanding shares of common stock.  The foregoing restriction does not apply to:

●	the purchase of shares by underwriters in connection with a public offering; or

●	the purchase of shares by any employee benefit plans of CFF or any subsidiary.

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The provision in Capitol Federal Financial, Inc.’s articles of incorporation limiting the voting rights of beneficial owners of more than 10% of Capitol Federal Financial, Inc.’s outstanding voting stock is intended to limit the ability of any person to acquire a significant number of shares of Capitol Federal Financial, Inc. common stock and thereby gain sufficient voting control so as to cause Capitol Federal Financial, Inc. to effect a transaction that may not be in the best interests of Capitol Federal Financial, Inc. and its stockholders generally.  This provision will not prevent a stockholder from seeking to acquire a controlling interest in Capitol Federal Financial, Inc., but it will prevent a stockholder from voting more than 10% of the outstanding shares of common stock unless that stockholder has first persuaded the board of directors of the merits of the course of action proposed by the stockholder.  The Board of Directors of Capitol Federal Financial, Inc. believes that fundamental transactions generally should be first considered and approved by the board of directors as it believes that it is in the best position to make an initial assessment of the merits of any such transaction and that its ability to make the initial assessment could be impeded if a single stockholder could acquire a sufficiently large voting interest so as to control a stockholder vote on any given proposal.  This provision in Capitol Federal Financial, Inc.’s articles of incorporation makes an acquisition, merger or other similar corporate transaction less likely to occur, even if such transaction is supported by most stockholders, because it can prevent a holder of shares in excess of the 10% limit from voting the excess shares in favor of the transaction.  Thus, it may be deemed to have an anti-takeover effect.

The Board of Directors recommends that you vote “FOR” the approval of a provision in Capitol Federal Financial, Inc.’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of Capitol Federal Financial, Inc.’s outstanding voting stock.

OTHER MATTERS

As of the date of this document, the board of directors is not aware of any business to come before the special meeting other than the matters described above in the proxy statement/prospectus.  However, if any matters should properly come before the special meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

49

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
OF CFF AND SUBSIDIARY

[same as pages 27-29 of the offering prospectus]

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward looking statements which are made in good faith by us.

These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond our control.  The words may, could, should, would, believe, anticipate, estimate, expect, intend, plan and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause our future results to differ materially from the plans, objectives, goals, expectations, anticipations, estimates and intentions expressed in the forward-looking statements:

●	our ability to continue to maintain overhead costs at reasonable levels;

●	our ability to continue to originate a significant volume of one- to four-family mortgage loans in our market area;

●	our ability to acquire funds from or invest funds in wholesale or secondary markets;

●	the future earnings and capital levels of Capitol Federal Savings Bank, which could affect the ability of Capitol Federal Financial, Inc. to pay dividends in accordance with its dividend policies;

●	fluctuations in deposit flows, loan demand, and/or real estate values, which may adversely affect our business;

●
the credit risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

●
results of examinations of Capitol Federal Savings Bank by its primary regulator, the Office of Thrift Supervision, including the possibility that the Office of Thrift Supervision may, among other things, require Capitol Federal Savings Bank to increase its allowance for loan losses;

●	the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations;

●	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

●	the effects of, and changes in, foreign and military policies of the United States government;

●	inflation, interest rate, market and monetary fluctuations;

●	our ability to access cost-effective funding;

●
the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

50

●	the willingness of users to substitute competitors’ products and services for our products and services;

●	our success in gaining regulatory approval of our products and services and branching locations, when required;

●
the impact of changes in financial services laws and regulations, including laws concerning taxes, banking securities and insurance and the impact of other governmental initiatives affecting the financial services industry;

●	implementing business initiatives may be more difficult or expensive than anticipated;

●	technological changes;

●	acquisitions and dispositions;

●	changes in consumer spending and saving habits; and

●	our success at managing the risks involved in our business.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.  Please see “Risk Factors” beginning on page [      ].

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

[same as pages 31-32 of the offering prospectus]

OUR POLICY REGARDING DIVIDENDS

[same as page 33 of the offering prospectus]

MARKET FOR THE COMMON STOCK

[same as pages 33-34 of the offering prospectus]

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

[same as page 35 of the offering prospectus]

CAPITALIZATION

[same as pages 36-37 of the offering prospectus]

PRO FORMA DATA

[same as pages 38-43 of the offering prospectus]

51

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

[same as pages 45-76 of the offering prospectus]

BUSINESS OF CFF

[same as pages 76-100 of the offering prospectus]

SUPERVISION AND REGULATION

[same as pages 101-105 of the offering prospectus]

FEDERAL AND STATE TAXATION

[same as pages 105-106 of the offering prospectus]

MANAGEMENT

[same as pages 107-122 of the offering prospectus]

BENEFICIAL OWNERSHIP OF COMMON STOCK

[same as pages 122-123 of the offering prospectus]

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

[same as pages 123-124 of the offering prospectus]

COMPARISON OF STOCKHOLDERS’ RIGHTS FOR EXISTING
STOCKHOLDERS OF CFF

                [same as pages 148-154 of the offering prospectus]

[same as pages 155-159 of the offering prospectus]

DESCRIPTION OF CAPITAL STOCK OF CAPITOL FEDERAL FINANCIAL, INC.
FOLLOWING THE CONVERSION

                [same as pages 159-160 of the offering prospectus]

TRANSFER AGENT

The transfer agent and registrar for Capitol Federal Financial, Inc.’s common stock is American Stock Transfer & Trust Company, New York, New York.

EXPERTS

The consolidated financial statements as of September 30, 2009 and 2008, and for each of the three years in the period ended September 30, 2009, included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein.  Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

52

The discussions related to state income taxes included under the “Material Income Tax Consequences” heading of the Conversion and Offering Section were prepared by Deloitte Tax LLP, and have been included herein upon the authority of said firm.

RP Financial, LC. has consented to the publication herein of the summary of its report to Capitol Federal Financial, Inc. setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the offering and its letter with respect to subscription rights.

LEGAL MATTERS

Silver, Freedman & Taff, L.L.P., Washington, D.C., counsel to Capitol Federal Financial, Inc., Capitol Federal Savings Bank MHC, CFF and Capitol Federal Savings Bank, will issue to Capitol Federal Financial, Inc. its opinion regarding the legality of the common stock, the federal income tax consequences of the conversion and the contribution to the charitable foundation. Certain legal matters will be passed upon for Sandler O’Neill & Partners L.P. by Kilpatrick Stockton LLP.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in CFF’s proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at the meeting must be received at CFF’s executive office at 700 S. Kansas Avenue, Topeka, Kansas 66603 no later than August 23, 2010.  All shareholder proposals submitted for inclusion in CFF’s proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and, as with any shareholder proposal (regardless of whether included in CFF’s proxy materials), CFF’s charter and bylaws.

To the extent the conversion and offering are not completed prior to the next annual meeting of shareholders, in order for a shareholder proposal to be considered for presentation at next year’s annual meeting, although not included in the proxy materials for that meeting, any shareholder proposal must be received at CFF’s executive office at least five days prior to next year’s annual meeting.

If the conversion and offering are completed prior to the next annual meeting of shareholders, notice by the shareholder to be timely must be so received by not later than the close of business on the 90th day prior to the first anniversary of the date of the last annual meeting of shareholders of CFF (the Final CFF Annual Meeting) and not earlier than the close of business on the 120th day prior to the first anniversary of the date of the Final CFF Annual Meeting; provided, further, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the anniversary date of the preceding year’s annual meeting (or, in the case of the first annual meeting of shareholders of Capitol Federal Financial, Inc., from the first anniversary of the Final CFF Annual Meeting), notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of (A) the 90th day prior to the date of such annual meeting or (B) the tenth day following the first to occur of (i) the day on which notice of the date of the annual meeting was mailed or otherwise transmitted or (ii) the day on which public announcement of the date of the annual meeting was first made by Capitol Federal Financial, Inc.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Capitol Federal Financial, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby.  As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement.  Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates.  The Securities and Exchange Commission telephone number is 1-800-SEC-0330.  In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Capitol Federal Financial, Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

53

Capitol Federal Savings Bank MHC has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion.  This prospectus omits certain information contained in the application.  The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Western Regional Office of the Office of Thrift Supervision, 225 E. John Carpenter Freeway, Suite 500, Irving, Texas 75062.  Our plan of conversion is available, upon request, at each of our banking offices.

In connection with the offering, Capitol Federal Financial, Inc. will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Capitol Federal Financial, Inc. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934.  Under the plan of conversion, Capitol Federal Financial, Inc. has undertaken that it will not terminate such registration for a period of at least three years following the offering.

54

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY

[The financial statements of Capitol Federal Financial and subsidiary to be included in the proxy statement/prospectus will be identical to those included in the offering prospectus included in this
Registration Statement.]

F-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with the issuance of the shares.
Registrant’s Counsel Fees and Expenses	$ 2,400,000
Registrant’s Accounting Fees and Expenses	1,010 ,000
Appraisal Fees and Expenses	385,000
Business Plan Preparation Fees and Expenses	85,000
Marketing Agent Commission and Records Management Fees(1)	65,379,000
Proxy Solicitation Fees	100 ,000
Printing, EDGAR, Postage and Mailing	1,575,000
Filing Fees (FINRA, Nasdaq, SEC and OTS)	310 ,000
Blue Sky Fees	5,000
Transfer Agent and Registrar Fees and Expenses	100,000
Other	10,000
TOTAL	$ 71,359 ,000

(1)  Capitol Federal Financial, Inc. has retained  Sandler O'Neill + Partners, L.P. to assist in the sale of common stock on a best efforts basis in the offerings, and to serve as records management agent in connection with the conversion and offering.  Fees are estimated at the maximum of the offering range, assuming 30% of the shares are sold in the Subscription and Community Offering (including approximately 4. 1 % to directors, executive officers and tax-qualified employee benefit plans) and the remaining 70% of the shares are sold in the Syndicated Offering.

Item 14.  Indemnification of Directors and Officers

Articles 12 and 13 of the Articles of Incorporation of Capitol Federal Financial, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 12.  Indemnification, etc. of Directors and Officers.

A.  Indemnification.  The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the Maryland General Corporation Law (the “MGCL”) now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.  Procedure.  If a claim under Section A of this Article 12 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit.  It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met.  In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit.  In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 12 or otherwise shall be on the Corporation.

1

C.  Non-Exclusivity.  The rights to indemnification and to the advancement of expenses conferred in this Article 12 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Charter, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D.  Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the MGCL.

E.  Miscellaneous.  The Corporation shall not be liable for any payment under this Article 12 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder.  The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 12 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

Any repeal or modification of this Article 12 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 12 is in force.

ARTICLE 13.  Limitation of Liability.  An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (B) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL.  If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Item 15.  Recent Sales of Unregistered Securities

Not Applicable.

Item 16.  Exhibits and Financial Statement Schedules

(a) List of Exhibits:  See the Exhibit Index filed as part of this Registration Statement.

(b) Financial Statement Schedules:  No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

2

Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein:

(6)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Topeka, State of Kansas, on June 22 , 2010.

CAPITOL FEDERAL FINANCIAL, INC.

By:	/s/ John B. Dicus
John B. Dicus, President and Chief Executive Officer (Duly Authorized Representative)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John B. Dicus his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

By:	/s/John B. Dicus	By:	/s/ B. B. Andersen
John B. Dicus, Chairman, President		B. B. Andersen, Director
and Chief Executive Officer
(Principal Executive Officer)

Date:	June 22 , 2010	Date:	June 22 , 2010

By:	/s/ Michael T. McCoy, M.D.	By:	/s/ Kent G. Townsend
Michael T. McCoy, M.D., Director		Kent G. Townsend, Executive Vice President
and Chief Financial Officer
(Principal Financial Officer)

Date:	June 22 , 2010	Date:	June 22 , 2010

By:	/s/ Marilyn S. Ward	By:	/s/ Jeffrey R. Thompson
Marilyn S. Ward, Director		Jeffrey R. Thompson, Director

Date:	June 22 , 2010	Date:	June 22 , 2010

By:	/s/ Tara D. Van Houweling	By:	/s/ Jeffrey M. Johnson
Tara D. Van Houweling, First Vice President		Jeffrey M. Johnson, Director
and Reporting Director
(Principal Accounting Officer)

Date:	June 22 , 2010	Date:	June 22 , 2010

By:	/s/ Morris J. Huey II
Morris J. Huey, Director

Date:	June 22 , 2010

EXHIBIT INDEX

Exhibit Number	Document
1.1	Engagement Letter with Sandler O'Neill + Partners, L.P. *
1.2	Form of Agency Agreement
2.0	Amended Plan of Conversion and Reorganization
3.1	Articles of Incorporation of Capitol Federal Financial, Inc. *
3.2	Bylaws of Capitol Federal Financial, Inc. *
5.0	Opinion of Silver, Freedman & Taff, L.L.P. regarding the legality of the shares being registered *
8.1	Opinion of Silver, Freedman & Taff, L.L.P. regarding federal tax matters
8.2	Opinion of Deloitte Tax LLP regarding state tax matters
10.1(i)	Capitol Federal Financial Thrift Plan filed on November 29, 2007 as Exhibit 10.1(i) to the Annual Report on Form 10-K (File No. 000-25391) and incorporated herein by reference *
10.1(ii)	Capitol Federal Financial Stock Ownership Plan filed on November 29, 2007 as Exhibit 10.1(ii) to the Annual Report on Form 10-K (File No. 000-25391) and incorporated herein by reference *
10.2
Capitol Federal Financial 2000 Stock Option and Incentive Plan (the “Stock Option Plan”) filed on April 13, 2000 as Appendix A to Registrant’s Revised Proxy Statement (File No. 000-25391) and incorporated herein by reference *

10.3
Capitol Federal Financial 2000 Recognition and Retention Plan (the “RRP”) filed on April 13, 2000 as Appendix B to Registrant’s Revised Proxy Statement (File No. 000-25391) and incorporated herein by reference *

10.4	Capitol Federal Financial Deferred Incentive Bonus Plan, as amended, filed on May 5, 2009 as Exhibit 10.4 to the March 31, 2009 Form 10-Q (File No. 000-25391) and incorporated herein by reference *
10.5
Form of Incentive Stock Option Agreement under the Stock Option Plan filed on February 4, 2005 as Exhibit 10.5 to the December 31, 2004 Form 10-Q (File No. 000-25391) and incorporated herein by reference *

10.6
Form of Non-Qualified Stock Option Agreement under the Stock Option Plan filed on February 4, 2005 as Exhibit 10.6 to the December 31, 2004 Form 10-Q (File No. 000-25391) and incorporated herein by reference *

10.7	Form of Restricted Stock Agreement under the RRP filed on February 4, 2005 as Exhibit 10.7 to the December 31, 2004 Form 10-Q (File No. 000-25391) and incorporated herein by reference *
10.8
Description of Named Executive Officer Salary and Bonus Arrangements filed on November 30, 2009 as Exhibit 10.8 to the Capitol Federal Financial Annual Report on Form 10-K (File No. 000-25391) for the fiscal year ended September 30, 2009 and incorporated herein by reference *

10.9
Description of Director Fee Arrangements filed on February 4, 2009 as Exhibit 10.9 to the Capitol Federal Financial December 31, 2008 Form 10-Q (File No. 000-25391) and incorporated herein by reference *

10.10
Short-Term Performance Plan filed on December 1, 2008 as Exhibit 10.10 to the Capitol Federal Financial Annual Report on Form 10-K (File No. 000-25391) for the fiscal year ended September 30, 2008 and incorporated herein by reference *

21.0
Subsidiaries of the Registrant filed on November 30, 2009 as Exhibit 21 to the Capitol Federal Financial Annual Report on Form 10-K (File No. 000-25391) for the fiscal year ended September 30, 2009 and incorporated herein by reference *

23.1	Consent of Silver, Freedman & Taff, L.L.P. (contained in opinions included as Exhibits 5.0 and 8.1)
23.2	Consent of Deloitte Tax LLP (contained in opinion included as Exhibit 8.2)
23.3	Consent of RP Financial, LP *
23.4	Consent of Deloitte & Touche, LLP
24.0	Power of Attorney (set forth on signature page)
99.1	Appraisal Agreement with RP Financial, LP *
99.2	Appraisal Report of RP Financial, LP
99.3	Letter of RP Financial, LP regarding subscription rights *
99.4	Letter of RP Financial, LP regarding liquidation account *
99.5	Subscription Order Form and Instructions
99.6	Additional Solicitation Materials
99.7	Form of Proxy for Capitol Federal Financial stockholders
________
* Previously filed.